As filed with the Securities and Exchange Commission on June 22, 2004
Registration No. 333-115927

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Nortek, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3634	05-0314991
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 Kennedy Plaza

Providence, RI 02903
Telephone: (401) 751-1600
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Richard L. Bready

Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903
Telephone: (401) 751-1600
(Name and address, including zip code, and telephone
number, including area code, of agent for service of process for each registrant)

copy to:

Kevin W. Donnelly, Esq.	David C. Chapin, Esq.
Nortek, Inc.	Ropes & Gray LLP
50 Kennedy Plaza	One International Place
Providence, RI 02903	Boston, MA 02110
Telephone: (401) 751-1600	Telephone: (617) 951-7000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Nortek, Inc.

Offer to Exchange

$200,000,000 Aggregate Principal Amount of our Series B
Senior Floating Rate Notes due 2010, which have been registered under the Securities Act, for any and all of our outstanding Senior Floating Rate Notes due 2010

Exchange Offer

      We are offering to exchange our Series B Senior Floating Rate Notes due 2010 for our currently outstanding Senior Floating Rate Notes due 2010. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

      The exchange notes will be our senior unsecured obligations, ranking equal in right of payment with all of our existing and future senior unsecured obligations.

      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for the exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Consequences” beginning on page 141 for more information.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

Broker-Dealers

•	Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letters of transmittal state that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

•	We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See “Plan of Distribution.”

       You should consider carefully the risk factors beginning on page 10 of this prospectus before participating in the exchange offer.

       Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

      This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.

      All resales must be made in compliance with state securities or blue sky laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility for compliance with these requirements.

      This prospectus and the accompanying letter of transmittal contain important information. You should read this prospectus and the letter of transmittal carefully before deciding whether to tender your outstanding notes.

      This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but are qualified in their entirety by reference to the full and complete text of the related documents. We will make copies of these documents available to you at your request. Any such request should be sent to Almon C. Hall, Vice President and Chief Financial Officer, Nortek, Inc., 50 Kennedy Plaza, Providence, RI 02903-2360, (401)751-1600. To obtain timely delivery, holders of outstanding notes must request the information no later than five business days before the date they must make their investment decision.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, words such as “intends,” “plans,” “estimates,” “believes,” “anticipates” and “expects” or similar expressions are intended to identify forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, glass and aluminum) and purchased components, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, price, and product and warranty liability claims.

      Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Readers are also urged to carefully review and consider the various disclosures made by us in our periodic reports filed with the Securities and Exchange Commission.

ii

PROSPECTUS SUMMARY

      This summary contains basic information about us and this exchange offer. Because it is a summary, it does not contain all of the information that you should carefully consider. You should read the entire prospectus carefully, including the section entitled “Risk Factors.” When used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” and “the Company” refer to Nortek, Inc. and its subsidiaries. “Nortek” is used to refer solely to Nortek, Inc. in this prospectus unless otherwise indicated.

The Exchange Offer

      On March 1, 2004, we completed the private offering of $200 million aggregate principal amount of our Senior Floating Rate Notes due 2010, referred to in this prospectus as the “Outstanding Notes.” We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to use our reasonable best efforts to file the registration statement of which this prospectus forms a part within 180 days of the issuance of the Outstanding Notes. You are entitled to exchange in this exchange offer your Outstanding Notes for Series B Senior Floating Rate Notes due 2010 (referred to in this prospectus as the “Exchange Notes”), which have been registered under the federal securities laws and have substantially identical terms as the Outstanding Notes, except for the elimination of certain transfer restrictions and registration rights. You should read the discussion under the heading “— Summary Description of the Exchange Notes” and “Description of the Exchange Notes” for further information regarding the Exchange Notes.

Our Business

      We are a diversified manufacturer of residential and commercial building products, operating within two principal segments:

•	residential building products, and

•	air conditioning and heating products.

Through these segments, we manufacture and sell, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction market, the manufactured housing market, and the do-it-yourself and professional remodeling and renovation market.

      The levels of residential replacement and remodeling, new residential construction and non-residential construction significantly impact our performance. Interest rates, seasonality, inflation, consumer spending habits and unemployment are several factors that affect these levels.

Residential Building Products

      We manufacture and distribute built-in products primarily for the residential new construction, do-it-yourself (“DIY”) and professional remodeling and renovation markets. The principal products that we sell through this segment are:

•	kitchen range hoods,

•	built-in exhaust fans (such as bath fans and fan, heater and light combination units),

•	indoor air quality products,

•	bath cabinets,

•	door chimes,

•	radio intercoms,

•	central vacuum systems,

•	surround sound systems, and

•	multi-room audio and video distribution equipment.

We are the largest supplier in North America of range hoods, bath fans and combination units, indoor air quality products (such as continuous-ventilation systems and energy-recovery ventilators) and one of the leading suppliers in Western Europe and South America of luxury “Eurostyle” range hoods. We sell these products to distributors and dealers of electrical and lighting products, kitchen and bath dealers, retail home centers and original equipment manufacturers under the Broan®, NuTone®, Nautilus®, Venmar®, vanEE®, Best®, Channel Plus®, Elan®, SpeakerCraft® and OmniMount® brand names, among others. A key component of our operating strategy for this segment is to introduce new products that capitalize on our strong brand names and on our extensive distribution system. Other products sold by this segment include, among others, trash compactors, attic and whole house ventilators, air quality and HEPA whole-house filtration systems, ceiling fans, as well as wireless security products, garage door and gate operators, and infrared control equipment.

      We offer a broad array of products with various features and styles across a range of price points. We believe that our variety of product offerings helps us maintain and improve our market position for our principal products. At the same time, we believe that our status as a low-cost producer, which is in large part due to our advanced manufacturing processes, provides us with a competitive advantage. Our primary residential building products compete with many domestic and international suppliers in various markets. We compete with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. Although we believe we compete favorably with other suppliers of residential building products, some of our competitors in this area have greater financial and marketing resources than we do.

Air Conditioning and Heating Products

      We manufacture and sell heating, ventilating, and air conditioning systems and products (“HVAC”) for site-built residential and manufactured housing structures and custom-designed commercial applications and standard light commercial products.

Residential HVAC Products

      We manufacture and sell air conditioners, heat pumps and furnaces for the residential and light commercial markets. For site-built homes and light commercial structures, we market these products under the licensed names Frigidaire®, Tappan®, Philco®, Kelvinator®, Gibson®, Westinghouse® and Maytag® and certain private label names. Within the residential market, we are one of the largest suppliers of these products for manufactured homes in the United States and Canada. In the manufactured housing market, we market these products under the Intertherm® and Miller® brand names.

      Demand for replacing and modernizing existing equipment and the level of housing starts and manufactured housing shipments are the principal factors that affect the market for our residential HVAC products. We anticipate that the replacement market will continue to expand as a large number of previously installed heating and cooling products become outdated or reach the end of their useful lives.

      We sell our manufactured housing products to manufactured housing builders and, through distributors, to manufactured housing retailers and owners. The majority of our sales to manufactured housing builders consists of furnaces designed and engineered to meet or exceed certain standards mandated by HUD and other federal agencies. These standards differ in several important respects from the standards for furnaces used in site-built residential homes. The aftermarket channel of distribution includes sales of both new and replacement air conditioning units and heat pumps and replacement furnaces. We believe that we have one major competitor in the furnace segment of this market, York International Corporation, which markets its products primarily under the “Coleman” name. We compete with most major industry manufacturers for the air conditioning segment of the market.

      We sell residential HVAC products for use in site-built homes through independently-owned distributors who sell to HVAC contractors. The site-built residential HVAC market is very competitive. In this market, we compete with, among others, Carrier Corporation, Rheem Manufacturing Company, Lennox Industries Inc., The Trane Company, York International Corporation and Goodman Manufacturing. We compete in both the site-built and manufactured housing markets on the basis of breadth and quality of our product line, distribution, product availability and price. We believe that we compete favorably with respect to these factors, although most of our competitors have greater financial and marketing resources and some competitors may enjoy greater brand awareness than we do.

      We estimate that more than half of our sales of residential HVAC products in 2003 were attributable to the replacement market, which tends to be less cyclical than the new construction market.

Commercial HVAC Products

      We manufacture and sell HVAC systems that are custom-designed to meet customer specifications for commercial offices, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. We design these systems primarily to operate on building rooftops (including large self-contained walk-in units) or on individual floors within a building and to have cooling capacities ranging from 40 to 600 tons. We market our commercial HVAC products under the Governair®, Mammoth®, Temtrol®, Venmar®, Ventrol® and Webco®. Also, our subsidiary, Eaton-Williams Group Limited, manufactures and markets custom and standard air conditioning and humidification equipment throughout Western Europe under the Vapac®, Cubit®, Qualitair®, Edenaire®, ColmanTM and ModucelTM brand names.

      The market for commercial HVAC equipment is divided into standard and custom-designed equipment. Standard equipment suppliers generally have a larger share of the overall commercial HVAC market than custom-designed equipment suppliers, including us. Unlike standard equipment, our commercial HVAC equipment can be designed to match a customer’s exact space, capacity and performance requirements. Our packaged rooftop and self-contained walk-in equipment rooms maximize a building’s rentable floor space because our equipment is located outside the building. In addition, the manner of construction and timing of installation of commercial HVAC equipment can often favor custom-designed systems over standard systems. We seek to maintain strong relationships nationwide with design engineers, owners and developers, and the persons who are most likely to value the benefits and long-term cost efficiencies of our custom-designed equipment.

      We estimate that about one-third of our air conditioning and heating product commercial sales in 2003 came from replacement and retrofit activity, which generally benefit from higher profit margins. Also, replacement and retrofit activity is typically less cyclical than new construction activity. We continue to develop product and marketing programs to increase market penetration in the growing replacement and retrofit market.

      We believe that we are among the largest suppliers of custom-designed commercial HVAC products in the United States. Our four largest competitors in the commercial HVAC market are Carrier Corporation (a subsidiary of United Technologies Corporation), York International, McQuay International (a subsidiary of OYL Corporation), and The Trane Company (a subsidiary of American Standard Inc.). We compete primarily on the basis of engineering support, quality, design and construction flexibility and total installed system cost. Although we believe that we compete favorably with respect to some of these factors, most of our competitors have greater financial and marketing resources than we do and they enjoy greater brand awareness. However, we believe that our ability to produce equipment that meets the performance characteristics required by the particular product application provides us with advantages that some of our competitors do not enjoy.

Recent Developments

      On June 21, 2004, our parent company, Nortek Holdings, Inc., announced that it is in the process of exploring strategic alternatives, including its possible sale. It is being assisted by UBS Securities LLC and Daroth Capital Advisors LLC in this process. There can be no assurance that any transaction will result from the exploration process.

Headquarters

      Our principal executive offices are located at 50 Kennedy Plaza, Providence, Rhode Island 02903-2360 and our telephone number is (401) 751-1600.

Summary of the Terms of the Exchange Offer

      On March 1, 2004, we completed an offering of $200 million in aggregate principal amount of Senior Floating Rate Notes due 2010, which was exempt from registration under the Securities Act of 1933, as amended.

      We sold the Outstanding Notes to Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc., Fleet Securities, Inc. and UBS Securities LLC. The initial purchasers subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

      In connection with the sale of the Outstanding Notes, we entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we agreed to use reasonable best efforts to consummate the exchange offer contemplated by this prospectus.

      The following is a brief summary of the terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$200,000,000 in aggregate principal amount at maturity of Series B Senior Floating Rate Notes due 2010.

Exchange Offer	The Exchange Notes are being offered in exchange for a like principal amount of Outstanding Notes. We will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2004. Holders may tender some or all of their Outstanding Notes pursuant to the exchange offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that:

• The Exchange Notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

• The Exchange Notes bear a different CUSIP number than the Outstanding Notes; and

• The holders of the Exchange Notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the Outstanding Notes in some circumstances relating to the timing of the exchange offer.

See “The Exchange Offer.”

Resale	Based on an interpretation by the Staff of the Securities and Exchange Commission (SEC) set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued in the exchange offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the Exchange Notes in the ordinary course of your business;

• you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of Exchange Notes; and

• you are not an “affiliate” of Nortek, Inc. within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives Exchange Notes for its own account during the exchange offer in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.”

Any holder of Outstanding Notes who:

• is an affiliate of Nortek, Inc.,

• does not acquire Exchange Notes in the ordinary course of its business, or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes,

cannot rely on the position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on , 2004, unless we decide to extend the exchange offer. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the Outstanding Notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and the letter of transmittal. If you hold Outstanding Notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any Exchange Notes to be received by you will be acquired in the ordinary course of business;

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes in violation of the provisions of the Securities Act;

• you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Nortek, Inc. or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

• if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such Exchange Notes.

See “The Exchange Offer — Procedures for Tendering” and “Plan of Distribution.”

Effect of Not Tendering in the Exchange Offer	Any Outstanding Notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the Outstanding Notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the Outstanding Notes under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of Outstanding Notes which are not registered in your name, and you wish to tender Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures	If you wish to tender your Outstanding Notes and your Outstanding Notes are not immediately available or you cannot deliver your Outstanding Notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your Outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Interest on the Exchange Notes and the Outstanding Notes	The Exchange Notes will bear interest from the most recent interest payment date on which interest has been paid on the Outstanding Notes, or if no interest has been paid, from March 1, 2004. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon the issuance of the Exchange Notes.

Withdrawal Rights	Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material United States Federal Income Tax Consequences	The exchange of Outstanding Notes for Exchange Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Material United States Federal Income Tax Consequences” for more information on tax considerations of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer — Exchange Agent.”

Summary Description of the Exchange Notes

      The following is a brief summary of the terms of the Exchange Notes. We refer to the Exchange Notes and the Outstanding Notes together as the “Notes.” For a more complete description of the terms of the Exchange Notes, see “Description of the Exchange Notes.”

Issuer	Nortek, Inc.

Securities Offered	$200,000,000 in principal amount of Series B Senior Floating Rate Notes due 2010.

Maturity	December 31, 2010.

Interest Rate	The Exchange Notes will accrue interest at a rate per annum equal to LIBOR (as defined) plus 3.00%. Interest on the Exchange Notes will be determined and payable semi-annually. Interest will accrue from the most recent interest payment date on which interest has been paid on the Outstanding Notes, or if no interest has been paid, from March 1, 2004.

Ranking	The Exchange Notes will be senior unsecured obligations and will:

• rank equally in right of payment to all of our existing and future senior unsecured debt;

• rank senior in right of payment to any of our existing and future subordinated unsecured debt;

• be effectively subordinated in right of payment to our existing and future secured debt, to the extent of the value of the assets securing such debt; and

• be structurally subordinated to all existing and future debt and other liabilities of each of our subsidiaries.

Optional Redemption	We may redeem the Exchange Notes, in whole or in part, at the redemption prices listed in the “Description of the Exchange Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest.

Change of Control Offer	If a change in control occurs, we must give holders of the Exchange Notes the opportunity to sell to us their Exchange Notes at 101% of the principal amount, plus accrued and unpaid interest.

We might not be able to pay you the required price for the Exchange Notes you present to us at the time of a change of control, because we might not have enough funds at that time.

Asset Sale Proceeds	If we engage in asset sales outside the ordinary course of business, we generally must either invest the net cash proceeds from such sales in our business within a period of time, use such proceeds to pay down certain indebtedness or make an offer to purchase a principal amount of the Notes equal to the excess net cash proceeds. The purchase price of the Notes will be 100% of the principal amount, plus accrued and unpaid interest.

Certain Indenture Provisions	The indenture governing the Exchange Notes contains covenants limiting our ability to:

• incur additional debt;

• pay dividends or distributions on our capital stock or repurchase our capital stock;

• issue preferred stock of subsidiaries;

• make certain investments;

• create liens on our assets to secure debt;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Exchange Notes.”

Absence of a Public Market for the Exchange Notes	The Exchange Notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you that a market for the Exchange Notes will develop or make any representation as to the liquidity of any market. We do not intend to apply for the listing of the Exchange Notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the Outstanding Notes have advised us that they currently intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any market making with respect to the Exchange Notes may be discontinued at any time without notice. See “Plan of Distribution.”

Risk Factors	Investing in the Exchange Notes involves substantial risks. See “Risk Factors” for a discussion of certain of the risks you should consider before deciding to exchange your Outstanding Notes.

RISK FACTORS

      You should carefully consider the following factors, in addition to other information in this prospectus, before deciding to invest in the Notes.

Risks Related to the Notes

Our substantial debt could negatively impact our business and prevent us from fulfilling our obligations under the Notes.

      We have a substantial amount of debt. At April 3, 2004, we had approximately $480.8 million of total debt outstanding and a debt to equity ratio of approximately 0.8 to 1.0. In addition, in order to refinance or redeem our 9 7/8% Senior Subordinated Notes or issue additional debt which is subordinate to our senior debt, we would be required to fully and unconditionally guarantee the obligations of our parent company, Nortek Holdings, Inc. (“Holdings”), under its 10% Senior Discount Notes in accordance with the indenture governing such notes, except to the extent that our senior debt restricts such a guarantee. This guarantee would be subordinated to our obligations under the Notes. While our existing senior credit facility prohibits such a guarantee, the guarantee would be permitted under the terms of the Notes. The terms of the Notes and our other outstanding debt limit, but do not prohibit, us from incurring additional debt.

      The amount of total debt that we incur could have important consequences to you, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, refinancing indebtedness, or other purposes could be impaired;

•	a substantial portion of our cash flow from operations will be dedicated to paying principal and interest on our debt, thereby reducing funds available for expansion or other purposes;

•	we may be more leveraged than some of our competitors, which may result in a competitive disadvantage;

•	our failure to comply with the restrictions in our financing agreements would have a material adverse effect on us; and

•	our significant amount of debt could make us more vulnerable to changes in general economic conditions or increases in prevailing interest rates.

      We believe that we will need to access the capital markets in the future to raise the funds to repay our debt. We have no assurance that we will be able to complete a refinancing or that we will be able to raise any additional financing, particularly in view of our anticipated high levels of debt and the restrictions under our current debt agreements and the indenture which governs the Notes (the “Indenture”). If we are unable to satisfy or refinance our current debt as it comes due, we may default on our debt obligations. If we default on our debt obligations, virtually all of our other debt, including the Notes, could become immediately due and payable.

The terms of our debt covenants and some of the debt covenants of our parent which are applicable to us could limit how we conduct our business and our ability to raise additional funds.

      The agreements which govern the terms of our debt, including the Indenture, and the indenture relating to the senior discount notes of our parent, contain covenants that restrict our ability to:

•	make investments and other restricted payments;

•	incur additional debt;

•	issue preferred stock of our subsidiaries;

•	create liens;

•	engage in transactions with affiliates;

•	sell our assets or assets of our subsidiaries; and

•	enter into mergers and consolidations.

      In addition, we have a credit facility that contains a financial maintenance covenant that will apply under certain conditions, and we cannot assure you that such covenant would always be met. See “Description of Outstanding Indebtedness — Senior Secured Credit Facility.” A breach of our covenants under the indentures or agreements governing our existing notes and credit facility could result in a default under the applicable indebtedness and trigger cross-defaults under other indebtedness. Upon an event of default under our credit facility or existing notes, all amounts outstanding under the facility or series of notes, could be declared immediately due and payable. An event of default under the credit facility could also terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of their borrowings, we cannot assure you that we and our subsidiaries would have sufficient assets to repay the credit facility, our existing notes, or these Notes.

      Our future financing arrangements and future agreements governing the debt of our parent will likely contain similar or more restrictive covenants. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; and

•	unable to compete effectively or to take advantage of new business opportunities.

      These restrictions may affect our ability to grow in accordance with our plans.

Our parent company may not be able to make payments on its debt when due; distributions to our parent company for payments due under its 10% Senior Discount Notes may adversely affect our ability to service our own debt obligations, including the Notes.

      Holdings issued $515 million in principal amount at maturity of 10% Senior Discount Notes due 2011 under an indenture dated as of November 24, 2003. Since Holdings does not have any operations of its own, Holdings may cause us to distribute funds to Holdings in order to make payments under these notes. While the notes do not require cash interest payments currently, Holdings will begin paying cash interest semiannually on May 15, 2008. In addition, the terms of Holdings’ indenture require it to redeem at least 25.3661% of the principal amount of such notes on May 15, 2009, which will require a cash payment of approximately $130.6 million, assuming all notes remain outstanding at such time. If we distribute funds to Holdings to enable it to make such payments, our distributions will have to be made in accordance with our restricted payments covenants under the agreements governing our debt, including the Indenture. Any such cash distribution from us to service Holdings’ 10% Senior Discount Notes could negatively impact our ability to make payments under the Notes.

The Notes are effectively subordinated to any existing and future secured debt of Nortek and are structurally subordinated to the debt and liabilities of its subsidiaries; Nortek is the sole obligor under the Notes and its subsidiaries do not guarantee its obligations under the Notes.

      The Indenture, the indentures governing Nortek’s other notes and those of Holdings, and Nortek’s credit facility permit Nortek to incur additional debt, including secured debt, under certain circumstances. See “Description of Outstanding Indebtedness.” If Nortek incurs any secured debt in the future, holders of such secured debt will have claims that are prior to your claims as holders of the Notes to the extent of the value of the assets securing that other debt. In the event of bankruptcy, liquidation or a reorganization or similar proceeding relating to Nortek, holders of secured debt will have a prior claim to the assets that constitute their collateral. Amounts borrowed under our existing credit facility are secured by accounts receivable, inventory and intellectual property of Nortek to the extent of the value of any such assets of Nortek. At April 3, 2004, Nortek had approximately $151.7 million available for borrowing under its $175 million credit facility after giving effect to approximately $7.9 million of outstanding letters of credit under the credit facility. There were no outstanding borrowings under this facility at April 3, 2004.

      Nortek is the sole obligor under the Notes, but Nortek does not have material operations of its own and derives nearly all of its revenues and cash flow from its subsidiaries. The Notes are structurally subordinate to all debt and liabilities, including trade payables, of Nortek’s subsidiaries. You are only entitled to participate with all other holders of Nortek’s debt and liabilities in the assets of Nortek’s subsidiaries remaining after Nortek’s subsidiaries have paid all of their debt and liabilities. At April 3, 2004, the aggregated debt of Nortek’s subsidiaries equaled approximately $25.6 million and the aggregate amount of trade payables, accrued liabilities and other balance sheet liabilities (other than debt) of Nortek subsidiaries equaled approximately $419.5 million, including approximately $35.2 million of deferred income taxes. Nortek’s subsidiaries may not have sufficient funds or assets to permit payments to Nortek in amounts sufficient to permit Nortek to pay all or any portion of its debt and other obligations, including its obligations on the Notes.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the Notes.

      Our operations are conducted through our subsidiaries and our ability to make payment on the Notes is dependent on the earnings and the distribution of funds to Nortek from its subsidiaries. Nortek’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts whether by dividend, distribution, loan or other payments.

We may be unable to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

      Our ability to make scheduled payments on or to refinance our debt obligations depends on our subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to financial, business and other factors beyond our control. We cannot assure you that our subsidiaries will maintain a level of cash flows from operating activities sufficient to permit us to pay or refinance our indebtedness, including the Notes. If our subsidiaries’ cash flows and capital resources are insufficient to fund our debt service obligations, we and our subsidiaries may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due.

We may be unable to raise the funds necessary to finance the change of control repurchase provisions of our Indenture.

      We will be required to offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest and certain additional interest, if any, through the date of repurchase, upon the occurrence of a “change of control” as defined in the Indenture. Certain events involving such a change of control could result in acceleration of, or similar repurchase obligations with respect to, our other debt. We cannot assure you that we will have sufficient resources to repurchase the Notes in the event we become obligated to do so, particularly in the event of the acceleration of, or the need to comply with repurchase obligations with respect to, our other debt, including the debt of our subsidiaries that is structurally senior to the Notes. If we fail to repurchase all of the tendered Notes in the event of a “change of control,” it is an event of default under the Indenture, which may result in the acceleration of the maturity of the Notes. See “Description of the Exchange Notes — Change of Control,” “— Certain Covenants” and “— Events of Default and Remedies.”

There will be no public trading market for the Notes and your ability to transfer them is limited.

      No active trading market currently exists for the Notes. If these securities are traded, they may trade at a discount from the Outstanding Notes’ initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects, as well as recommendations of securities analysts. The Initial Purchasers have informed us that they intend to make a market in the Notes. They are not obligated to do so, however, and may discontinue such market making at any time without notice. In addition, any market making activities will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may be limited during the effectiveness of a registration statement relating to the Notes. We cannot assure you that an active trading market for the Notes will develop, or if one does develop, that it will be sustained.

      In addition, changes in the overall market for high yield securities and changes in our financial performance or prospects or in the prospects for companies in our industry generally may adversely affect the liquidity of the trading market in the Exchange Notes and the market price quoted for the Exchange Notes.

      All resales must be made in compliance with state securities or “blue sky” laws. Compliance with these laws may require that the Exchange Notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

Your failure to exchange your Notes in the exchange offer will restrict your ability to resell them.

      Outstanding Notes that you do not exchange for the registered Exchange Notes pursuant to the exchange offer will remain restricted securities, subject to the following restrictions on transfer:

•	you may resell only if registered pursuant to the Securities Act or if an exemption from registration is available;

•	the Notes will bear a legend restricting transfer in the absence of registration or an exemption; and

•	a holder of the Notes who wants to sell or otherwise dispose of all or any part of its Notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that an exemption is available.

Risks Related to Our Business

Our business is sensitive to economic cycles and to the availability and pricing of raw materials, and adverse changes in these factors could have a negative impact on our business.

      A significant percentage of our sales of residential and commercial building products is attributable to new residential and nonresidential construction, which are affected by cyclical factors such as interest rates, seasonality, inflation, consumer spending habits and employment. This exposure to cyclicality in the new construction market is partially offset by our increasing emphasis on the repair and replacement markets, which are typically less cyclical. In addition, we are dependent upon raw materials (including, among others, steel, copper, packaging material, plastics and aluminum) and components that we purchase from third parties. Accordingly, our results of operations and financial condition have in the past been, and may again in the future be, adversely affected by such cyclicality and increases in raw material or component costs or their lack of availability.

If we fail to integrate the businesses we have acquired or will acquire in the future, it could negatively impact our business.

      Historically, we have engaged in a significant number of acquisitions. We will continue to review future acquisition opportunities. We cannot assure you that we will continue to locate and secure acquisition candidates on terms and conditions that are acceptable to us. There are several risks in acquisitions, including:

•	the difficulty and expense that we incur in connection with the acquisition;

•	the difficulty and expense that we incur in the subsequent assimilation of the operations of the acquired company into our operations;

•	adverse accounting consequences of conforming the acquired company’s accounting policies to ours;

•	the difficulty in operating acquired businesses;

•	the diversion of management’s attention from our other business concerns; and

•	the potential loss of key employees previously employed at acquired companies.

We cannot assure you that any acquisition we may make will be successfully integrated into our on-going operations or that we will achieve our estimated cost savings from the acquisition. If the operations of an acquired business do not meet expectations, we may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.

Because we compete against competitors with substantially greater resources, we face external competitive risks that may negatively impact our business.

      Substantially all of the markets in which we operate are highly competitive and many of our competitors and potential competitors have substantially greater resources than we have. These competitive factors could require us to reduce prices or increase spending on product development, marketing and sales that would adversely affect our operating results.

A significant portion of our workforce is unionized and labor disruptions could adversely affect our business.

      As of April 3, 2004, approximately 13.0% of the Company’s workforce was subject to various collective bargaining agreements. Collective bargaining agreements covering approximately 2.5% of the Company’s workforce will expire through the end of 2004 and those covering an additional 7.3% will expire through the end of 2005. As agreements expire, until negotiations are completed, it is not known whether the Company will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements or at all and without production interruptions, including labor stoppages.

We face risks of litigation and liability claims on environmental, product liability, workers compensation and other matters, the extent of which exposure can be difficult or impossible to estimate and which can negatively impact our financial condition and results of operations.

      We are subject to legal proceedings and claims arising out of our businesses that cover a wide range of matters, including environmental matters, contract and employment claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold. Product liability, environmental and other legal proceedings include those related to businesses we have previously owned. We have used various substances in our products and manufacturing operations which have been or may be deemed to be hazardous or dangerous. The extent of our potential liability under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and future regulations, there are circumstances where no range of potential exposure can be reasonably estimated.

USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated March 1, 2004, by and among us and the Initial Purchasers of the Outstanding Notes. We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer. In exchange for the Exchange Notes, we will receive Outstanding Notes in like principal amount. We will retire or cancel all of the Outstanding Notes tendered in the exchange offer. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

Nortek, Inc.

CAPITALIZATION

      The following table shows our capitalization as of April 3, 2004 on an actual basis and on an as adjusted basis to reflect the exchange of the Exchange Notes for the Outstanding Notes.

      You should read this table in conjunction with our unaudited and audited consolidated financial statements and the related notes thereto included in this prospectus.

	April 3, 2004

		As
	Actual	Adjusted(1)

	(Dollars in millions)
Short-term debt:
Short-term obligations	$8.6	$8.6
Current maturities of long-term debt	7.1	7.1

Total short-term debt	15.7	15.7

Long-term debt:
Senior Secured Credit Facility(2)	—	—
Notes, mortgage notes and obligations payable, less current maturities(3)	14.5	14.5
Senior Floating Rate Notes due 2010	200.0	—
Series B Senior Floating Rate Notes due 2010	—	200.0
9- 7/8% Senior Subordinated Notes due 2011	250.0	250.0
Premium on 9 7/8% Senior Subordinated Notes due 2011	.6	.6

Total long-term debt	465.1	465.1

Stockholder’s investment:
Common Stock, $.01 par value; 1,000 shares authorized; 104 issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	445.5	445.5
Retained earnings	153.1	153.1
Accumulated other comprehensive income	16.2	16.2

Total stockholder’s investment	614.8	614.8

Total capitalization	$1,079.9	$1,079.9

(1)	The As Adjusted amounts reflect the exchange of the Exchange Notes for the Outstanding Notes.

(2)	See Note 6 of Notes to the Consolidated Financial Statements included elsewhere in this prospectus for a description of the terms of our Senior Secured Credit Facility.

(3)	Notes, mortgage notes and obligations payable primarily consist of mortgage, capital lease and other debt of various continuing operations of our subsidiaries, which in certain cases are secured by the applicable property and equipment financed by the subsidiary.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      On November 20, 2002, Nortek, Inc. (“Nortek”) reorganized into a holding company structure and each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of Nortek Holdings, Inc. (“Holdings”) with Holdings becoming the successor public company and Nortek becoming its wholly owned subsidiary. On January 9, 2003, Holdings completed a reorganization transaction, which resulted in the acquisition of Holdings by certain affiliates and designees of Kelso & Company L.P. and certain members of Holdings and Nortek management (the “Recapitalization”). Beginning on January 9, 2003, Holdings accounted for the Recapitalization as a purchase in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”, which resulted in a new valuation for the assets and liabilities of Holdings based upon their fair values as of the date of the Recapitalization (the “Purchase Accounting”). As allowed under SEC Staff Accounting Bulletin No. 54, “Push Down Basis of Accounting Required in Certain Limited Circumstances”, Nortek has reflected all applicable Purchase Accounting adjustments recorded by Holdings in Nortek’s consolidated financial statements for all periods subsequent to the Recapitalization (the “Push Down Accounting”). Accordingly, the selected historical consolidated financial data presented below includes the results of operations for the pre-recapitalization periods prior to January 10, 2003 and the post-recapitalization period subsequent to January 9, 2003. The Purchase Accounting and related Push Down Accounting were finalized by Holdings and Nortek in the fourth quarter of 2003.

      On February 12, 2004, Nortek sold the capital stock of its wholly-owned subsidiary, Ply Gem Industries, Inc. (“Ply Gem”) for net cash proceeds of approximately $506.7 million after excluding approximately $21.4 million of proceeds provided to fund liabilities of Ply Gem indemnified by Nortek and recorded a net after-tax gain of approximately $72.3 million in the first quarter of 2004. Nortek treated the sale of Ply Gem as a discontinued operation and, accordingly, the results of Ply Gem were excluded from continuing operations in the statements of operations and the assets and liabilities of Ply Gem were reflected as assets and liabilities from discontinued operations in the consolidated balance sheets in Nortek’s consolidated financial statements included elsewhere herein. Accordingly, the selected historical consolidated financial data presented below reflects Ply Gem as a discontinued operation for all periods presented.

      The following table summarizes Nortek’s selected historical consolidated financial data for the periods indicated during the five years ended December 31, 2003. The selected historical consolidated data for the periods from January 1, 2001 to December 31, 2001, January 1, 2002 to December 31, 2002, January 1, 2003 to January 9, 2003 and January 10, 2003 to December 31, 2003 have been derived from Nortek’s consolidated financial statements, which were audited by Ernst & Young LLP, independent auditors and included elsewhere herein. The selected historical consolidated financial data for the periods from January 1, 1999 to December 31, 1999 and January 1, 2000 to December 31, 2000 have been derived from Nortek’s consolidated financial statements, as restated on an unaudited basis to reflect Ply Gem as a discontinued operation. The summary consolidated historical financial data for the periods from January 10, 2003 to April 5, 2003 and three months ended April 3, 2004 have been derived from the unaudited condensed consolidated financial statements of Nortek, which reflect, in the opinion of Nortek, all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. The results of operations for the periods from January 1, 2003 to January 9, 2003 and January 10, 2003 to April 5, 2003, and the three months ended April 3, 2004, are not necessarily indicative of the results of operations to be expected for any other interim period or the full year.

      The selected historical consolidated financial data should be read in conjunction with the unaudited and audited consolidated financial statements and the notes thereto included in the registration statement of which this prospectus forms a part and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization” included elsewhere herein.

	For the Periods

	Post- Recapitalization						Pre-Recapitalization

	Jan. 1, 2004-		Jan. 10, 2003-		Jan. 10, 2003-		Jan. 1, 2003-	Jan. 1, 2002-		Jan. 1, 2001-		Jan. 1, 2000-		Jan. 1, 1999-
	Apr. 3, 2004		Apr. 5, 2003		Dec. 31, 2003		Jan. 9, 2003	Dec. 31, 2002		Dec. 31, 2001		Dec. 31, 2000		Dec. 31, 1999

	(In millions except ratios)
Consolidated Summary of Operations(1)(2):
Net sales	$407.4		$336.1		$1,490.1		$24.9	$1,384.1		$1,293.8		$1,297.4		$1,180.2
Operating earnings (loss)	41.5		34.5		159.5		(81.8)	119.6		109.7		140.2		138.3
Earnings (loss) from continuing operations	8.4		11.0		64.3		(60.9)	43.6		32.8		58.3		56.4
Earnings (loss) from discontinued operations	68.2		(5.5)		12.2		(1.0)	18.9		(24.8)		(16.7)		(7.1)
Net earnings (loss)	76.6		5.5		76.5		(61.9)	62.5		8.0		41.6		49.3
Financial Position(1)(2):
Unrestricted cash, investments and marketable securities	150.7		90.2		$182.3		$140.3	$294.8		$255.6		$138.5		$111.4
Working capital	258.6		674.3		683.7		711.6	813.3		742.3		727.9		723.5
Total assets	1,616.8		2,028.2		2,078.4		1,637.9	1,830.8		1,819.9		1,836.8		1,791.4
Total debt —
Current	15.7		9.8		15.3		4.4	5.5		10.0		20.5		12.9
Long-term	465.1		971.7		971.7		953.7	953.8		959.7		919.4		918.2
Current ratio	1.7:1		2.6:1		2.7:1		2.7:1	3.0:1		2.6:1		2.4:1		2.4:1
Debt to equity ratio	0.8:1		2.2:1		1.8:1		6.1:1	3.0:1		3.6:1		3.3:1		3.6:1
Depreciation and amortization expense including non-cash interest	9.1		13.5		34.7		0.8	32.9		40.7		36.1		35.1
Amortization of goodwill included in depreciation and amortization expense	—		—		—		—	—		8.7		8.8		8.2
Capital expenditures	4.9		3.0		24.7		0.2	19.1		27.1		29.7		21.8
Stockholders’ investment(3)	614.8		452.4		540.5		156.7	317.5		271.3		282.2		259.8
Ratio of earnings to fixed charges(4)	1.8	x	2.0	x	2.8	x	—	2.3	x	2.1	x	2.9	x	2.9	x

(1)	See Notes 1, 2, 3, 10 and 11 to the Notes to the Consolidated Financial Statements and Notes A, B, E, H and I to the Notes to the Unaudited Condensed Consolidated Financial Statements of Nortek, Inc. and Subsidiaries included elsewhere in this prospectus for additional information with respect to the Recapitalization, other acquisitions and discontinued operations.

(2)	See Notes 6 and 16 to the Notes to the Consolidated Financial Statements and Note D of the Notes to the Unaudited Condensed Consolidated Financial Statements of Nortek, Inc. and Subsidiaries and the information contained in “Capitalization” included elsewhere in this prospectus for additional information related to certain debt offerings and redemptions completed in late 2003 and early 2004 by Nortek, including the Outstanding Notes and Exchange Notes described in this prospectus.

(3)	See Notes 1 and 7 to the Notes to the Consolidated Financial Statements of Nortek, Inc. and Subsidiaries included elsewhere in this prospectus for a discussion of dividends paid.

(4)	For purposes of calculating this ratio, “earnings” consist of earnings from continuing operations before provision for income taxes and fixed charges. “Fixed charges” consist of interest expense and the estimated interest portion of rental payments on operating leases. Such earnings were insufficient to cover fixed charges by approximately $81.5 million for the period from January 1, 2003 to January 9, 2003.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

      On November 20, 2002, Nortek, Inc. (“Nortek”) was reorganized in a holding company structure and each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of Nortek Holdings, Inc. (“Holdings”), with Holdings becoming the successor public company and Nortek becoming its wholly-owned subsidiary. On January 9, 2003, Holdings completed a recapitalization transaction, which resulted in the acquisition of Holdings by certain affiliates and designees of Kelso & Company L.P. and certain members of Holdings and Nortek management (the “Recapitalization”).

      On February 12, 2004, Nortek sold the capital stock of its wholly-owned subsidiary, Ply Gem Industries, Inc. (“Ply Gem”), for net proceeds of approximately $506.7 million after excluding approximately $21.4 million of proceeds provided to fund liabilities of Ply Gem indemnified by Nortek and recorded an after tax gain on the sale of approximately $72.3 million in the first quarter of 2004. Nortek treated the sale of Ply Gem as a discontinued operation in its unaudited and audited consolidated statements of operations included elsewhere herein and, accordingly, the results of Ply Gem were excluded from continuing operations for all periods presented.

      On February 13, 2004, Nortek called for redemption on March 15, 2004 all of its outstanding 9 1/4% Senior Notes due March 15, 2007 (the “9 1/4% Senior Notes”) and on March 14, 2004 all of its outstanding 9 1/8% Senior Notes due September 1, 2007 (the “9 1/8% Senior Notes”). The 9 1/4% Senior Notes and the 9 1/8% Senior Notes were redeemed in the first quarter of 2004 at a redemption price of 101.542% and 103.042%, respectively, of the principal amount thereof plus accrued and unpaid interest (collectively, the “Debt Redemptions”).

      On March 1, 2004, Nortek completed the sale of $200,000,000 of Senior Floating Rate Notes due 2010 (the “Floating Rate Notes” or the “Outstanding Notes”). The Floating Rate Notes bear interest at a rate per annum equal to LIBOR, as defined, plus 3% (4.17% as of May 24, 2004). Nortek incurred fees and expenses, including the initial purchaser’s discount, of approximately $4 million in connection with the sale. The net proceeds received from the sale of approximately $196 million, together with existing cash on hand, were used to redeem in the first quarter of 2004 all of Nortek’s 8 7/8% Senior Notes due August 1, 2008, $60 million of which were called for redemption on February 13, 2003 and $150 million of which were called for redemption on March 1, 2003, at a redemption price of 104.438% of the principal amount thereof plus accrued and unpaid interest (the “8 7/8% Senior Notes Redemption”).

      The following unaudited pro forma condensed consolidated statements of operations for the three months ended April 3, 2004 and the year ended December 31, 2003 have been prepared by adjusting the actual results for the three months ended April 3, 2004 and the combined actual results for the period from January 1, 2003 to January 9, 2003 and the period from January 10, 2003 to December 31, 2003 to give pro forma effect to, where applicable, the Recapitalization, the sale of Ply Gem, the Debt Redemptions, the sale of the Floating Rate Notes and the 8 7/8% Senior Notes Redemption as if those transactions had occurred as of January 1, 2003. The pro forma condensed consolidated statements of operations for the three months ended April 3, 2004 and the year ended December 31, 2003 exclude non-recurring items directly attributable to the Recapitalization, the sale of Ply Gem, the Debt Redemptions and the 8 7/8% Senior Notes Redemption, including expenses and charges arising from the Recapitalization, the estimated gain on the sale of Ply Gem and the losses from debt retirement incurred in connection with the Debt Redemptions and 8 7/8% Senior Notes Redemption.

      The unaudited pro forma condensed consolidated statements of operations are presented for informational purposes only and are not necessarily indicative of the financial condition and results of operations that would have occurred had the transactions described above taken place on the dates indicated above, nor are they necessarily indicative of Nortek’s future financial position or results of operations.

      The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the unaudited and audited consolidated financial statements and the notes thereto included in the registration statement of which this prospectus forms a part.

NORTEK, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended April 3, 2004

Nortek	Sale of Floating
Historical	Sale of Ply Gem	Rate Notes and
for the	and Debt	8 7/8% Senior
Three Months	Redemptions	Note Redemption
Ended	Forma	Pro Forma	Nortek
April 3, 2004	Adjustments	Adjustments	Pro Forma

Net Sales	$407,443	$—	$—	$407,443
Cost and Expenses:
Cost of products sold	288,672	—	—	288,672
Selling, general and administrative expense	73,947	—	—	73,947
Amortization of intangible assets	3,311	—	—	3,311

365,930	—	—	365,930

Operating earnings	41,513	—	—	41,513
Interest expense	(16,577)	3,950	(g)	2,896	(k)	(9,731)
Loss from debt retirement	(11,958)	5,212	(h)	6,746	(1)	—
Investment income	922	(128	)(i)	(78	)(m)	716

Earnings from continuing operations before provision for income taxes	13,900	9,034	9,564	32,498
Provision for income taxes	5,500	3,162	(j)	3,348	(n)	12,010

Earnings from continuing operations	$8,400	$5,872	$6,216	$20,488

Ratio of Earnings to Fixed Charges	1.8	x	4.0	x

See Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

NORTEK, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

Nortek	Nortek	Sale of Floating
Historical	Historical	Sale of Ply Gem	Rate Notes and
for the	for the	and Debt	8 7/8% Senior
Period from	Period from	Recapitalization	Redemptions	Note Redemption
Jan. 1, 2003 to	Jan. 10, 2003 to	Pro Forma	Forma	Pro Forma	Nortek
Jan. 9, 2003	Dec. 31, 2003	Adjustments	Subtotal	Adjustments	Adjustments	Pro Forma

(In thousands, except ratios)
(Unaudited)
Net Sales	$24,951	$1,490,073	$—	$1,515,024	$—	$—	$1,515,024
Cost and Expenses:
Cost of products sold	18,635	1,060,004	(86	)(a)	1,078,553	—	—	1,078,553
Selling, general and administrative expense	88,014	261,569	(82,715	)(b)	266,868	—	—	266,868
Amortization of intangible assets	67	9,055	192	(c)	9,314	—	—	9,314

106,716	1,330,628	(82,609)	1,354,735	—	—	1,354,735

Operating earnings (loss)	(81,765)	159,445	82,609	160,289	—	—	160,289
Interest expense	(1,054)	(53,996)	142	(d)	(54,908)	4,159	(g)	9,284	(k)	(41,465)
Investment income	119	1,351	(23	)(e)	1,447	(613	)(i)	(311	)(m)	523

Earnings (loss) from continuing operations before provision (benefit) for income taxes	(82,700)	106,800	82,728	106,828	3,546	8,973	119,347
Provision (benefit) for income taxes	(21,800)	42,500	22,208	(f)	42,908	1,241	(j)	3,140	(n)	47,289

Earnings (loss) from continuing operations	$(60,900)	$64,300	$60,520	$63,920	$2,305	$5,833	$72,058

Ratio of Earnings to Fixed Charges	—	(o)	2.8	x	3.6	x

See Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

NORTEK, INC.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months
	Ended	Year Ended
	April 3, 2004	December 31, 2003
	Pro Forma	Pro Forma
	Adjustments	Adjustments

	(In thousands)
ADJUSTMENTS RELATED TO THE RECAPITALIZATION:
(a) Cost of Products Sold
Change in depreciation expense related to property, plant and equipment fair value adjustment and changes in estimated lives	$—	$(86)

(b) Selling, General and Administrative Expense
Elimination of expenses of a Supplemental Executive Retirement Plan (“SERP”)	$—	$(380)
Elimination of a Life Insurance Policy to partially fund expenses related to a SERP	—	211
Contractual salary increases	—	36
Kelso management fees	—	37
Curtailment loss related to the termination of a SERP		(70,142)
Management retention payments	—	(425)
Insurance costs of Recapitalization	—	(1,210)
Expenses of Nortek related to the consummation of the Recapitalization	—	(10,833)
Post retirement medical plan fair value adjustment and other	—	(9)

	$—	$(82,715)

(c) Amortization of Intangible Assets
Change in amortization of intangible assets related to intangible asset fair value adjustment and changes in lives	$—	$192

(d) Interest Expense
Change in interest expense related to fair value adjustments to debt	$—	$(142)

(e) Investment Income
Reduction in investment income related to a reduction in cash, cash equivalents and marketable securities to fund the Recapitalization and related transactions	$—	$(23)

(f) Provision (Benefit) for Income Taxes
Impact of fair value adjustments related to the Recapitalization	$—	$(39)
Elimination of expenses of a SERP	—	133
Contractual salary increases	—	(13)
Kelso management fees	—	(13)
Change in interest expense	—	50
Reduction in investment income	—	(8)
Curtailment loss related to the termination of a SERP		21,324
Management retention payments	—	149
Insurance costs of Recapitalization	—	424
Expenses of Nortek related to the consummation of the Recapitalization	—	201

	$—	$22,208

NORTEK, INC.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months
	Ended	Year Ended
	April 3, 2004	December 31, 2003
	Pro Forma	Pro Forma
	Adjustments	Adjustments

	(In thousands)
ADJUSTMENTS RELATED TO THE SALE OF PLY GEM AND DEBT REDEMPTIONS:
(g) Interest Expense
Reduction in cash interest expense for the Debt Redemptions	$(8,751)	$(44,476)
Elimination of amortization of debt premium and discount and deferred financing costs, net for the Debt Redemptions	401	1,717
Allocate interest expense to Ply Gem’s discontinued operations	4,400	38,600

	$(3,950)	$(4,159)

(h) Loss from Debt Retirement
Elimination of loss from debt retirement	$(5,212)	$—

(i) Investment Income
Reduction in investment income related to a reduction in cash, cash equivalents and marketable securities to partially fund the Debt Redemptions	$(128)	$(613)

(j) Provision (Benefit) for Income Taxes
Reduction in cash interest expense for the Debt Redemptions	$3,063	$15,567
Elimination of amortization of debt premium and discount and deferred financing costs, net for the Debt Redemptions	(140)	(601)
Allocate interest expense to Ply Gem’s discontinued operations	(1,540)	(13,510)
Elimination of loss from debt retirement	1,824	—
Reduction in investment income related to a reduction in cash, cash equivalents and marketable securities to partially fund the Debt Redemptions	(45)	(215)

	$3,162	$1,241

ADJUSTMENTS RELATED TO THE SALE OF FLOATING RATE NOTES AND 8 7/8% SENIOR NOTES REDEMPTION:
(k) Interest Expense
Cash interest expense for Floating Rate Notes	$1,297	$8,340
Amortization of deferred financing costs on Floating Rate Notes	91	585
Reduction in cash interest expense for the 8 7/8% Senior Notes Redemption	(4,408)	(18,637)
Elimination of amortization of debt premium and discount and deferred financing costs, net for the 8 7/8% Senior Notes Redemption	124	428

	$(2,896)	$(9,284)

(l) Loss from Debt Retirement
Elimination of loss from debt retirement	$(6,746)	$—

(m) Investment Income
Reduction in investment income related to a reduction in cash, cash equivalents and marketable securities to partially fund the 8 7/8% Senior Notes Redemption	$(78)	$(311)

NORTEK, INC.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months
	Ended	Year Ended
	April 3, 2004	December 31, 2003
	Pro Forma	Pro Forma
	Adjustments	Adjustments

	(In thousands)
(n) Provision (Benefit) for Income Taxes
Cash interest expense for Floating Rate Notes	$(454)	$(2,919)
Amortization of deferred financing costs on Floating Rate Notes	(32)	(205)
Reduction in cash interest expense for the 8 7/8% Senior Notes Redemption	1,543	6,523
Elimination of amortization of debt premium and discount and deferred financing costs, net for the 8 7/8% Senior Notes Redemption	(43)	(150)
Elimination of loss from debt retirement	2,361	—
Reduction in investment income related to a reduction in cash, cash equivalents and marketable securities to partially fund the 8 7/8% Senior Notes Redemption	(27)	(109)

	$3,348	$3,140

RATIO OF EARNINGS TO FIXED CHARGES:

(o) Ratio of Earnings to Fixed Charges

      For purposes of calculating this ratio, “earnings” consist of earnings from continuing operations before provision for income taxes and fixed charges. “Fixed charges” consist of interest expense and the estimated interest portion of rental payments on operating leases. Such earnings were insufficient to cover fixed charges by approximately $81.5 million for Nortek’s consolidated historical results for the period from January 1, 2003 to January 9, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      Nortek, Inc. and its continuing wholly-owned subsidiaries (individually and collectively, the “Company” or “Nortek” when referred to in this section) are diversified manufacturers of residential and commercial building products, operating within two principal segments: the Residential Building Products Segment and the Air Conditioning and Heating Products Segment. Through these principal segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing, and the do-it-yourself (“DIY”) and professional remodeling and renovation markets. As used in this section, the terms “Company” and “Nortek” refer to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. Such terms as “Company” and “Nortek” are used for convenience only and are not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

      The Residential Building Products Segment manufactures and distributes built-in products primarily for the residential new construction and DIY and professional remodeling and renovation markets. The principal products sold by the segment include:

•	kitchen range hoods

•	built-in exhaust fans (such as bath fans and fan, heater and light combination units)

•	indoor air quality products

•	bath cabinets

•	door chimes

•	radio intercoms

•	central vacuum systems

•	surround sound systems and,

•	multi-room audio and video distribution equipment

      The Air Conditioning and Heating Products Segment manufactures and sells heating, ventilating and air conditioning systems (“HVAC”) for site-built residential and manufactured housing structures, custom-designed commercial applications and standard light commercial products.

      On November 20, 2002, the Company was reorganized into a holding company structure and each outstanding share of capital stock of the Company was converted into an identical share of capital stock of Nortek Holdings, Inc. (“Nortek Holdings”), a Delaware corporation formed in 2002, with Nortek Holdings becoming the successor public company and the Company becoming a wholly-owned subsidiary of Nortek Holdings (the “Nortek Holdings Reorganization”). On January 9, 2003, Nortek Holdings completed a recapitalization transaction, which resulted in the acquisition of Nortek Holdings by certain affiliates and designees of Kelso & Company L.P. (“Kelso”) and certain members of the Company’s management (the “Recapitalization”). (See Liquidity and Capital Resources and Notes 1, 2 and 7 of the Notes to the Consolidated Financial Statements and Notes A and B of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.)

      On February 12, 2004, the Company’s wholly-owned subsidiary, WDS, LLC, sold all of the capital stock of Ply Gem Industries, Inc. (“Ply Gem”); on April 2, 2002, Ply Gem sold the capital stock of its subsidiary Hoover Treated Wood Products, Inc. (“Hoover”); on November 22, 2002, Ply Gem sold the capital stock of its subsidiary Richwood Building Products, Inc. (“Richwood”); and on September 21, 2001, Ply Gem sold the capital stock of its subsidiaries Peachtree Doors and Windows, Inc. (“Peachtree”) and SNE Enterprises, Inc. (“SNE”). The results of operations of the operating subsidiaries of Ply Gem, with the exception of Hoover, comprised the Company’s entire Windows, Doors and Siding Products (“WDS”) reporting segment while Hoover and the corporate expenses of Ply Gem were previously included in Unallocated other, net in the Company’s segment reporting. The results of Ply Gem, Hoover,

Richwood, Peachtree and SNE have been excluded from earnings from continuing operations and are classified separately as discontinued operations for all periods presented. Accordingly, for purposes of this presentation of Management’s Discussion and Analysis of Financial Condition and Results of Operations, all discussion relates to the results from continuing operations. (See Notes 1, 10 and 11 of the Notes to the Consolidated Financial Statements and Notes A, H and I of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.)

      On March 9, 2004, the Company, through its wholly owned subsidiary, Linear Corporation (“Linear”), acquired OmniMount Systems, Inc. (“OmniMount”). OmniMount is located in Phoenix, AZ and manufactures and designs speaker mountings and other products to maximize the home theater experience. On December 15, 2003, the Company, through Linear, acquired all of the capital stock of Operator Specialty Company, Inc. (“OSCO”). OSCO is located in Casnovia, MI and manufactures and sells gate operators and door openers. On July 11, 2003, the Company, through Linear, acquired SpeakerCraft, Inc. (“SPC”). SPC is located in Riverside, CA and manufactures and sells in-wall and in-ceiling speakers, amplifiers and subwoofers. On January 17, 2003, the Company, through its wholly owned subsidiary, Linear, acquired Elan Home Systems L.L.C. (“Elan”). Elan is located in Lexington, KY and manufactures and sells home automation and audio video distribution equipment. These acquisitions have been accounted for under the purchase method of accounting and are included in the Company’s Residential Building Products Segment. Accordingly, the results of OmniMount, OSCO, SPC and Elan are included in the Company’s consolidated results since the date of their acquisition. (See “Liquidity and Capital Resources” and Note 3 of the Notes to the Consolidated Financial Statements and Notes E and I of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

Critical Accounting Policies

      The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. (See the Notes to the Consolidated Financial Statements included elsewhere herein.) Certain of the Company’s accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company periodically evaluates the judgments and estimates used for its critical accounting policies to ensure that such judgments and estimates are reasonable for its interim and year-end reporting requirements. These judgments and estimates are based on the Company’s historical experience, current trends and other information available, as appropriate. If different conditions result from those assumptions used in the Company’s judgments, the results could be materially different from the Company’s estimates. The Company’s critical accounting policies include:

Revenue Recognition and Related Expenses

      The Company recognizes sales based upon shipment of products to its customers and has procedures in place at each of its subsidiaries to ensure that an accurate cut-off is obtained for each reporting period.

      Allowances for cash discounts, volume rebates, and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed to with the Company’s various customers, which are typically earned by the customer over an annual period. The Company records periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements. For calendar year customer agreements, the Company is able to adjust its periodic estimates to actual amounts as of December 31 each year based upon the contractual provisions of the customer agreements. For those customers who have agreements that are not on a calendar year cycle, the Company records estimates at December 31 consistent with the above described methodology. As a result, at the end of any given reporting period, the amounts recorded for these allowances are based upon estimates of the likely outcome of future sales with the applicable customers and may require adjustment in the future if the actual outcome differs. The Company believes that its procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to the actual amounts.

      Customer returns are recorded on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. The Company generally estimates customer returns based upon the time lag that historically occurs between the date of the sale and the date of the return while also factoring in any new business conditions that might impact the historical analysis such as new product introduction. The Company believes that its procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to the actual amounts.

      Provisions for the estimated costs for future product warranty claims and bad debts are recorded in cost of sales and selling, general and administrative expense, respectively, at the time a sale is recorded. The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as new product introduction for warranty and bankruptcies of particular customers for bad debts. The Company also periodically evaluates the adequacy of its reserves for warranty and bad debts recorded in its consolidated balance sheet as a further test to ensure the adequacy of the recorded provisions. Warranty claims can extend far into the future and bad debt analysis often involves subjective analysis of a particular customer’s ability to pay. As a result, significant judgment is required by the Company in determining the appropriate amounts to record and such judgments may prove to be incorrect in the future. The Company believes that its procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to the actual amounts.

Inventory Valuation

      The Company values inventories at the lower of cost or market with approximately 57% as of December 31, 2003 valued using the last-in, first-out (“LIFO”) method and the remainder valued using the first-in, first-out (“FIFO”) method. In connection with both LIFO and FIFO inventories, the Company will record provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause the actual results to differ from the estimates at the time such inventory is disposed or sold. The Company believes that its procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to the actual amounts.

Prepaid Income Tax Assets and Deferred Tax Liabilities

      The Company accounts for income taxes using the liability method in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires that the deferred tax consequences of temporary differences between the amounts recorded in the Company’s Consolidated Financial Statements and the amounts included in the Company’s federal, state and foreign income tax returns be recognized in the balance sheet. As the Company generally does not file its income tax returns until well after the closing process for the December 31 financial statements is complete, the amounts recorded at December 31 reflect estimates of what the final amounts will be when the actual income tax returns are filed for that fiscal year. In addition, estimates are often required with respect to, among other things, the appropriate state income tax rates to use in the various states that the Company and its subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards for both federal and state income tax purposes and valuation allowances required, if any, for tax assets that may not be realizable in the future. The Company requires each of its subsidiaries to submit year-end tax information packages as part of the year-end financial statement closing process so that the information used to estimate the deferred tax accounts at December 31 is reasonably consistent with the amounts expected to be included in the filed tax returns. SFAS No. 109 requires balance sheet classification of current and long-term deferred income tax assets and liabilities based upon the classification of the underlying asset or liability that gives rise to a temporary difference. As such, the Company has historically had prepaid income tax assets due principally to the unfavorable tax consequences of recording expenses for required book reserves for such things as, among others, bad debts, inventory valuation, insurance, product liability and warranty that cannot be deducted for income tax purposes until such expenses are actually paid. The Company believes that the amounts recorded as prepaid income tax assets will be recoverable through future taxable income generated by the Company, although there can be no absolute assurance that all recognized prepaid income tax assets will be fully recovered. The Company believes the procedures and estimates used in its accounting for income taxes are reasonable and in accordance with established tax law. The income tax estimates used have historically not resulted in material adjustments to income tax expense in subsequent periods when the estimates are adjusted to the actual filed tax return amounts, although there may be reclassifications between the current and long-term portion of the deferred tax accounts.

Goodwill and Other Long-Lived Assets

      Subsequent to June 30, 2001, the Company accounts for acquired goodwill and intangible assets in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). Prior to July 1, 2001, the Company accounted for acquired goodwill and intangible assets in accordance with APB No. 16, “Business Combinations” (“APB No. 16”). Purchase accounting required by SFAS No. 141 and APB No. 16 involves judgment with respect to the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill. The Company believes that the estimates that it has used to record prior acquisitions were reasonable and in accordance with SFAS No. 141 and APB No. 16.

      On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). As a result, the Company accounts for acquired goodwill and goodwill impairment in accordance with SFAS No. 142 (see Note 1 of the Notes to the Consolidated Financial Statements included elsewhere herein). This pronouncement requires considerable judgment in the valuation of acquired goodwill and the ongoing evaluation of goodwill impairment. The Company primarily utilizes a discounted cash flow approach in order to value the Company’s operating segments required to be tested for impairment by SFAS No. 142, which requires that the Company forecast future cash flows of the operating segments and discount the cash flow stream based upon a weighted average cost of capital that is derived from comparable companies within similar industries. The discounted cash flow calculations also include a terminal value calculation that is based upon an expected long-term growth rate for the applicable operating segment. The Company believes that its procedures for applying the discounted cash flow methodology, including the estimates of future cash flows, the weighted average cost of capital and the long-term growth rate, are reasonable and consistent with market conditions at the time of the valuation. The Company has evaluated the carrying value of segment goodwill and determined that no impairment existed at either the date of adoption of the standard, January 1, 2002, or as of its annual evaluation date of October 1. Accordingly, no adjustments were required to be recorded in the Company’s Consolidated Financial Statements as a result of adopting SFAS No. 142 or as a result of its annual evaluation on October 1, 2003.

      The Company performs an annual evaluation for the impairment of long-lived assets, other than goodwill, based on expectations of non-discounted future cash flows compared to the carrying value of the subsidiary in accordance with SFAS No. 144. The Company’s cash flow estimates are based upon historical cash flows, as well as future projected cash flows received from subsidiary management in connection with the annual Company wide planning process, and include a terminal valuation for the applicable subsidiary based upon a multiple of earnings before interest expense, net, depreciation and amortization expense and income taxes (“EBITDA”). The Company estimates the EBITDA multiple by reviewing comparable company information and other industry data. The Company believes that its procedures for estimating gross future cash flows, including the terminal valuation, are reasonable and consistent with current market conditions. The Company historically has not had any material impairment adjustments.

Pensions and Post Retirement Health Benefits

      The Company’s accounting for pensions, including supplemental executive retirement plans, and post retirement health benefit liabilities requires the estimating of such items as the long-term average return on plan assets, the discount rate, the rate of compensation increase and the assumed medical cost inflation rate. Such estimates require a significant amount of judgment. As evidenced during 2002 and 2001, items such as stock market declines, changes in interest rates and plan amendments can have a significant impact on the assumptions used and therefore on the ultimate final actuarial determinations for a particular year. The Company believes the procedures and estimates used in its accounting for pensions and post retirement health benefits are reasonable and consistent with acceptable actuarial practices in accordance with accounting principles generally accepted in the United States. In certain years, such as 2002 and 2001, revisions to actuarial assumptions caused by adverse financial market conditions, changes in discount rates and increased compensation levels have resulted in significant increases to pension and post-retirement liabilities and other comprehensive loss from amounts recognized in prior years.

Insurance Liabilities

      The Company records insurance liabilities and related expenses for health, workers compensation, product and general liability losses and other insurance reserves and expenses in accordance with either the contractual terms of its policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent they are expected to be paid in the succeeding year with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. The Company considers historical trends when determining the appropriate insurance reserves to record in the consolidated balance sheet. In certain cases where partial insurance coverage exists, the Company must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to the Company. The Company believes that its procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimated amounts are adjusted to the actual insurance claims paid.

Contingencies

      The Company is subject to contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, workers compensation claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which may include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned.

      The Company provides accruals for direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued have been estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes.

      While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, the Company believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operations of the Company. It is possible, however, that future results of operations for any particular future period could be materially affected by changes in our assumptions or strategies related to these contingencies or changes out of the Company’s control.

Overview for the year ended December 31, 2003

      We are a leading, diversified manufacturer and distributor of building products used in the residential remodeling, replacement and new construction markets (including the manufactured housing industry) and to a lesser extent the commercial construction and replacement markets. We have a diverse number of products that serve multiple markets through various distribution channels. We operate through two segments: the Residential Building Products Segment (“RBP”) and the Air Conditioning and Heating Products Segment (“HVAC”). For the year ended December 31, 2003 RBP accounted for about 55% of consolidated net sales and 71% of operating earnings before unallocated expense. HVAC accounted for the balance. A little more than half of our business is believed to be used in the replacement and remodeling markets and the balance serves the new construction markets. The manufactured housing and commercial construction industries have seen significant declines in the level of business activity over the past several years, which have had an adverse effect on our business, particularly for our HVAC Segment. The level of new construction, replacement and remodeling activity in site-built residential markets has been strong over the past several years and has contributed positively to our operating performance. Key industry activity affecting our businesses in the United States for the past three years was as follows:

		% Increase (Decrease)
	Source
	of Data	2003	2002	2001

Residential construction spending	1	11.0%	9.0%	4.0%
Single family housing starts	1	10.0	7.0	4.0
New home sales	1	12.0	7.0	3.0
Residential improvement spending	1	2.0	13.0	(1.0)
Air conditioning and heat pump shipments	2	1.0	7.0	(6.0)
Manufactured housing shipments	1,3	(22.0)	(13.0)	(23.0)
Non-residential construction spending	1	(1.5)%	(13.3)%	(5.6)%

                  Source of data:

(1)	U.S. Census Bureau

(2)	Air Conditioning and Refrigeration Institute

(3)	Manufactured Housing Institute

      Our manufactured housing business for 2003 was about 7% of total sales vs. about 13% in 2000. Our HVAC business serving the commercial construction market was about 18% (including foreign commercial sales) of consolidated sales in 2003. A large portion of our manufacturing activity and customers are located in North America although we do have manufacturing activity and sell product to customers in Canada, Europe and China among other countries. Including Canada, our foreign sales in 2003 were about 20% of total sales. About 14% of total sales are through retail distribution and about 50% is to distributors and wholesalers and similar channels of distribution. Principal RBP products include kitchen range hoods, bath fans and indoor air quality products where we have large market shares. Principal HVAC products include residential air conditioners, heat pumps and furnaces and large custom and semi-custom commercial air handlers and cooling equipment. We have leading market shares in HVAC products in both the manufactured housing and custom and semi custom commercial markets that we serve. In both segments we have employed a strategy of using well-recognized and respected brand names (both owned and licensed) and have introduced new products and made selected acquisitions to improve growth and profitability. As a result we have experienced stable and strong cash flow from continuing operations during the past three years. In both our manufactured housing and Commercial HVAC products businesses, we have maintained our market shares and we believe that we can quickly respond to rebounds in these markets over the long term. In 2004 we expect manufactured housing and commercial construction markets to remain weak, residential new construction to decline moderately and remodeling and replacement activity to grow moderately. We also expect that our brand strategy for residential site-built HVAC products will allow us to gain market share. In RBP in 2004 we expect to continue to grow and improve the profitability of our electronics products through the integration of our acquisitions. In 2004 we also expect to achieve further cost reductions in raw material and purchased components in all our businesses through our strategic sourcing software and systems development. During 2002, 2003 and again in the first quarter of 2004 we have periodically experienced significant increases in the price we pay for raw steel and steel fabricated parts. Overall our annual purchases in this category are about 6% of total cost of products sold. We also buy some component parts from suppliers that use steel in their manufacturing process. While we have had some success in raising prices to our customers for some products, as a result of higher steel costs, there is no assurance that we will be able to offset all steel increases in 2004 due to the extremely tight steel supply in the United States. We also rely on our strategic sourcing initiatives to mitigate the effect of higher steel costs. Material cost as a percentage of net sales improved, in part from these initiatives, from approximately 45.4% in 2001 to 44.0% in 2002 and 43.7% in 2003. In the following discussion of the results of operations for the year 2003 as compared to 2002 we will talk about the significance of a number of factors that affected our operations including, among others, the following:

•	The effect of the Recapitalization by Kelso and certain members of management and changes in our accounting

•	The strong growth of our residential site-built HVAC business from our brand strategy

•	The effect of acquisitions in RBP for our electronics businesses

•	The softness in manufactured housing and commercial markets

•	The effect of changes in foreign exchange

      In our discussion of liquidity and capital resources we have reviewed a number of transactions and summarized and analyzed our cash flow activity during the past year. We began the year with about $295,000,000 of unrestricted cash and investments and ended the year with about $182,000,000. We have also enclosed information with respect to our future cash flow requirements. During the past year we had a number of transactions that significantly affected our financial position beginning with the Recapitalization with Kelso on January 9, 2003 whereby we used about $160,700,000 of our existing cash and significant equity investments were made by both Kelso and management (through the rollover of stock and options) to take the Company private in a transaction valued at $1.6 billion. During the year we worked on the sale of Ply Gem, which was completed in early 2004. Net proceeds of about $450,000,000 from the sale of Ply Gem together with cash from the sale of $200,000,000 principal amount of senior variable interest rate notes (the Outstanding Notes), and existing cash allowed us to redeem $695,000,000 principal amount of fixed rate senior notes in the first quarter of 2004. As a result we also reduced the size of our Senior Secured Credit Facility from $200,000,000 to $175,000,000. We have no borrowings outstanding under this facility, which together with existing cash and cash from our subsidiaries, provides the Company with its primary source of liquidity. We also used about $76,000,000 in 2003 and about $16,500,000 of our cash in the first quarter of 2004 for acquisitions to further grow our electronics businesses in our RBP segment. Upon completion of the first quarter 2004 debt redemptions, the Company expects total indebtedness to be about $482,000,000 and unrestricted cash and investments to be about $125,000,000.

      The “Results of Operations” and “Liquidity and Capital Resources” sections which follow contain various tables that are intended to assist the reader in reconciling current results with the prior period.

Results of Operations

      The combined year ended December 31, 2003 pre- and post-Recapitalization periods have been compared to the year ended December 31, 2002 for purposes of management’s discussion and analysis of the results of operations. Any references, below, to the year ended December 31, 2003 shall refer to the combined periods. Material fluctuations in operations resulting from the effect of purchase accounting have been highlighted.

	Pre-Recapitalization	Post-Recapitalization	Combined
	January 1, 2003 -	January 10, 2003	Year Ended
	January 9, 2003	December 31, 2003	December 31, 2003

	(Dollar amounts in millions)
Net sales:
Residential Building Products	$16.3	$814.8	$831.1
Air Conditioning and Heating Products	8.6	675.3	683.9

Consolidated net sales	$24.9	$1,490.1	$1,515.0

Operating earnings (loss)*:
Residential Building Products	$2.7	$137.3	$140.0
Air Conditioning and Heating Products	(1.2)	58.4	57.2

Subtotal	$1.5	$195.7	$197.2
Unallocated:
Expenses and charges arising from the Recapitalization	(83.0)	—	(83.0)
Strategic sourcing software and systems development expense	(0.1)	(3.4)	(3.5)
Stock based compensation charges	—	(1.8)	(1.8)
Other, net	(0.2)	(31.0)	(31.2)

Consolidated operating earnings (loss)	$(81.8)	$159.5	$77.7

Depreciation and amortization expense*:
Residential Building Products	$0.3	$19.6	$19.9
Air Conditioning and Heating Products	0.3	11.8	12.1
Other	—	0.6	0.6

	$0.6	$32.0	$32.6

Operating earnings (loss) margin:
Residential Building Products	16.6%	16.9%	16.8%
Air Conditioning and Heating Products	(14.0)	8.6	8.4
Consolidated	(328.5)%	10.7%	5.1%
Depreciation and amortization expense as a % of net sales:
Residential Building Products	1.8%	2.4%	2.4%
Air Conditioning and Heating Products	3.5	1.7	1.8
Consolidated	2.4%	2.1%	2.2%

*	During the period from January 10, 2003 to December 31, 2003, the Company recorded approximately $5,400,000 of amortization of purchase price allocated to inventory as a non-cash charge to cost of products sold. Approximately $4,800,000 related to the Residential Building Products Segment and approximately $600,000 related to the Air Conditioning and Heating Products Segment.

      The tables that follow present the net sales from continuing operations, operating earnings from continuing operations and depreciation and amortization expense from continuing operations for the Company’s principal segments for the combined period ended December 31, 2003 and the years ended December 31, 2002 and 2001, the dollar amount and percentage change of such results as compared to the prior year and the percentage to net sales of operating earnings and depreciation and amortization expense for the combined period ended December 31, 2003 and the years ended December 31, 2002 and 2001:

				Net Change

	Year-ended December 31,			2003 to 2002		2002 to 2001

	2003(1)	2002	2001	$	%	$	%

	(Dollar amounts in millions)
Net Sales:
Residential Building Products	$831.1	$729.6	$660.0	$101.5	13.9%	$69.6	10.5%
Air Conditioning and Heating Products	683.9	654.5	633.8	29.4	4.5	20.7	3.3

	$1,515.0	$1,384.1	$1,293.8	$130.9	9.5%	$90.3	7.0%

Operating Earnings:
Residential Building Products	$140.0	$122.9	$93.7	$17.1	13.9%	$29.2	31.2%
Air Conditioning and Heating Products	57.2	61.5	53.8	(4.3)	(7.0)	7.7	14.3

Subtotal	197.2	184.4	147.5	12.8	6.9	36.9	25.0
Unallocated:
Recapitalization fees and expenses	(83.0)	(6.6)	—	(76.4)	*	(6.6)	*
Re-audit fees and expenses	—	(2.1)	—	2.1	*	(2.1)	*
1999 equity performance plan incentive	—	(4.4)	—	4.4	*	(4.4)	*
Strategic sourcing software and systems development expense	(3.5)	(3.7)	(5.5)	0.2	5.4	1.8	32.7
Stock based compensation charges	(1.8)	(0.7)	—	(1.1)	(157.1)	(0.7)	*
Other, net	(31.2)	(47.3)	(32.3)	16.1	34.0	(15.0)	(46.4)

Consolidated operating earnings (loss)	$77.7	$119.6	$109.7	$(41.9)	(35.0)%	$9.9	9.0%

Depreciation and Amortization Expense:
Residential Building Products	$19.9	$15.6	$22.9	$4.3	27.6%	$(7.3)	(31.9)%
Air Conditioning and Heating Products	12.1	13.2	13.8	(1.1)	(8.3)	(0.6)	(4.3)
Other	0.6	0.3	0.4	0.3	100.0	(0.1)	(25.0)

	$32.6	$29.1	$37.1	$3.5	12.0%	$(8.0)	(21.6)%

Operating Earnings Margin:
Residential Building Products	16.8%	16.8%	14.2%
Air Conditioning and Heating Products	8.4	9.4	8.5
Consolidated	5.1%	8.6%	8.5%
Depreciation and Amortization Expense as a % of Net Sales:
Residential Building Products	2.4%	2.1%	3.5%
Air Conditioning and Heating Products	1.8	2.0	2.2
Consolidated	2.2%	2.1%	2.9%

(1)	The year ended December 31, 2003 represents the combined pre- and post-Recapitalization periods of January 1, 2003 to January 9, 2003 and January 10, 2003 to December 31, 2003, respectively.

*	not applicable or not meaningful

      The combined year ended December 31, 2003 pre- and post-Recapitalization periods have been compared to the year ended December 31, 2002 for purposes of management’s discussion and analysis of the results of operations. Any references, below, to the year ended December 31, 2003 shall refer to the combined periods. Material fluctuations in operations resulting from the effect of purchase accounting have been highlighted.

	Pre-	Post-
	Recapitalization	Recapitalization	Combined
	Jan. 1, 2003 -	Jan. 10, 2003 -	Year Ended
	Jan. 9, 2003	December 31, 2003	December 31, 2003

	(Dollar amounts in millions)
Net sales	$24.9	$1,490.1	$1,515.0
Cost of products sold	18.6	1,060.0	1,078.6
Selling, general and administrative expenses, net	5.0	261.6	266.6
Amortization of intangible assets	0.1	9.0	9.1
Expenses and charges arising from the Recapitalization	83.0	—	83.0

Operating earnings (loss)	(81.8)	159.5	77.7
Interest expense	(1.0)	(54.1)	(55.1)
Investment income	0.1	1.4	1.5

Earnings (loss) before provision (benefit) for income taxes	(82.7)	106.8	24.1
Provision (benefit) for income taxes	(21.8)	42.5	20.7

Earnings (loss) from continuing operations	(60.9)	64.3	3.4
Earnings (loss) from discontinued operations	(1.0)	12.2	11.2

Net earnings (loss)	$(61.9)	$76.5	$14.6

	Percentage of Net Sales

	Pre-	Post-
	Recapitalization	Recapitalization	Combined
	Jan. 1, 2003 -	Jan. 10, 2003 -	Year Ended
	Jan. 9, 2003	December 31, 2003	December 31, 2003

Net sales	100.0%	100.0%	100.0%
Cost of products sold	74.7	71.1	71.2
Selling, general and administrative expenses, net	20.1	17.6	17.6
Amortization of intangible assets	0.4	0.6	0.6
Expenses and charges arising from the Recapitalization	333.3	—	5.5

Operating earnings (loss)	(328.5)	10.7	5.1
Interest expense	(4.0)	(3.6)	(3.6)
Investment income	0.4	0.1	0.1

Earnings (loss) before provision (benefit) for income taxes	(332.1)	7.2	1.6
Provision (benefit) for income taxes	(87.5)	2.9	1.3

Earnings (loss) from continuing operations	(244.6)	4.3	0.3
Earnings (loss) from discontinued operations	(4.0)	0.8	0.7

Net earnings (loss)	(248.6)%	5.1%	1.0%

      The tables that follow set forth, for each of the three years in the period ended December 31, 2003, (a) certain consolidated operating results, (b) the percentage change of such results as compared to the prior year, (c) the percentage which such results bear to net sales and (d) the change of such percentages as compared to the prior year:

				Percentage
				Change

	Year-ended December 31,			2003	2002
				to	to
	2003(1)	2002	2001	2002	2001

	(Dollar amounts in millions)
Net sales	$1,515.0	$1,384.1	$1,293.8	9.5%	7.0%
Cost of products sold	1,078.6	992.3	945.6	(8.7)	(4.9)
Selling, general and administrative expense	266.6	262.6	226.5	(1.5)	(15.9)
Amortization of goodwill and intangible assets	9.1	3.0	12.0	(203.3)	75.0
Expenses and charges arising from the Recapitalization	83.0	6.6	—	*	*

Operating earnings	77.7	119.6	109.7	(35.0)	9.0
Interest expense	(55.1)	(52.4)	(51.8)	(5.2)	(1.2)
Loss from debt retirement	—	—	(5.5)	*	100.0
Investment income	1.5	5.9	8.2	(74.6)	(28.0)

Earnings from continuing operations before provision for income taxes	24.1	73.1	60.6	(67.0)	20.6
Provision for income taxes	20.7	29.5	27.8	29.8	(6.1)

Earnings from continuing operations	3.4	43.6	32.8	(92.2)	32.9
Earnings (loss) from discontinued operations	11.2	18.9	(24.8)	(40.7)	176.2

Net earnings	$14.6	$62.5	$8.0	(76.6)%	681.2%

				Percentage
				Change
	Percentage of Net Sales Year-
	ended December 31,			2003	2002
				to	to
	2003(1)	2002	2001	2002	2001

Net sales	100.0%	100.0%	100.0%	—%	—%
Cost of products sold	71.2	71.7	73.1	0.5	1.4
Selling, general and administrative expense	17.6	19.0	17.5	1.4	(1.5)
Amortization of goodwill and intangible assets	0.6	0.2	0.9	(0.4)	0.7
Expenses and charges arising from the Recapitalization	5.5	0.5	—	(5.0)	(0.5)

Operating earnings	5.1	8.6	8.5	(3.5)	0.1
Interest expense	(3.6)	(3.8)	(4.0)	0.2	0.2
Loss from debt retirement	—	—	(0.4)	—	0.4
Investment income	0.1	0.5	0.6	(0.4)	(0.1)

Earnings from continuing operations before provision for income taxes	1.6	5.3	4.7	(3.7)	0.6
Provision for income taxes	1.3	2.1	2.1	0.8	—

Earnings from continuing operations	0.3	3.2	2.6	(2.9)	0.6
Earnings (loss) from discontinued operations	0.7	1.3	(2.0)	(0.6)	3.3

Net earnings	1.0%	4.5%	0.6%	(3.5)%	3.9%

(1)	The year ended December 31, 2003 represents the combined pre- and post-Recapitalization periods of January 1, 2003 to January 9, 2003 and January 10, 2003 to December 31, 2003, respectively.

*	not applicable or not meaningful

Year Ended December 31, 2003 as Compared to the Year Ended December 31, 2002

      Combined consolidated net sales from continuing operations increased approximately $130,900,000 or 9.5% for the year ended December 31, 2003 as compared to the year ended December 31, 2002. The Company’s segments have a significant number of different products across a wide range of price points and numerous distribution channels that do not always allow meaningful quantitative analysis to be performed with respect to the effect on net sales of changes in units sold or the price per unit sold. The Company, however, does ensure that whenever the underlying causes of material increases or decreases in consolidated net sales can be adequately analyzed and quantified, appropriate disclosure of such reasons, including changes in price, volume and the mix of products sold is made. The effect of changes in foreign currency exchange rates accounted for approximately $38,600,000 of the increase in net sales from continuing operations for the year ended December 31, 2003 as compared to the year ended December 31, 2002. Net sales increased for the year ended December 31, 2003 as compared to the year ended December 31, 2002 as a result of the acquisitions of Elan and SPC, price increases and higher net sales volume. In the Residential Building Products Segment, net sales increased approximately $101,500,000 or 13.9% and include an increase of approximately $29,300,000 attributable to the effect of changes in foreign currency exchange rates. The acquisition of Elan in January of 2003 and SPC in July of 2003 contributed approximately $46,000,000 of the increase in net sales for the Residential Building Products Segment. In the Air Conditioning and Heating Products Segment, net sales increased approximately $29,400,000 or 4.5% and include an increase of approximately $9,300,000 attributable to the effect of changes in foreign currency exchange rates.

      Overall, increases in sales levels in the year ended December 31, 2003 reflect the ongoing stability of the housing construction and remodeling markets and our expanded branding effort in our line of air conditioning and heating products, partially offset by the general slowdown in commercial construction activity and the continued softness in the manufactured housing market. For the years ended December 31, 2003 and 2002, the Company’s net sales to customers serving the manufactured housing markets, principally consisting of air conditioners and furnaces, constituted approximately 7.1% and 8.5%, respectively, of the Company’s consolidated net sales. The increase in net sales volume in the Residential Building Products Segment in the year ended December 31, 2003 as compared to the year ended December 31, 2002 was, in part, the result of new products and the ongoing stability in the residential housing construction and remodeling markets. Increased sales volume of bathroom exhaust fans, range hoods and garage door openers was also a factor in the increase in this segment. Net sales in the Air Conditioning and Heating Products Segment for HVAC products sold to residential site-built customers constituted the largest category of product sold to a particular group of customers within this segment in 2003 and increased approximately 22% over 2002. The increase in net sales in this Segment in the year ended December 31, 2003 as compared to 2002 was due to continued growth principally from this segment’s brand-name strategy of HVAC products to the residential site built market. In the year ended December 31, 2003, this Segment benefited from the introduction of our Westinghouse® and Maytag® brands which were introduced in the third quarter of 2002 and from the ongoing success of existing brands. To a lesser extent, increased sales prices of HVAC residential products were also a factor in the increase in net sales. These increases were partially offset by the general slowdown in commercial construction activity, which reduced sales of the Company’s commercial HVAC products by approximately 6% and an approximate 9% decrease in sales to the manufactured housing market in this segment as continued softness is being experienced by this industry. The trend of lower levels of orders and shipments of commercial HVAC products, particularly in the office building and telecommunications markets, is expected to continue into 2004.

      Combined cost of products sold was approximately $1,078,600,000 for the year ended 2003 and approximately $992,300,000 for the year ended 2002. Cost of products sold, as a percentage of net sales, decreased from approximately 71.7% in the year ended December 31, 2002 to approximately 71.2% in the year ended December 31, 2003. Cost of products sold for 2003 includes approximately $23,600,000 of cost of products sold from the acquisitions of Elan and SPC, including non-cash charges of approximately $800,000 related to the amortization of purchase price allocated to inventory, an increase of approximately

$30,600,000 related to the effect of changes in foreign currency exchange rates, a non-cash charge of approximately $4,600,000 related to the amortization of purchase price allocated to inventory as a result of the Recapitalization, approximately $8,100,000 of lower depreciation expense as a result of the fair value adjustment to property, plant and equipment and approximately $6,900,000 of restructuring charges and plant start-up costs. A more complete discussion on depreciation and its impact on the year ended December 31, 2003 and the expected impact on 2004 is available in the second paragraph below. In the Residential Building Products Segment, cost of products sold for 2003 was approximately $541,800,000, as compared to approximately $480,000,000 in 2002, and includes approximately $23,600,000 of cost of products sold from the acquisitions of Elan and SPC, including non-cash charges of approximately $800,000 related to the amortization of purchase price allocated to inventory, an increase of approximately $22,700,000 related to the effect of changes in foreign currency exchange rates, a non-cash charge of approximately $4,000,000 related to the amortization of purchase price allocated to inventory related to the Recapitalization, and approximately $4,600,000 of lower depreciation expense as a result of the fair value adjustment to property, plant and equipment. In the Air Conditioning and Heating Products Segment cost of products sold in 2003 was approximately $536,800,000, as compared to approximately $512,300,000 in 2002, and includes an increase of approximately $7,900,000 related to the effect of changes in foreign currency exchange rates, a non-cash charge of approximately $600,000 related to the amortization of purchase price allocated to inventory, approximately $6,900,000 of restructuring charges and start up costs and approximately $3,500,000 of lower depreciation expense as a result of the fair value adjustment to property, plant and equipment.

      Material costs were approximately 43.7% and 44.0% of net sales for the years ended December 31, 2003 and 2002, respectively. Cost reductions due to strategic sourcing software and systems development were primarily responsible for the decrease in material costs as a percentage of net sales in 2003 as compared to 2002. Manufacturing cost reduction measures implemented in 2002 and 2003 combined with net sales increases contributed to the decrease in cost of products sold as a percentage of net sales in the year ended December 31, 2003 as compared to 2002. Increased sales volume of HVAC products to residential site built customers in the Air Conditioning and Heating Products Segment, without a proportionate increase in cost (in part, reflecting increased sales without an increase in fixed costs) was a factor in the decrease in costs in the year ended December 31, 2003. Cost of products sold for the Air Conditioning and Heating Products Segment for the year ended December 31, 2003 include approximately $5,800,000 of severance and other costs associated with the closure of certain manufacturing facilities and include approximately $1,100,000 of expenses associated with the start-up of a new manufacturing facility.

      In connection with both the initial and final allocations of purchase price to property, plant and equipment acquired as part of the Recapitalization, the Company assigned new useful lives based upon the initial estimated and then the final useful lives adopted from the date of the Recapitalization, respectively, in order to determine depreciation expense for all periods subsequent to the Recapitalization. For the period from January 10, 2003 to December 31, 2003, the Company reflected approximately $8,100,000 of lower depreciation expense in continuing operations in cost of sales as compared to the Company’s historical basis of accounting prior to the Recapitalization. The lower depreciation expense reflects the favorable impact of approximately $12,200,000 related to revisions to the remaining useful lives, which was partially offset by the unfavorable impact of approximately $4,100,000 related to the increase in property, plant and equipment related to the allocation of purchase price. In 2004, the Company expects to record approximately $5,100,000 of lower depreciation expense in cost of products sold as compared to the Company’s historical basis of accounting prior to the Recapitalization. Depreciation expense related to property, plant and equipment acquired as part of the Recapitalization was recorded based upon the initial allocation of purchase price and initial estimated useful lives for the period from January 10, 2003 to October 4, 2003 and based upon the final allocation of purchase price and final useful lives adopted for the period from October 5, 2003 to December 31, 2003. Depreciation expense would have been approximately $3,600,000 higher for the period from January 10, 2003 to December 31, 2003 if the final allocation of purchase price and final remaining useful lives adopted had been used to record depreciation expense for the period from January 10, 2003 to October 4, 2003, primarily due to the final remaining useful lives adopted being shorter than the initial estimates, which was partially offset by the reduction in the amount of the final purchase price allocation. During the period from January 10, 2003 to December 31, 2003, the Company reflected amortization of purchase price allocated to inventory of approximately $4,600,000 in continuing operations in cost of sales related to inventory acquired as part of the Recapitalization. (See Note 1 of the Notes to the Consolidated Financial Statements included elsewhere herein.) Additionally, amortization of purchase price allocated to inventory of approximately $800,000 was reflected in continuing operations in cost of sales relating to the acquisition of Elan and SPC. No similar amortization was required for such inventory in 2002 under the Company’s historical basis of accounting. (See Note 1 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      Had all year-end inventory values been stated on a FIFO basis, year-end inventory would have been approximately $7,800,000 lower in 2003 and $800,000 higher in 2002. Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices, material costs and changes in productivity levels.

      Combined selling, general and administrative expense (“SG&A”) was approximately $266,600,000 for the year ended 2003 and approximately $262,600,000 for the year ended 2002. SG&A as a percentage of net sales decreased from approximately 19.0% in 2002 to approximately 17.6% in 2003. SG&A in 2003 includes approximately $15,200,000 of SG&A from the acquisitions of Elan and SPC in the Residential Building Products Segment, and an increase of approximately $6,400,000 related to the effect of changes in foreign currency exchange rates, of which approximately $4,200,000 is included in the Residential Building Products Segment and $2,200,000 is included in the Air Conditioning and Heating Products Segment. SG&A also includes in unallocated, approximately $3,500,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development. SG&A in 2003 is also higher due to approximately $1,400,000 of stock based compensation from adopting SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and $600,000 of compensation expense in the fourth quarter of 2003 from the sale of stock. SG&A in 2002 includes approximately $3,700,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development, approximately $2,100,000 of fees and expenses incurred in connection with the Company’s re-audit of its Consolidated Financial Statements for each of the three years in the period ended December 31, 2001, a $4,400,000 charge relating to an incentive earned by certain of the Company’s officers under the Company’s 1999 Equity Performance Plan and approximately $700,000 of stock based-compensation charges, all of which are recorded in unallocated and approximately $1,000,000 in the fourth quarter of 2002 relating to restructuring charges in the Residential Building Products Segment. The direct expenses and fees associated with the Company’s strategic sourcing software and systems development, the fees and expenses related to the re-audit of the Company’s Consolidated Financial Statements and the charge relating to incentive earned by certain of the Company’s officers under the Company’s 1999 Equity Performance Plan are set forth separately in the segment data. The decrease in the percentage is principally due, in part, to lower compensation and benefit expenses of certain members of management subsequent to the Recapitalization and higher sales without a proportionate increase in expense (in part, reflecting increased sales without an increase in fixed expenses) in the Air Conditioning and Heating Products segment in the fourth quarter and in the year ended December 31, 2003 in the Residential Building Products Segment. These decreases were partially offset by increased expense levels associated with the Company’s brand name strategy of HVAC products sold to the residential site built market.

      Amortization of intangible assets, as a percentage of net sales from continuing operations, increased from approximately 0.2% in the year ended December 31, 2002 to approximately 0.6% in the year ended December 31, 2003 principally as a result of approximately $6,300,000 of higher amortization of intangible assets arising from the Recapitalization as compared to the Company’s historical basis of accounting prior to the Recapitalization, of which approximately $3,600,000 and $2,700,000 relates to the Residential Building Products Segment and the Air Conditioning and Heating Products Segment, respectively. This higher amortization reflects the combination of the unfavorable impact of approximately $1,400,000 related to revisions to the remaining useful lives and the unfavorable impact of approximately $4,900,000 related to the increase in intangible assets as a result of the allocation of purchase price. The acquisitions of Elan and SPC in the Residential Building Products Segment accounted for an additional increase of approximately $700,000. In 2004, the Company expects to record approximately $8,400,000 of higher amortization of intangible assets as compared to the Company’s historical basis of accounting prior to the Recapitalization. Amortization expense related to intangible assets acquired as part of the Recapitalization was recorded based upon the initial allocation of purchase price and estimated useful lives for the period from January 10, 2003 to October 4, 2003 and based upon the final allocation of purchase price and final useful lives for the period from October 5, 2003 to December 31, 2003. Amortization expense would have been approximately $1,800,000 higher for the period from January 10, 2003 to December 31, 2003 if the final allocation of purchase price and final remaining useful lives adopted had been used to record amortization expense for the period from January 10, 2003 to October 4, 2003, primarily due to the final remaining useful lives being shorter than the initial estimates, which was partially offset by the reduction in the amount of the allocation of purchase price. (See Note 1 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      Expenses and charges arising from the Recapitalization were $83,000,000 or 5.5%, as a percentage of net sales, and $6,600,000 or 0.5%, as a percentage of net sales, in 2003 and 2002, respectively. See Liquidity and Capital Resources and Notes 1, 2 and 14 of the Notes to the Consolidated Financial Statements included elsewhere herein, for further discussion of these expenses and charges.

      Consolidated operating earnings decreased by approximately $41,900,000 from approximately $119,600,000, or 8.6% as a percent of net sales, in 2002 to approximately $77,700,000, or 5.1% as a percent of net sales, in 2003 as a result of the factors discussed above.

      Consolidated operating earnings have been reduced by depreciation and amortization expense (other than amortization of deferred debt expense and debt premium and discount) of approximately $32,600,000 and $29,100,000 for the years ended December 31, 2003 and 2002, respectively. Consolidated operating earnings for the year ended December 31, 2003 includes approximately $5,400,000 of amortization expense from purchase price allocated to inventory and approximately $6,300,000 of additional amortization expense of intangible assets, partially offset by approximately $8,100,000 of lower depreciation expense of property, plant and equipment as a result of the fair value adjustments arising from acquisitions and the Recapitalization.

      Operating earnings of the Residential Building Products Segment were approximately $140,000,000 in 2003 compared to approximately $122,900,000 in 2002 and include an increase of approximately $2,400,000 from the effect of foreign currency exchange rates, $7,600,000 of operating earnings contributed by the acquisition of Elan and SPC and an increase of approximately $4,600,000 of lower depreciation expense as a result of the fair value adjustment to property, plant and equipment in 2003. These increases were offset by decreased operating earnings from approximately $4,800,000 of amortization expense from purchase price allocated to inventory in 2003 and $3,600,000 of increased amortization from the estimated amount of fair value adjustment to intangible assets in 2003. Operating earnings in 2002 include a decrease of $1,000,000 relating to restructuring charges recorded in the fourth quarter of 2002. Operating earnings of the Air Conditioning and Heating Products Segment were approximately $57,200,000 in 2003 as compared to approximately $61,500,000 in 2002 and include an increase of approximately $3,500,000 of lower depreciation expense as a result of the fair value adjustment to property, plant and equipment in 2003. This increase was offset by decreased operating earnings of approximately $800,000 from the effect of foreign currency exchange rates, approximately $600,000 of amortization expense from purchase price allocated to inventory in 2003, $2,700,000 of increased amortization from the estimated amount of fair value adjustment to intangible assets in 2003 and $6,900,000 of restructuring charges and plant start-up costs in 2003. The operating expense in unallocated was approximately $119,500,000 for the year ended December 31, 2003 compared to expense of approximately $64,800,000 in 2002 and includes the effect of approximately $83,000,000 of fees and expenses associated with the Recapitalization, approximately $3,500,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development incurred in 2003 and approximately $1,800,000 of stock based compensation expense in 2003. The operating expense in unallocated for 2002 includes approximately $6,600,000 of fees and expenses associated with the Recapitalization, the effect of the incentive earned by certain of the

Company’s officers under the Company’s 1999 Equity Performance Plan of approximately $4,400,000 in the second quarter of 2002, the effect of the fees and expenses incurred in connection with the Company’s re-audit of its Consolidated Financial Statements for each of the three years in the period ended December 31, 2001 of approximately $2,100,000 in the third quarter of 2002, $3,700,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development and approximately $700,000 of stock based compensation expense.

      The increase in operating earnings in the Residential Building Products Segment in 2003 was primarily as a result of increased sales volume, principally bathroom exhaust fans and kitchen range hoods, due to the continued stability of new home construction and remodeling markets and increased sales of garage door openers. The increase in operating earnings in the Air Conditioning and Heating Products Segment in 2003 was principally due to increased sales volume of HVAC products to customers serving the residential site built market without a proportionate increase in costs and expenses (in part, reflecting increased sales without an increase in fixed costs and expenses), strategic sourcing software and systems development and cost reduction measures implemented in 2002 and, partially offset by a decrease in operating earnings of certain product lines due to the general slowdown in the commercial construction and manufactured housing markets. The operating results of the Air Conditioning and Heating Products Segment for the year ended December 31, 2003 include approximately $5,800,000 of severance and other costs associated with the closure of certain manufacturing facilities and include approximately $1,100,000 of costs associated with the start-up of a new manufacturing facility.

      Operating earnings of foreign operations, consisting primarily of the results of operations of the Company’s Canadian and European subsidiaries were approximately 6.6% and 7.2% of operating earnings (before unallocated and corporate expense) in 2003 and 2002, respectively. Sales and earnings derived from international markets are subject to, among others, the risks of currency fluctuations.

      Interest expense increased approximately $2,700,000 or approximately 5.2% in 2003 as compared to 2002. The increase in interest expense in 2003 is primarily due to approximately $4,100,000 of interest expense from the amortization of the bridge facility commitment fees and related expenses entered into in connection with the Recapitalization and reflects the effect of a net increase in debt and $3,200,000 of lower interest expense allocated to discontinued operations in 2003, partially offset by approximately $5,700,000 in the year ended December 31, 2003 of lower interest expense from the amortization of premium arising from the fair value adjustment on the date of the Recapitalization allocated to indebtedness as compared to the Company’s historical basis of accounting prior to the Recapitalization. Interest allocated to discontinued operations was approximately $38,600,000 and $41,800,000 for the years ended December 31, 2003 and 2002, respectively. (See Liquidity and Capital Resources and Notes 2 and 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      Investment income decreased approximately $4,400,000 or 74.6% in 2003 as compared to 2002 primarily as a result of lower average invested balances in 2003 as a result of the funds utilized in the Recapitalization and for acquisitions. Included in investment income in the year ended December 31, 2002 was approximately $2,600,000 related to restricted investments and marketable securities held by certain pension trusts (including related party amounts) which funds were distributed to participants on the date of the Recapitalization. (See Note 8 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      The provision for income taxes from continuing operations was approximately $20,700,000 for the year ended December 31, 2003 as compared to approximately $29,500,000 for the year ended December 31, 2002. The income tax rates in both 2003 and 2002 differed from the United States Federal statutory rate of 35% principally as a result of the effect of non-deductible expenses, foreign income tax on foreign source income, state income tax provisions, and in 2003 due to the Recapitalization. (See Notes 1, 2 and 5 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      The table that follows presents a summary of the operating results of discontinued operations for the periods presented. (See Note 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

	For the Periods

	Post-Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Net sales	$522,600	$8,800	$529,700

Operating earnings (loss) of discontinued operations*	58,237	(368)	70,401
Interest expense, net	(38,537)	(1,232)	(42,701)

Earnings (loss) before provision (benefit) for income taxes	19,700	(1,600)	27,700
Provision (benefit) for income taxes	7,500	(600)	10,600

Earnings (loss) from discontinued operations	12,200	(1,000)	17,100

Gain on sale of discontinued operations	—	—	2,400
Tax provision on sale of discontinued operations	—	—	600

	—	—	1,800

Earnings (loss) from discontinued operations	$12,200	$(1,000)	$18,900

Depreciation and amortization expense	$16,101	$315	$14,902

*	Operating earnings (loss) of discontinued operations are net of Ply Gem corporate expenses previously included within Unallocated other, net in the Company’s segment reporting.

Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to December 31, 2003 include approximately $600,000 of severance and other costs associated with the closure of certain manufacturing facilities. Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to December 31, 2003 also include approximately $1,300,000 of costs and expenses for expanded distribution including new customers.

      SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. The Company adopted SFAS No. 143 on January 1, 2003. Adoption of this accounting standard was not material to the Company’s Consolidated Financial Statements.

      SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections” (“SFAS No. 145”), was issued in April 2002 and addresses the reporting of gains and losses resulting from the extinguishment of debt, accounting for sale-leaseback transactions and rescinds or amends other existing authoritative pronouncements. SFAS No. 145 requires that any gain or loss on extinguishment of debt that does not meet the criteria of APB 30 for classification as an extraordinary item shall not be classified as extraordinary and shall be included in earnings from continuing operations. The Company adopted SFAS No. 145 on January 1, 2003. Adoption of this accounting standard was not material to the results presented in the consolidated financial statements but did require reclassification of the Company’s $5,500,000 pre-tax extraordinary loss recorded in 2001 to earnings from continuing operations.

      Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which addresses the accounting and reporting for costs associated with exit or disposal activities, nullifies Emerging Issues Task Force (“EITF”) Issue

No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”) and substantially nullifies EITF Issue No. 88-10, “Costs Associated with Lease Modification or Termination” (“EITF 88-10”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the Company’s Consolidated Financial Statements (see Note 13 of the Notes to the Consolidated Financial Statements included elsewhere herein).

      On December 31, 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting”. In the fourth quarter of 2003, the Company adopted the fair value method of accounting for stock based employee compensation in accordance with SFAS No. 123. (See Note 1 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). Along with new disclosure requirements, FIN 45 requires guarantors to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. This differs from the prior practice to record a liability only when a loss is probable and reasonably estimable. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company adopted the disclosure provisions of FIN 45 as of December 31, 2002 and adopted the entire interpretation on January 1, 2003. Adoption of FIN 45 was not material to the Company’s Consolidated Financial Statements (see Note 9 of the Notes to the Consolidated Financial Statements included elsewhere herein).

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply to the Company immediately for variable interest entities created after January 31, 2003 and for existing variable interest entities no later than the end of the first annual reporting period beginning after December 15, 2003. The adoption of FIN 46 is not expected to have a material impact on the Company’s Consolidated Financial Statements.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”), which clarifies the financial accounting and reporting proscribed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) for derivative instruments, including certain derivative instruments embedded in other contracts. Certain provisions of SFAS No. 149 related to implementation issues of SFAS No. 133 are already effective and other provisions related to forward purchases or sales are effective for both existing contracts and new contracts entered into after June 30, 2003. The Company has previously adopted SFAS No. 133, including the implementation issues addressed in SFAS No. 149, and the adoption of the new provisions of SFAS No. 149 on July 1, 2003 did not have an impact on the Company’s Consolidated Financial Statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”), which addresses the accounting and reporting for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and for all existing financial instruments beginning in the first interim period after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, which are subject to the provisions for the first fiscal period beginning after December 15, 2004. The Company adopted SFAS No. 150 on July 1, 2003. Adoption of this accounting standard did not have an impact on the Company’s Consolidated Financial Statements.

      In December 2003, the FASB issued the revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132”) to require additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised SFAS No. 132 provides only for additional disclosures and does not change the accounting for pension and postretirement plans. The Company has previously adopted SFAS No. 132 and has provided the required new disclosures of the revised SFAS No. 132 in Note 8 of the Notes to the Consolidated Financial Statements included elsewhere herein.

      The Company uses EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to the Liquidity and Capital Resources section for liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.

      EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net income (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. The Company uses a significant amount of capital assets and depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company has a significant amount of debt and interest expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company generally incurs significant U.S. federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of the Company’s costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net income (loss) for a more complete analysis of the Company’s profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, the Company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of the Company’s operating results as reported under GAAP.

      Company management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Company and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, the Company uses EBITDA as an operating performance measure in financial presentations to the Company’s Board of Directors, shareholders, various banks participating in the Company’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of the Company’s performance. The Company is also active in mergers, acquisitions and divestitures and uses EBITDA as an additional operating performance measure to assess Company, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of Company, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. The Company uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of potential valuation and relative performance and therefore does not place undue reliance on EBITDA as its only measure of operating performance. The Company believes EBITDA is useful for both the Company and investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. The Company believes that EBITDA is specifically relevant to the Company, due to the different degrees of leverage among its competitors, the impact of purchase accounting associated with the Recapitalization, which impacts comparability with its competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of the Company’s competitors. The Company has included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with the traditional GAAP performance measures discussed earlier in this Results of Operations section for a complete evaluation of the Company’s operating performance.

      The following table presents a reconciliation from net earnings (loss), which is the most directly comparable GAAP operating performance measure, to EBITDA:

	For the Periods

	Post-Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

Net earnings (loss)*	$76,500	$(61,900)	$62,500
Provision (benefit) for income taxes from continuing operations	42,500	(21,800)	29,500
Provision (benefit) for income taxes from discontinued operations	7,500	(600)	11,200
Interest expense from continuing operations	53,996	1,054	52,410
Interest expense from discontinued operations	38,733	1,234	44,224
Investment income from continuing operations	(1,351)	(119)	(5,943)
Investment income from discontinued operations	(196)	(2)	(1,523)
Depreciation expense from continuing operations	17,502	586	26,130
Depreciation expense from discontinued operations	10,865	245	11,784
Amortization expense from continuing operations	14,460	67	2,988
Amortization expense from discontinued operations	5,236	70	3,118

EBITDA	$265,745	$(81,165)	$236,388

*	Includes approximately $12,200,000, $(1,000,000) and $18,900,000 of earnings (loss) from discontinued operations for the periods from January 10, 2003 to December 31, 2003 and from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively. (See Note 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

EBITDA includes approximately $83,000,000 and $6,600,000 of expenses and charges arising from the Recapitalization recorded in the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively (see Notes 2 and 11 of the Notes to the Consolidated Financial Statements included elsewhere herein) and approximately $1,500,000 of stock based compensation from adopting SFAS No. 123 and $600,000 of compensation expense in the fourth quarter of 2003 from the sale of stock (see Note 1 of the Notes to the Consolidated Financial Statements included elsewhere herein).

Year Ended December 31, 2002 as Compared to the Year Ended December 31, 2001

      Consolidated net sales increased approximately $90,300,000 or 7.0% for 2002 as compared to 2001. The Company’s segments have a significant number of different products across a wide range of price points and numerous distribution channels that do not always allow meaningful quantitative analysis to be performed with respect to the effect on net sales of changes in units sold or the price per unit sold. The Company, however, does ensure that whenever the underlying causes of material increases or decreases in consolidated net sales can be adequately analyzed and quantified, appropriate disclosure of such reasons, including changes in price, volume and the mix of products sold is made. The effect of changes in foreign currency exchange rates accounted for approximately $5,600,000 of the increase in net sales in 2002. In the Residential Building Products Segment, net sales increased approximately $69,600,000 or 10.5% and include an increase of approximately $3,800,000 attributable to the effect of changes in foreign currency exchange rates. In the Air Conditioning and Heating Products Segment, net sales increased approximately $20,700,000 or 3.3% and include an increase of approximately $1,800,000 attributable to the effect of changes in foreign currency exchange rates.

      Overall, increases in sales levels in 2002 reflect continued strength in new home construction and remodeling markets and favorable weather conditions, partially offset by the continued slowdown in the manufactured housing market. For the years ended December 31, 2002 and 2001, the Company’s net sales to customers serving the manufactured housing markets, principally consisting of air conditioners and furnaces, constituted approximately 8.5% and 9.8%, respectively, of the Company’s consolidated net sales. The increase in net sales volume in the Residential Building Products Segment was, in part, the result of steady new home construction and strong remodeling business, increases in average unit sales prices of range hoods due to changes in product mix and increased sales of garage door openers. The increase in net sales in the Air Conditioning and Heating Products Segment, was principally due to continued growth resulting from this Segment’s brand-name strategy resulting in increased sales volume of HVAC products to the residential site built market, partially offset by the general slowdown in commercial construction activity which reduced the level of shipments of the Company’s commercial HVAC products and lower sales to the manufactured housing market in this segment in 2002 as continued softness was being experienced by this industry.

      Cost of products sold, as a percentage of net sales, decreased from approximately 73.1% for the year ended 2001 to approximately 71.7% for the year ended 2002. In the Residential Building Products Segment, cost of products sold for 2002 was approximately $480,000,000 compared to $443,200,000 for 2001 and includes an increase of approximately $3,200,000 related to the effect of changes in foreign currency exchange rates. In the Air Conditioning and Heating Products Segment cost of products sold was approximately $512,300,000 for 2002 compared to approximately $502,400,000 for 2001. Cost of products sold for 2002 includes an increase of approximately $1,500,000 related to the effect of changes in foreign currency exchange rates while cost of products sold for 2001 includes an increase of $2,700,000 over 2000 attributable to costs incurred in the start-up of a residential HVAC manufacturing facility.

      Material costs represented approximately 44.0% and 45.4% of net sales for the year 2002 and 2001, respectively. Material costs as a percentage of net sales decreased for the year 2002 as compared to the year 2001, primarily due to increased net sales levels and decreases in product costs including lower costs achieved from the Company’s strategic sourcing software and systems development discussed further below.

      The decrease in the percentage in 2002 as compared to 2001 principally resulted from reductions realized in the cost of certain purchased materials and component parts, in part, due to lower prices and the effect of lower costs from cost reduction measures implemented in 2001. The Company realized slightly lower prices on steel products for the first half of 2002 as compared to 2001, but higher steel prices in the second half of 2002 began to mitigate cost savings achieved. In addition, increased sales volume of HVAC products to residential site built customers in the Air Conditioning and Heating Products Segment and increased sales volume and higher average unit sales prices of range hoods due to changes in product mix toward higher priced units in the Residential Building Products Segment, all without a proportionate increase in cost (in part, reflecting increased sales without an increase in fixed costs) were also a factor. During 2002 the Company estimates that it has realized benefits related to its strategic sourcing software and systems development of between approximately $9,000,000 and $17,000,000 of lower cost of sales, before implementation costs as compared to between approximately $4,000,000 and $6,000,000 of lower cost of sales, before implementation costs in 2001. Cost savings achieved from this strategy were partially offset by the effect of increases in steel prices noted above. Had all year-end inventory values been stated on a FIFO basis, year-end inventory would have been approximately $800,000 higher in 2002 and $2,700,000 higher in 2001. Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices, material costs and changes in productivity levels.

      Selling, general and administrative expense increased from $226,500,000 or approximately 17.5% as a percentage of net sales in the year 2001 to approximately $262,600,000 or approximately 19.0% as a percentage of net sales in the year 2002. SG&A in 2002 includes approximately $3,700,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development, approximately $2,100,000 of fees and expenses incurred in connection with the Company’s re-audit of its Consolidated Financial Statements for each of the three years in the period ended December 31, 2001, and a $4,400,000 charge relating to an incentive earned by certain of the Company’s officers under the Company’s 1999 Equity Performance Plan all of which are recorded in unallocated and approximately $1,000,000 in the fourth quarter of 2002 relating to restructuring charges in the Residential Building Products Segment. The direct expenses and fees associated with the Company’s strategic sourcing software and systems development, the fees and expenses related to the re-audit of the Company’s Consolidated Financial Statements and the charge relating to an incentive earned by certain of the Company’s officers under the Company’s 1999 Equity Performance Plan are set forth separately in the segment data. Selling, general and administrative expense in 2001 included approximately $5,500,000 of fees and expenses related to the Company’s strategic sourcing software and systems development recorded in unallocated. All of the above amounts are set forth separately in the segment data except for the restructuring charges in the fourth quarter of 2002, which were recorded in the Residential Building Products Segment.

      The increase in the percentage is due, in part, to compensation and benefit expenses of certain members of management prior to the Recapitalization in 2002.

      Amortization of goodwill and intangible assets, as a percentage of net sales, decreased from approximately 0.9% in 2001 to approximately 0.2% in 2002. Beginning January 1, 2002, goodwill is no longer being amortized by the Company in accordance with the adoption of SFAS No. 142. Amortization of goodwill of continuing operations was approximately $8,700,000 for 2001, as determined under accounting principles generally accepted in the United States in effect in the year 2001 (see Note 1 of the Notes to the Consolidated Financial Statements included elsewhere herein).

      Expenses and charges arising from the Recapitalization were $6,600,000 or .5%, as a percentage of net sales, in 2002. See Liquidity and Capital Resources and Notes 1, 2 and 14 of the Notes to the Consolidated Financial Statements included elsewhere herein, for further discussion of these expenses and charges.

      Consolidated operating earnings increased approximately $9,900,000 or approximately 9.0% from approximately $109,700,000 in 2001 to approximately $119,600,000 in 2002 as a result of the factors discussed above.

      Consolidated operating earnings have been reduced by depreciation and amortization expense (other than amortization of deferred debt expense and debt discount) of approximately $29,100,000 and $37,100,000 for 2002 and 2001, respectively.

      Operating earnings of the Residential Building Products Segment were approximately $122,900,000 in 2002 compared to approximately $93,700,000 in 2001 and include an increase of approximately $200,000 from the effect of foreign currency exchange rates in 2002, and a decrease of $1,000,000 relating to restructuring charges recorded in the fourth quarter of 2002. Operating earnings of the Air Conditioning and Heating Products Segment were approximately $61,500,000 in 2002 compared to approximately $53,800,000 in 2001 and include a decrease of approximately $100,000 from the effect of foreign currency exchange rates in 2002 and approximately $2,700,000 attributable to costs incurred in the start-up of a residential HVAC manufacturing facility in 2001. The operating expense in unallocated was approximately $64,800,000 for the year ended December 31, 2002 compared to expense of approximately $37,800,000 in

2001 and includes the effect of approximately $6,600,000 of fees and expenses in 2002 associated with the Recapitalization of the Company, the effect of the incentive earned by certain of the Company’s officers under the Company’s 1999 Equity Performance Plan of approximately $4,400,000 in the second quarter of 2002, the effect of the fees and expenses incurred in connection with the Company’s re-audit of its Consolidated Financial Statements for each of the three years in the period ended December 31, 2001 of approximately $2,100,000 in the third quarter of 2002 and $3,700,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development incurred in 2002.

      The increase in operating earnings in the Residential Building Products Segment was primarily as a result of increased sales volume due to continued strength in 2002 in new home construction and remodeling markets, favorable weather conditions, increases in sales volume and higher average unit sales prices of range hoods due to changes in product mix and increased sales of garage door openers. The increase in operating earnings in the Air Conditioning and Heating Products Segment in 2002 was principally due to increased sales volume of HVAC products to customers serving the residential site built market, partially offset by a decrease in operating earnings of commercial products principally due to the softness in the commercial construction market. During 2002, both segments realized benefits associated with the Company’s strategic sourcing software and systems development.

      Operating earnings of foreign operations, consisting primarily of the results of operations of the Company’s Canadian and European subsidiaries, were approximately 7.2% and 6.3% of operating earnings (before unallocated and corporate expense) in 2002 and 2001, respectively. Sales and earnings derived from international markets are subject to, among others, the risks of currency fluctuations.

      Interest expense in 2002 increased approximately $600,000 or approximately 1.2% as compared to 2001. The increase in interest expense is primarily due to approximately $2,200,000 in 2002 associated with the refinancing of the Company’s 9 7/8% Senior Subordinated Notes due 2011 and increased interest and deferred debt amortization associated with the Company’s Senior Secured Credit Facility entered into in 2002 partially offset by duplicative interest expense of approximately $1,750,000 incurred in 2001 in connection with the refinancing of the Company’s 9 7/8% Senior Subordinated Notes due 2004 since the redemption of the 9 7/8% Senior Subordinated Notes due 2004 did not occur on the same day as the financing. Interest allocated to discontinued operations remained unchanged at approximately $41,800,000 for the years ended December 31, 2002 and 2001. (See Liquidity and Capital Resources and Notes 6, 10 and 16 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      On July 11, 2001, the Company redeemed $204,822,000 principal amount of the Company’s 9 7/8% Senior Subordinated Notes due 2004, plus an approximate $2,900,000 redemption premium thereon. As a result of this redemption, the Company recorded a pre-tax loss of approximately $5,500,000 in the third quarter of 2001. (See Note 6 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      Investment income decreased approximately $2,300,000 or 28.0% in 2002 as compared to 2001 primarily as a result of (a) approximately $1,700,000 of interest income resulting from the favorable abatement of state income taxes in 2001, (b) additional interest income of approximately $500,000 in 2001, earned on the funds from the financing held in escrow for the subsequent redemption of the 9 7/8% Senior Subordinated Notes due 2004 and (c) lower investment income rates in 2002. Included in investment income was approximately $2,600,000 in 2002 and $2,200,000 in 2001, respectively, related to restricted investments and marketable securities held by certain pension trusts (including related party amounts). (See Note 8 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      The provision for income taxes from continuing operations was approximately $29,500,000 for 2002 as compared to approximately $27,800,000 for 2001. The income tax rates in both years differed from the United States Federal statutory rate of 35% principally as a result of the effect of non-deductible expenses, foreign income tax on foreign source income, state income tax provisions and, in 2002, by the effect of approximately $2,000,000 of income taxes no longer required as a result of the Company’s Hong Kong subsidiary permanently investing un-remitted foreign earnings outside the United States and, in 2001 non-deductible amortization expense (for tax purposes). Beginning January 1, 2002, goodwill and intangible assets determined to have an indefinite life are no longer being amortized (non-deductible for tax purposes). (See Notes 1 and 5 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      The table that follows presents a summary of the operating results of discontinued operations for 2002 and 2001. (See Notes 1 and 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

	For the Years Ended
	December 31,

	2002	2001

	(Amounts in thousands)
Net sales	$529,700	$787,400

Operating earnings of discontinued operations*	$70,401	$43,188
Interest expense, net	(42,701)	(47,688)

Earnings (loss) before provision for income taxes	27,700	(4,500)
Provision for income taxes	10,600	300

Earnings (loss) from discontinued operations	$17,100	$(4,800)

Gain (loss) on sale of discontinued operations	$2,400	$(34,000)
Tax provision (benefit) on sale of discontinued operations	600	(14,000)

	$1,800	$(20,000)

Earnings (loss) from discontinued operations	$18,900	$(24,800)

Depreciation and amortization expense	$14,902	$26,291

*	Operating earnings (loss) of discontinued operations are net of Ply Gem corporate expenses previously included within Unallocated other, net in the Company’s segment reporting.

Operating earnings (loss) of discontinued operations for the year ended December 31, 2001 include approximately $600,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development and approximately $3,200,000 of net death benefit insurance proceeds related to life insurance maintained on former managers, both of which were previously included within Unallocated other, net in the Company’s segment reporting. Operating earnings (loss) of discontinued operations for the year ended December 31, 2001 also include approximately $300,000 of manufacturing costs incurred in connection with the start-up of a vinyl fence and decking facility, which were previously included in the WDS Segment in the Company’s segment reporting.

      In accordance with the adoption of SFAS No. 142, the Company ceased recording goodwill amortization expense as of January 1, 2002. The table that follows presents earnings from continuing operations and net earnings for the year ended December 31, 2001, as adjusted, to reflect the elimination of goodwill amortization expense and the related income tax impact:

	For the Year Ended
	December 31, 2001

	Earnings from
	Continuing
	Operations	Net Earnings

	(Amounts in thousands)
As reported in the accompanying consolidated statement of operations	$32,800	$8,000
Eliminate goodwill amortization expense	8,718	16,394
Eliminate related tax impact	(118)	(294)

As adjusted	$41,400	$24,100

      Comprehensive income included in stockholder’s investment was approximately $44,700,000 for 2002. Included in comprehensive income was a loss of approximately $22,700,000 (net of tax benefit of approximately $12,900,000) primarily as a result of actuarial losses due to market declines in plan assets, compensation increases and changes in discount rates and a gain recorded on the change in the cumulative amount of currency translation adjustment of approximately $5,250,000. (See Notes 1 and 8 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      The Company uses EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to the Liquidity and Capital Resources section for liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.

      EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net income (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. The Company uses a significant amount of capital assets and depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company has a significant amount of debt and interest expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company generally incurs significant U.S. federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of the Company’s costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net income (loss) for a more complete analysis of the Company’s profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, the Company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of the Company’s operating results as reported under GAAP.

      Company management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Company and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, the Company uses EBITDA as an operating performance measure in financial presentations to the Company’s Board of Directors, shareholders, various banks participating in the Company’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of the Company’s performance. The Company is also active in mergers, acquisitions and divestitures and uses EBITDA as an additional operating performance measure to assess Company, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of Company, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. The Company uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of potential valuation and relative performance and therefore does not place undue reliance on EBITDA as its only measure of operating performance. The Company believes EBITDA is useful for both the Company and investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. The Company believes that EBITDA is specifically relevant to the Company, due to the different degrees of leverage among its competitors, the impact of purchase accounting associated with the Recapitalization, which impacts comparability with its competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of the Company’s competitors. The Company has included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with the traditional GAAP performance measures discussed earlier in this Results of Operations section for a complete evaluation of the Company’s operating performance.

      The following table presents a reconciliation from net earnings, which is the most directly comparable GAAP operating performance measure, to EBITDA:

	For the years ended
	December 31,

	2002	2001

Net earnings*	$62,500	$8,000
Provision for income taxes from continuing operations	29,500	27,800
Provision (benefit) for income taxes from discontinued operations	11,200	(13,700)
Interest expense from continuing operations	52,410	51,748
Interest expense from discontinued operations	44,224	50,150
Investment income from continuing operations	(5,943)	(8,189)
Investment income from discontinued operations	(1,523)	(2,462)
Depreciation expense from continuing operations	26,130	25,166
Depreciation expense from discontinued operations	11,784	15,148
Amortization expense from continuing operations	2,988	11,955
Amortization expense from discontinued operations	3,118	11,143

EBITDA	$236,388	$176,759

*	Includes approximately $18,900,000 and $(24,800,000) of earnings (loss) from discontinued operations for the years ended December 31, 2002 and 2001, respectively (see Note 10 of the Notes to the Consolidated Financial Statements included elsewhere herein).

EBITDA includes approximately $6,600,000 of expenses and charges arising from the Recapitalization recorded for the year ended December 31, 2002 (see Notes 2 and 11 of the Notes to the Consolidated Financial Statements included elsewhere herein).

      The “Results of Operations” and “Liquidity and Capital Resources” sections which follow contain various tables that are intended to assist the reader in reconciling current results with the prior period.

Three months ended April 3, 2004 as compared to three months ended April 5, 2003

      The first quarter of 2004 has been compared to the combined first quarter of 2003 pre- and post-Recapitalization periods for purposes of management’s discussion and analysis of the results of operations. Any references below to the first quarter of 2003 shall refer to the combined periods. Material fluctuations in operations resulting from the effect of purchase accounting have been highlighted.

	Pre-	Post-
	Recapitalization	Recapitalization	Combined First
	January 1, 2003 -	January 10, 2003	Quarter Ended
	January 9, 2003	April 5, 2003	April 5, 2003

	(Dollar amounts in thousands)
	(Unaudited)
Net sales:
Residential Building Products	$16,338	$184,533	$200,871
Air Conditioning and Heating Products	8,613	151,544	160,157

Consolidated net sales	$24,951	$336,077	$361,028

Operating earnings (loss)*:
Residential Building Products	$2,731	$26,996	$29,727
Air Conditioning and Heating Products	(1,258)	16,476	15,218

Subtotal	1,473	43,472	44,945
Unallocated:
Expenses and charges arising from the Recapitalization	(83,000)	—	(83,000)
Strategic sourcing software and systems development expense	(100)	(1,400)	(1,500)
Stock based compensation charges	—	(600)	(600)
Other, net	(138)	(6,948)	(7,086)

Consolidated operating earnings (loss)	$(81,765)	$34,524	$(47,241)

Depreciation and amortization expense*:
Residential Building Products	$348	$6,418	$6,766
Air Conditioning and Heating Products	290	3,090	3,380
Other	15	110	125

	$653	$9,618	$10,271

Operating earnings (loss) margin:
Residential Building Products	16.7%	14.6%	14.8%
Air Conditioning and Heating Products	(14.6)	10.9	9.5
Consolidated	(327.7)%	10.3%	(13.1)%
Depreciation and amortization expense as a % of net sales:
Residential Building Products	2.1%	3.5%	3.4%
Air Conditioning and Heating Products	3.4	2.0	2.1
Consolidated	2.6%	2.9%	2.8%

*	During the period from January 10, 2003 to April 5, 2003, the Company reflected approximately $4,000,000 of excess purchase price allocated to inventory as a non-cash charge to cost of products sold. Approximately $3,400,000 was allocated to the Residential Building Products Segment, and approximately $600,000 was allocated to the Air Conditioning and Heating Products Segment.

      The tables that follow present the unaudited net sales from continuing operations, operating earnings from continuing operations and depreciation and amortization expense from continuing operations for the Company’s principal segments for the three months ended April 3, 2004 and the combined period ended April 5, 2003, the dollar amount and percentage change of such results as compared to the prior comparable period and the percentage to net sales of operating earnings and depreciation and amortization expense for the three months ended April 3, 2004 and the combined period ended April 5, 2003:

			Change in Earnings in
	Three Months Ended		the First Quarter 2004
			as Compared to 2003
	April 3,	April 5,
	2004	2003(1)	$	%

	(Dollar amounts in thousands)
Net sales:
Residential Building Products	$236,521	$200,871	$35,650	17.7%
Air Conditioning and Heating Products	170,922	160,157	10,765	6.7

Consolidated net sales	$407,443	$361,028	$46,415	12.9%

Operating earnings (loss):
Residential Building Products	$40,008	$29,727	$10,281	34.6%
Air Conditioning and Heating Products	9,072	15,218	(6,146)	(40.4)

Subtotal	49,080	44,945	4,135	9.2
Unallocated:
Expenses and charges arising from the Recapitalization	—	(83,000)	83,000	100.0
Strategic sourcing software and systems development expense	—	(1,500)	1,500	100.0
Stock based compensation charges	(200)	(600)	400	66.7
Other, net	(7,367)	(7,086)	(281)	(4.0)

Consolidated operating earnings (loss)	$41,513	$(47,241)	$88,754	187.9%

Depreciation and amortization expense:
Residential Building Products	$5,474	$6,766	$(1,292)	(19.1)%
Air Conditioning and Heating Products	3,726	3,380	346	10.2
Other	82	125	(43)	(34.4)

	$9,282	$10,271	$(989)	(9.6)%

Operating earnings margin:
Residential Building Products	16.9%	14.8%
Air Conditioning and Heating Products	5.3	9.5
Consolidated	10.2%	(13.1)%
Depreciation and amortization expense as a % of net sales:
Residential Building Products	2.3%	3.4%
Air Conditioning and Heating Products	2.2	2.1
Consolidated	2.3%	2.8%

(1)	The first quarter ended April 5, 2003 represents the combined pre- and post-Recapitalization periods of January 1, 2003 through January 9, 2003 and January 10, 2003 through April 5, 2003, respectively.

      The first quarter of 2004 has been compared to the combined first quarter of 2003 pre- and post-Recapitalization periods for purposes of management’s discussion and analysis of the results of operations. Any references, below, to the first quarter of 2003 shall refer to the combined periods. Material fluctuations in operations resulting from the effect of purchase accounting have been highlighted.

	Pre-	Post-
	Recapitalization	Recapitalization	Combined First
	Jan. 1, 2003 -	Jan. 10, 2003 -	Quarter Ended
	Jan. 9, 2003	April 5, 2003	April 5, 2003

	(Dollar amounts in millions)
	(Unaudited)
Net sales	$24.9	$336.1	$361.0
Cost of products sold	18.6	239.7	258.3
Selling, general and administrative expenses, net	5.0	60.1	65.1
Amortization of intangible assets	0.1	1.8	1.9
Expenses and charges arising from the Recapitalization	83.0	—	83.0

Operating earnings (loss)	(81.8)	34.5	(47.3)
Interest expense	(1.0)	(16.8)	(17.8)
Investment income	0.1	0.4	0.5

Earnings (loss) before provision (benefit) for income taxes	(82.7)	18.1	(64.6)
Provision (benefit) for income taxes	(21.8)	7.1	(14.7)

Earnings (loss) from continuing operations	(60.9)	11.0	(49.9)
Loss from discontinued operations	(1.0)	(5.5)	(6.5)

Net earnings (loss)	$(61.9)	$5.5	$(56.4)

	Percentage of Net Sales

	Pre-	Post-
	Recapitalization	Recapitalization	Combined First
	Jan. 1, 2003 -	Jan. 10, 2003 -	Quarter Ended
	Jan. 9, 2003	April 5, 2003	April 5, 2003

Net sales	100.0%	100.0%	100.0%
Cost of products sold	74.7	71.3	71.6
Selling, general and administrative expenses, net	20.1	17.9	18.0
Amortization of intangible assets	0.4	0.5	0.5
Expenses and charges arising from the Recapitalization	333.3	—	23.0

Operating earnings (loss)	(328.5)	10.3	(13.1)
Interest expense	(4.0)	(5.0)	(4.9)
Investment income	0.4	0.1	0.1

Earnings (loss) before provision (benefit) for income taxes	(332.1)	5.4	(17.9)
Provision (benefit) for income taxes	(87.5)	2.1	(4.1)

Earnings (loss) from continuing operations	(244.6)	3.3	(13.8)
Loss from discontinued operations	(4.0)	(1.7)	(1.8)

Net earnings (loss)	(248.6)%	1.6%	(15.6)%

      The tables that follow set forth, for the periods presented, (a) certain unaudited consolidated operating results, (b) the change in the amount and the percentage change of such results as compared to the prior comparable period, (c) the percentage which such results bear to net sales, and (d) the change of such percentages as compared to the prior comparable period. The results of operations for the first three months ended April 3, 2004 are not necessarily indicative of the results of operations to be expected for any other interim period or the full year.

			Change in Earnings
			in the First Quarter
	Three Months Ended		2004 as Compared
			to 2003
	April 3,	April 5,
	2004	2003(1)	$	%

	(Dollar amounts in millions)
Net sales	$407.4	$361.0	$46.4	12.9%
Cost of products sold	288.7	258.3	(30.4)	(11.8)
Selling, general and administrative expenses, net	73.9	65.1	(8.8)	(13.5)
Amortization of intangible assets	3.3	1.9	(1.4)	(73.7)
Expenses and charges arising from the Recapitalization	—	83.0	83.0	100.0

Operating earnings (loss)	41.5	(47.3)	88.8	187.7
Interest expense	(16.6)	(17.8)	1.2	6.7
Loss from debt retirement	(11.9)	—	(11.9)	*
Investment income	0.9	0.5	0.4	80.0

Earnings (loss) from continuing operations before provision (benefit) for income taxes	13.9	(64.6)	78.5	121.5
Provision (benefit) for income taxes	5.5	(14.7)	20.2	137.4

Earnings (loss) from continuing operations	8.4	(49.9)	58.3	116.8
Earnings (loss) from discontinued operations	68.2	(6.5)	74.7	*

Net earnings (loss)	$76.6	$(56.4)	$133.0	235.8%

	Percentage of
	Net Sales
	First Quarter Ended		Change in Percentage
			for the First
	April 3,	April 5,	Quarter 2004
	2004	2003(1)	as Compared to 2003

Net sales	100.0%	100.0%	—%
Cost of products sold	70.9	71.6	0.7
Selling, general and administrative expenses, net	18.1	18.0	(0.1)
Amortization of intangible assets	0.8	0.5	(0.3)
Expense and charges arising from the Recapitalization	—	23.0	23.0

Operating earnings (loss)	10.2	(13.1)	23.3
Interest expense	(4.1)	(4.9)	0.8
Loss from debt retirement	(2.9)	—	(2.9)
Investment income	0.2	0.1	0.1

Earnings (loss) from continuing operations before provision (benefit) for income taxes	3.4	(17.9)	21.3
Provision (benefit) for income taxes	1.3	(4.1)	5.4

Earnings (loss) from continuing operations	2.1	(13.8)	15.9
Earnings (loss) from discontinued operations	16.7	(1.8)	18.5

Net earnings (loss)	18.8%	(15.6)%	34.4%

(1)	The three month period ended April 5, 2003 represents the combined pre-and post-Recapitalization periods of January 1, 2003 through January 9, 2003 and January 10, 2003 through April 5, 2003, respectively.

*	not meaningful

      Consolidated net sales from continuing operations increased approximately $46,400,000, or 12.9%, for the first quarter of 2004 as compared to the first quarter of 2003. The Company’s segments have a significant number of different products across a wide range of price points and numerous distribution channels that do not always allow meaningful quantitative analysis to be performed with respect to the effect on net sales of changes in units sold or the price per unit sold. The Company, however, does ensure that whenever the underlying causes of material increases or decreases in consolidated net sales can be adequately analyzed and quantified, appropriate disclosure of such reasons, including changes in price, volume and the mix of products sold, is made. The effect of changes in foreign currency exchange rates accounted for approximately $11,700,000 of the increase in net sales from continuing operations for the first quarter of 2004 as compared to the first quarter of 2003. Net sales increased for the first quarter of 2004 as compared to the first quarter of 2003 as a result of the acquisitions of Elan, SPC, OSCO and OmniMount, price increases and higher net sales volume. In the Residential Building Products Segment, net sales increased approximately $35,600,000, or 17.7%, and include an increase of approximately $7,800,000 attributable to the effect of changes in foreign currency exchange rates. The acquisitions of Elan in January of 2003, SPC in July of 2003, OSCO in December of 2003 and OmniMount in March of 2004 contributed approximately $15,400,000 of the increase in net sales for the Residential Building Products Segment. In the Air Conditioning and Heating Products Segment, net sales increased approximately $10,800,000, or 6.7%, and include an increase of approximately $3,900,000 attributable to the effect of changes in foreign currency exchange rates.

      Overall, increases in sales levels in the first quarter of 2004 reflect the ongoing stability of the housing construction and remodeling markets and our expanded branding effort in our line of air conditioning and heating products, partially offset by a slight decrease in net sales of certain products affected by the general slowdown in commercial construction activity and the continued softness in the manufactured housing market. For the first quarter of 2004 and 2003, the Company’s net sales to customers serving the manufactured housing markets, principally consisting of air conditioners and furnaces, constituted approximately 6.0% and 6.8%, respectively, of the Company’s consolidated net sales. The increase in net sales volume in the Residential Building Products Segment in the first quarter of 2004 as compared to the first quarter of 2003 was primarily due to increased volume of bathroom exhaust fans and range hoods as a result of the ongoing stability in the residential housing construction and remodeling markets. Net sales in the Air Conditioning and Heating Products Segment for HVAC products sold to residential site-built customers constituted the largest category of product sold to a particular group of customers within this segment in the first quarter of 2004 and increased approximately 11% over the first quarter of 2003. The increase in net sales in this Segment in the first quarter of 2004 as compared to the first quarter of 2003 was due principally to continued growth from this segment’s brand-name strategy of HVAC products sold to customers serving the residential site built market. These increases were partially offset by the general slowdown in commercial construction activity, which reduced sales of the Company’s commercial HVAC products by less than 1% before considering the effect of foreign exchange as continued softness is being experienced by this industry. The Company does not believe that it will see any meaningful recovery in the manufactured housing and commercial HVAC markets in 2004.

      Cost of products sold was approximately $288,700,000 for the first quarter of 2004 and approximately $258,300,000 for the first quarter of 2003. Cost of products sold, as a percentage of net sales, decreased from approximately 71.6% in the first quarter of 2003 to approximately 70.9% in the first quarter of 2004. Cost of products sold for the first quarter of 2004 includes approximately $8,500,000 of cost of products sold from the acquisitions of Elan, SPC, OSCO and OmniMount, approximately $1,300,000 of severance and other costs associated with the closure of certain manufacturing facilities, approximately $4,100,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility, approximately $1,000,000 of increased depreciation expense of property, plant and equipment in the first quarter of 2004 as compared to the first quarter of 2003 arising from finalizing the fair value adjustments in the fourth quarter of 2003 as a result of the Recapitalization and an increase of approximately $9,100,000 related to the effect of changes in foreign currency exchange rates. Cost of products sold for the first quarter of 2003 includes a non-cash charge of approximately $4,000,000 primarily related to the amortization of purchase price allocated to inventory as a result of the

Recapitalization. In the Residential Building Products Segment, cost of products sold for the first quarter of 2004 was approximately $149,400,000, as compared to approximately $135,800,000 in the first quarter of 2003, and includes approximately $8,500,000 of cost of products sold from the acquisitions of Elan, SPC, OSCO and OmniMount, approximately $300,000 of increased depreciation expense of property, plant and equipment in the first quarter of 2004 as compared to the first quarter of 2003, arising from finalizing the fair value adjustments in the fourth quarter of 2003 as a result of the Recapitalization, and an increase of approximately $5,800,000 related to the effect of changes in foreign currency exchange rates. In the Residential Building Products Segment, cost of products sold for the first quarter of 2003 include approximately $3,400,000 related to the amortization of purchase price allocated to inventory related to the Recapitalization. In the Air Conditioning and Heating Products Segment cost of products sold in the first quarter of 2004 was approximately $139,300,000, as compared to approximately $122,500,000 in the first quarter of 2003, and includes an increase of approximately $3,300,000 related to the effect of changes in foreign currency exchange rates, approximately $1,300,000 of costs associated with the closure of certain manufacturing facilities, approximately $4,100,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility and approximately $700,000 of increased depreciation expense of property, plant and equipment in the first quarter of 2004 as compared to the first quarter of 2003 arising from finalizing the fair value adjustments in the fourth quarter of 2003 as a result of the Recapitalization. In the Air Conditioning and Heating Products Segment, cost of products sold for the first quarter of 2003 includes a non-cash charge of approximately $600,000 related to the amortization of purchase price allocated to inventory related to the Recapitalization.

      Material costs were approximately 43.3% and 43.4% of net sales for the first quarters of 2004 and 2003, respectively. Both of the Company’s segments experienced material cost increases related primarily to purchases of steel, copper and aluminum in the first quarter of 2004 as compared to the first quarter of 2003. These cost increases were partially offset by the effect of increased sales prices of certain of the Company’s products and material cost improvements due to the Company’s strategic sourcing initiatives.

      Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices, material costs and changes in productivity levels.

      Selling, general and administrative expense (“SG&A”) was approximately $73,900,000 for the first quarter of 2004 and approximately $65,100,000 for the first quarter of 2003. SG&A as a percentage of net sales increased from approximately 18.0% in the first quarter of 2003 to approximately 18.1% in the first quarter of 2004. SG&A in 2004 includes approximately $5,000,000 of SG&A from the acquisitions of Elan, SPC, OSCO and OmniMount in the Residential Building Products Segment and an increase of approximately $1,900,000 related to the effect of changes in foreign currency exchange rates, of which approximately $1,200,000 is included in the Residential Building Products Segment and $700,000 is included in the Air Conditioning and Heating Products Segment. SG&A in the first quarter of 2004 also includes approximately $250,000, of which $200,000 is included in unallocated, of stock based compensation from adopting SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) in the fourth quarter of 2003. SG&A in the first quarter of 2003 includes in unallocated approximately $1,500,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development and approximately $700,000, of which $600,000 is included in unallocated, of stock based compensation from adopting SFAS No. 123. The direct expenses and fees associated with the Company’s strategic sourcing software and systems development are set-forth separately in the segment data. The increase in the percentage is principally due to acquisitions in the Residential Building Products Segment which have a substantially higher level of SG&A than the overall segment.

      Amortization of intangible assets, as a percentage of net sales from continuing operations, increased from approximately 0.5% in the first quarter of 2003, to approximately 0.8% in the first quarter of 2004. This increase is principally a result of approximately $1,600,000 of increased amortization of intangible assets in the first quarter of 2004 as compared to the first quarter of 2003, arising from finalizing the fair value adjustments in the fourth quarter of 2003 as a result of the Recapitalization. Approximately

$1,300,000 and $300,000 of this increase relates to the Residential Building Products Segment and the Air Conditioning and Heating Products Segment, respectively (see Note A of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

      Expenses and charges arising from the Recapitalization were $83,000,000 in the first quarter of 2003. See Liquidity and Capital Resources and Notes A, B and F of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein, for further discussion of these expenses and charges.

      Consolidated operating earnings increased by approximately $88,800,000 from a loss of approximately $47,300,000, or 13.1% as a percent of net sales, in the first quarter of 2003 to earnings of approximately $41,500,000, or 10.2% as a percent of net sales, in the first quarter of 2004 as a result of the factors discussed above.

      Consolidated operating earnings have been reduced by depreciation and amortization expense (other than amortization of deferred debt expense and debt premium and discount) of approximately $9,300,000 and $10,300,000 for the first quarters of 2004 and 2003, respectively. Acquisitions accounted for approximately $100,000 of the increase in such depreciation and amortization expense. Consolidated operating earnings for the first quarter of 2004 as compared to the first quarter of 2003 include approximately $1,000,000 of increased depreciation expense of property, plant and equipment and approximately $1,600,000 of increased amortization of intangible assets arising from finalizing the fair value adjustments in the fourth quarter of 2003 as a result of the Recapitalization. Consolidated operating earnings for the first quarter of 2003 include approximately $4,000,000 of amortization expense from purchase price allocated to inventory.

      Operating earnings of the Residential Building Products Segment were approximately $40,000,000 in the first quarter of 2004 compared to approximately $29,700,000 in the first quarter of 2003 and include in the first three months of 2004 an increase of approximately $800,000 from the effect of foreign currency exchange rates and approximately $1,900,000 of operating earnings contributed by the acquisitions of Elan, SPC, OSCO and OmniMount. Operating earnings of the Residential Building Products Segment in the first quarter of 2004 include approximately $300,000 of increased depreciation expense and approximately $1,300,000 of increased amortization from finalizing the fair value adjustments to property, plant and equipment and to intangible assets, respectively, in the fourth quarter of 2003 as a result of the Recapitalization. Operating earnings of the Residential Building Products Segment in the first three months of 2003 include approximately $3,400,000 of amortization expense from purchase price allocated to inventory related to the Recapitalization. Operating earnings of the Air Conditioning and Heating Products Segment were approximately $9,100,000 in the first quarter of 2004 as compared to approximately $15,200,000 in the first quarter of 2003 and include in the first three months of 2004 a decrease of approximately $100,000 from the effect of foreign currency exchange rates, approximately $1,300,000 of costs associated with the closure of certain manufacturing facilities and approximately $4,100,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility. Operating earnings of the Air Conditioning and Heating Products Segment in the first quarter of 2004 includes approximately $700,000 of increased depreciation expense and approximately $300,000 of increased amortization from finalizing the fair value adjustments to property, plant and equipment and to intangible assets, respectively, in the fourth quarter of 2003 as a result of the Recapitalization. Operating earnings of the Air Conditioning and Heating Products Segment in the first three months of 2003 include approximately $600,000 of amortization expense from purchase price allocated to inventory related to the Recapitalization. The operating expense in unallocated was approximately $7,600,000 for the first quarter of 2004 compared to approximately $92,200,000 in the first quarter of 2003 and includes approximately $200,000 of stock based compensation expense in 2004. The operating expense in unallocated for the first quarter of 2003 includes approximately $83,000,000 of fees and expenses associated with the Recapitalization, approximately $1,500,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development and approximately $600,000 of stock based compensation expense.

      The increase in operating earnings in the Residential Building Products Segment in the first quarter of 2004 was primarily as a result of increased sales volume, principally bathroom exhaust fans and kitchen range hoods, due to the continued stability of new home construction and remodeling markets. The decrease in operating earnings in the Air Conditioning and Heating Products Segment in the first quarter of 2004 was principally due to the general slowdown in the manufactured housing markets of certain product lines, as well as, increased levels of operating costs related to the start-up and re-alignment of certain manufacturing facilities and lower levels of efficiency and productivity related to that start-up, partially offset by increased shipments of products to customers serving the residential site built market.

      Operating earnings of foreign operations, consisting primarily of the results of operations of the Company’s Canadian and European subsidiaries were approximately 10.9% and 4.5% of operating earnings (before unallocated and corporate expense) in the first quarter of 2004 and 2003, respectively. Sales and earnings derived from international markets are subject to, among others, the risks of currency fluctuations.

      Interest expense decreased approximately $1,200,000 or approximately 6.7% in the first quarter of 2004 as compared to the first quarter of 2003. The decrease in interest expense in the first quarter of 2004 is primarily due to approximately $4,100,000 of interest expense in the first quarter of 2003 from the amortization of the bridge facility commitment fees and related expenses entered into in connection with the Recapitalization, a reduction of indebtedness from the debt redemptions and open market purchases, lower interest rates from the sale of Floating Rate Notes used to refinance the 8 7/8% Senior Notes, partially offset by duplicative interest arising during the waiting period from the call for redemption to the date of redemption of the 8 7/8% Senior Notes. Interest allocated to discontinued operations was approximately $4,400,000 and $9,700,000 for the first quarters of 2004 and 2003, respectively, and was also a factor in the change in interest expense from continuing operations. (See Liquidity and Capital Resources and Notes B and H of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.)

      During the first quarter of 2004, the Company called for redemption all of the Company’s outstanding 9 1/4% Senior Notes due 2007 (“9 1/4% Notes”), all of its outstanding 9 1/8% Senior Notes due 2007 (“9 1/8% Notes”) and all of its outstanding 8 7/8% Senior Notes due 2008 (“8 7/8% Notes”). The redemption of the 9 1/4% Notes, 9 1/8% Notes and 8 7/8% Notes resulted in a pre-tax loss of approximately $11,958,000 in the first quarter of 2004, based upon the difference between the respective redemption prices and the estimated carrying values at the redemption dates of the 9 1/4% Notes, 9 1/8% Notes and 8 7/8% Notes, which include the principal amount redeemed and the estimated remaining unamortized premium recorded in connection with the Recapitalization. (See Note D of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.)

      Investment income increased approximately $400,000 or 80.0% in the first quarter of 2004 as compared to the first quarter of 2003 primarily as a result of higher average invested balances (see Notes D and H of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

      The provision for income taxes from continuing operations was approximately $5,500,000 for the first quarter of 2004 as compared to a benefit for income taxes from continuing operations of approximately $14,700,000 for the first quarter of 2003. The income tax rates in both the first quarter of 2004 and 2003 differed from the United States Federal statutory rate of 35% principally as a result of the effect of non-deductible expenses, foreign income tax on foreign source income, state income tax provisions, and in 2003 due to the Recapitalization. (See Notes A, B and J of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.)

      The table that follows presents a summary of the operating results of discontinued operations for the periods presented. (See Note H of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.)

	For the Periods

			Pre-
	Post-Recapitalization		Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)
	(Unaudited)
Net sales	$40,600	$99,100	$8,800

Operating earnings (loss) of discontinued operations*	$(2,044)	$190	$(368)
Interest expense, net	(4,556)	(8,790)	(1,232)

Loss before income tax benefit	(6,600)	(8,600)	(1,600)
Income tax benefit	(2,500)	(3,100)	(600)

Loss from discontinued operations	(4,100)	(5,500)	(1,000)

Gain on sale of discontinued operations	122,700	—	—
Income tax provision on sale of discontinued operations	50,400	—	—

	72,300	—	—

Earnings (loss) from discontinued operations	$68,200	$(5,500)	$(1,000)

Depreciation and amortization expense	$1,359	$4,747	$315

*	Operating earnings (loss) of discontinued operations are net of Ply Gem corporate expenses previously included within Unallocated other, net in the Company’s segment reporting.

Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to April 5, 2003 include approximately $500,000 of severance and other costs associated with the closure of certain manufacturing facilities. Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to April 5, 2003 also include approximately $1,300,000 of costs and expenses for expanded distribution including new customers.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements on FIN 46 apply to the Company immediately for all variable interest entities created after December 31, 2003 and begin on January 1, 2005 for all variable interest entities created prior to January 1, 2004. The adoption of FIN 46 on January 1, 2004 did not have any impact on the Company’s consolidated financial statements and is not expected to have a material impact in the future.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”), which clarifies the financial accounting and reporting proscribed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) for derivative instruments, including certain derivative instruments embedded in other contracts. Certain provisions of SFAS No. 149 related to implementation issues of SFAS No. 133 are already effective and other provisions related to forward purchases or sales are effective for both existing contracts and new contracts entered into after June 30, 2003. The Company has previously adopted SFAS No. 133, including the implementation issues addressed in SFAS No. 149, and the adoption of the new provisions of SFAS No. 149 on July 1, 2003 did not have an impact on the Company’s consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”), which addresses the accounting and reporting for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and for all existing financial instruments beginning in the first interim period after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, which are subject to the provisions for the first fiscal period beginning after December 15, 2003. The Company adopted SFAS No. 150 on July 1, 2003. Adoption of this accounting standard did not have an impact on the Company’s consolidated financial statements.

      In December 2003, the FASB reissued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132”) to require additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised SFAS No. 132 provides only for additional disclosures and does not change the accounting for pension and postretirement plans. The Company has previously adopted SFAS No. 132 and has provided the required new disclosures of the revised SFAS No. 132 in Note M of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.

      The Company uses EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to the Liquidity and Capital Resources section for liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.

      EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net income (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. The Company uses a significant amount of capital assets and depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company has a significant amount of debt and interest expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company generally incurs significant U.S. federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of the Company’s costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net income (loss) for a more complete analysis of the Company’s profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, the Company’s definition of EBITDA may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of the Company’s operating results as reported under GAAP.

      Company management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Company and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, the Company uses EBITDA as an operating performance measure in financial presentations to the Company’s

Board of Directors, shareholders, various banks participating in the Company’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of the Company’s performance. The Company is also active in mergers, acquisitions and divestitures and uses EBITDA as an additional operating performance measure to assess Company, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of Company, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. The Company uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of potential valuation and relative performance and therefore does not place undue reliance on EBITDA as its only measure of operating performance. The Company believes EBITDA is useful for both the Company and investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. The Company believes that EBITDA is specifically relevant to the Company, due to the different degrees of leverage among its competitors, the impact of purchase accounting associated with the Recapitalization, which impacts comparability with its competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of the Company’s competitors. The Company has included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with the traditional GAAP performance measures discussed earlier in this Results of Operations section for a complete evaluation of the Company’s operating performance.

      The following table presents a reconciliation from net earnings (loss), which is the most directly comparable GAAP operating performance measure, to EBITDA:

	For the Periods

	Post-Recapitalization		Pre-Recapitalization

	Jan. 1, 2004	Jan. 10, 2003 –	Jan. 1, 2003 –
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)
Net earnings (loss)*	$76,600	$5,500	$(61,900)
Provision (benefit) for income taxes from continuing operations	5,500	7,100	(21,800)
Provision (benefit) for income taxes from discontinued operations	47,900	(3,100)	(600)
Interest expense from continuing operations	16,577	16,791	1,054
Interest expense from discontinued operations	4,585	8,858	1,234
Investment income from continuing operations	(922)	(367)	(119)
Investment income from discontinued operations	(29)	(68)	(2)
Depreciation expense from continuing operations	5,808	3,764	586
Depreciation expense from discontinued operations	1,158	2,387	245
Amortization expense from continuing operations	3,474	5,854	67
Amortization expense from discontinued operations	201	2,360	70

EBITDA	$160,852	$49,079	$(81,165)

*	Includes approximately $68,200,000, $(5,500,000) and $(1,000,000) of earnings (loss) from discontinued operations for the three months ended April 3, 2004 and the periods from January 10, 2003 to April 5, 2003 and from January 1, 2003 to January 9, 2003, respectively. (See Note H of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.)

EBITDA includes approximately $83,000,000 of expenses and charges arising from the Recapitalization recorded in the period from January 1, 2003 to January 9, 2003 (see Notes A, F and I of the Notes to the Consolidated Financial Statements included elsewhere herein) and approximately $250,000 and $700,000 of stock based compensation from adopting SFAS No. 123 recorded in the three months ended April 3, 2004 and the period from January 10, 2003 to April 5, 2003, respectively (see Notes A and I of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

Liquidity and Capital Resources

      From January 1, 2004 through February 3, 2004, the Company purchased approximately $14,800,000 of its 9 1/4% Senior Notes due 2007 (“9 1/4% Notes”) and approximately $10,700,000 of its 9 1/8% Senior Notes due 2007 (“9 1/8% Notes”) in open market transactions. On March 15, 2004, the Company redeemed all of the Company’s outstanding 9 1/4% Notes (approximately $160,200,000 in principal amount) and on March 14, 2004 redeemed all of its outstanding 9 1/8% Notes (approximately $299,300,000 in principal amount). The 9 1/4% Notes and 9 1/8% Notes were redeemed at a redemption price of 101.542% and 103.042%, respectively, of the principal amount thereof plus accrued and unpaid interest. The 9 1/4% Notes and 9 1/8% Notes ceased to accrue interest as of the respective redemption dates indicated above. The Company used the net after tax proceeds from the sale of Ply Gem of approximately $450,000,000, together with existing cash on hand, to fund the redemption of the 9 1/4% Notes and 9 1/8% Notes. On March 14, 2004, the Company redeemed $60,000,000 of the Company’s outstanding 8 7/8% Senior Notes due 2008 (“8 7/8% Notes”). On March 31, 2004, the Company redeemed the remaining $150,000,000 of its outstanding 8 7/8% Notes (see below). The 8 7/8% Notes were called at a redemption price of 104.438% of the principal amount thereof plus accrued and unpaid interest.

      On March 1, 2004, the Company completed the sale of $200,000,000 of Senior Floating Rate Notes due 2010 (the “Floating Rate Notes” or the “Outstanding Notes”). The Floating Rate Notes bear interest at a rate per annum equal to LIBOR, as defined, plus 3% (4.17% as of April 3, 2004). Interest on the Floating Rate Notes will be determined and payable semi-annually on June 30 and December 31 of each year commencing June 30, 2004. The Company incurred fees and expenses, including the initial purchaser’s discount, of approximately $4,000,000 in connection with the sale, which will be amortized over the life of the Floating Rate Notes. The Floating Rate Notes are unsecured obligations of the Company, which mature on December 31, 2010, and may be redeemed in whole or in part prior to December 31, 2010 at the redemption prices as defined in the indenture governing the Floating Rate Notes (the “Indenture”). The Indenture contains covenants that limit the Company’s ability to engage in certain transactions, including incurring additional indebtedness and paying dividends or distributions. The terms of the Floating Rate Notes require the Company to register notes having substantially identical terms (the “Exchange Notes”) with the SEC as part of an offer to exchange freely tradable Exchange Notes for the Floating Rate Notes (the “Exchange”). In the event the Company does not complete the Exchange in accordance with the timing requirements outlined in the Indenture, the Company may be required to pay a higher interest rate. The Company expects to complete the Exchange within the required time period. Approximately $60,000,000 principal amount of the 8 7/8% Notes ceased to accrue interest as of March 14, 2004 and approximately $150,000,000 principal amount of such Notes ceased to accrue interest as of March 31, 2004. The Company used the net proceeds of approximately $196,000,000 from the sale of the Floating Rate Notes, together with existing cash on hand, to fund the redemption of the 8 7/8% Notes.

      The open market purchases and the redemption of the 9 1/4% Notes, 9 1/8% Notes and 8 7/8% Notes noted above resulted in a pre-tax loss of approximately $11,958,000 in the first quarter of 2004, based upon the difference between the respective redemption prices indicated above and the estimated carrying values at the redemption dates.

      The Company has a $175,000,000 Senior Secured Credit Facility, as amended, (the “Senior Secured Credit Facility”), which is syndicated among several banks. The Senior Secured Credit Facility is secured by substantially all of the Company’s accounts receivable and inventory, as well as certain intellectual property rights, and, as amended, permits borrowings up to the lesser of $175,000,000 or the total of 85% of eligible accounts receivable, as defined, and 50% of eligible inventory, as defined. The outstanding principal balances under the Senior Secured Credit Facility accrue interest at the Company’s option at either LIBOR plus a margin ranging from 2.0% to 2.5% or the banks’ prime rate plus a margin ranging from 0.5% to 1.0% depending upon the excess available borrowing base, as defined, and the timing of the borrowing as the margin rates will be adjusted quarterly. In addition, the Company pays an unused line fee of between 0.375% and 0.5% on the excess available borrowing capacity, as defined. The Senior Secured Credit Facility includes customary limitations and covenants, but does not require the Company to maintain any financial covenant unless the excess available borrowing base, as defined, is less than $30,000,000 in which case the Company would be required to maintain, on a trailing four quarter basis, a minimum level of $155,000,000 of earnings before interest, taxes, depreciation and amortization, as defined. At April 3, 2004 there were no outstanding borrowings under the Senior Secured Credit Facility.

      The Company had consolidated debt at April 3, 2004, of approximately $480,779,000 consisting of (i) $15,726,000 of short-term borrowings and current maturities of long-term debt, (ii) $14,487,000 of long-term notes, mortgage notes and other indebtedness, (iii) $250,566,000 of 9 7/8% Senior Subordinated Notes and (iv) $200,000,000 of Floating Rate Notes. During the three months ended April 3, 2004, the Company had a net decrease in its consolidated debt of approximately $506,280,000 which represented $707,255,000 of principal payments, including the Senior Note redemptions previously discussed, net of additional borrowings of approximately $200,975,000, including the Floating Rate Notes.

      The indentures and other agreements governing the Company and its subsidiaries’ indebtedness (including the indentures for the 9 7/8% Senior Subordinated Notes and the Floating Rate Notes, as well as the credit agreement for the Senior Secured Credit Facility) contain certain restrictive financial and operating covenants, including covenants that restrict the ability of the Company and its subsidiaries to complete acquisitions, pay dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions.

      At May 14, 2004 approximately $95,000,000 was available for the payment of cash dividends, stock purchases or other restricted payments as defined under the terms of the Company’s most restrictive indenture based on the redemption and refinancing of certain of the Company’s Notes (see Note G of the Notes to the Unaudited Condensed Consolidated Financial Statements and Notes 6 and 16 of the Notes to the Consolidated Financial Statements included elsewhere herein).

      At April 3, 2004, the Company had consolidated unrestricted cash, cash equivalents and marketable securities of approximately $150,742,000 as compared to approximately $182,349,000 at December 31, 2003. The Company’s debt to equity ratio was approximately 0.8:1 at April 3, 2004 as compared to approximately 1.8:1 at December 31, 2003. The change in the ratio was primarily due to a net decrease in indebtedness and an increase in stockholder’s investment, primarily as a result of net earnings for the first quarter of 2004.

      The Company’s ability to pay interest on or to refinance its indebtedness depends on the Company’s future performance, working capital levels and capital structure, which are subject to general economic, financial, competitive, legislative, regulatory and other factors which may be beyond its control. There can be no assurance that the Company will generate sufficient cash flow from the operation of its subsidiaries or that future financings will be available on acceptable terms or in amounts sufficient to enable the Company to service or refinance its indebtedness, or to make necessary capital expenditures.

      The Company has evaluated, and expects to continue to evaluate, possible acquisition transactions and possible dispositions of certain of its businesses on an ongoing basis, and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions.

      The following is a summary of the Company’s estimated future cash obligations under current and long-term debt obligations (excluding unamortized debt premium of approximately $566,000), interest expense (based upon interest rates in effect at the time of the preparation of this summary), capital lease obligations, minimum annual rental obligations primarily for non-cancelable lease obligations (operating leases), purchase obligations, other long-term liabilities and other obligations. Long-term debt and interest payments in the table below reflect the financing transactions during the first quarter of 2004 previously described (see Note D to the Notes to the Unaudited Condensed Consolidated Financial Statements and Notes 6, 8, 9, 12 and 16 of the Notes to the Consolidated Financial Statements included elsewhere herein):

	Payments due by period

	Remaining 9	Between	Between	5 Years
	Months of 2004	1 & 2 Years**	3 & 4 Years**	or Greater**	Total

	(Amounts in thousands)
Debt obligations	$13,822	$2,566	$174	$450,088	$466,650
Interest payments	37,000	71,600	70,300	83,500 *	262,400	*
Capital lease obligations	511	1,510	1,633	9,909	13,563
Operating lease obligations	9,014	19,126	12,302	26,403	66,845
Purchase obligations	296	—	—	—	296
Other long-term liabilities	—	26,884	24,200	87,143	138,227
Other	—	2,810	3,030	10,217	16,057

Total	$60,643	$124,496	$111,639	$667,260	$964,038

*	Subsidiary debt used for working capital purposes such as lines of credit are estimated to continue through December 31, 2011 in the above table.

**	From December 31, 2003.

      As of April 3, 2004, the Company’s former subsidiary, Ply Gem, has guaranteed approximately $27,200,000 of third party obligations relating to rental payments through June 30, 2016 under a facility leased by SNE (a former subsidiary), which was sold on September 21, 2001. The Company has indemnified Ply Gem for these guarantees in connection with the sale of Ply Gem on February 12, 2004 and has recorded an estimated liability related to this indemnification of approximately $1,000,000 at April 3, 2004 in accordance with Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). (See Note H of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.) The buyer of SNE has provided certain indemnifications and other rights to Ply Gem for any payments that it might be required to make pursuant to this guarantee. Should the buyer of SNE cease making payments then the Company may be required to make payments on its indemnification. (See Note K of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.)

      During 2004, the Company expects that it is reasonably likely that the following major cash requirements will occur as compared to 2003:

	For the year-ended December 31,

	2004*	2003

The Recapitalization	$—	$160,748,000
Interest payments, net	69,800,000	91,991,000
Principal payments, net	709,620,000	6,244,000
Capital lease obligations	680,000	680,000
Capital expenditures	35,000,000	17,357,000
Operating lease and other rental payments	15,000,000	16,700,000
Income tax payments, net	83,000,000	11,971,000

	$913,100,000	$305,691,000

*	The 2004 amounts include payments made in the first quarter ended April 3, 2004 including approximately $696,600,000 of principal payments related to debt.

      In connection with the provisions of SFAS No. 141 and Push Down Accounting, the Company has recorded all pension liabilities for the Company’s defined benefit retirement plans at their fair values based upon the projected benefit obligations determined. As a result, on January 9, 2003, the amount of the Company’s projected benefit obligation was increased by approximately $5,000,000 as compared to the amount recorded in its consolidated balance sheet prior to the Recapitalization. Accordingly, as of January 10, 2003, the Company recorded accrued pension liabilities of approximately $59,500,000, which represent the estimated combined underfunding of the Company’s various pension plans. In addition, as discussed previously, the Company settled all obligations related to the Company’s SERP in connection with the Recapitalization. The Company’s policy, generally, is to make annual contributions to the various pension plans in such amounts and at such times so as to meet at least the minimum funding requirements of the Employee Retirement Income Security Act of 1974. The amount of underfunding will change in future periods due to a variety of factors including, among others, the actual performance of the various pension plan’s investments and changes, if any, in actuarial assumptions resulting from changing external economic conditions. Consistent with many pension plans in the United States, the Company’s various pension plans have been negatively impacted by the performance of the United States equity markets over the past several years and the decline in yields available in fixed income markets.

      In connection with the provisions of SFAS No. 141 and Push Down Accounting, the Company has recorded all post retirement health benefit plan liabilities at their fair values based upon the projected benefit obligations determined. As a result, on January 9, 2003, the amount of the Company’s projected benefit obligation was increased by approximately $17,231,000 as compared to the amount recorded in its consolidated balance sheet prior to the Recapitalization. Accordingly, as of January 10, 2003, the Company has recorded accrued post retirement health liabilities of approximately $35,000,000, which represents the current discounted amount of the remaining estimated amounts to be paid out under the Company’s various post retirement health benefit plans. The Company’s policy is to fund the costs associated with its various post retirement health benefit plans as they become due and there are no investments or other assets associated with these plans. Consistent with many post retirement health benefit plans in the United States, the Company’s liabilities under these plans have been negatively impacted by rising medical costs in the United States.

      The Company expects to meet its cash flow requirements for debt payments and retirements through fiscal 2004 from existing cash and cash equivalents and cash flows from operating activities.

      As of April 3, 2004, approximately $7,400,000 of letters of credit have been issued as additional security for certain of the Company’s insurance programs and approximately $800,000 of letters of credit have been issued as additional security for certain of the subsidiaries purchases and other requirements.

      The Company and its subsidiaries have entered into a number of operating lease obligations and purchase obligations and have guaranteed certain obligations of various third parties. No significant changes in these obligations have occurred since December 31, 2003.

      Unrestricted cash and cash equivalents decreased from approximately $182,349,000 at December 31, 2003 to approximately $150,742,000 at April 3, 2004. The Company has classified as restricted in the accompanying unaudited condensed consolidated balance sheet certain investments that are not fully available for use in its operations. At April 3, 2004, approximately $3,071,000 (of which $1,223,000 is included in current assets) of cash, investments and marketable securities is held primarily as collateral for insurance and letter of credit requirements.

      Capital expenditures were approximately $4,904,000 in the first three months of 2004 as compared to approximately $3,177,000 in the first three months of 2003. Capital expenditures were approximately $17,400,000 for the year ended December 31, 2003 and are expected to be between $30,000,000 and $35,000,000 in 2004.

      The Company’s working capital and current ratio decreased from approximately $683,700,000 and 2.7:1, respectively, at December 31, 2003 to approximately $258,600,000 and 1.7:1, respectively, at April 3, 2004, principally as a result of the sale of Ply Gem on February 12, 2004 reducing the amount of assets and liabilities of discontinued operations.

      Accounts receivable increased approximately $30,342,000 or approximately 14.2%, between December 31, 2003 and April 3, 2004, while net sales increased approximately $42,029,000 or approximately 11.5% in the first quarter of 2004 as compared to the fourth quarter of 2003. These increases are primarily a result of increased sales levels, timing of cash collections and acquisitions which contributed approximately $3,400,000 to net sales in the first quarter of 2004 and approximately $3,700,000 to accounts receivable at April 3, 2004. The rate of change in accounts receivable in certain periods may be different than the rate of change in sales in such periods principally due to the timing of net sales. Increases or decreases in net sales near the end of any period generally result in significant changes in the amount of accounts receivable on the date of the balance sheet at the end of such period, as was the situation on April 3, 2004 as compared to December 31, 2003. The Company did not experience any significant overall changes in credit terms, collection efforts, credit utilization or delinquency in accounts receivable in the first quarter of 2004.

      Inventories increased approximately $22,134,000 or approximately 13.9%, between December 31, 2003 and April 3, 2004, primarily as a result of seasonality related to products sold to customers serving the residential site built market within the HVAC segment, increases in inventory levels in the Residential Building Products Segment, in part, due to strong demand and the acquisitions which contributed approximately $5,000,000 to the increase in inventories.

      Accounts payable increased approximately $36,568,000 or approximately 32.4%, between December 31, 2003 and April 3, 2004 due primarily to increased inventory levels and timing of payments. The acquisitions contributed approximately $1,700,000 to this increase.

      Changes in certain working capital accounts, as noted above, between December 31, 2003 and April 3, 2004, differ from the changes reflected in the Company’s Unaudited Condensed Consolidated Statement of Cash Flows for such period as a result of the specific items mentioned in the three preceding paragraphs and from other non-cash items, including among others, the effect of changes in foreign currency exchange rates.

      Unrestricted cash and cash equivalents decreased approximately $31,607,000 from December 31, 2003 to April 3, 2004, principally as a result of the following:

Condensed
Consolidated
Cash Flows*

Operating Activities:
Cash flow from operations, net	$(23,253,000)
Increase in accounts receivable, net	(29,877,000)
Increase in inventories	(17,591,000)
Decrease in prepaids and other current assets	9,890,000
Increase in net assets of discontinued operations	(2,434,000)
Increase in accounts payable	35,646,000
Increase in accrued expenses and taxes	20,099,000
Investing Activities:
Net cash paid for acquisitions	(16,500,000)
Proceeds from the sale of discontinued businesses	519,153,000
Capital expenditures	(4,904,000)
Increase in restricted cash and investments	(2,000)
Financing Activities:
Decrease in borrowings, net	(633,000)
Sale of Floating Rate Notes	196,000,000
Redemption of Senior Notes	(716,700,000)
Other, net	(501,000)

$(31,607,000)

*	Summarized from the Company’s Condensed Consolidated Statement of Cash Flows for the first quarter ended April 3, 2004. (See the Unaudited Financial Statements included elsewhere herein.)

      The impact of changes in foreign currency exchange rates on cash was not material and has been included in Other, net.

      Unrestricted cash and cash equivalents decreased approximately $154,501,000 from December 31, 2002 to January 9, 2003 and increased approximately $42,046,000 from January 10, 2003 to December 31, 2003, principally as a result of the following:

	Condensed Consolidated Cash Flows (*)

	January 10, 2003 -	January 1, 2003 -
	December 31, 2003	January 9, 2003

Operating Activities:
Cash flow from operations, net	$106,921,000	$7,175,000
Stock option and other stock compensation expense	2,071,000	—
(Increase) decrease in accounts receivable, net	(18,390,000)	4,298,000
Increase in inventories	(595,000)	(4,457,000)
(Increase) decrease in prepaids and other current assets	(2,145,000)	268,000
Decrease in net assets of discontinued operations	3,808,000	1,717,000
Decrease in accounts payable	(6,259,000)	(777,000)
(Decrease) increase in accrued expenses and taxes	56,551,000	(19,766,000)
Investing Activities:
Net cash paid for acquisitions	(76,016,000)	—
Capital expenditures	(17,150,000)	(207,000)
Decrease (increase) in restricted cash and investments	1,028,000	(49,000)
Financing Activities:
Increase (decrease) in borrowings, net	2,658,000	(1,313,000)
Capital contribution from Nortek Holdings, Inc.	—	4,603,000
Sale of 4 shares of common stock	41,000,000	—
Cash distributions to stock option holders	(41,600,000)	—
Dividend and distributions paid to Nortek Holdings	—	(147,900,000)
Other, net	(9,836,000)	1,907,000

	$42,046,000	$(154,501,000)

(*)	Prepared from the Company’s Consolidated Statement of Cash Flows for the period from January 1, 2003 to January 9, 2003 and the period from January 10, 2003 to December 31, 2003. (See Nortek, Inc. and Subsidiaries Consolidated Financial Statements for 2003 included elsewhere herein.)

      The impact of changes in foreign currency exchange rates on cash was not material and has been included in other, net.

      Income tax payments, net of refunds, were approximately $11,971,000 in 2003. At December 31, 2003, the Company has approximately $8,500,000 of foreign net operating loss carry-forwards that if utilized would offset future foreign tax payments.

      The Company uses EBITDA as both a liquidity and operating performance measure. Liquidity measure disclosures with respect to EBITDA are provided below. Refer to the Results of Operations section for operating performance measure disclosures with respect to EBITDA and a reconciliation from net income (loss) to EBITDA.

      EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of cash flow under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP cash flow measures such as cash flows from operating, investing and financing activities. EBITDA does not necessarily represent an accurate measure of cash flow performance because it excludes, among other things, capital expenditures, working capital requirements, significant debt service for principal and interest payments, income tax payments and other contractual obligations, which may have a significant adverse impact on a company’s cash flow performance thereby limiting its usefulness when evaluating the Company’s cash flow performance. The Company uses a significant amount of capital assets and capital expenditures are a significant component of the Company’s annual cash expenditures and therefore their exclusion from EBITDA is a material limitation. The Company has significant working capital requirements during the year due to the seasonality of its business, which require significant cash expenditures and therefore its exclusion from EBITDA is a material limitation. The Company has a significant amount of debt and the Company has significant cash expenditures during the year related to principal and interest payments and therefore their exclusion from EBITDA is a material limitation. The Company generally pays significant U.S. federal, state and foreign income taxes each year and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net cash from operating, investing and financing activities for a more complete analysis of the Company’s cash flow performance, as they include the financial statement impact of these items. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for replacements. As EBITDA is not defined by GAAP, the Company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of the Company’s cash flows as reported under GAAP.

      Company management uses EBITDA as a supplementary non-GAAP liquidity measure to allow the Company to evaluate its operating units cash-generating ability to fund income tax payments, corporate overhead, capital expenditures and increases in working capital. EBITDA is also used by management to allocate resources for growth among its businesses, to identify possible impairment charges, to evaluate the Company’s ability to service its debt and to raise capital for growth opportunities, including acquisitions. In addition, the Company uses EBITDA as a liquidity measure in financial presentations to the Company’s Board of Directors, shareholders, various banks participating in the Company’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP liquidity measure to assist them in their evaluation of the Company’s cash flow performance. The Company uses EBITDA in conjunction with traditional GAAP liquidity measures as part of its overall assessment and therefore does not place undue reliance on EBITDA as its only measure of cash flow performance. The Company believes EBITDA is useful for both the Company and investors as it is a commonly used analytical measurement for assessing a company’s cash flow ability to service and/or incur additional indebtedness, which eliminates the impact of certain non-cash items such as depreciation and amortization. The Company believes that EBITDA is specifically relevant to the Company due to the Company’s leveraged position as well as the common use of EBITDA as a liquidity measure within the Company’s industries by lenders, investors, others in the financial community and peer group companies. The Company has included EBITDA as a supplemental liquidity measure, which should be evaluated by investors in conjunction with the traditional GAAP liquidity measures discussed earlier in this Liquidity and Capital Resources section for a complete evaluation of the Company’s cash flow performance.

      The following tables present a reconciliation from net cash provided by (used in) operating activities, which is the most directly comparable GAAP liquidity measure, to EBITDA:

	For the Periods

	Post-Recapitalization
			Pre-Recapitalization
	Jan. 1, 2004	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)
Net cash used in operating activities*	$(8,169)	$(33,464)	$(5,705)
Cash (provided from) used by working capital and other long-term asset and liability changes	(15,084)	56,214	12,880
Effect of the Recapitalization, net	—	—	(62,397)
Deferred federal income tax provision from continuing operations	(19,900)	(3,800)	(5,900)
Deferred federal income tax credit from discontinued operations	18,100	—	—
Gain on sale of discontinued operations	122,700	—	—
Non-cash interest expense, net	193	(3,832)	(125)
Loss from debt retirement	(11,958)	—	—
Provision (benefit) for income taxes from continuing operations	5,500	7,100	(21,800)
Provision (benefit) for income taxes from discontinued operations	47,900	(3,100)	(600)
Interest expense from continuing operations	16,577	16,791	1,054
Interest expense from discontinued operations	4,585	8,858	1,234
Investment income from continuing operations	(922)	(367)	(119)
Investment income from discontinued operations	(29)	(68)	(2)
Depreciation expense from discontinued operations	1,158	2,387	245
Amortization expense from discontinued operations	201	2,360	70

EBITDA	$160,852	$49,079	$(81,165)

*	Includes approximately $68,200,000, $(5,500,000) and $(1,000,000) of earnings (loss) from discontinued operations for the three months ended April 3, 2004 and the periods from January 10, 2003 to April 5, 2003 and from January 1, 2003 to January 9, 2003, respectively. (See Note H of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.)

EBITDA includes approximately $83,000,000 of expenses and charges arising from the Recapitalization recorded in the period from January 1, 2003 to January 9, 2003 (see Notes A, F and I of the Notes to the Consolidated Financial Statements included elsewhere herein) and approximately $250,000 and $700,000 of stock based compensation from adopting SFAS No. 123 recorded in the three months ended April 3, 2004 and the period from January 10, 2003 to April 5, 2003, respectively (see Notes A and I of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Net cash provided by (used in) operating activities*	$132,782	$(5,705)	$51,276	$110,583
Cash (provided from) used by working capital and other long-term asset and liability changes	(23,790)	12,880	43,569	(27,197)
Effect of the Recapitalization, net	—	(62,397)	—	—
Deferred federal income tax credit (provision) from continuing operations	4,800	(5,900)	200	2,800
Deferred federal income tax credit (provision) from discontinued operations	(500)	—	(2,000)	2,000
Gain (loss) on sale of discontinued operations	—	—	2,400	(34,000)
Non-cash interest expense, net	(2,759)	(125)	(3,827)	(3,565)
Stock option and other stock compensation expense	(2,071)	—	—	—
Provision (benefit) for income taxes from continuing operations	42,500	(21,800)	29,500	27,800
Provision (benefit) for income taxes from discontinued operations	7,500	(600)	11,200	(13,700)
Interest expense from continuing operations	53,996	1,054	52,410	51,748
Interest expense from discontinued operations	38,733	1,234	44,224	50,150
Loss from debt retirement	—	—	—	(5,500)
Investment income from continuing operations	(1,351)	(119)	(5,943)	(8,189)
Investment income from discontinued operations	(196)	(2)	(1,523)	(2,462)
Depreciation expense from discontinued operations	10,865	245	11,784	15,148
Amortization expense from discontinued operations	5,236	70	3,118	11,143

EBITDA	$265,745	$(81,165)	$236,388	$176,759

*	Includes approximately $12,200,000, $(1,000,000), $18,900,000 and $(24,800,000) of earnings (loss) from discontinued operations for the periods from January 10, 2003 to December 31, 2003 and from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001. (See Note 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

EBITDA includes approximately $83,000,000 and $6,600,000 of expenses and charges arising from the Recapitalization recorded in the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively (see Notes 2 and 11 of the Notes to the Consolidated Financial Statements included elsewhere herein) and approximately $1,500,000 of stock based compensation from adopting SFAS No. 123 and $600,000 of compensation expense in the fourth quarter of 2003 from the sale of stock (see Note 1 of the Notes to the Consolidated Financial Statements included elsewhere herein).

Inflation, Trends and General Considerations

      The Company has evaluated and expects to continue to evaluate possible acquisition transactions and the possible dispositions of certain of its businesses on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions.

      The Company’s performance is dependent to a significant extent upon the levels of new residential construction, residential replacement and remodeling and non-residential construction, all of which are affected by such factors as interest rates, inflation, consumer confidence and unemployment.

      The demand for the Company’s products is seasonal, particularly in the Northeast and Midwest regions of the United States where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. The Company’s lower sales levels usually occur during the first and fourth quarters. Since a high percentage of the Company’s manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income and net earnings tend to be lower in quarters with lower sales levels. In addition, the demand for cash to fund the working capital of the Company’s subsidiaries is greater from late in the first quarter until early in the fourth quarter.

      The Department of Energy announced on April 2, 2004 that effective January 26, 2006, the minimum seasonal energy efficiency rating for residential central air conditioners (“SEER”) will be raised to 13 SEER. The current minimum is 10 SEER. Approximately 97% of the Company’s residential central air conditioner sales are currently below the 13 SEER efficiency rating. The Company’s Air Conditioning and Heating Products Segment currently produces residential central air conditioners with a 13 SEER efficiency rating and continues to focus on product improvements including energy efficiency as part of its engineering and manufacturing planning.

      As of April 3, 2004, approximately 13.0% of the Company’s workforce was subject to various collective bargaining agreements. Collective bargaining agreements covering approximately 2.5% of the Company’s workforce will expire through the end of 2004 and those covering an additional 7.3% will expire through the end of 2005. As agreements expire, until negotiations are completed, it is not known whether the Company will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages.

Market Risk

      As discussed more specifically below, the Company is exposed to market risks related to changes in interest rates, foreign currencies and commodity pricing. The Company does not use derivative financial instruments, except on a limited basis, to periodically mitigate certain economic exposures. The Company does not enter into derivative financial instruments or other financial instruments for trading purposes.

A.	Interest Rate Risk

      The Company is exposed to market risk from changes in interest rates primarily through its investing and borrowing activities. In addition, the Company’s ability to finance future acquisition transactions may be impacted if the Company is unable to obtain appropriate financing at acceptable interest rates.

      The Company’s investing strategy, to manage interest rate exposure, is to invest in short-term, highly liquid investments and marketable securities. Short-term investments primarily consist of federal agency discount notes, treasury bills and bank issued money market instruments with original maturities of 90 days or less. At December 31, 2003 and April 3, 2004, the fair value of the Company’s unrestricted and restricted investments and marketable securities was not materially different from their cost basis.

      The Company has historically managed its borrowing exposure to changes in interest rates by optimizing the use of fixed rate debt with extended maturities. During the first quarter of 2004, the Company sold $200,000,000 of Floating Rate Notes with a variable interest rate (4.17% at April 3, 2004) and redeemed $695,000,000 of Senior Notes which had fixed interest rates. Of the Company’s total outstanding debt, approximately 42% has variable interest rates at April 3, 2004.

      See the table set forth in item D (Long-term Debt) below and Notes 1 and 6 of the Notes to the Consolidated Financial Statements and Note D of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein for further disclosure of the terms of the Company’s debt.

B. Foreign Currency Risk

      The Company’s results of operations are affected by fluctuations in the value of the U.S. dollar as compared to the value of currencies in foreign markets primarily related to changes in the Euro, the Canadian Dollar and the British Pound. In 2003 and the first three months of 2004, the net impact of foreign currency changes was not material to the Company’s financial condition or results of operations but may not be indicative of future results. The impact of foreign currency changes related to translation resulted in an increase in stockholder’s investment of approximately $1,096,000 and $19,501,000 for the periods January 1, 2003 to January 9, 2003 and January 10, 2003 to December 31, 2003, respectively. The impact of foreign currency changes related to translation resulted in a decrease in stockholder’s investment of approximately $3,250,000 for the first quarter of 2004. The Company manages its exposure to foreign currency exchange risk principally by trying to minimize the Company’s net investment in foreign assets through the use of strategic short and long-term borrowings at the foreign subsidiary level. Consistent with this strategy, notes payable and other short-term obligations at December 31, 2003 and April 3, 2004 consist primarily of short-term borrowings by certain of the Company’s foreign subsidiaries. At December 31, 2003, the Company’s net investment in foreign assets was approximately $113,500,000. An overall unfavorable change in foreign exchange rates of 10% would result in an approximate $10,300,000 reduction in equity as a result of the impact on the cumulative translation adjustment. The Company generally does not enter into derivative financial instruments to manage foreign currency exposure. At December 31, 2003 and April 3, 2004, the Company did not have any significant outstanding foreign currency hedging contracts.

C.	Commodity Pricing Risk

      The Company is subject to significant market risk with respect to the pricing of its principal raw materials, which include, among others, steel, copper, packaging material, plastics and aluminum. If prices of these raw materials were to increase dramatically, the Company might not be able to pass such increases on to its customers and, as a result, gross margins could decline significantly. The Company manages its exposure to commodity pricing risk by continuing to diversify its product mix, strategic buying programs and vendor partnering.

      The Company generally does not enter into derivative financial instruments to manage commodity pricing exposure. At December 31, 2003 and April 3, 2004, the Company did not have any material outstanding commodity forward contracts.

D. Long-term Debt

      The table that follows sets forth as of December 31, 2003, the Company’s long-term debt obligations, principal cash flows by scheduled maturity, weighted average interest rates and estimated fair market values. 0.3% of the Company’s total long-term indebtedness is denominated in foreign currencies. The weighted average interest rates for variable rate debt are based on December 31, 2003 interest rates. See Liquidity and Capital Resources for discussion of changes in the Company debt subsequent to December 31, 2003.

Long-term Debt:

	Scheduled Maturity			Average Interest Rate

	Fixed	Variable		Fixed	Variable
Year-ending	Rate	Rate	Total	Rate	Rate	Total

	(Dollar amounts in millions)
December 31, 2004	$5.3	$1.9	$7.2	7.5%	3.6%	6.5%
2005	1.1	1.6	2.7	7.0	3.7	5.0
2006	1.2	0.2	1.4	7.1	3.3	6.7
2007	485.9	—	485.9	9.2	—	9.2
2008	210.9	—	210.9	8.9	—	8.9
Thereafter(1)	260.0	—	260.0	9.8	—	9.8

Total Principal	964.4	3.7	968.1	9.3%	3.6%	9.2%
Unamortized Debt Premium	10.9	—	10.9

Total Long-term Debt at December 31, 2003	$975.3	$3.7	$979.0

Fair Market Value of Long-term Debt at December 31, 2003	$1,015.0	$3.7	$1,018.7

(1)	Senior and Senior Subordinated Notes with a total principal of $945,000,000 and a weighted average interest rate of 9.3% mature at various times from 2007 through 2011. A substantial portion of the Company’s fixed rate debt was called for redemption or refinanced with variable rate debt in the first quarter of 2004. (See Liquidity and Capital Resources and Notes 6 and 16 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

BUSINESS

Recapitalization Transaction

      Nortek was originally established in 1967. In June 2002, Holdings was incorporated as a Delaware corporation, and in November 2002 each outstanding share of capital stock of Nortek was converted into an identical share of Holdings’ capital stock, with Holdings becoming the successor public company and Nortek becoming its wholly owned subsidiary. On January 9, 2003, Holdings completed a recapitalization transaction, which resulted in the acquisition of Holdings by certain affiliates and designees of Kelso & Company L.P. and certain members of Holdings and Nortek management. We refer to the reorganization and recapitalization generally in this prospectus as the “Recapitalization”.

General

      We are a diversified manufacturer of residential and commercial building products, operating within two principal segments: the Residential Building Products Segment and the Air Conditioning and Heating Products Segment. Through these segments, we manufacture and sell, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing, and the do-it-yourself (“DIY”) and professional remodeling and renovation markets.

      Our performance is dependent to a significant extent upon the levels of residential replacement and remodeling, new residential construction and non-residential construction, which are affected by such factors as interest rates, inflation, seasonality, consumer spending habits and unemployment.

      On February 12, 2004, we sold our wholly owned subsidiary Ply Gem Industries, Inc. (“Ply Gem”). Ply Gem consisted of the operating subsidiaries that comprised our former Windows, Doors and Siding Products (“WDS”) Segment and Ply Gem’s corporate entity that was formerly part of Unallocated in our segment reporting. Prior to the sale of Ply Gem, we sold certain subsidiaries of Ply Gem. The sale of Ply Gem and these subsidiaries and their related operating results have been excluded from earnings (loss) from continuing operations and are classified as discontinued operations for all periods presented as set forth in Notes 1 and 10 of the “Notes to the Consolidated Financial Statements” and Note H of the “Notes to the Unaudited Condensed Consolidated Financial Statements” included in this prospectus.

      Additional information concerning our business is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus and incorporated herein by reference. Information on foreign and domestic operations, including financial data regarding our two principal segments, is set forth in Note 11 of the “Notes to the Consolidated Financial Statements” and Note I of the “Notes to the Unaudited Condensed Consolidated Financial Statements” included in this prospectus.

Residential Building Products Segment

      We manufacture and distribute built-in products primarily for the residential new construction, DIY and professional remodeling and renovation markets. The principal products that we sell through this segment are:

•	kitchen range hoods,

•	built-in exhaust fans (such as bath fans and fan, heater and light combination units),

•	indoor air quality products,

•	bath cabinets,

•	door chimes,

•	radio intercoms,

•	central vacuum systems,

•	surround sound speaker systems, and

•	multi-room audio and video distribution equipment.

      We are the largest supplier in North America of range hoods, bath fans and combination units, indoor air quality products (such as continuous-ventilation systems and energy-recovery ventilators) and one of the leading suppliers in Western Europe and South America of luxury “Eurostyle” range hoods. We sell these products under the Broan®, NuTone®, Nautilus®, Venmar®, vanEE®, Best®, Channel Plus®, Elan®, SpeakerCraft® and OmniMount® brand names, among others. A key component of our operating strategy for this segment is to introduce new products that capitalize on our strong brand names and on our extensive distribution system. Other products we sell through this Segment include, among others, trash compactors, attic and whole house ventilators, air quality and HEPA whole-house filtration systems, ceiling fans, as well as, wireless security products, garage door and gate operators and infrared control equipment (marketed under the Linear®, Westinghouse®, Open House® and Xantech® brand names). We also manufacture and market premium, hand crafted cooking ranges and accessories under the La Cornue name. Our sales of kitchen range hoods and exhaust fans accounted for approximately 18.5% and 17.2%, respectively, of our consolidated net sales in 2003, 18.5% and 17.6%, respectively, of our consolidated net sales in 2002 and 16.8% and 17.1%, respectively, of our consolidated net sales in 2001.

      A key component of our operating strategy is the introduction of new products which capitalize on the strong Broan®, NuTone®, Nautilus®, Venmar®, vanEE®, and Best® brand names and the extensive distribution system of the Segment’s businesses. Products sold under these brand names include the Broan Allure® and Rangemaster® range hoods, Sensaire®, Solitaire® and Solitaire Ultra Silent® fans and fan lights, LoSone Select® fans, Best by Broan® “Eurostyle” luxury range hoods, the Venmar®, Guardian Plus™ Air Systems and vanEE® line of indoor air quality systems, NuTone SenSonic™ stereo speakers, Whispaire® range hoods and the Broan 12” wide trash compactor.

      With respect to certain product lines, private label customers accounted for approximately 16.8% of our total sales for this segment in 2003.

      Production generally consists of fabrication from coil and sheet steel and formed metal utilizing stamping, pressing and welding methods, assembly with components and subassemblies purchased from outside sources (principally motors, fan blades, heating elements, wiring harnesses, controlling devices, glass, wood, mirrors, lighting fixtures and polyethylene components, speakers, grilles and electronic components) and painting, finishing and packaging. See the discussion on Raw Materials under General Considerations below.

      We offer a broad array of products with various features and styles across a range of price points. We believe that our variety of product offerings helps us maintain and improve our market position for our principal products. At the same time, we believe that our status as a low-cost producer, which is in large part due to our advanced manufacturing processes, provides us with a competitive advantage.

      Our primary residential building products compete with many domestic and international suppliers in their various markets. We compete with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. Although we believe we compete favorably with other suppliers of residential building products, some of our competitors in this area have greater financial and marketing resources than we do.

      The segment had 19 manufacturing plants and employed approximately 4,266 full-time people as of April 3, 2004, 666 of whom are covered by collective bargaining agreements which expire in 2004 and 197 of whom are covered by collective bargaining agreements which expire between 2007 and 2008. We believe that our relationships with our employees are satisfactory.

Air Conditioning and Heating Products Segment

      We manufacture and sell heating, ventilating and air conditioning systems and products (“HVAC”) for site-built residential and manufactured housing structures and custom-designed commercial applications and standard light commercial products.

Residential Products

      We manufacture and sell air conditioners, heat pumps and furnaces for the residential and light commercial markets. For site-built homes and light commercial structures, we market these products under the licensed names, Frigidaire®, Tappan®, Philco®, Kelvinator®, Gibson®, Westinghouse® and Maytag® and certain private label names. Within the residential market, we are one of the largest suppliers of these products for manufactured homes in the United States and Canada. In the manufactured housing market, we market our products under the Intertherm® and Miller® brand names.

      The principal factors affecting the market for our residential HVAC products are the demand for replacement and modernization of existing equipment, housing starts and the level of manufactured housing shipments. We anticipate that the replacement market will continue to expand as a large number of previously installed heating and cooling products become outdated or reach the end of their useful lives. This growth may be accelerated by a tendency among consumers to replace older heating and cooling products with higher efficiency models prior to the end of such equipment’s useful life. The market for residential cooling products, including those sold by us, is affected by spring and summer temperatures. We do not sell window air conditioners, a segment of the market which is highly seasonal and significantly impacted by spring and summer temperatures. We believe that our ability to offer both heating and cooling products helps offset the effects of seasonality on this segment’s sales.

      We sell our manufactured housing products to builders of manufactured housing and, through distributors, to manufactured housing retailers and owners of such housing. The majority of sales to builders of manufactured housing consist of furnaces designed and engineered to meet or exceed certain standards mandated by federal agencies, including HUD. These standards differ in several important respects from the standards for furnaces used in site-built residential homes. The aftermarket channel of distribution includes sales of both new and replacement air conditioning units and heat pumps and replacement furnaces. We believe that we have one major competitor in the furnace segment of this market, York International Corporation, which markets its products primarily under the “Coleman” name. We compete with most major industry manufacturers for the air conditioning segment of this market.

      Residential HVAC products for use in site-built homes are sold through independently-owned distributors who sell to HVAC contractors. The site-built residential HVAC market is very competitive. In this market, we compete with, among others, Carrier Corporation, Rheem Manufacturing Company, Lennox Industries, Inc., The Trane Company, York International Corporation and Goodman Manufacturing. We estimate that more than half of our sales of residential HVAC products in 2003 were attributable to the replacement market, which tends to be less cyclical than the new construction market.

      We compete in both the site-built and manufactured housing markets on the basis of breadth and quality of our product line, distribution, product availability and price. Although we believe that we compete favorably with respect to certain of these factors, most of our competitors have greater financial and marketing resources than we do and certain competitors may enjoy greater brand awareness.

Commercial Products

      Our commercial products consist of HVAC systems that are custom-designed to meet customer specifications for commercial offices, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. Such systems are primarily designed to operate on building rooftops (including large self-contained walk-in-units) or on individual floors within a building, and range from 40 to 600 tons of cooling capacity. The Segment markets its commercial products under the Governair®, Mammoth®, Temtrol®, Venmar®, Ventrol® and Webco™ brand names. Also part of this segment, our subsidiary,

Eaton-Williams Group Limited (“Eaton-Williams”), manufactures and markets custom and standard air conditioning and humidification equipment throughout Western Europe under the Vapac®, Cubit®, Qualitair®, Edenaire®, Colman™ and Moducel™ brand names.

      The market for commercial HVAC equipment is divided into standard and custom-designed equipment. Standard equipment can be manufactured at a lower cost and therefore offered at substantially lower initial prices than custom-designed equipment. As a result, suppliers of standard equipment generally have a larger share of the overall commercial HVAC market than suppliers of custom-designed equipment, including us. However, because of certain building designs, shapes or other characteristics, we believe there are many applications for which custom-designed equipment is required or is more cost effective over the life of the building. Unlike standard equipment, our custom-designed commercial HVAC equipment can be designed to match the exact space, capacity and performance requirements of the customer. Our packaged rooftop and self-contained walk-in equipment rooms maximize a building’s rentable floor space because they are located outside the building. In addition, factors relating to the manner of construction and timing of installation of commercial HVAC equipment can often favor custom-designed rather than standard systems. As compared with site-built and factory built HVAC systems, our systems are factory assembled according to customer specifications and then installed by the customer or third parties, rather than assembled on site, permitting extensive testing prior to shipment. As a result, our commercial systems can be installed later in the construction process than site-built systems, thereby saving the owner or developer construction and labor costs. We sell our commercial products primarily to contractors, owners and developers of commercial office buildings, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. We seek to maintain strong relationships nationwide with design engineers, owners and developers, and the persons who are most likely to value the benefits and long-term cost efficiencies of our custom-designed equipment.

      We estimate that about one-third of our commercial sales in 2003 were attributable to replacement and retrofit activity, which typically is less cyclical than new construction activity and generally commands higher margins. We continue to develop product and marketing programs to increase penetration in the growing replacement and retrofit market.

      Our commercial products are marketed through independently-owned manufacturers’ representatives and approximately 300 sales, marketing and engineering professionals as of April 3, 2004. The independent representatives are typically HVAC engineers, a factor which is significant in marketing our commercial products because of the design intensive nature of the market segment in which we compete.

      We believe that we are among the largest suppliers of custom-designed commercial HVAC products in the United States. Our four largest competitors in the commercial HVAC market are Carrier Corporation (a subsidiary of United Technologies Corporation), York International, McQuay International (a subsidiary of OYL Corporation), and The Trane Company (a subsidiary of American Standard Inc.). We compete primarily on the basis of engineering support, quality, flexibility in design and construction and total installed system cost. Although we believe that we compete favorably with respect to certain of these factors, most of our competitors have greater financial and marketing resources than we do and enjoy greater brand awareness. However, we believe that our ability to produce equipment that meets the performance characteristics required by the particular product application provides us with advantages not enjoyed by certain of these competitors.

      This segment had 14 manufacturing plants and employed approximately 3,225 full-time people as of April 3, 2004, 173 of whom are covered by a collective bargaining agreement which expires in 2009. We believe that our relationships with our employees are satisfactory.

General Considerations

Employees

      We employed approximately 7,545 persons at April 3, 2004.

Backlog

      Backlog expected to be filled during 2004 was approximately $138,200,000 at December 31, 2003 ($131,900,000 at December 31, 2002). Backlog is not regarded as a significant factor for operations where orders are generally for prompt delivery. While backlog stated for December 31, 2003 is believed to be firm, the possibility of cancellations makes it difficult to assess the firmness of backlog with certainty.

Research and Development

      Our research and development activities are principally new product development and represent approximately 1.5%, 1.4% and 1.4% of our consolidated net sales in 2003, 2002 and 2001, respectively.

Patents and Trademarks

      We hold numerous design and process patents that we consider important, but no single patent is material to the overall conduct of our business. It is our policy to obtain and protect patents whenever such action would be beneficial to us. We own or license numerous trademarks that we consider material to the marketing of our products, including Broan®, NuTone®, Nautilus®, Venmar®, Guardian Plus™ Air Systems, vanEE®, Best®, Governair®, Mammoth®, Temtrol®, Miller®, Intertherm®, Frigidaire®, Tappan ®, Philco®, Kelvinator®, Gibson®, Westinghouse®, Maytag®, Ventrol®, Webco™, Vapac®, Cubit ®, Qualitair®, Edenaire®, Linear®, Channel Plus®, Open House®, Xantech®, Elan®, Via!®, SpeakerCraft®, OSCO® and OmniMount®. We believe that our rights in these trademarks are adequately protected.

Raw Materials

      We purchase raw materials and most components used in our various manufacturing processes. The principal raw materials purchased by us are rolled sheet steel, formed and galvanized steel, copper, aluminum, plate mirror glass, polypropylene, various chemicals, paints and plastics.

      The materials, molds and dies, subassemblies and components purchased from other manufacturers, and other materials and supplies used in manufacturing processes have generally been available from a variety of sources. From time to time increases in raw material costs can affect future supply availability due in part to raw material demands by other industries. Whenever practical, we establish multiple sources for the purchase of raw materials and components to achieve competitive pricing, ensure flexibility and protect against supply disruption. In 2001, we instituted a Company-wide material procurement strategy designed to reduce the purchase price of raw materials and purchased components. The strategy focuses on adopting world-class procurement practices and Company-wide negotiation leverage to reduce the costs of purchased materials. As part of this program, we have invested in strategic procurement software. We expect that completion of the development of this software and systems will occur in early 2005. We believe the use of strategic sourcing software and systems development by our procurement personnel will continue to enhance our competitive position by reducing costs from our vendors and limiting cost increases for goods and services in sectors experiencing rising prices.

      We are subject to significant market risk with respect to the pricing of our principal raw materials. If prices of these raw materials were to increase dramatically, we may not be able to pass such increases on to our customers and, as a result, gross margins could decline significantly. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus and incorporated herein by reference, for further discussion.

Working Capital

      The carrying of inventories to support customers and to permit prompt delivery of finished goods requires substantial working capital. Substantial working capital is also required to carry receivables. The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States and in Canada where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. Certain of the residential product businesses in the HVAC Segment have in the past been more seasonal in nature than our other businesses’ product categories. As a result, the demand for working capital of our subsidiaries is greater from late in the first quarter until early in the fourth quarter. See the Liquidity and Capital Resources section in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus and incorporated herein by reference.

Website

      Our periodic and current reports are available on our website, www.nortek-inc.com, free of charge, as soon as reasonably practicable after such materials are filed with, or furnished to, the Securities and Exchange Commission (“SEC”).

Properties

      Set forth below is a brief description of the location and general character of the principal administrative and manufacturing facilities and other material real properties of our continuing operations, all of which we consider to be in satisfactory repair. All properties are owned, except for those indicated by an asterisk, which are leased under operating leases and those with a double asterisk, which are leased under capital leases.

		Approximate
Location	Description	Square Feet

Residential Building Products Segment:
Union, IL	Manufacturing/Warehouse/Administrative	197,000	(1)
Hartford, WI	Manufacturing/Warehouse/Administrative	498,000
Mississauga, ONT, Canada	Manufacturing/Administrative	110,000	(1)
Sylmar, CA	Manufacturing/Administrative	35,000	*
Xiang, Bao An County, Shenzhen, PRC	Manufacturing	113,000	*
Fabriano, Italy	Manufacturing/Administrative	168,000
Cerreto D’Esi, Italy	Manufacturing/Administrative	135,000
Montefano, Italy	Manufacturing/Administrative	84,000
Cleburne, TX	Manufacturing/Administrative	210,000
Los Angeles, CA	Manufacturing/Administrative	177,000
Drummondville, QUE, Canada	Manufacturing/Administrative	76,000
Cincinnati, OH	Manufacturing	836,000
Saint-Ouen l’Aumone, France	Manufacturing/Administrative	31,000	*
Lexington, KY	Manufacturing/Administrative	26,000	*
Carlsbad, CA	Manufacturing/Administrative	31,000	(1)
Riverside, CA	Manufacturing/Administrative	66,000	*
Casnovia, MI	Manufacturing/Administrative	27,000	*
Phoenix, AZ	Manufacturing/Administrative	45,000	*

		Approximate
Location	Description	Square Feet

Air Conditioning and Heating Products Segment:
St. Leonard d’Aston, QUE, Canada	Manufacturing/Administrative	95,000	*
O’Fallon, MO	Administrative	70,000	*
St. Peters, MO	Warehouse/Administrative	250,000	*
St. Louis, MO	Manufacturing	214,000	(2)
St. Louis, MO	Manufacturing	103,000	*(2)
Holland, MI	Manufacturing/Warehouse	45,000	*
Boonville, MO	Manufacturing	250,000
Tipton, MO	Manufacturing	50,000
Poplar Bluff, MO	Manufacturing	445,000	**(1)
Dyersburg, TN	Manufacturing	368,000	**
Chaska, MN	Manufacturing/Administrative	230,000	*
Oklahoma City, OK	Manufacturing/Administrative	127,000
Okarche, OK	Manufacturing/Administrative	210,000
Saskatoon, Canada	Manufacturing	49,000	*
Springfield, MO	Manufacturing	77,000	*
Montreal, QUE, Canada	Manufacturing	122,000	*
Edenbridge, U.K.	Manufacturing	93,000	*
Fenton, Stoke, U.K.	Manufacturing/Administrative	104,000	*
Other:
Providence, RI	Administrative	23,900	*

(1)	These facilities are pledged as security under various subsidiary debt agreements. (See Note 6 of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.)

(2)	During 2003, we initiated restructuring activities related to the closure of two facilities in St. Louis, Missouri, in order to relocate the operations to other facilities by the end of the first quarter of 2004. (See Note 13 of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.)

Legal Proceedings

      We and our subsidiaries are subject to numerous federal, state and local laws and regulations, including environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. We believe that we are in substantial compliance with the material laws and regulations applicable to us. We are involved in current, and may become involved in future, remedial actions under federal and state environmental laws and regulations which impose liability on companies to clean up, or contribute to the cost of cleaning up, sites at which their hazardous wastes or materials were disposed of or released. Such claims may relate to properties or business lines acquired by us after a release has occurred. In other instances, we may be partially liable under law or contract to other parties that have acquired businesses or assets from us for past practices relating to hazardous substances management. We believe that all such claims asserted against us, or such obligations incurred by us, will not have a material adverse effect upon our financial condition or results of operations. Expenditures in 2003, 2002 and 2001 to evaluate and remediate such sites were not material. However, we are presently unable to estimate accurately our ultimate financial exposure in connection with identified or yet to be identified remedial actions due among other reasons to: (i) uncertainties surrounding the nature and application of environmental regulations, (ii) our lack of information about additional sites to which it may be listed as a potentially responsible party (“PRP”), (iii) the level of clean-up that may be required at specific sites and choices concerning the technologies to be applied in corrective actions and (iv) the time periods over which remediation may occur. Furthermore, since liability for site remediation is joint and several, each PRP is potentially wholly liable for other PRP’s that become insolvent or bankrupt. Thus, the solvency of other PRP’s could directly affect our ultimate aggregate clean-up costs. In certain circumstances, our liability for clean-up costs may be covered in whole or in part by insurance or indemnification obligations of third parties.

      One of our previously owned subsidiaries is a defendant in a number of lawsuits alleging damage caused by alleged defects in certain pressure treated wood products. We have assumed the liability and are entitled to insurance coverage proceeds related to specific pressure treated wood product claims. Many of the suits have been resolved by dismissal or settlement with amounts being paid out of insurance proceeds or other recoveries. We continue to vigorously defend the remaining suits. Certain defense and indemnity costs are being paid out of insurance proceeds and proceeds from a settlement with suppliers of material used in the production of the pressure treated wood products. We have engaged in coverage litigation with certain insurers and have settled all coverage claims with such insurers on a satisfactory basis.

      In addition to the legal matters described above, we and our subsidiaries are named as defendants in a number of legal proceedings, including a number of product liability lawsuits, incident to the conduct of our businesses.

      We do not expect that any of the above described proceedings will have a material adverse effect, either individually or in the aggregate, on our financial position, results of operations, liquidity or competitive position. (See Note 9 of the Notes to the Consolidated Financial Statements and Note G of the Notes to the Unaudited Condensed Consolidated Financial Statements, included elsewhere in this prospectus and incorporated herein by reference.)

MANAGEMENT

Directors

			Director
Name	Principal Occupation	Age	Since

Richard L. Bready	Chairman, President and Chief Executive Officer of Nortek	59	1976
Philip E. Berney	Managing Director, Kelso & Company L.P.	40	2003
Jeffrey C. Bloomberg	Office of the Chairman, Gordon Brothers Group LLC	57	2003
Joseph M. Cianciolo	Independent Director	65	2003
David B. Hiley	Financial Consultant	65	2003

      Mr. Bready has been Chairman, President and Chief Executive Officer of Holdings and/or Nortek for more than the past five years. Mr. Berney has been a Managing Director of Kelso, a private investment firm, since 1999. From 1996 to 1999, he was a Senior Managing Director and head of the High Yield Capital Markets Group at Bear, Stearns & Co., a financial services company. Mr. Berney is currently a director of Key Components, LLC. Mr. Bloomberg has served since 2001 in the Office of the Chairman of Gordon Brothers Group LLC, a company which assists retail and consumer goods companies in asset redeployment and providing capital solutions to middle market companies in the retail and consumer product industries. From 1994 to 2001, Mr. Bloomberg served as the President of Bloomberg Associates, an investment banking company. Mr. Bloomberg is a director of Tweeter Home Entertainment Group, Inc. Mr. Cianciolo retired in June 1999 as the managing partner of the Providence, RI office of KPMG, LLP. Mr. Cianciolo is currently a director of United Natural Foods, Inc. Mr. Hiley, for more than the past five years, has been a financial consultant, including a financial consultant to us. From April 1, 1998 through March 1, 2000, Mr. Hiley served as Executive Vice President and Chief Financial Officer of Koger Equity, Inc., a real estate investment trust. Mr. Hiley is currently a director of Koger Equity, Inc. Each director holds office until our next annual meeting of stockholders and until such director’s successor is duly elected and qualified.

      Members of management, Nortek, Holdings, Kelso and other stockholders are party to a Stockholders Agreement under which they have agreed that until certain events occur, they will take such actions as are necessary so that our board of directors is comprised entirely of the same individuals as the board of directors for Holdings. Under Holdings’ charter, the holders of the common stock of Holdings are entitled to elect 51% (or such next higher whole number) of the number of directors to be elected to the board of directors of Holdings, provided that one-third (or such next higher whole number) of those directors are independent directors, as defined in Holdings’ charter. The holders of the Series B Preference Stock of Holdings are entitled to elect the remaining members of the board of directors of Holdings, of which number half (of such next higher whole number) must be independent directors. Pursuant to the terms of the Stockholders Agreement, under certain circumstances and until certain future events occur, Mr. Bready shall nominate the directors of Holdings to be elected by the common stockholders and Kelso shall nominate the directors of Holdings to be elected by the by Series B Preference Stock. Under these arrangements, Messrs. Bready, Hiley and Cianciolo were elected to the board of directors of Holdings by the common stockholders and Messrs. Berney and Bloomberg were elected to the board of directors of Holdings by the holders of the Series B Preference Stock.

Executive Officers

Name	Age	Position

Richard L. Bready	59	Chairman, President and Chief Executive Officer
Robert E.G. Ractliffe	60	Executive Vice President and Chief Operating Officer
Almon C. Hall	57	Vice President and Chief Financial Officer
Edward J. Cooney	57	Vice President and Treasurer
Kevin W. Donnelly	49	Vice President, General Counsel and Secretary

      Messrs. Bready, Hall and Donnelly have served in the same or substantially similar executive positions with Nortek for at least the past five years. Mr. Ractliffe served as President and Chief Executive Officer of Ply Gem Industries, Inc. and as Chief Executive Officer of Nordyne, Inc., both of which were subsidiaries of Nortek, prior to joining Nortek in January 2002. Mr. Cooney served as Senior Vice President-Chief Financial Officer and Executive Vice President Sales and Marketing at Amtrol Inc. and as Chief Financial Officer at Speidel Inc. prior to joining Nortek in August 2001. Executive officers are elected annually by our board of directors and serve until their successors are chosen and qualified. Our executive officers include only those officers of the Company who perform policy-making functions for Nortek as a whole and have managerial responsibility for major aspects of our overall operations. A number of other individuals who serve as officers of our subsidiaries perform policy-making functions and have managerial responsibilities for the subsidiary or division by which they are employed, although not for Nortek overall. Certain of these individuals could, depending on earnings of such unit, be more highly compensated than some executive officers of Nortek.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth, on an accrual basis, information concerning the compensation for services to us and our subsidiaries for 2003, 2002 and 2001 of those persons who were, at December 31, 2003, our Chief Executive Officer and our other four most highly compensated executive officers.

					Long-Term Compensation

					Awards	Payouts
	Annual Compensation
					Securities
				Other Annual	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Options	Payouts	Compensation(2)

Richard L. Bready	2003	$2,500,000	$5,000,000	$295,351	1,869,149	—	$127,331
Chairman, President and	2002	1,068,768	8,230,780	61,184	50,000	$2,586,489	1,012,214
Chief Executive Officer	2001	1,051,932	6,259,140	—	—	—	612,961
Robert E.G. Ractliffe(3)	2003	$600,000	$532,380	$105,669	167,000	—	$465,445
Vice President and	2002	600,000	500,000	—	15,000	$776,122	72,945
Chief Operating Officer	2001	—	—	—	—	—	—
Almon C. Hall	2003	$410,000	$725,000	—	147,900	—	$114,760
Vice President	2002	393,750	600,000	—	15,000	$776,122	42,447
and Chief Financial Officer	2001	375,000	450,000	—	—	—	28,501
Kevin W. Donnelly	2003	$265,000	$350,000	—	96,047	—	$69,000
Vice President, General	2002	252,000	450,000	—	10,000	$258,561	16,000
Counsel and Secretary	2001	240,000	175,000	—	—	—	13,600
Edward J. Cooney(4)	2003	$240,000	$250,000	—	42,500	—	$64,000
Vice President and	2002	210,000	200,000	—	—	—	16,000
Treasurer	2001	73,913	30,000	—	15,000	—	—

(1)	Except for Messrs. Bready and Ractliffe in 2003 and Mr. Bready in 2002, the aggregate amount of any compensation in the form of perquisites and other personal benefits paid in each of the years, based on our incremental cost, did not exceed the lesser of 10% of any executive officer’s annual salary and bonus or $50,000. The amount for Messrs. Bready and Ractliffe in 2003 includes $246,142 and $78,346 respectively, relating to installation of our products. The amount for Mr. Bready in 2002 includes $49,410 relating to personal use of automobiles provided by us.

(2)	The amounts in 2003, for each of Messrs. Bready and Hall, include premiums paid by us for split dollar life insurance under agreements between us and each of them, of which $31,791 and $49 represent the term life portion of the premiums and $79,540 and $16,711 represent the non-term portion, in each case for Messrs. Bready and Hall, respectively. Subsequent to 2003, these agreements were terminated.

For each of Messrs. Ractliffe, Hall, Donnelly and Cooney, includes change in control payments of $120,000, $82,000, $53,000 and $48,000, respectively, made in 2003 in connection with the Recapitalization.

Includes in 2003, $329,445 in relocation expenses for Mr. Ractliffe.

Includes $6,000 in matching contributions and $10,000 in profit sharing contributions by us in 2003 for each of Messrs. Bready, Ractliffe, Hall, Donnelly and Cooney under our 401(k) Savings Plan, which is a defined contribution retirement plan.

(3)	Mr. Ractliffe’s date of hire was January 1, 2002.

(4)	Mr. Cooney’s date of hire was August 20, 2001.

Stock Option Tables

      Upon our reorganization into a holding company structure, each stock option for our common stock and special common stock then outstanding was exchanged for a stock option to purchase an equal number of shares of the common stock or special common stock of Holdings at the same per share exercise price.

Options Granted in Last Fiscal Year

      The following table provides information regarding stock options for the common stock of Holdings granted to named executive officers in 2003, all of which were granted under the Nortek Holdings, Inc. 2002 Stock Option Plan.

			% of Total
	No. of Shares		Options
	Underlying		Granted to		Exercise
	Options		Employees	Exercise	Price as of		Expiration	Grant Date
Name	Granted		in 2003	Price(1)	Grant Date		Date	Present Value(2)

Richard L. Bready	1,398,849	(3)	44.29%	$10.50	$23.31	(5)	01/09/2013	$39,250,164
	470,300	(4)	14.89	11.00	46.00		01/09/2013	3,226,258
Robert E.G. Ractliffe	87,000	(3)	2.75	10.50	24.38	(5)	01/09/2013	2,384,279
	80,000	(4)	2.53	11.00	46.00		01/09/2013	548,800
Almon C. Hall	67,900	(3)	2.15	10.50	25.95	(5)	01/09/2013	1,808,326
	80,000	(4)	2.53	11.00	46.00		01/09/2013	548,800
Kevin W. Donnelly	46,047	(3)	1.46	10.50	24.72	(5)	01/09/2013	1,251,746
	50,000	(4)	1.58	11.00	46.00		01/09/2013	343,000
Edward J. Cooney	7,500	(3)	0.24	10.50	20.25		01/09/2013	225,975
	35,000	(4)	1.11	11.00	46.00		01/09/2013	240,100

(1)	On November 26, 2003, Holdings declared a dividend of $35.00 per share which resulted in an equal reduction of the exercise price of options to purchase shares of the common stock of Holdings.

(2)	Pre-tax amounts based on Black-Scholes option pricing model with the following assumptions: interest rates are based on the risk-free interest rate at grant date, a maximum expected life of 5 years, expected volatility of 38% for rolled-over options and 0% for Class A and B options and a dividend yield of 0%.

(3)	Represent rolled-over options which were exercisable in full as of the date of the grant.

(4)	One-third of the shares underlying these options are Class A options and two-thirds are Class B options to purchase shares of the common stock of Holdings. Under the terms of the Holdings 2002 Stock Option Plan, Class A options generally become exercisable in equal quarterly installments over a three-year period, although Class A options will become exercisable in full when certain of the investors affiliated with Kelso have sold or disposed of at least 90% of their equity securities for cash or marketable securities in Holdings. In addition, Class A options will become exercisable in full in any liquidity event which results in the Class B options becoming exercisable in full. The Holdings 2002 Stock Option Plan defines a liquidity event as the receipt of cash or marketable securities by certain of the investors affiliated with Kelso in respect of their equity investment in Holdings.

The Class B options will become exercisable upon liquidity events relating to the equity securities held by investors affiliated with Kelso, but only if those investors receive at least a 17% internal rate of return through the liquidity events. Assuming this condition is satisfied, the Class B options become exercisable ratably beginning when those investors have received at least two times the amount of their investment through the liquidity events, with such options becoming exercisable in full when the investors have received four times the amount of their investment through liquidity events.

(5)	This exercise price is based upon a weighted average.

Aggregated Option Exercises in 2003 and Year-End Option Values

	Aggregated				Value of Unexercised In-the-
	Shares		Number of Unexercised Options at		Money Options at Year-
	Acquired		Year-End		End(1)
	on	Value
Name	Exercise	Realized	Exercisable(2)	Unexercisable(3)	Exercisable	Unexercisable

Richard L. Bready	—	—	1,438,041	431,108	$84,465,313	$25,112,041
Robert E.G. Ractliffe	—	—	93,667	73,333	5,499,603	4,271,647
Almon C. Hall	—	—	74,567	73,333	4,377,478	4,271,647
Kevin W. Donnelly	—	—	50,214	45,833	2,947,989	2,669,772
Edward J. Cooney	7,500	$193,125	10,417	32,083	610,540	1,868,835

(1)	Calculated by multiplying the relevant number of unexercised options by the difference between the stock price for the common stock of Holdings on December 31, 2003 of $69.25 (based upon a valuation prepared on November 19, 2003) and the exercise price of the options.

(2)	Includes rolled-over options for the named individuals for the following amounts: Bready 1,398,849; Ractliffe 87,000; Hall 67,900; Donnelly 46,047; and Cooney 7,500 and exercisable Class A options.

(3)	Includes unexercisable Class A options and all of the Class B options to purchase shares of Holdings’ common stock.

Pension and Similar Plans

      Our qualified pension plan (the “Pension Plan”) was frozen as of December 31, 1995, and no further increases in benefits may occur as a result of increases in service or compensation. The benefit payable to a participant at normal retirement equals the accrued benefit as of December 31, 1995 and will be payable as a joint and 50% survivor annuity in the case of a married employee and as a single-line annuity in the case of an unmarried employee. The annual pension benefits entitled to be paid to the executive officers beginning at age 65 under the Pension Plan are as follows: Mr. Bready $160,000, Mr. Hall $52,163, Mr. Donnelly $15,574 and Mr. Ractliffe $7,891.

      In 1996, we established a supplemental executive retirement plan (the “SERP”), pursuant to which participants were entitled to supplemental pension payments equal to a specified percentage of their highest consecutive three-year average W-2 compensation, less amounts payable to the participant under the Pension Plan. Messrs. Bready, Hall and Donnelly were participants in the SERP. The SERP provided that, upon a change of control of Nortek, each participant would be paid a lump sum payment equal to the actuarially determined present value of the benefits payable under the SERP calculated at the time of the change in control as though retirement benefits had commenced on such date without reduction for early retirement. The Recapitalization was considered a change of control and, accordingly, Messrs. Bready, Hall and Donnelly received distributions of $73,658,948, $8,563,677 and $3,156,380, respectively, and the SERP was subsequently terminated.

      Mr. Ractliffe is a participant in a Nortek supplemental executive retirement plan. His annual pension benefit under this plan entitled to be paid to him beginning at age 65 is projected to be $244,274.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Employment Arrangement for Mr. Bready

      Mr. Bready entered into an employment agreement with Nortek and Holdings that became active upon completion of the Recapitalization. The agreement replaced Mr. Bready’s existing employment agreement with Nortek, entered into in 1997. The new employment agreement has a five-year term, renewable for successive one-year terms unless Nortek and Holdings provide Mr. Bready with written notice of their intent not to renew the agreement at least 90 days prior to the end of the original term or any successive term. The employment agreement provides that during the employment term Mr. Bready will serve as Chairman and Chief Executive Officer of Nortek and Holdings.

      The employment agreement provides that the basic annual salary for Mr. Bready during the employment term would be not less than $1,068,767 for the year ended December 31, 2002 and not less than $2,500,000 per year during the remainder of the employment term. Mr. Bready’s salary for 2003 was $2,500,000. Mr. Bready is eligible for cash performance bonus awards under the employment agreement to the extent our company achieves specific levels of EBITDA. The maximum amount of such performance award in any year is $5,000,000. Mr. Bready is entitled to receive all other benefits, including medical and dental insurance, generally available to executive personnel. In addition, Mr. Bready is entitled to reimbursement of the costs of automobile and private aircraft transportation for personal and business use consistent with his employment prior to the Recapitalization.

      If the employment of Mr. Bready is terminated (1) without “cause,” as defined in the employment agreement, (2) as a result of any notice not to renew his employment as described above or (3) as a result of his disability or death, Mr. Bready terminates his employment for “good reason,” as defined in the employment agreement, Nortek and Holdings are obligated to pay Mr. Bready, or, in the event of death, his estate or designated beneficiary, an annual severance and other benefits for the period equal to the longer of (1) one year from the date of such termination and (2) the remaining period of the original five-year employment term. The annual severance payment in all cases is equal to $1,750,000.

      If his employment is terminated for any reason, Mr. Bready has agreed not to compete with Nortek and Holdings for various periods of time depending on the reason for such termination. In the event his employment is, terminated without “cause” or as a result of disability, or if he terminates his employment for “good reason,” Mr. Bready has agreed not to compete with Nortek and Holdings for the duration of time in which he receives the severance payments described above. In the event his employment is terminated for “cause” or if he terminates his employment without “good reason,” Mr. Bready has agreed not to compete for a period of one year from such termination.

      In 1997, we made a ten-year loan to Mr. Bready in the amount of $3,000,000, repayable annually, in arrears, in installments of $300,000 principal plus accrued interest. The interest on this loan accrues daily at the applicable federal long-term rate in effect on each day the loan is outstanding, determined in accordance with Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”). Consistent with the terms of the prior employment agreement, the new employment agreement for Mr. Bready provides that the installment payment for any year is deferred until operating earnings, as defined in the agreement, for the prior fiscal year has been determined. If Mr. Bready is an employee of Nortek and Holdings on the date an installment payment is due and if operating earnings for the prior fiscal year are in excess of $35,000,000, then the installment payment and accrued interest for that year will be forgiven. The installment payments under the loan will also be forgiven if Mr. Bready is terminated without “cause,” if he resigns for “good reason,” or dies or is disabled during the term of the agreement. As of December 31, 2003, the outstanding principal balance of the loan is $1,200,000 and accrued interest due of $88,304.

      Subject to the limit referred to below in this paragraph, following the termination of employment of Mr. Bready for any reason, Nortek and Holdings will provide, at no additional cost to Mr. Bready, lifetime medical coverage to Mr. Bready, his spouse and dependents. The lifetime medical coverage includes all medical and dental benefits provided to Mr. Bready as of the date of effectiveness of the Recapitalization. In lieu of lifetime medical coverage, Mr. Bready may request a lump sum payment in an amount to be established by the board of directors as reasonably sufficient to provide such lifetime medical coverage. Nortek and Holdings have also agreed to make payments to Mr. Bready to cover any and all state and federal income taxes that may be due as a result of the provision of lifetime medical coverage as described in the three preceding sentences. In no event will the reimbursement obligations of Nortek and Holdings, exclusive of the tax gross-up obligations, to provide lifetime medical coverage under the employment agreement exceed $1,000,000 in the aggregate during the lifetime of Mr. Bready and his spouse.

      If it is determined that any payment or benefit provided by Nortek and Holdings to Mr. Bready under the employment agreement or any other agreement or plan is subject to the 20% excise tax imposed by Section 4999 of the Code, Nortek and Holdings will make an additional lump-sum payment to Mr. Bready sufficient, after giving effect to all federal, state and other taxes and charges with respect to that payment, to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed.

Employment Arrangements for Messrs. Hall and Donnelly

      Messrs. Hall and Donnelly have entered into employment agreements with the Nortek and Holdings on terms substantially similar to each other, except as otherwise noted below. Each of the employment agreements became effective upon the completion of the Recapitalization and terminates upon termination of employment. The employment agreements provide that during their respective employment, Mr. Hall will serve as Vice President, Controller and Chief Financial Officer of Nortek and Holdings and Mr. Donnelly will serve as Vice President and General Counsel of Nortek and Holdings.

      The basic annual salary for Mr. Hall will not be less than $393,750. Mr. Hall’s salary for 2003 was $410,000. The basic annual salary for Mr. Donnelly will not be less than $252,000. Mr. Donnelly’s salary for 2003 was $265,000. Messrs. Hall and Donnelly are also eligible for incentive compensation in each year of the employment period. In each year, the incentive compensation will be in an amount recommended by the Chief Executive Officer and approved by the compensation committee of the board of directors. Messrs. Hall and Donnelly are entitled to receive all other benefits, including medical and dental insurance, generally available to executive personnel. Messrs. Hall and Donnelly are also entitled to reimbursement of the costs of automobile transportation for personal and business use consistent with their employment prior to the Recapitalization.

      If employment is terminated (1) without “cause,” as defined in the employment agreement, (2) by the employee for “good reason,” as defined in the employment agreement, or (3) on account of the employee’s death or disability, Nortek and Holdings are obligated to pay the respective employee or his estate an annual severance for two years from the date of termination. The annual severance payments for Messrs. Hall and Donnelly would be equal to their respective basic annual salaries as of the date of termination plus the highest amount of bonus or incentive compensation, exclusive of the Nortek 1999 Equity Performance Plan, paid or payable in cash to such employee in any one of the three calendar years immediately prior to the completion of the Recapitalization (or, if higher, the three calendar years immediately prior to such termination).

      If employment is terminated without “cause,” as a result of disability, or by the employee for “good reason,” each employee has agreed not to compete with Nortek and Holdings for two years from the date of the termination. In the event employment is terminated for “cause” or if the employee terminates his employment without “good reason,” each of Messrs. Hall and Donnelly has agreed not to compete for a period of one year from such termination.

      Subject to the limit referred to below in this paragraph, Nortek and Holdings will provide, at no additional cost to Messrs. Hall and Donnelly, lifetime medical coverage for each such employee and his spouse and dependents beginning upon such employee’s termination with Nortek and Holdings. The lifetime medical coverage includes all medical and dental benefits provided to each such employee as of the date of effectiveness of the Recapitalization. Each of Messrs. Hall and Donnelly are irrevocably entitled to 25% of his lifetime medical coverage and shall become irrevocably entitled to an additional 25% on each of the following three anniversaries of the completion of the Recapitalization. If the employment of Messrs. Hall or Donnelly is terminated at any time (1) by Nortek and Holdings for any reason other than a conviction of the employee of a crime involving theft, embezzlement, or fraud against the employer or a civil judgment involving fraud or misappropriation by the employee against the employer, (2) as a result of death, disability or a medical emergency in his immediate family, or (3) by the employee for “good reason,” as defined in the employment agreement, the respective employee shall become irrevocably entitled to 100% of his lifetime medical coverage.

      In addition the respective employee shall become irrevocably entitled to 100% of his lifetime medical coverage upon a change of control regardless of whether such employee is terminated. Following their termination of employment for any reason or in the event of a change of control, in lieu of lifetime medical coverage, Messrs. Hall and Donnelly may request a lump sum payment in an amount to be established by the board of directors as reasonably sufficient to provide the percentage of lifetime medical coverage to which he has become irrevocably entitled. In no event will the reimbursement obligations of Nortek and Holdings, exclusive of tax gross-up obligations, to provide lifetime medical coverage under the employment agreement exceed $1,000,000 in the aggregate during the lifetime of the employee and his spouse. Nortek and Holdings have also agreed to make payments to Messrs. Hall and Donnelly to cover any and all state and federal income taxes that may be due as a result of the provision of lifetime medical coverage as described in this paragraph.

      If it is determined that any payment or benefit provided by Nortek and Holdings to Messrs. Hall and Donnelly, under their respective employment agreements or any other agreement or plan is subject to the excise tax, imposed by Section 4999 of the Code, Nortek and Holdings will make an additional lump-sum payment to Mr. Hall or Mr. Donnelly, as the case may be, sufficient, after giving effect to all federal, state and other taxes and charges with respect to such payment, to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed.

Retention Plan

      We have established a retention plan for our executive officers and others, other than Mr. Bready, which provides that, in consideration of each employee agreeing not to voluntarily terminate his employment or service as a consultant if there is an attempted change of control, as that term is defined in the plan, of Nortek, the individual will be entitled to an immediate payment equal to 20% of his basic annual salary, and, if the employee is terminated within the twenty-four month period following the change of control, including termination by reason of a material adverse change in the terms of employment as provided in the plan, the individual also will be entitled at the time of termination to severance pay for a period of twenty-four months following termination at an annual rate equal to his base salary plus the highest amount of bonus or incentive compensation paid or payable to him for any one of the three calendar years prior to the Recapitalization (or, if higher, the three calendar years immediately prior to such termination), and to continued medical, life insurance and other benefits for the twenty-four month period, at payment of an amount equal to the cost of providing these benefits. Notwithstanding the foregoing, the terms of the employment agreements for Messrs. Hall and Donnelly, rather than the retention plan, govern their rights to any severance pay in the event of their termination of employment following the completion of the Recapitalization.

      The Recapitalization was a change of control for purposes of the retention plan. Accordingly, upon the completion of the Recapitalization, we made immediate cash payments to participants in the retention plan in the following amounts: Mr. Cooney, $48,000; Mr. Donnelly, $53,000; Mr. Hall, $82,000; Mr. Hiley, $30,000; and Mr. Ractliffe, $120,000.

Deferred Compensation Arrangements

      Since March 1983, we have been a party to individual deferred compensation agreements with Messrs. Bready and Hall, under which we will make 180 monthly payments commencing at age 65 to each of Messrs. Bready and Hall. The annual payments to Messrs. Bready and Hall will be, assuming retirement at age 65, $60,600 and $22,000, respectively. The deferred compensation agreements provide that, in the event of a change in control, the covered executive will be paid a lump sum payment equal to the present value of the unreduced benefit that would be payable to the executive upon retirement on or after age 65. Although the Recapitalization was otherwise a change in control for purposes of the deferred compensation agreements, Mr. Bready and Mr. Hall each waived their right to receive the lump sum payment described above. Following the Recapitalization, the deferred compensation agreements and all of our obligations remained in effect.

Director Compensation

      For their services as directors of Nortek, directors who are not officers, employees or consultants of Holdings or its subsidiaries, or of Kelso, receive directors’ fees from Nortek. The fees payable to those directors are a $50,000 annual retainer, payable quarterly in advance, a $1,500 per meeting ($1,000 if director participates by telephone) fee and a $1,000 per committee meeting ($750 if director participates by telephone) fee.

Compensation Committee Interlocks and Insider Participation

      From January 1, 2003 through the completion of the Recapitalization on January 9, 2003, the Compensation Committee of our board of directors consisted of William I. Kelly and Phillip L. Cohen. After January 9, 2003 and through the end of 2003, our board’s Compensation Committee has consisted of Mr. Bready, President and Chief Executive Officer of Holdings, and Mr. Berney. The committee determines compensation of our executive officers other than Mr. Bready. Mr. Bready’s compensation is determined by the full board of directors. With respect to Mr. Berney, see the section of this prospectus entitled “Certain Relationships and Related Transactions — Financial Advisory Arrangement with Kelso.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      We are a wholly-owned subsidiary of Holdings. As of May 15, 2004, the issued and outstanding capital stock of Holdings consists of (i) 397,380 shares of Class A Common Stock, par value $1.00 per share and (ii) 8,130,442 shares of Series B Convertible Preference Stock, par value $1.00 per share. The following table sets forth the beneficial ownership of our Class A common stock and our Series B convertible preference stock, as of May 15, 2004, by our directors, by our officers named in the Summary Compensation Table and by our directors and executive officers as a group.

	Class A Common Stock		Series B Convertible Preference Stock

	Amount and Nature of	Percent of	Amount and Nature of	Percent of
Name(1)	Beneficial Ownership(2)	Class(3)	Beneficial Ownership(4)	Class

Philip E. Berney	—	—	8,130,442	100%
Jeffrey C. Bloomberg	15,036	3.7%	—	—
Richard L. Bready	1,735,383	92.6	—	—
Joseph M. Cianciolo	4,167	1.0	—	—
Edward J. Cooney	13,334	3.2	—	—
Kevin W. Donnelly	60,091	13.3	—	—
Almon C. Hall	98,234	20.5	—	—
David B. Hiley	13,334	3.2	—	—
Robert E.G. Ractliffe	113,334	22.8	—	—
All directors and executive officers as a group	2,052,913	95.7%	8,130,442	100%

(1)	The address of all such persons is c/o Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903. Certain of the shares shown in the table are shown as to which the persons named in the table have the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the persons identified in this table have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.

(2)	Includes shares subject to options outstanding and exercisable within sixty (60) days after May 15, 2004 as follows: Bready 1,477,233 shares, Hall 81,234 shares, Donnelly 54,381 shares, Ractliffe 100,334 shares, Cooney 13,334 shares, Bloomberg 4,167 shares, Cianciolo 4,167 shares and Hiley 13,334 shares.

(3)	Assuming the exercise by all of our directors and executive officers of all options to acquire Holdings’ Class A common stock exercisable or, pursuant to Rule 13d-3(d)(1), deemed exercisable, ownership percentages would be as follows: Bready 80.9%; Hall 4.6%; Donnelly 2.8%; Ractliffe 5.3%; Cooney .6%; Bloomberg .7%; Cianciolo .2%; Hiley .6%; and all directors and executive officers as a group 95.7%.

(4)	Mr. Berney may be deemed to share beneficial ownership of shares of Series B convertible preference stock owned of record by Kelso Investment Associates VI, L.P., Kelso Nortek Investors LLC and KEP VI, LLC, by virtue of his status as a managing member of KEP VI, LLC and Kelso GP VI, LLC (which is the general partner of Kelso Investment Associates VI, L.P. and the managing member of Kelso Nortek Investors, LLC). Mr. Berney shares investment and voting power with respect to the shares of Series B convertible preference stock owned by Kelso Investment Associates VI, L.P., Kelso Nortek Investors, LLC and KEP VI, LLC but disclaims beneficial ownership of such shares, except with respect to his pecuniary interest therein.

      Each share of Holdings’ Series B convertible preference stock is convertible at any time into one full share of Holdings’ Class A common stock, and, upon occurrence of certain events, will be automatically converted. Holdings’ Series B convertible preference stock does not provide for distributions to shareholders and has a liquidation preference of $0.01 per share. In addition to the election of directors, the consent of a majority of Holdings’ Series B preference stockholders is required: i) to amend the certificate of incorporation of Holdings to modify the powers, preferences or special rights of the holders of Holdings’ Series B convertible preference stock, ii) to authorize or issue any series of capital stock ranking senior to or on parity with Holdings’ Series B convertible preference stock as to either payments of dividends or rights on liquidation, iii) to enter into a material transaction in excess of $50,000,000, iv) to incur indebtedness outside the ordinary course of business, v) to make certain capital expenditures, vi) to enter into agreements and arrangements with members of senior management of Holdings’, vii) to create, issue, grant, deliver or sell equity securities, including warrants and options, other than under the Holdings’ 2002 Stock Option Plan and other agreements and arrangements in existence on or prior to the date of the completion of the Recapitalization, viii) to enter into legal settlements in excess of $25,000,000 and ix) to take any other significant actions involving Holdings.

Other Transactions

      Other transactions between us and certain of our executive officers are described in Footnote 2 of the Summary Compensation Table above and in the section entitled “Employment Arrangements and Severance Agreements” above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization

      On November 20, 2002, we reorganized into a holding company structure and each outstanding share of our capital stock was converted into an identical share of capital stock of Holdings. On January 9, 2003, Holdings completed a recapitalization transaction which resulted in the acquisition of Holdings by Kelso and certain members of Holdings’ and our management. Pursuant to the terms of certain Exchange Agreements by and among Nortek, Holdings and each of Richard L. Bready, President and CEO and director of Nortek, Almon C. Hall, Vice President and CFO of Nortek, Robert E.G. Ractliffe, Executive Vice President and COO of Nortek, Kevin W. Donnelly, Vice President, General Counsel and Secretary of Nortek, Edward J. Cooney, Vice President and Treasurer of Nortek and David B. Hiley, director of Nortek, Messrs. Hall, Donnelly and Hiley rolled-over all of their equity interests in Holdings as part of the Recapitalization and Messrs. Bready, Ractliffe and Cooney have sold or cashed-out a portion of their equity interests in Holdings as part of the Recapitalization and have retained or rolled-over the remainder of their interests. (See “— Security Ownership Of Certain Beneficial Owners And Management” above.) Such members of our management received amounts in connection with the cash-out of a portion of their equity interests in Holdings as follows: Mr. Bready $17,166,372; Mr. Ractliffe $556,048; and Mr. Cooney $193,125. Immediately after the completion of the transaction, Kelso held approximately 79.4% of the fully-diluted equity of Holdings, and Nortek’s management held approximately 18.4% (with approximately 16.0% held by Mr. Bready). Members of management received various amounts in connection with payments in respect of the termination of Nortek’s SERP as follows: Mr. Bready, $73,658,948; Mr. Hall, $8,563,677; and Mr. Donnelly $3,156,380; and payments under Nortek’s retention plan as follows: Mr. Cooney, $48,000; Mr. Donnelly, $53,000; Mr. Hall, $82,000; Mr. Hiley, $30,000; and Mr. Ractliffe, $120,000. (See “Executive Compensation — Pension and Similar Plans” and “Executive Compensation — Retention Plan” above). Mr. Hiley received a fee of $3,000,000 in connection with the transaction.

      Members of management, Nortek, Holdings, Kelso and other stockholders entered into a Stockholders Agreement that sets forth the terms of their relationship as stockholders of Holdings upon the completion of the Recapitalization. Under the Stockholders Agreement, members of our management have customary “tag-along” rights to participate on a pro-rata basis with affiliates of Kelso in sales of equity securities of Holdings. The Stockholders Agreement also provides that members of our management will be subject to customary “drag-along” rights, which will permit affiliates of Kelso to require the certain members of our management to sell their shares pro-rata with these Kelso affiliates in a transaction involving a sale of at least 75% of the ownership by the Kelso affiliates of their equity interest in Holdings.

      Certain members of management have also been granted rights to have their shares of Holdings registered for sale under the Securities Act of 1933 in some circumstances, pursuant to the terms of the Registration Rights Agreement by and among Nortek, Holdings, Kelso affiliates and certain members of our management. Holdings is required to use only “best efforts” to register the shares and is under no further obligation to the registration rights holders.

      Mr. Bready is also a party to a Preemptive Rights Agreement with Holdings that provides him with the right to participate in any future equity financings of Holdings, subject to limited exceptions, in an amount necessary to permit Mr. Bready to maintain his fully diluted ownership interest in Holdings.

Fees Paid to Consultant

      David B. Hiley, one of our directors, provided us with consulting services in 2003 for a fee of $12,500 per month, plus a $325,000 year-end bonus and will do so in 2004 for a fee of $16,667 per month, plus a discretionary year-end bonus.

Financial Advisory Arrangement with Kelso

      Philip E. Berney, one of our directors, is also a managing director of Kelso. Upon completion of the Recapitalization, we paid Kelso and its designees a fee of $10,500,000 and reimbursed Kelso and its designees for their expenses and entered into a financial advisory agreement with Kelso with respect to services to be provided by Kelso or some of its related parties to us in return for financial advisory fees to be paid annually to Kelso by us. The amount of the financial advisory fee will be determined by Kelso, but will not exceed $1,500,000 per year. The financial advisory agreement includes indemnification and expense reimbursement by Nortek of Kelso and other related parties with respect to the Recapitalization, including with respect to the financing of the Recapitalization and any services to be provided by Kelso or any related party to us on a going forward basis.

Equity Purchase by Director

      In October 2003, Mr. Bloomberg, a member of our board of directors, purchased, individually and in the name of a family trust, directly from Holdings, 10,869 shares of Holdings’ Class A common stock for a purchase price of $499,974.

DESCRIPTION OF OUTSTANDING INDEBTEDNESS

      The following is a description of our principal debt obligations for borrowed money other than the Outstanding Notes. In addition, there is also a description of debt obligations of Holdings, our parent company, which may, under certain circumstances, require us to issue a senior subordinated guarantee of such debt obligations.

Senior Secured Credit Facility

      We have a $175 million senior secured credit facility, provided by a syndicate of lenders, under which, as of April 3, 2004, we had availability of approximately $151.7 million after giving effect to approximately $7.9 million of outstanding letters of credit under the credit facility. Each of our material domestic subsidiaries is jointly and severally liable with respect to the entire credit facility as a co-borrower and a guarantor. The facility provides that up to $15 million of financings will be available to our material Canadian subsidiaries. Each of our material Canadian subsidiaries is jointly and severally liable with respect to the Canadian portion of the facility as a co-borrower.

      The facility represents a revolving line of credit, a portion of which may be used for standby letters of credit aggregating no more than $70 million. The facility expires on July 25, 2007.

      The facility is secured by a first priority lien on substantially all of our accounts receivable, inventory and intellectual property and that of our domestic and Canadian subsidiaries. Borrowings under the facility are limited at any one time to the lesser of the facility commitment and the sum of (a) 85% of eligible trade accounts receivable, plus (b) the lesser of (1) 50% of eligible inventory or (2) 87.5% of the liquidation value of eligible inventory, minus (c) certain reserves described in the definitive documentation relating to the facility.

      The amounts borrowed under the facility bear interest at floating rates ranging from 200 to 250 basis points over the one-, two-, three- or six-month London InterBank Offered Rate, or “LIBOR,” or, in the alternative, at floating rates ranging from 50 to 100 basis points over the prime rate of Fleet National Bank or its successor. We are also obligated to pay a fee, payable quarterly in arrears, on the average daily unused portion of the facility at floating rates ranging from 37.5 basis points to 50 basis points per annum. Nortek is required to prepay revolving borrowings under the facility in some circumstances relating to assets sales, receipt of insurance proceeds and proceeds from debt and equity offerings. These prepayments will not reduce the amounts available to be borrowed and, assuming that no default then exists, any such prepayment will be available to be immediately borrowed again.

      The facility also contains customary covenants, including restrictions on liens, mergers, consolidations and sales of assets, the payment of dividends and the incurrence of other debt and guarantees. The facility contains one financial covenant, which requires that, during any period when the available borrowing base of the facility (less outstanding loans and letters of credit) is less than $30 million, aggregate EBITDA as of the end of each of the immediately preceding four fiscal quarters cannot be less than $155 million.

Notes

9 7/8% Senior Subordinated Notes

      We issued senior subordinated notes under an indenture dated June 12, 2001. The terms of these senior subordinated notes are as follows:

•	Principal Amount — $250 million

•	Maturity — June 15, 2011

•	Interest Rate — 9 7/8%

•	Interest Payments — Every six months on June 15 and December 15

•	Optional Redemption — The 9 7/8% Senior Subordinated Notes are redeemable in whole or in part prior to maturity at our option at any time on or after June 15, 2006, at a premium declining to par in 2009.

•	Offer to Purchase — Upon a change of control, we are required to make an offer to purchase the 9 7/8% Senior Subordinated Notes at a purchase price equal to 101% of their principal amount. We may also be required to make an offer to purchase the 9 7/8% Senior Subordinated Notes if we sell certain assets and do not apply the proceeds as specified in the indenture.

•	Ranking — The 9 7/8% Senior Subordinated Notes are subordinated to the Notes and to all of our existing and future senior debt, rank equally with all of our existing and future subordinated debt and rank ahead of all of our existing and future debt that expressly provides that it is subordinated to the 9 7/8% Senior Subordinated Notes.

•	Basic Covenants of the Indenture — The indenture for the 9 7/8% Senior Subordinated Notes contains certain covenants that, among other things, limited our ability to:

•	make investments and other restricted payments, (under this provision, which will be the most restrictive covenant regarding restricted payments under our indentures, we could make payments totaling approximately $95 million at April 3, 2004),

•	incur additional debt,

•	issue preferred stock of our subsidiaries,

•	enter into transactions with affiliates,

•	create liens,

•	sell our assets or assets of our subsidiaries, or

•	enter into mergers and consolidations.

Holdings’ 10% Senior Discount Notes

      Holdings issued senior discount notes under an indenture dated November 24, 2003. The terms of these senior discount notes are as follows:

•	Aggregate Principal Amount at Maturity — $515 million

•	Maturity — May 15, 2011

•	Interest Rate — 10%

•	Interest Payments — Beginning on May 15, 2008, interest will be paid every six months on May 15 and November 15. Prior to November 15, 2007, interest will accrue on the 10% Senior Discount Notes in the form of an increase in the accreted value of such notes.

•	Optional Redemption — The 10% Senior Discount Notes are redeemable in whole or in part prior to maturity at Holdings’ option at any time on or after November 15, 2007, at a premium declining to par in 2009. In addition, prior to November 15, 2006, Holdings may use the proceeds from one or more equity offerings to redeem up to 35% of the issued 10% Senior Discount Notes at a specified premium and also may redeem all of the 10% Senior Discount Notes following a change of control of Holdings at a specified premium.

•	Mandatory Redemption — On May 15, 2009, Holdings will be required to redeem 25.3661% of the principal amount of each then outstanding 10% Senior Discount Note plus any additional amount required to prevent the notes from being treated as an “Applicable High Yield Discount Obligation” under the U.S. Internal Revenue Code.

•	Offer to Purchase — Upon a change of control, Holdings will be required to make an offer to purchase the 10% Senior Discount Notes at a purchase price equal to 101% of the accreted value, plus accrued interest. Holdings may also be required to make an offer to purchase the 10% Senior Discount Notes if they or we sell certain assets and do not apply the proceeds as specified in the indenture.

•	Ranking — The 10% Senior Discount Notes are structurally subordinated to the Notes, subordinated to future secured debt of Holdings (to the extent of the value of the assets securing such debt), rank equally to all of Holdings’ future senior unsecured indebtedness and rank ahead of all of Holdings’ subordinated future unsecured indebtedness.

•	Basic Covenants of the Indenture — The indenture for the 10% Senior Discount Notes contains certain covenants that, among other things, limit the ability of Holdings and its Restricted Subsidiaries, including Nortek, to:

•	incur additional debt,

•	pay dividends or distributions on its capital stock or repurchase its capital stock,

•	issue stock of subsidiaries,

•	make certain investments,

•	create liens on its assets to secure debt,

•	enter into transactions with affiliates,

•	merge or consolidate with another company, or

•	transfer and sell assets.

•	Springing Guarantee — In addition, Holdings will not permit us to refinance or redeem the 9 7/8% Senior Subordinated Notes or issue additional senior subordinated debt or subordinated debt unless we execute a guarantee satisfactory in form and substance to the trustee of the indenture governing the 10% Senior Discount Notes, pursuant to which we fully and unconditionally guarantee the 10% Senior Discount Notes; provided that such guarantee shall be subordinated to our senior debt in substantially the same manner that the 9 7/8% Senior Subordinated Notes are subordinated to senior debt; provided further, that the obligation to execute any such guarantee shall not apply if and for as long as such guarantee is restricted by the terms of any of our senior debt. Holdings will not permit us to issue any senior subordinated debt or subordinated debt after November 24, 2003 that restricts or prohibits the guarantee required by the prior sentence.

DESCRIPTION OF THE EXCHANGE NOTES

General

      Nortek issued the Outstanding Notes, and will issue the Exchange Notes, pursuant to an indenture (the “Indenture”) dated as of March 1, 2004 between Nortek and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”). Any Outstanding Notes that remain outstanding after the completion of the exchange offer, together with the Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture. We refer to the Outstanding Notes and the Exchange Notes collectively in this section as the “Notes.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. The Notes are subject to all of those terms, and holders of the Notes (the “Holders”) are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

      The following summary of certain provisions of the Indenture, the Notes and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions included in the Indenture of certain terms used below. Copies of the Indenture and the Registration Rights Agreement will be made available to Holders as set forth below under “Where You Can Find More Information.” The definitions of certain capitalized terms used in the following description of the Notes are set forth below under “— Certain Definitions.” In this description, “Holdings” refers only to Nortek Holdings, Inc., and not to any of its subsidiaries, and “Nortek” refers only to Nortek, Inc., and not to any of our subsidiaries.

      The Notes are unsecured senior obligations of Nortek. The Notes will rank senior in right of payment to all existing and future subordinated Indebtedness of Nortek, including the 9 7/8% Notes, and pari passu in right of payment with all existing and future senior unsecured Indebtedness of Nortek. The Notes will be effectively subordinated to all existing and future secured Indebtedness of Nortek to the extent of the value of the assets securing such Indebtedness. At April 3, 2004, Nortek did not have any secured indebtedness outstanding other than obligations under outstanding letters of credit which had not been drawn upon in the amount of approximately $7.9 million. Amounts borrowed under the Nortek Credit Facility, including any such letters of credit, are secured by accounts receivable, inventory and intellectual property of Nortek to the extent of the value of any such assets of Nortek. At April 3, 2004, Nortek had $151.7 million available for borrowing under this facility. In addition, the Notes will be structurally subordinate to all debt and liabilities, including trade payables, of Nortek’s subsidiaries. At April 3, 2004, the aggregated debt of Nortek’s subsidiaries equaled approximately $25.6 million and the aggregate amount of trade payables, accrued liabilities and other balance sheet liabilities (other than debt) of Nortek subsidiaries equaled approximately $419.5 million, including approximately $35.2 million of deferred income taxes.

      Although the Indenture contains certain covenants and provisions that afford certain protections to Holders, such covenants and provisions would not necessarily afford the Holders protection in the event of a highly leveraged transaction involving Nortek, including a leveraged transaction initiated or supported by Nortek, the management of Nortek or any affiliate of Nortek or a member of management. See “— Certain Covenants” below.

Principal, Maturity and Interest

      Nortek issued $200 million principal amount of Notes in March 2004. The Notes will mature on December 31, 2010.

      The Indenture governing the Notes provides for the issuance of additional notes having identical terms and conditions to the Notes (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes.

      The Notes bear interest at a rate per annum, reset semiannually, equal to LIBOR plus 3.00%, as determined by an agent appointed by Nortek to calculate LIBOR for purposes of the Indenture (the “Calculation Agent”), which shall initially be the Trustee.

      Set forth below is a summary of certain of the defined terms used in the Indenture relating to the calculation of interest on the Notes.

      “LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

      “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include June 29, 2004.

      “Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

      “London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

      “Representative Amount” means U.S. $1,000,000.

      “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or any successor service or such other page as may replace Page 3750 on that service or any successor service).

      The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

      All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

      The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

      The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on Nortek and the Holders of the Notes.

      Interest is payable semi-annually on each June 30 and December 31, commencing on June 30, 2004. Nortek will pay interest to those Persons who were holders of record on the June 15 or December 15 immediately preceding the applicable interest payment date. The Notes will bear interest from the Issue Date or, if interest has already been paid, from the date it was most recently paid.

      Principal of, premium, if any, interest on and Additional Interest, if any, with respect to the Notes will be payable by wire transfer of immediately available funds to each Holder; provided that payments of interest and Additional Interest, if any, may be made at the office or agency of Nortek maintained for such purpose or, at the option of Nortek, by check mailed to the Holders at their respective addresses set forth in the register of Holders. Unless otherwise designated by Nortek, Nortek’s office or agency in New York will be the office of the Trustee maintained for such purpose. The Outstanding Notes are and the Registered Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Trustee is Paying Agent and Registrar under the Indenture. Nortek may act as Paying Agent or Registrar under the Indenture, and Nortek may change the Paying Agent or Registrar without notice to the Holders.

Optional Redemption

      The Notes will be redeemable by Nortek, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) if redeemed during the 12-month period beginning March 1 of the years indicated below, in each case, together with accrued and unpaid interest and Additional Interest, if any, to the redemption date:

Year	Percentage

2004	103.00%
2005	102.00%
2006	101.00%
2007 and thereafter	100.00%

      Notice of the redemption must be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of a Note to be redeemed at such Holder’s registered address. If any Note is to be redeemed in part only, the notice of redemption relating to that Note will state the principal amount thereof to be redeemed and a new Note in principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless Nortek shall default in the payment of the redemption price. If less than all the outstanding Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Trustee by lot or, if such method is prohibited by the rules of any stock exchange on which the Notes are then listed, any other method the Trustee considers reasonable, provided that Notes shall be redeemed in principal amounts of $1,000 or integral multiples thereof.

Change of Control

      Upon the occurrence of a Change of Control, each Holder will have the right to require the repurchase of all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Change of Control Payment”).

      Immediately following any Change of Control, Nortek is required to mail a notice to the Trustee and to each Holder stating:

(i) that the Change of Control Offer is being made pursuant to the Repurchase upon Change of Control covenant of the Indenture and that all Notes tendered will be accepted for payment;

(ii) the amount of the Change of Control Payment and the purchase date (the “Change of Control Payment Date”), which may not be earlier than 30 days nor later than 60 days from the date such notice is mailed;

(iii) that any Note not tendered will continue to accrue interest;

(iv) that, unless Nortek defaults in the payment thereof, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to be purchased to the Paying Agent at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

(vi) that Holders will be entitled to withdraw Notes they have tendered on the terms and conditions set forth in such notice; and

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes (or book-entry notation made with respect thereto) equal in principal amount to the unpurchased portion of the Notes tendered; provided that the portion of each Note purchased and each such new Note issued (or book-entry notation, if applicable) shall be in a principal amount of $1,000 or an integral multiple thereof.

      On the Change of Control Payment Date, Nortek will, to the extent lawful, (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer and not withdrawn, (ii) deposit with the Paying Agent an amount sufficient to pay the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn, and (iii) deliver or cause to be delivered to the Trustee all Notes so tendered and not withdrawn together with an Officers’ Certificate specifying the Notes or portions thereof tendered to Nortek. The Paying Agent will promptly mail to each Holder of Notes so tendered and not withdrawn the Change of Control Payment in respect of such Notes, and the Trustee will promptly authenticate and mail to such Holder a new Note (or cause to be transferred by book entry) equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. Nortek will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      Nortek shall not be required to make a Change of Control Offer as described above if it shall have provided a notice to the Trustee for the redemption of all of the Notes pursuant to the optional redemption provisions described in “Optional Redemption”.

      Nortek will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes triggered by a Change of Control.

      A “Change of Control” will be deemed to have occurred at such time as any of the following events occurs:

(i) there is consummated any consolidation or merger of Nortek with or into another corporation, or all or substantially all of the assets of Nortek are sold, leased or otherwise transferred or conveyed to another Person (other than pursuant to a bona fide pledge of assets to secure Indebtedness made in accordance with the Indenture), and the holders of Nortek’s common stock outstanding immediately prior to such consolidation, merger, sale, lease or other transfer or conveyance or one or more Exempt Persons do not hold, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or at least a majority of the Equity Interests of such Person;

(ii) any person (defined, solely for the purposes of the Change of Control provision, as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term “beneficial owner” is defined under Rule l3d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the combined voting power of all Nortek’s then outstanding securities entitled to vote generally for the election of directors; provided, however, that a person shall not be deemed to be the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates or associates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; or

(iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Nortek (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Nortek was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is approved or designated by an Exempt Person) cease for any reason to constitute a majority of the Board of Directors of Nortek then in office.

      Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred under clause (ii) of the immediately preceding paragraph solely by virtue of Nortek, any Subsidiary of Nortek, any employee stock ownership plan or any other employee benefit plan of Nortek or any such Subsidiary, any other person holding securities of Nortek for or pursuant to the terms of any such employee benefit plan, or any Exempt Person beneficially owning securities of Nortek equal or greater than 50% of the combined voting power of Nortek’s then outstanding securities entitled to vote generally for the election of directors or otherwise.

      The Change of Control purchase feature may in certain circumstances make more difficult or discourage a takeover of Nortek and, thus, the removal of the incumbent management. Although Nortek has from time to time received and considered proposals which might involve a Change of Control, the Change of Control purchase feature was not adopted as a result of management’s knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of Nortek by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature result from negotiations between Nortek and the Initial Purchasers.

      Neither the Board of Directors of Nortek nor the Trustee may waive the Change of Control repurchase feature of the Indenture.

      One of the events that constitutes a Change of Control under the Indenture is a sale, lease or other transfer or conveyance of all or substantially all of the assets of Nortek. There is no precise established definition under applicable law of the term “substantially all” and, accordingly, if Nortek were to engage in transactions in which it disposed of less than all of its assets, a question could arise as to whether such disposition was of “substantially all” of its assets and whether because of such disposition Nortek was required to repurchase the Notes as a result of a Change of Control.

Certain Covenants

      Limitation on Restricted Payments. Nortek shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend on or make any distribution in respect of Nortek’s or any such Restricted Subsidiary’s Capital Stock or other Equity Interests, except to the extent any such dividend or other distribution is (a) actually received by Nortek or a Restricted Subsidiary thereof or (b) payable solely in shares of Capital Stock or other Equity Interests (other than Redeemable Stock or Capital Stock convertible into any security other than such Capital Stock) of Nortek or such Restricted Subsidiary, as the case may be;

(ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of Nortek or any of its Restricted Subsidiaries (other than Capital Stock or other Equity Interests held by Nortek or any Wholly-Owned Subsidiary of Nortek that is a Restricted Subsidiary);

(iii) prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled repayment date, scheduled mandatory sinking fund payment date or maturity date, any Indebtedness of Nortek that is subordinate in right of payment to the Notes; or

(iv) make any Investment other than Permitted Investments (each such action described in any of clauses (i) through (iv) above being referred to as a “Restricted Payment”), if, at the time of such Restricted Payment,

(1) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made on or after June 12, 2001, exceeds the sum of

(A) 50% of the cumulative Consolidated Net Income of Nortek for the period commencing on July 5, 1998 through the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment (provided that if the amount of such cumulative Consolidated Net Income divided by the number of full fiscal quarters of Nortek in the applicable period exceeds $5.25 million, then such amount shall equal (i) 50% of the product of $5.25 million multiplied by the number of full fiscal quarters in such period plus (ii) 75% of the amount in excess of the product of $5.25 million multiplied by the number of full fiscal quarters in such period) (or, if the cumulative Consolidated Net Income of Nortek shall be a deficit, minus 100% of such deficit);

(B) the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, if any, received by Nortek (other than from a Restricted Subsidiary of Nortek) from the issuance and sale at any time after May 1, 1998 of either Capital Stock of Nortek (other than Redeemable Stock or any Capital Stock convertible into any security other than such Capital Stock) or Indebtedness that is convertible into Capital Stock of Nortek (other than Redeemable Stock or any Capital Stock convertible into any security other than such Capital Stock), to the extent such Indebtedness is actually converted into such Capital Stock;

(C) an amount equal to any cash and the Fair Market Value (at the time of receipt) of other assets received by Nortek or any of its Restricted Subsidiaries after June 12, 2001 as a dividend or other distribution from any Unrestricted Subsidiary; and

(D) the Fair Market Value of any Investment held by either Nortek or any Restricted Subsidiary of Nortek in any Unrestricted Subsidiary at the time such Unrestricted

Subsidiary is redesignated as a Restricted Subsidiary in accordance with the provisions of the Indenture; or

(3) Nortek could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “Limitation on Additional Indebtedness” covenant.

      The foregoing provisions shall not prohibit, so long as, in the case of any of the following other than payments referred to in clauses (ii), (vii) and (viii) below, no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof,

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

(ii) the declaration and payment by a Restricted Subsidiary of Nortek of dividends on its common stock to all holders of such common stock on a pro rata basis out of funds legally available for the payment of dividends;

(iii) dividends or distributions to Holdings to be used by Holdings for the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of Holdings, options to purchase such shares or related stock appreciation rights or similar securities held by current or former officers, employees or directors (or their estates or beneficiaries under their estates) of Holdings, Nortek or any Restricted Subsidiary; provided that the aggregate consideration paid for such purchase, redemption, cancellation or other retirement after the date hereof does not exceed $7.5 million in the aggregate in any fiscal year of Nortek;

(iv) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of Nortek that is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of a substantially concurrent offering of (A) shares of Capital Stock of Nortek (other than Redeemable Stock or any Capital Stock convertible into any security other than such Capital Stock) or (B) Indebtedness permitted to be incurred under clause (xvii) of the second paragraph of the “Limitation on Additional Indebtedness” covenant;

(v) in addition to clause (iv)(B) above, (i) the prepayment, repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of the 9 7/8% Notes and (ii) any dividend or distribution to Holdings the proceeds of which are used by Holdings to prepay, repay, repurchase, redeem, defease, acquire or retire the Holdings Notes, in each case, in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence or sale (other than to a Restricted Subsidiary) of, Indebtedness of Nortek, so long as at the time of such incurrence (and after giving effect to the application of the proceeds thereof), the Consolidated Senior Debt Leverage Ratio of Nortek does not exceed 3.75 to 1;

(vi) the guarantee by Nortek of the Holdings Notes and payments made pursuant to such guarantee; provided that such guarantee is subordinated to the Notes to the same extent as the 9 7/8% Notes are subordinated to the Notes;

(vii) the making of distributions, loans or advances to any direct or indirect parent of Nortek in an amount not to exceed $1.5 million per annum in order to permit such parent to pay the ordinary operating expenses of such parent including without limitation directors’ fees, indemnifications obligations and professional fees and expenses;

(viii) payments to any direct or indirect parent of Nortek in respect of (A) federal income taxes for the tax periods for which a federal consolidated return is filed by such parent for a consolidated group of which such parent is parent and Nortek and its Restricted Subsidiaries are members, in an amount not to exceed the hypothetical federal income taxes that Nortek would have paid if Nortek and its Restricted Subsidiaries had filed a separate consolidated return with Nortek as the parent, taking into account carryovers and carrybacks of tax attributes (including net operating losses) that would have been allowed if such separate consolidated return had been filed, (B) state income taxes for the tax periods for which a state combined, consolidated or unitary return is filed by such parent for a combined, consolidated or unitary group of which such parent is the parent and Nortek and its Restricted Subsidiaries are members, in an amount not to exceed the hypothetical state income taxes that Nortek would have paid if Nortek and its Restricted Subsidiaries had filed a separate combined, consolidated or unitary return taking into account carryovers and carrybacks of tax attributes that would have been allowed if such separate return had been filed and (C) capital stock, net worth, or other similar taxes (but for the avoidance of doubt, excluding any taxes based on net or gross income) payable by such parent of Nortek based on or attributable to its investment in or ownership of Nortek and its Restricted Subsidiaries;

(ix) the purchase, redemption, retirement or other acquisition for value of subordinated Indebtedness with Excess Proceeds remaining after an Excess Proceeds Offer to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant entitled “Limitation on Use of Proceeds From Asset Sales”; and

(x) additional Restricted Payments in an amount not to exceed $50 million; provided that at the time of any such Restricted Payment, Nortek could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “Limitation on Additional Indebtedness” covenant.

Restricted Payments described in clauses (ii), (iv)(B), (v), (vi), (vii), (viii), (ix) and (x) of the immediately preceding paragraph will be excluded in determining the amount of Restricted Payments for purposes of clause (2) of the first paragraph of this “Limitation on Restricted Payments” covenant, except to the extent that payments are actually made on the guarantee referred to in clause (vi). Restricted Payments described in clauses (i), (iii) and (iv)(A) of the immediately preceding paragraph will be included in determining the amount of Restricted Payments for purposes of clause (2) of the first paragraph of this “Limitation on Restricted Payments” covenant. In addition, any payments made on the guarantee referred to in clause (vi) of the immediately preceding paragraph will also be included for such purpose.

      Limitation on Additional Indebtedness. Nortek shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (each, an “incurrence”) any Indebtedness, including, without limitation, Acquired Indebtedness; provided, however, that Nortek may incur Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing at the time or after giving effect to the incurrence of such Indebtedness and (ii) the Consolidated Cash Flow Coverage Ratio of Nortek for the four full fiscal quarters ending immediately prior to the date of the incurrence of such additional Indebtedness is at least 2.0 to 1.0.

      The foregoing limitations shall not apply, without duplication, to:

(i) Existing Indebtedness and the guarantee by Nortek of the Holdings Notes (provided that such guarantee is subordinated to the Notes to the same extent as the 9 7/8% Notes are subordinated to the Notes);

(ii) Indebtedness of (a) Nortek represented by the Notes and the Indenture issued on the Issue Date or (b) any Subsidiary Guarantor under any Subsidiary Guaranty;

(iii) Indebtedness of Nortek and its Restricted Subsidiaries under the Nortek Credit Facility; provided that the aggregate principal amount of Indebtedness (including the available undrawn amount of any letters of credit issued thereunder) so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (iii) and outstanding on such date, shall not exceed the greater of (a) $175 million and (b) the sum of 85% of Eligible Receivables of Nortek and its Subsidiaries, plus 65% of Eligible Inventory of Nortek and its Subsidiaries;

(iv) Indebtedness of (a) Broan-NuTone Canada, Inc. and any Canadian Subsidiaries which are Restricted Subsidiaries under the Broan-NuTone Canada, Inc. Credit Facility; provided that (1) the aggregate outstanding principal amount (including the available undrawn amount of any letters of credit issued thereunder) so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (iv) and outstanding on such date, shall not exceed the greater of (x) $50 million (Canadian) and (y) the sum of 85% of Eligible Receivables of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries which are Restricted Subsidiaries plus 65% of Eligible Inventory of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries which are Restricted Subsidiaries (but without duplication of any such Eligible Receivables or Eligible Inventory of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries used as a basis to incur Indebtedness pursuant to clause (iii) above) and (2) such Indebtedness shall be secured only by Liens on assets of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries which are Restricted Subsidiaries, and (b) Nortek under its limited guaranty of not more than $30 million (Canadian) of the Indebtedness of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries which are Restricted Subsidiaries under the Broan-NuTone Canada, Inc. Credit Facility;

(v) Indebtedness of NuTone, Inc. or any Subsidiary of NuTone, Inc. not exceeding at any time $6 million in aggregate outstanding principal amount and, if secured, secured only by Liens on assets of NuTone, Inc. or any Subsidiary of NuTone, Inc.;

(vi) Indebtedness of Nortek to any of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary (provided that such Indebtedness is contractually subordinated in right of payment to the Notes) or Indebtedness of any Subsidiary of Nortek that is a Restricted Subsidiary to Nortek or to any other Wholly-Owned Subsidiary of Nortek that is a Restricted Subsidiary, provided that if Nortek or any of its Restricted Subsidiaries incurs Indebtedness to a Wholly-Owned Subsidiary of Nortek that is a Restricted Subsidiary which, at any time after such incurrence, ceases to be a Wholly-Owned Subsidiary or ceases to be a Restricted Subsidiary, then all such Indebtedness in excess of the amount of Allowable Subsidiary Loans shall be deemed to have been incurred at the time such former Wholly-Owned Subsidiary ceases to be a Wholly-Owned Subsidiary of Nortek or ceases to be a Restricted Subsidiary;

(vii) Indebtedness of a Restricted Subsidiary under a guaranty of Indebtedness of Nortek (other than the Notes) which causes such Restricted Subsidiary to become a Subsidiary Guarantor pursuant to the provisions of the Limitation on Guarantees by Subsidiaries covenant;

(viii) Indebtedness of Nortek and its Restricted Subsidiaries under Interest Rate Agreements, Currency Agreements and Commodity Agreements, provided that (a) in the case of Interest Rate Agreements, such Interest Rate Agreements relate to Indebtedness permitted to be incurred under the Indenture and the notional principal amount of the obligations of Nortek and its Restricted Subsidiaries under such Interest Rate Agreements does not exceed the principal amount of such Indebtedness, and (b) in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of Nortek and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(ix) Indebtedness of Nortek and its Restricted Subsidiaries incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers;

(x) Indebtedness incurred by Nortek and its Restricted Subsidiaries consisting of Purchase Money Obligations and Capital Lease Obligations not exceeding at any time $30 million in aggregate outstanding principal amount;

(xi) Acquired Indebtedness incurred by a Restricted Subsidiary of Nortek to the extent such Indebtedness could have been incurred by Nortek under the limitations set forth in the first paragraph of this Limitation on Additional Indebtedness covenant, after giving pro forma effect to the acquisition of such Restricted Subsidiary by Nortek;

(xii) Indebtedness of any Restricted Subsidiary existing at the time of the designation of such Subsidiary as a Restricted Subsidiary in accordance with the terms of the Indenture if immediately prior to such designation such Subsidiary was an Unrestricted Subsidiary, provided that, after giving pro forma effect to such designation, such Indebtedness could have been incurred by Nortek under the limitations set forth in the first paragraph of this Limitation on Additional Indebtedness covenant; and provided further that, none of Nortek or any of its other Restricted Subsidiaries shall provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or otherwise be at any time, directly or indirectly, liable (as a guarantor or otherwise), for such existing Indebtedness, except to the extent Nortek or any of its Restricted Subsidiaries could become so liable in accordance with the provisions of this Limitation on Additional Indebtedness covenant (other than solely in accordance with clause (vi) above or this clause (xii));

(xiii) Indebtedness of Nortek and its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, letters of credit, short-term overdraft facilities and surety or appeal bonds incurred or provided in the ordinary course of business;

(xiv) Indebtedness of (a) Nortek Holding B.V. and its Subsidiaries arising out of advances on exports, advances on imports, advances on trade receivables, factoring of receivables and similar transactions in the ordinary course of business and, if secured, secured only by Liens on assets of Nortek Holding B.V. and its Subsidiaries and (b) Nortek under its limited guarantee of not more than $20 million of any such Indebtedness of Nortek Holding B.V. and its Subsidiaries;

(xv) other Indebtedness of Nortek and its Restricted Subsidiaries not to exceed at any time $35 million in aggregate outstanding principal amount;

(xvi) Liens permitted under the Limitation on Liens covenant; and

(xvii) Indebtedness (“Refinancing Indebtedness”) created, incurred, issued, assumed or guaranteed in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund (“refinance”), Indebtedness described in the preceding paragraph or referred to in clauses (i) through (xvi) above (other than the 8 7/8% Notes, the 9 1/8% Notes and the 9 1/4% Notes); provided, however, that

(a) the principal amount of such Refinancing Indebtedness (or if such Refinancing Indebtedness is issued at a price less than the principal amount thereof, the original issue amount of such Refinancing Indebtedness), together with the principal amount of any remaining Indebtedness under the agreement or instrument governing the Indebtedness being refinanced

(1) in the case of Refinancing Indebtedness incurred to refinance Indebtedness permitted to be incurred under any of clauses (iii), (iv), (v) and (xv) above, shall not, when added to all other Indebtedness outstanding under such clause, exceed the aggregate amount of Indebtedness permitted to be incurred under such clause (plus accrued interest on the Indebtedness to be refinanced and the amount of reasonable expenses, costs and fees and the amount of prepayment premiums and penalties incurred in connection with the refinancing thereof), and

(2) in the case of Refinancing Indebtedness incurred to refinance Indebtedness permitted to be incurred under any of clauses (i), (ii) and (vi) through (xiv) above, shall not exceed the aggregate amount of such Indebtedness outstanding at the time of such refinancing, in each case, after giving effect to any mandatory reductions in principal or other repayments required under the agreement or instrument governing such Indebtedness (plus accrued interest on the Indebtedness to be refinanced and the amount of reasonable expenses, costs and fees and the amount of prepayment premiums and penalties incurred in connection with the refinancing thereof);

(b) such Refinancing Indebtedness shall be subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced;

(c) such Refinancing Indebtedness shall have an Average Life and Stated Maturity equal to, or greater than, the Average Life and Stated Maturity of the Indebtedness to be refinanced at the time of such incurrence;

(d) the proceeds of such Refinancing Indebtedness, if incurred by a Restricted Subsidiary of Nortek, shall not be used to refinance Indebtedness of Nortek or another Subsidiary of Nortek; and

(e) the incurrence of any such Refinancing Indebtedness is substantially simultaneous with the refinancing of the Indebtedness to be refinanced.

      For purposes of this Limitation on Additional Indebtedness covenant, the accretion of original issue discount on Indebtedness shall not be deemed to be an incurrence of Indebtedness.

      For purposes of determining compliance with this “Limitation on Additional Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Nortek will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that all Indebtedness under the Nortek Credit Facility outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (iii) and Nortek shall not be permitted to reclassify any portion of such Indebtedness.

      Limitation on Sale or Issuance of Preferred Stock of Restricted Subsidiaries. Nortek shall not (i) permit any of its Restricted Subsidiaries to issue or sell to any Person except Nortek or a Wholly-Owned Subsidiary of Nortek that is a Restricted Subsidiary any preferred stock of any Restricted Subsidiary, or (ii) sell or otherwise convey or dispose of, or permit any of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary to sell or otherwise convey or dispose of, any such preferred stock so issued or sold to Nortek or any of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary (except to the issuer thereof, Nortek or any of its other Wholly-Owned Subsidiaries that is a Restricted Subsidiary).

      Limitation on Liens. Nortek shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on

(i) any Principal Property,

(ii) any shares of Capital Stock of any Restricted Subsidiary of Nortek held by Nortek or any other Restricted Subsidiary of Nortek, or

(iii) any Indebtedness owed by any Restricted Subsidiary to Nortek or any other Restricted Subsidiary of Nortek without making effective provision for the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the Indebtedness or other obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the Indebtedness or other obligation or liability secured by such Lien.

      The foregoing limitation does not apply to

(i) Liens securing obligations under the Notes;

(ii) Liens securing obligations under the Nortek Credit Facility permitted to be incurred under clause (iii) of the second paragraph of the “Limitation on Additional Indebtedness” covenant but only to the extent that after giving effect to the incurrence of the Indebtedness secured by such Lien, $1.00 of additional Indebtedness could be secured by a Lien under clause (vii) below;

(iii) other Liens existing on the Issue Date;

(iv) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to Nortek or a Restricted Subsidiary that is a Wholly-Owned Subsidiary of Nortek to secure Indebtedness owing to Nortek or such Wholly-Owned Subsidiary by such Restricted Subsidiary;

(v) Liens securing Indebtedness permitted by clauses (iv), (v), (xii), (xiii) and (xiv) of the Limitation on Additional Indebtedness covenant (provided that in the case of clause (xii), such Lien does not extend to any property or assets other than of such Subsidiary being designated a Restricted Subsidiary and such Lien was not incurred in contemplation of such designation);

(vi) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture; provided that such Liens do not extend to or cover any property or assets of Nortek or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(vii) Liens securing Indebtedness in an amount that does not exceed the maximum principal amount of Indebtedness that could be incurred on the date of the incurrence of such Indebtedness, so that after giving pro forma effect to the incurrence thereof and the application of the proceeds thereof, the Consolidated Senior Secured Leverage Ratio does not exceed 3.0:1.0 including for purposes of such calculation the principal amount of Indebtedness then outstanding under clause (iii) of the second paragraph of the “Limitation on Additional Indebtedness” covenant that is secured by a Lien permitted by clause (ii) above; and

(viii) Permitted Liens.

      Limitation on Certain Restrictions Affecting Subsidiaries. Nortek shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or enter into or otherwise cause or permit to exist or become effective any agreement with any Person that would cause any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by Nortek or any of its Restricted Subsidiaries,

(ii) pay or repay any Indebtedness owed to Nortek or any of its Restricted Subsidiaries which owns Equity Interests in such Restricted Subsidiary,

(iii) make loans or advances to Nortek or any of its Restricted Subsidiaries which owns Equity Interests in such Restricted Subsidiary,

(iv) transfer any of its properties or assets to Nortek or any of its Restricted Subsidiaries which owns Equity Interests in such Restricted Subsidiary or

(v) guarantee any Indebtedness of Nortek or any other Restricted Subsidiary of Nortek except, in each case, for such encumbrances or restrictions existing under or by reason of

(a) applicable law,

(b) the Indenture,

(c) customary nonassignment provisions of any contract, lease or license entered into in the ordinary course of business,

(d) any instrument governing Indebtedness of a Person acquired by Nortek or any of its Restricted Subsidiaries at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired,

(e) agreements existing as of the Issue Date,

(f) the Nortek Credit Facility,

(g) the Broan-NuTone Canada, Inc. Credit Facility,

(h) any other agreement pursuant to which any Restricted Subsidiary of Nortek incurs Indebtedness in accordance with the Limitation on Additional Indebtedness covenant,

(i) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(j) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(k) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person; and

(l) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

      Repurchase upon Change of Control. See “— Change of Control” above.

      Limitation on Use of Proceeds from Asset Sales. Nortek shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

(i) Nortek or such Restricted Subsidiary, as the case may be, receives consideration at the time of any such Asset Sale having a value (including the Fair Market Value of any non-cash consideration) at least equal to the Fair Market Value of the securities or assets being sold or otherwise disposed of, and

(ii) at least 75% of the consideration from such Asset Sale is received in the form of cash, Cash Equivalents (together with cash, “Cash Proceeds”) or indebtedness for borrowed money of Nortek or such Restricted Subsidiary that is assumed by the transferee of any such assets or any such indebtedness of any Restricted Subsidiary of Nortek whose stock is purchased by the transferee.

      Any Net Cash Proceeds

      (a) in excess of the amount of cash applied by Nortek or any Restricted Subsidiary of Nortek during the period beginning 12 months prior to the date of the Asset Sale (but not prior to the Issue Date) and ending 12 months after the date of such Asset Sale to purchase any business that is, or any properties and assets used primarily in, the same or a related business as those owned and operated by Nortek and its Subsidiaries as of the Issue Date or at the date of such Asset Sale and

      (b) not applied within 12 months after the date of the Asset Sale to reduce (i) Indebtedness under the Nortek Credit Facility, (ii) Indebtedness of Nortek (other than Indebtedness which is subordinated by its terms to the Notes) (provided that if Nortek shall so reduce Indebtedness of Nortek that ranks pari passu with the Notes, it will equally and ratably reduce Indebtedness under the Notes by making an offer (in accordance with the procedures set forth below for an Excess Proceeds Offer) to all Holders to purchase a pro rata amount of the Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any) or (iii) Indebtedness of any Restricted Subsidiary shall be deemed to be “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds exceeds $15 million, Nortek shall make an offer (the “Excess Proceeds Offer”) to apply the Excess Proceeds to purchase the Notes. The Excess Proceeds Offer must be in cash in an amount equal to 100% of the principal amount plus accrued and unpaid interest, if any, thereon and Additional Interest, if any, to the date fixed for the closing of such offer, substantially in accordance with the procedures for a Change of Control Offer described in the “Repurchase upon Change of Control” covenant. To the extent that the aggregate principal amount of Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, Nortek may use the remaining Excess Proceeds for general corporate purposes and such amounts shall no longer be deemed Excess Proceeds. If the aggregate principal amount of Notes surrendered by Holders exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis, subject to the limitation on the authorized denominations of the Notes.

      Nortek will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer.

      Limitation on Transactions with Affiliates. Except as otherwise permitted by the Indenture, neither Nortek nor any of its Restricted Subsidiaries shall make any Investment, loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease or otherwise transfer or dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of Nortek or any of its Restricted Subsidiaries, unless

(i) such transaction or series of transactions is in the best interests of Nortek or such Restricted Subsidiary based on all relevant facts and circumstances;

(ii) such transaction or series of transactions is fair to Nortek or such Restricted Subsidiary and on terms that are no less favorable to Nortek or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an Affiliate of Nortek or any of its Restricted Subsidiaries; and

(iii) (a) with respect to a transaction or series of related transactions involving aggregate payments in excess of $5 million, the Board of Directors and a majority of the Disinterested Directors shall approve such transaction or series of transactions by a Board Resolution evidencing their determination that such transaction or series of transactions complies with clauses (i) and (ii) above, and (b) with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $15 million, Nortek receives a written opinion from a nationally recognized investment bank or valuation firm or, with respect to a transaction requiring the valuation of real property, a nationally recognized real estate appraisal firm, that such transaction or series of transactions is fair to Nortek from a financial point of view.

      The foregoing limitation shall not apply to:

(i) any payment of money or issuance of securities by Nortek or any Restricted Subsidiary of Nortek pursuant to employment agreements or arrangements and employee benefit plans, including reimbursement or advancement of out-of-pocket expenses and directors’ and officers’ liability insurance;

(ii) reasonable and customary payments and other benefits (including indemnification) provided to directors for service on the Board of Directors of Nortek or any of its Restricted Subsidiaries and reimbursement of expenses related thereto;

(iii) agreements and instruments to which Kelso & Company, L.P. or any of its Affiliates is a party which are in effect on the Issue Date or any instruments or securities held by Kelso & Company, L.P. or any of its Affiliates on the Issue Date or the payment of fees, reimbursements, indemnifications and other amounts and other transactions pursuant to such agreements, instruments or securities;

(iv) transactions between Nortek and any Restricted Subsidiary of Nortek, or between one Restricted Subsidiary of Nortek and another Restricted Subsidiary of Nortek, provided that not more than 20% of such Restricted Subsidiary is owned by any Affiliate of Nortek or any of its Restricted Subsidiaries (other than Nortek or a Wholly-Owned Subsidiary of Nortek); or

(v) Restricted Payments and Permitted Investments that are permitted by the Indenture.

      Limitation on Guarantees by Subsidiaries. Nortek shall not permit any Restricted Subsidiary of Nortek, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Nortek or a Subsidiary Guarantor, if any, (other than the Notes), unless (a) such liability is in respect of the Nortek Credit Facility or (b) such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers (i) to Nortek and the Trustee a supplemental indenture to the Indenture providing for a Subsidiary Guaranty of the Notes by such Restricted Subsidiary and any other Subsidiary Guarantors having such terms as are set forth in the Indenture and (ii) to the Trustee a Subsidiary Guaranty. Notwithstanding the foregoing, in the event that a Subsidiary Guarantor is released from all obligations which pursuant to the first sentence of this paragraph obligate it to become a Subsidiary Guarantor, such Subsidiary Guarantor shall be deemed automatically and unconditionally released from all obligations under its Subsidiary Guaranty without any further action required on the part of the Trustee or any Holder. In addition, (i) upon the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Indenture or (ii) upon any sale or disposition (by merger or otherwise) of any Subsidiary Guarantor by Nortek or a Restricted Subsidiary of Nortek to any Person that is not an Affiliate of Nortek or any of its Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture, such Subsidiary Guarantor will be deemed to be released from all obligations under its Subsidiary Guaranty.

      No Lien on the properties or assets of any Restricted Subsidiary of Nortek permitted by the Limitation on Liens covenant shall constitute a guaranty of the payment of any Indebtedness of Nortek for purposes of this Limitation on Guarantees by Subsidiaries covenant.

      Payments for Consents. Neither Nortek nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

      Provision of Reports. The Indenture provides that whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Nortek will furnish to the Holders of Notes within the time periods specified in the SEC’s rules and regulations:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Nortek were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Nortek and its Subsidiaries and, with respect to the annual information only, a report thereon by Nortek’s independent certified public accountants, and

(ii) all reports that would be required to be filed with the SEC on Form 8-K if Nortek were required to file such reports.

      In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the SEC, Nortek will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Nortek has agreed that, if it is not subject to and in compliance with the informational requirements of Section 13 or 15(d) of the Exchange Act at any time while the Notes constitute “restricted securities” within the meaning of the Securities Act, it will furnish to Holders and beneficial owners of the Notes and to prospective purchasers designated by such Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Notes.

Merger, Consolidation or Transfer of Assets

      Nortek shall not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions in the aggregate would result in a transfer of all or substantially all of the assets of Nortek and its Subsidiaries on a consolidated basis, unless:

(1) Nortek shall be the continuing Person, or the Person, if other than Nortek, formed by such consolidation or into which Nortek is merged or to which the properties and assets of Nortek or of Nortek and its Subsidiaries on a consolidated basis, substantially as an entirety, are transferred shall be a person organized and existing under the laws of the United States or any state thereof or the District of Columbia (provided that if such person is not a corporation, such person shall be required to cause a Subsidiary of such person that is a corporation to be a co-obligor under the Notes) and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Nortek under the Notes and the Indenture, and the Indenture remains in full force and effect;

(2) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing;

(3) the Person which is formed by or survives such consolidation or merger or to which such assets are transferred (the “surviving entity”), after giving pro forma effect to such transaction, could incur $1.00 of additional Indebtedness under the first paragraph of the “Limitation on Additional Indebtedness” covenant; and

(4) immediately after giving effect to such transaction on a pro forma basis the Consolidated Net Worth of the surviving entity shall be equal to or greater than the Consolidated Net Worth of Nortek immediately before such transaction.

This Merger, Consolidation or Transfer of Assets covenant will not apply to a sale, lease, assignment, transfer, conveyance or other disposition of assets, (including by way of consolidation or merger) between or among Nortek or any of its Wholly-Owned Restricted Subsidiaries so long as in any such merger or consolidation, Nortek is the surviving or resulting entity.

      In connection with any such consolidation, merger or transfer, Nortek shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with the Indenture and that all conditions precedent therein provided for relating to such transactions have been complied with.

      Upon any consolidation or merger, or any transfer of all or substantially all of the assets of Nortek and its Subsidiaries on a consolidated basis, in accordance with the second preceding paragraph, the successor Person formed by such consolidation or into which Nortek is merged or the successor Person to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Nortek under the Indenture with the same effect as if such successor Person had been named as Nortek in the Indenture, and when a successor Person assumes all the obligations of its predecessor under the Indenture or the Notes, the predecessor shall be released from those obligations; provided, however, that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal of, premium, if any, interest and Additional Interest, if any, on the Notes.

Events of Default and Remedies

      The Indenture provides that each of the following constitutes an “Event of Default”:

(1) Nortek defaults in the payment, when due and payable, of (i) interest on or Additional Interest, if any, with respect to any Note and the default continues for a period of 30 days, or (ii) principal of or premium, if any, on any Notes when the same becomes due and payable at maturity, by acceleration, on the Redemption Date, on the Change of Control Payment Date, on any payment date respecting an Excess Proceeds Offer or otherwise;

(2) Nortek fails to comply with any of the provisions set forth under “— Merger, Consolidation or Transfer of Assets” above;

(3) Nortek fails to comply with any of its covenants or agreements in the Notes or the Indenture (other than those referred to in clause (1) or (2) above), or any Subsidiary Guarantor fails to comply with any of its covenants or agreements in the Indenture or its Subsidiary Guaranty, and in either case such failure continues for the period and after receipt by Nortek of the notice specified below;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Nortek or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Nortek or any of its Restricted Subsidiaries), whether such indebtedness or guaranty is now existing or hereafter created, if such default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable or if as a result of such default the maturity of such indebtedness has been accelerated prior to its stated maturity and, in either case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness for money borrowed which has not been paid when due and payable or the maturity of which has been accelerated as a result of such default, aggregates $15 million or more;

(5) Nortek or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any bankruptcy law:

(A) commences a voluntary case or proceeding;

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing its inability to pay its debts generally as they become due;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A) is for relief against Nortek or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case or proceeding;

(B) appoints a custodian of Nortek or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of its properties; or

(C) orders the liquidation of Nortek or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and such order or decree in the case of (A), (B) or (C) remains unstayed and in effect for 60 days;

(7) final judgments for the payment of money which in the aggregate exceed $15 million shall be rendered against Nortek or any of its Restricted Subsidiaries by a court and shall remain unstayed or undischarged for a period of 60 days; or

(8) any Subsidiary Guaranty ceases to be in full force and effect or is declared null and void, or any Subsidiary Guarantor denies that it has any further liability under any Subsidiary Guaranty or gives notice to such effect (in each case other than by reason of the termination of the Indenture or the release of such Subsidiary Guaranty in accordance with the terms of the Indenture and such Subsidiary Guaranty) and such condition shall have continued for the period and after receipt by Nortek of the notice specified below.

      A Default under clause (3) or (8) above is not an Event of Default until the Trustee notifies Nortek, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding notify Nortek and the Trustee, of the Default and Nortek does not cure such Default within 30 days after receipt of such notice. Any such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

      In the case of any Event of Default (other than as a result of the failure to comply with the Repurchase upon Change of Control covenant) occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Nortek with the intention of avoiding payment of the premium which Nortek would have to pay if Nortek then had elected to redeem the Notes, an equivalent premium shall also become and be immediately due and payable at such time as the principal and interest on the Notes become due and payable pursuant to the acceleration provisions of the Indenture to the extent permitted by law, anything in the Indenture or in the Notes contained to the contrary notwithstanding.

      In the case of an Event of Default as a result of a failure to comply with the Repurchase upon Change of Control covenant occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Nortek with the intention of avoiding payment of the premium which Nortek would have to pay pursuant to the Repurchase upon Change of Control covenant, such premium shall also become and be immediately due and payable at such time as the principal and interest on the Notes become due and payable pursuant to the acceleration provisions of the Indenture to the extent permitted by law, anything in the Indenture or in the Notes contained to the contrary notwithstanding.

      If any Event of Default (other than an Event of Default specified in clause (5) or (6) above) occurs and is continuing, the Trustee or the Holders of at least 25% of the principal amount of the Notes then outstanding, by written notice to Nortek (and to the Trustee if such notice is given by such Holders), may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on and Additional Interest, if any, with respect to the Notes to be due and payable immediately. If an Event of Default specified in clause (5) or (6) above occurs, all unpaid principal of, premium, if any, and accrued interest on and Additional Interest, if any, with respect to the Notes then outstanding shall ipso facto become and be immediately due and payable without declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the Notes then outstanding by written notice to the Trustee may rescind an acceleration and its consequences (except an acceleration due to default in payment of principal of, premium, if any, and accrued interest on and Additional Interest, if any, with respect to the Notes) if all existing Events of Default have been cured or waived except non-payment of principal of, premium, if any, and accrued interest on and Additional Interest, if any, with respect to the Notes that have become due solely because of the acceleration. Subject to certain restrictions set forth in the Indenture, the Holders of at least a majority in principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a default in the payment of principal of, premium, if any, or interest on, or Additional Interest, if any, with respect to any Note or a Default under a provision which requires consent of all Holders to amend. When a Default or Event of Default is waived, it is cured and ceases. A Holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives to the Trustee written notice that an Event of Default is continuing; (ii) the Holders of at least 25% in aggregate principal amount of any Notes outstanding make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee reasonable indemnity or security against any loss, liability or expense satisfactory to the Trustee; (iv) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity or security; and (v) during such 30-day period the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction which is inconsistent with the request.

Discharge of the Indenture and the Notes

      When (1) Nortek delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and Nortek irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption the principal of, premium, if any, interest on, and Additional Interest, if any, with respect to all outstanding Notes, and in the case of either clause (1) or (2) Nortek pays all other sums payable under the Indenture by Nortek, then the Indenture will, subject to certain surviving provisions, cease to be of further effect.

      Nortek will be permitted to, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, interest on, and Additional Interest, if any, with respect to the Notes when the payments are due from the trust referred to below;

(2) Nortek’s obligations with respect to the Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Nortek’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, Nortek will be permitted to, at its option and at any time, elect to have the obligations of Nortek released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those obligations will not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy and insolvency events) described under “— Events of Default and Remedies” will no longer constitute Events of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Nortek will be required to deposit irrevocably with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities or a combination thereof, in an amount that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest on, and Additional Interest, if any, with respect to the outstanding Notes on the stated maturity or on the applicable date fixed for redemption, as the case may be, and Nortek must specify whether the Notes are being defeased to maturity or to a particular date fixed for redemption;

(2) in the case of Legal Defeasance, Nortek will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) Nortek has received from, or there has been published by, the Internal Revenue Service a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, the opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Nortek will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4) 91 days pass after the deposit is made and during the 91-day period no Default described in clause (5) or (6) under “— Events of Default and Remedies” occurs with respect to Nortek which is continuing at the end of the period;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(6) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Nortek or any of its Subsidiaries is a party or by which Nortek or any of its Subsidiaries is bound;

(7) Nortek will have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by Nortek with the intent of defeating, hindering, delaying or defrauding creditors of Nortek or others; and

(8) Nortek will have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance have been satisfied.

Transfer and Exchange

      A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

      Subject to certain exceptions, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, Nortek and the Trustee may amend the Indenture or the Notes, or may waive compliance by Nortek or any Subsidiary Guarantor with any provision of the Indenture, the Notes or such Subsidiary Guarantor’s Subsidiary Guaranty. However, without the consent of each Holder affected, a waiver or an amendment to the Indenture or the Notes may not:

(i) reduce the percentage of principal amount of the Notes whose Holders must consent to an amendment or waiver;

(ii) make any change to the Stated Maturity or time for payment of the principal of, premium, if any, or any interest on or Additional Interest, if any, with respect to the Notes or any Redemption Price thereof, or impair the right to institute suit for the enforcement of any such payment or make any Note payable in money or securities other than that stated in the Note;

(iii) waive a default in the payment of the principal of, premium, if any, or interest on, or Additional Interest, if any, with respect to, any Note;

(iv) make any change in the provisions of the Repurchase upon Change of Control covenant or the Limitation on Use of Proceeds of Asset Sales covenant;

(v) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guaranty or the Indenture other than in compliance with the terms of the Indenture and such Subsidiary Guaranty; or

(vi) make any change in the amendment provisions of the Indenture.

      Notwithstanding the foregoing, without the consent of any Holder, Nortek and the Trustee may amend or supplement the Indenture or the Notes:

(i) to cure any ambiguity, defect or inconsistency;

(ii) to comply with the provisions described under “— Merger, Consolidation or Transfer of Assets”;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes so long as such uncertificated Notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended;

(iv) to make any other change that does not adversely affect the rights of any Holder;

(v) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(vi) to add any Subsidiary of Nortek as a Subsidiary Guarantor.

Concerning the Trustee

      U.S. Bank National Association is the Trustee under the Indenture and has been appointed by Nortek as Registrar and Paying Agent with respect to the Notes.

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Nortek, to obtain payment of claims in certain cases, or to realize certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, or apply to the SEC for permission to continue or resign.

      The Holders of not less than a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing (and shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense.

      The trustee serves as trustee under the indentures governing our 9 7/8% Notes and the Holdings Notes and may from time to time engage in some banking services with Holdings, us or our subsidiaries in the ordinary course.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Indebtedness” means, with respect to any Person, Indebtedness of such Person (i) assumed in connection with an acquisition of assets or properties from such Person or (ii) existing at the time such Person becomes a Restricted Subsidiary of any other Person, provided such Person was not immediately prior thereto an Unrestricted Subsidiary (in each case other than any Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming such a Restricted Subsidiary).

      “Additional Interest” means all Additional Interest then owing pursuant to the Registration Rights Agreement.

      “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by agreement or otherwise.

      “Allowable Subsidiary Loans” means Indebtedness of Nortek to a Restricted Subsidiary not to exceed the Net Cash Proceeds received by Nortek as a result of such Restricted Subsidiary becoming less than a Wholly-Owned Subsidiary through the sale of Equity Interests in compliance with the terms of the Indenture, provided that (i) all such Allowable Subsidiary Loans are contractually subordinated in right of payments to the Notes and (ii) the total amount of all Allowable Subsidiary Loans at any time outstanding does not exceed $35 million.

      “Asset Sale” means, with respect to any Person, the sale, lease, conveyance or other transfer or disposition by such Person of any of its assets or properties (including by way of a sale-and-leaseback and including the sale, issuance or other transfer of any of the Capital Stock of any Subsidiary of such Person), in a single transaction or through a series of related transactions, for aggregate consideration received by such Person or a Subsidiary of such Person (but if such Person is Nortek or any Restricted Subsidiary, only if such Subsidiary is a Restricted Subsidiary), net of out-of-pocket costs relating thereto (including, without limitation, legal, accounting and investment banking fees and sales commissions), in excess of $5 million. For purposes of this definition, consideration shall include, without limitation, any indebtedness for borrowed money of such Person or such Subsidiary that is assumed by the transferee of any assets or any such indebtedness of any Subsidiary of such Person whose stock is purchased by the transferee. Notwithstanding anything to the contrary in the foregoing provisions of this definition, the term “Asset Sale” with respect to any Person shall not include

(i) the sale, lease or other transfer or disposition of assets acquired and held for resale in the ordinary course of business;

(ii) the sale, lease or other transfer or disposition of assets in accordance with the provisions described under “— Merger, Consolidation or Transfer of Assets”;

(iii) the sale, lease or other transfer or disposition of damaged, worn out or obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of such Person or its Subsidiaries;

(iv) the abandonment of assets or properties which are no longer useful in the business of such Person or its Subsidiaries and are not readily saleable;

(v) the granting of any Lien permitted under the Limitation on Liens covenant (and any foreclosure or other sale under any such Lien, except to the extent there are surplus proceeds from such foreclosure);

(vi) any sale, lease, assignment or other disposition by such Person or its Subsidiaries if such Person has outstanding senior debt securities all of which are rated BBB- or higher by S&P and have not been placed on credit watch by S&P for a possible downgrade or are rated Baa3 or higher by Moody’s and have not been placed on credit watch by Moody’s for a possible downgrade; or

(vii) the sale or other transfer or disposition of receivables in connection with an asset securitization transaction by such Person or its Subsidiaries.

      “Average Life” means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment (assuming the exercise by the obligor of such debt security of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

      “Broan-NuTone Canada, Inc. Credit Facility” means a credit facility between Broan-NuTone Canada, Inc. or any of the Canadian Subsidiaries and one or more banks or other institutional lenders, as the same may be amended, extended, amended and restated, supplemented or otherwise modified or replaced from time to time.

      “Canadian Subsidiary” means any Subsidiary of Broan-NuTone Canada, Inc. and any Subsidiary of Nortek whose headquarters are located in Canada.

      “Capital Lease Obligations” means, with respect to any Person, all obligations under leases of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP, and for purposes of the Indenture the amount of such obligations at any time shall be the aggregate capitalized amount thereof at such time, as determined in accordance with GAAP.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock (including common or preferred stock), partnership interests or any other participation right or other interest in the nature of an equity interest in such Person.

      “Cash Equivalents” means (i) any evidence of Indebtedness, maturing not more than 365 days after the date of acquisition, issued or fully guaranteed or insured by the United States of America, or an instrumentality or agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) any certificate of deposit, overnight bank deposit or bankers’ acceptance, maturing not more than 365 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution having unsecured long-term debt (or whose holding company has unsecured long-term debt) rated, at the time as of which any Investment therein is made, BBB- or better by S&P or Moody’s or the equivalent of such rating by a successor rating agency, (iii) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Nortek) organized and existing under the laws of the United States of America or any State thereof or the District of Columbia which is rated, at the time as of which any Investment therein is made, P-1 or better by Moody’s or A-1 or better by S&P or the equivalent of such rating by a successor rating agency, (iv) Investments in mutual funds, money market funds, investment pools and other savings vehicles, substantially all of the assets of which are invested in Investments described in clause (i), (ii) or (iii) above, and (v) in the case of Broan-NuTone Canada, Inc. and the Canadian Subsidiaries, (a) any evidence of Indebtedness, maturing not more than 365 days after the date of acquisition, issued or fully guaranteed or insured by Canada or any instrumentality or agency thereof (provided that the full faith and credit of Canada is pledged in support thereof), (b) any certificate of deposit, overnight bank deposit or bankers’ acceptance, maturing not more than 365 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution having unsecured long-term debt (or whose holding company has unsecured long-term debt) rated, at the time as of which any Investment therein is made, A or better by Dominion Bond Rating Services or the equivalent of such rating by a successor rating agency and (c) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Nortek) organized and existing under the laws of Canada or any province thereof which is rated, at the time as of which any Investment therein is made, R-l or better by Dominion Bond Rating Services or the equivalent of such rating by a successor rating agency.

      “Commodity Agreement” means any agreement or arrangement designed to protect Nortek or any of its Restricted Subsidiaries against fluctuations in the prices of commodities used by Nortek or any of its Subsidiaries in the ordinary course of business.

      “Consolidated Amortization Expense” means, with respect to any Person for any period, the amortization expense of such Person and its Subsidiaries (or if such Person is Nortek, the amortization expense of Nortek and its Restricted Subsidiaries), determined on a consolidated basis for such period in accordance with GAAP, excluding any amortization expense included in Consolidated Interest Expense.

      “Consolidated Cash Flow” means, with respect to any Person for any period, the sum of, without duplication, (i) Consolidated Net Income of such Person for such period, (ii) Consolidated Interest Expense of such Person for such period, (iii) Consolidated Income Tax Expense of such Person for such period, (iv) Consolidated Depreciation Expense of such Person for such period, (v) Consolidated Amortization Expense of such Person for such period and (vi) the amount, not to exceed 10% of Consolidated Cash Flow of such Person for such period (which amount shall be excluded in determining such Consolidated Cash Flow), by which (A) other non-cash items of expense that reduce Consolidated Net Income of such Person for such period exceed (B) other non-cash items of expense that increase Consolidated Net Income of such Person for such period.

      “Consolidated Cash Flow Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated Cash Flow of such Person for such period to Consolidated Interest Expense of such Person for such period; provided, however, that Consolidated Cash Flow and Consolidated Interest Expense shall be calculated on a pro forma basis after giving effect, as if occurring at the beginning of such period, to (i) the incurrence of Indebtedness giving rise to the need to calculate the Consolidated Cash Flow Coverage Ratio and the retirement of any Indebtedness refinanced with the proceeds of such Indebtedness, (ii) the incurrence, during such period or since the last day of such period, of any Indebtedness (other than Indebtedness incurred for working capital purposes), and the retirement of any Indebtedness refinanced with the proceeds of such Indebtedness, (iii) the acquisition by such Person (directly or through a Restricted Subsidiary of such Person if such Person is Nortek and directly or through a Subsidiary of such Person if such Person is not Nortek) of any company or business during such period or since the last day of such period and (iv) the sale or other disposition of assets or properties outside the ordinary course of business by such Person (directly or through a Restricted Subsidiary of such Person if such Person is Nortek and directly or through a Subsidiary of such Person if such Person is not Nortek) and the actual application of the proceeds therefrom during such period or since the last day of such period.

      “Consolidated Depreciation Expense” means, with respect to any Person for any period, the depreciation and depletion expense of such Person and its Subsidiaries (or if such Person is Nortek, the depreciation and depletion expense of Nortek and its Restricted Subsidiaries), determined on a consolidated basis for such period in accordance with GAAP.

      “Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes (including franchise, net worth or similar taxes) of such Person and its Subsidiaries (or if such Person is Nortek, the provision for such taxes of Nortek and its Restricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of

(i) the interest expense of such Person and its Subsidiaries (or if such Person is Nortek, the interest expense of Nortek and its Restricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP, including, without limitation, all original issue discount and other interest portion of any deferred payment Indebtedness and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing less any interest income included in Consolidated Net Income for such period, but excluding any deferred financing fees otherwise includible in Consolidated Interest Expense for such period;

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (or if such Person is Nortek, such interest expense paid, accrued and/or scheduled to be paid or accrued by Nortek and its Restricted Subsidiaries) during such period as determined on a consolidated basis in accordance with GAAP; and

(iii) all cash dividends or other distributions declared or paid on any Capital Stock (other than common stock or preferred stock that is not Redeemable Stock) of such Person and its Subsidiaries

(or if such Person is Nortek, all such dividends or other distributions declared or paid on any such Capital Stock of Nortek and its Restricted Subsidiaries) for such period as determined on a consolidated basis in accordance with GAAP; provided, however, that any Indebtedness bearing a floating rate of interest shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (or if such Person is Nortek, the aggregate net income (or loss) of Nortek and its Restricted Subsidiaries) for such period, before discontinued operations, extraordinary items and the cumulative effect of a change in accounting principles, determined on a consolidated basis in accordance with GAAP, provided that there shall also be excluded from Consolidated Net Income (but only to the extent included in calculating such Consolidated Net Income):

(i) any net gains or losses in respect of dispositions of assets other than in the ordinary course of business;

(ii) any gains from currency exchange transactions not in the ordinary course of business consistent with past practice;

(iii) any gains or losses realized from the termination of any employee pension benefit plan;

(iv) any gains or losses realized upon the refinancing of any Indebtedness of such Person or any of its Subsidiaries (or if such Person is Nortek, any gains or losses realized upon the refinancing of any Indebtedness of Nortek and its Restricted Subsidiaries);

(v) any gains or losses arising from the destruction of property or assets due to fire or other casualty;

(vi) any gains or losses from the revaluation of property or assets;

(vii) the net income (or loss) of any Person that is not a Subsidiary of such first Person (or that is not a Restricted Subsidiary if such first Person is Nortek) except to the extent of cash dividends or distributions paid to such first Person by such other Person in such period;

(viii) the net income (or loss) of any Subsidiary of such first Person except to the extent of the interest of such Person in such Subsidiary;

(ix) the net income (or loss) of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends and other distributions (including loans or advances) by operation of the terms of its charter or by agreement, instrument, judgment, decree, order or governmental regulation applicable to such Subsidiary to the extent of such restriction or limitation in such period; and

(x) the excess of (a) the consolidated compensation expense recorded by Nortek in the computation of net earnings of Nortek in respect of shares of Capital Stock (other than Redeemable Stock) or other Equity Interests awarded, pursuant to a plan or other arrangement approved by the Board of Directors of Nortek (or of a Reporting Subsidiary, if applicable), to or for the benefit of any employee, officer or director of Nortek or any of its Subsidiaries or to or by any employee stock ownership plan or similar trust for the benefit of any such employee, officer or director, over (b) the amount of consolidated income tax benefit recorded by Nortek in connection with such consolidated compensation expense of Nortek.

      “Consolidated Net Worth” means, with respect to any Person at any date of determination, the sum of the Capital Stock, additional paid-in capital and cumulative translation, pension and other adjustment account plus retained earnings (or minus accumulated deficit), excluding amounts attributable to Redeemable Stock, any Capital Stock convertible into Indebtedness, or treasury stock, of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Senior Debt Leverage Ratio” of Nortek means the ratio of (1) consolidated Indebtedness of Nortek and its Restricted Subsidiaries determined in accordance with GAAP (other than Indebtedness that is subordinated in right of payment to the Notes) as of the date of the transaction giving rise to the need to calculate such Consolidated Senior Debt Leverage Ratio to (2) Consolidated Cash Flow (calculated in accordance with the definition of Consolidated Cash Flow Coverage Ratio) for the four full fiscal quarters immediately preceding the date of the transaction giving rise to the need to calculate such Consolidated Senior Debt Leverage Ratio.

      “Consolidated Senior Secured Debt” means, at any time, as determined at such time for Nortek and its Restricted Subsidiaries that are Subsidiary Guarantors on a consolidated basis in accordance with GAAP, the aggregate principal amount of Indebtedness (other than Indebtedness that is subordinated in right of payment to the Notes) of Nortek and its Restricted Subsidiaries that are Subsidiary Guarantors secured by a consensual Lien on any assets of Nortek or any Restricted Subsidiary; provided that any Indebtedness that is outstanding under clause (iii) of the second paragraph of the “Limitation on Additional Indebtedness” covenant that is secured by a consensual Lien on any assets of Nortek or any Restricted Subsidiary shall be included in the calculation of “Consolidated Senior Secured Debt” even if such Indebtedness is incurred by a Restricted Subsidiary of Nortek that is not a Subsidiary Guarantor.

      “Consolidated Senior Secured Leverage Ratio” means as of any date the ratio of Consolidated Senior Secured Debt on such date to Consolidated Cash Flow (calculated in accordance with the definition of Consolidated Cash Flow Coverage Ratio) of Nortek and its Restricted Subsidiaries on a consolidated basis as determined in accordance with GAAP for the four full fiscal quarters immediately preceding the date of the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect Nortek or any of its Restricted Subsidiaries against fluctuations in currency values to or under which Nortek or any of its Restricted Subsidiaries is a party or a beneficiary on the issue date of the Notes or becomes a party or a beneficiary thereafter.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of Nortek is required to deliver a Board Resolution under the Indenture, a member of such Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

      “8 7/8% Notes” means any of Nortek’s 8 7/8% Senior Notes due August 1, 2008 issued under the indenture dated as of July 31, 1998 between Nortek and State Street Bank and Trust Company.

      “Eligible Inventory” means, with respect to any Person, the finished goods, raw materials and work-in-process of such Person less any applicable reserves, each of the foregoing determined on the FIFO method of accounting in accordance with GAAP.

      “Eligible Receivables” means, with respect to any Person, the trade receivables of such Person less the allowance for doubtful accounts, each of the foregoing determined in accordance with GAAP.

      “Equity Interests” means Capital Stock, warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

      “Exempt Person” means (A) (i) Richard L. Bready, (ii) any Person which is an Affiliate of Richard L. Bready, and (iii) any other Affiliate of such Person so long as such Person is an Affiliate of Richard L. Bready and (B) Kelso & Company, L.P. and its Affiliates.

      “Existing Indebtedness” means Indebtedness of Nortek and its Restricted Subsidiaries, in existence on the Issue Date.

      “Existing Investments” means Investments of Nortek and its Restricted Subsidiaries, in existence on the Issue Date.

      “Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that the Fair Market Value of any asset or assets of Nortek or any of its Subsidiaries shall be determined by the Board of Directors of Nortek or, if such Subsidiary is a Reporting Subsidiary, of such Reporting Subsidiary, acting in good faith, and evidenced by a Board Resolution of Nortek or such Reporting Subsidiary, as the case may be, delivered to the Trustee.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, from time to time; provided, however, that with respect to the obligations of Nortek described under “— Certain Covenants” and “— Merger, Consolidation or Transfer of Assets” and the definitions used therein, GAAP shall be determined on the basis of such principles as in effect on the Issue Date.

      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

      “Holdings” means Nortek Holdings, Inc.

      “Holdings Notes” means any of Holdings’ 10% Senior Discount Notes due May 15, 2011 or 10% Series B Senior Discount Notes due May 15, 2011 issued under the indenture dated as of November 24, 2003 between Holdings and U.S. Bank National Association.

      “Indebtedness” means, with respect to any Person, without duplication, any indebtedness, contingent or otherwise, (i) with respect to borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or consisting of reimbursement obligations with respect to letters of credit, or (ii) representing the deferred and unpaid balance of the purchase price of any property excluding any such balance that constitutes a trade payable or an accrued liability, in each case arising in the ordinary course of business, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, (a) any Capital Lease Obligations, (b) the maximum fixed repurchase price of any Redeemable Stock, (c) indebtedness secured by a Lien to which the property or assets owned or held by such Person are subject, whether or not the obligations secured thereby shall have been assumed, (d) guarantees of items that would be included within this definition to the extent of such guarantees, and (e) net liabilities in respect of Commodity Agreements, Currency Agreements and Interest Rate Agreements. For purposes of the immediately preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be without duplication (y) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date and (z) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person are subject, the lesser of the Fair Market Value at such date of any property or asset subject to a Lien securing the Indebtedness of others or the amount of the Indebtedness secured. The amount of any Indebtedness issued at a discount shall be equal to the gross proceeds of such issuance (and not the face amount of any bond, note, debenture or similar instrument representing such Indebtedness).

      “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect Nortek or any of its Restricted Subsidiaries against fluctuations in interest rates to or under which Nortek or any of its Restricted Subsidiaries is a party or a beneficiary thereof.

      “Investment” means, with respect to any Person, (i) any direct or indirect loan or other extension of credit (other than extensions of trade credit by such Person on commercially reasonable terms and relating to the sale of property or services in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or (ii) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person.

      “Issue Date” means March 1, 2004, the original issue date of the Notes.

      “Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease intended as security, any option or other agreement to sell or give any security interest and any filing of or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a financing statement covering leased goods under a lease not intended as security).

      “9 1/8% Notes” means any of Nortek’s 9 1/8% Senior Notes due September 1, 2007 issued under the indenture dated as of August 26, 1997 between Nortek and State Street Bank and Trust Company.

      “9 1/4% Notes” means any of Nortek’s 9 1/4% Senior Notes due March 15, 2007 issued under the indenture dated as of March 17, 1997 between Nortek and State Street Bank and Trust Company.

      “9 7/8% Notes” means any of Nortek’s 9 7/8% Senior Subordinated Notes due June 15, 2011 issued under the indenture dated as of June 12, 2001 between Nortek and State Street Bank and Trust Company.

      “Net Cash Proceeds” means the aggregate Cash Proceeds received by Nortek or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses and severance and shutdown costs incurred as a result thereof, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Sale, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets which are the subject of such Asset Sale and any reasonable reserve in accordance with GAAP for adjustments in respect of the sale price of such asset or assets.

      “Non-Recourse Debt” means Indebtedness (i) as to which neither Nortek nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Nortek or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Nortek or any of its Restricted Subsidiaries.

      “Nortek Credit Facility” means one or more credit facilities between Nortek or any of its Subsidiaries and one or more banks or other institutional lenders, as the same may be amended, extended, amended and restated, supplemented or otherwise modified or replaced from time to time, specifically designated in each such credit facility as a “Nortek Credit Facility.” All Nortek Credit Facilities are referred to collectively in the Indenture as the “Nortek Credit Facility.”

      “Notes” means any of Nortek’s Senior Notes due December 31, 2010 issued under the Indenture.

      “Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and by the Treasurer, Chief Financial Officer or Chief Accounting Officer of such Person.

      “Permitted Investments” means any of the following:

(i) Cash Equivalents;

(ii) Existing Investments;

(iii) Investments by Nortek or a Restricted Subsidiary of Nortek in any Subsidiary of Nortek that is a Restricted Subsidiary or any other Person that concurrently with the making of such Investment becomes a Subsidiary of Nortek that is a Restricted Subsidiary;

(iv) guarantees by Restricted Subsidiaries of Nortek permitted under the Limitation on Additional Indebtedness covenant and the Limitation on Guarantees by Subsidiaries covenant;

(v) Indebtedness of Nortek to any Restricted Subsidiary of Nortek, provided that such Indebtedness is contractually subordinated in right of payment to the Notes;

(vi) Investments by Nortek or any of its Restricted Subsidiaries in debt securities or debt instruments having maturities of 10 years or less and (A) issued or fully guaranteed or insured by the United States of America or an instrumentality or agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (B) with a rating of BBB- or better by S&P or Baa-3 or better by Moody’s or the equivalent of such rating by a successor rating agency;

(vii) any Investment by Broan-NuTone Canada, Inc. and or any Canadian Subsidiary in debt securities or debt instruments having maturities of 10 years or less and issued or fully guaranteed or insured by Canada or an instrumentality or agency thereof or rated, at the time of such Investment, BBB-or better by Dominion Bond Rating Services or the equivalent of such rating by a successor rating agency, so long as the aggregate amount of all such Investments by Broan-NuTone Canada, Inc. and any Canadian Subsidiaries that are Restricted Subsidiaries does not exceed $15 million at any one time outstanding;

(viii) loans and advances to officers and directors of Nortek or any Restricted Subsidiary of Nortek made in the ordinary course of business or pursuant to any employee benefit plan, up to $10 million in the aggregate at any one time outstanding;

(ix) loans and advances to vendors, suppliers and contractors of Nortek or any Restricted Subsidiary of Nortek and made in the ordinary course of business;

(x) the receipt by Nortek or its Restricted Subsidiaries of consideration other than Cash Proceeds in any Asset Sale made in compliance with the terms of the Indenture;

(xi) so long as no Default or Event of Default shall have occurred and be continuing, other Investments made after the issue date of the Notes not exceeding in the aggregate at any time outstanding (A) $40 million if at the time of the making of such Investment the Notes are not rated BB+ or better by S&P or Bal or better by Moody’s, or (B) $50 million if at the time of the making of such Investment the Notes are rated BB+ or better by S&P or Bal or better by Moody’s;

(xii) any Lien permitted under the Limitation on Liens covenant; and

(xiii) Investments by Restricted Subsidiaries of Nortek not exceeding in the aggregate $10 million at any one time outstanding in Cash Equivalents described in clause (ii) of the definition of such term in the Indenture, provided that for purposes of this clause (xiii) an instrument referred to in such clause (ii) may be issued by any commercial banking institution having capital and surplus of not less than $100 million.

      “Permitted Liens” means:

(i) Liens for taxes, assessments, governmental charges or claims that are not yet due or are being contested in good faith by appropriate legal proceedings, provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings, provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security;

(iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Nortek or any of its Subsidiaries, taken as a whole;

(vi) Liens securing Purchase Money Obligations permitted to be incurred by the provisions of the Indenture;

(vii) leases or subleases or licenses or sublicenses granted to others in the ordinary course of business of Nortek or any of its Restricted Subsidiaries, taken as a whole;

(viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Nortek or any of its Restricted Subsidiaries relating to such property or assets;

(ix) any interest or title of a lessor in the property subject to any Capital Lease Obligation;

(x) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(xi) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of Nortek or (B) such Person or such property becomes a part of Nortek or any Restricted Subsidiary of Nortek;

(xii) Liens in favor of Nortek or any Subsidiary;

(xiii) Liens securing any real property or other assets of Nortek or any Restricted Subsidiary of Nortek in favor of the United States of America or any State, or any department, agency, instrumentality or political subdivision thereof, in connection with the financing of industrial revenue bond facilities or of any equipment or other property designed primarily for the purpose of air or water pollution control; provided that any such Lien on such facilities, equipment or other property shall not apply to any other assets of Nortek or such Restricted Subsidiary of Nortek;

(xiv) Liens arising from the rendering of a final judgment or order against Nortek or any Restricted Subsidiary of Nortek that does not give rise to an Event of Default;

(xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of the Nortek Credit Facility, in each case securing Indebtedness under Commodity Agreements, Interest Rate Agreements and Currency Agreements; and

(xviii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Nortek or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of Nortek and its Restricted Subsidiaries prior to the Issue Date.

      “Person” means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

      “Principal Property” means any manufacturing or processing plant, warehouse or other building used by Nortek or any Restricted Subsidiary, other than a plant, warehouse or other building that, in the good faith opinion of the Board of Directors as reflected in a Board Resolution, is not of material importance as of the date such Board Resolution is adopted to the businesses conducted by Nortek and its Subsidiaries, on a consolidated basis, or conducted by any Significant Subsidiary of Nortek.

      “Purchase Money Obligations” means any Indebtedness of Nortek or any of its Restricted Subsidiaries incurred to finance the acquisition or construction of any property or business (including Indebtedness incurred within one year following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Nortek or assumed by Nortek or a Restricted Subsidiary of Nortek in connection with the acquisition of assets from such Person; provided, however, that (i) any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed and (ii) at no time shall the aggregate principal amount of outstanding Indebtedness secured thereby be increased.

      “Redeemable Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the Stated Maturity of the Notes), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the Stated Maturity of the Notes.

      “Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date of the Notes between Nortek and the Initial Purchasers named therein.

      “Restricted Subsidiary” means (i) any Subsidiary of Nortek in existence on the Issue Date, unless such Subsidiary shall have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors of Nortek as provided in and in compliance with the definition of “Unrestricted Subsidiary,” (ii) any Subsidiary of Nortek (other than a Subsidiary that is also a Subsidiary of an Unrestricted Subsidiary) organized or acquired after the Issue Date, unless such Subsidiary shall have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors of Nortek as provided in and in compliance with the definition of “Unrestricted Subsidiary” and (iii) any Unrestricted Subsidiary which is designated as a Restricted Subsidiary by the Board of Directors of Nortek; provided that, immediately after giving effect to the designation referred to in clause (iii), no Default or Event of Default shall have occurred and be continuing and Nortek could incur at least $1.00 of additional Indebtedness under the first paragraph under the Limitation on Additional Indebtedness covenant. Nortek shall evidence any such designation to the Trustee by promptly filing with the Trustee an Officers’ Certificate certifying that such designation has been made and stating that such designation complies with the requirements of the immediately preceding sentence.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the SEC, as such regulation is in effect on the date of the Indenture.

      “Stated Maturity” means, with respect to any security or Indebtedness, the date specified therein as the fixed date on which the principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or Indebtedness at the option of the holder thereof upon the happening of any contingency).

      “Subsidiary” of any Person means any corporation, partnership, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or, in the case of a Person which is not a corporation, the members of the appropriate governing board or other group is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

      “Subsidiary Guarantor” means, with respect to any Subsidiary Guaranty, the issuer of such Subsidiary Guaranty, so long as such Subsidiary Guaranty remains outstanding.

      “Subsidiary Guaranty” means any guaranty of the Notes pursuant to a supplemental indenture executed and delivered pursuant to the Limitation on Guarantees by Subsidiaries covenant.

      “Trustee” means the party named as the “Trustee” in the first paragraph of the Indenture until a successor replaces it pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

      “Unrestricted Subsidiary” means, until such time as any of the following shall be designated as a Restricted Subsidiary of Nortek by the Board of Directors of Nortek as provided in and in compliance with the definition of “Restricted Subsidiary,” (i) any Subsidiary of Nortek or of a Restricted Subsidiary organized or acquired after the date of the Indenture that is designated concurrently with its organization or acquisition as an Unrestricted Subsidiary by resolution of the Board of Directors of Nortek, (ii) any Subsidiary of any Unrestricted Subsidiary, and (iii) any Restricted Subsidiary of Nortek that is designated as an Unrestricted Subsidiary by resolution of the Board of Directors of Nortek, provided that (a) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, (b) any such designation shall be deemed the making of a Restricted Payment at the time of such designation in an amount equal to the Fair Market Value of the Investment in such Subsidiary and shall be subject to the restrictions contained in the Limitation on Restricted Payments covenant, and (c) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, Nortek or any other Restricted Subsidiary of Nortek that is not a Subsidiary of the Subsidiary to be so designated. A Person may be designated as an Unrestricted Subsidiary only if and for so long as such Person (i) has no Indebtedness other than Non-Recourse Debt; (ii) is a Person with respect to which neither Nortek nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to make any payment to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except to the extent any such direct or indirect obligation would then be permitted in accordance with the Limitation on Restricted Payments covenant; and (iii) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Nortek or any of its Restricted Subsidiaries. Nortek shall evidence any designation pursuant to clause (i) or (iii) of the first sentence hereof to the Trustee by filing with the Trustee within 45 days of such designation an Officers’ Certificate certifying that such designation has been made.

      “Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person to the extent the entire voting share capital of such Subsidiary (other than directors’ qualifying shares) is owned by such Person (either directly or indirectly through Wholly-Owned Subsidiaries).

THE EXCHANGE OFFER

General

      We and the Initial Purchasers entered into a registration rights agreement (the “Registration Rights Agreement”) on the original issue date of the Outstanding Notes (“Issue Date”) under which we agreed that we will, at our expense, for the benefit of the Holders, (i) use our reasonable best efforts to file, within 180 days after the Issue Date (the “Filing Date”), a registration statement on an appropriate registration form (the “Exchange Offer Registration Statement”) with respect to the exchange offer to exchange the Outstanding Notes for Exchange Notes, which Exchange Notes will have terms substantially identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 240 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, we will offer the Exchange Notes in exchange for surrender of the Outstanding Notes. We will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the Holders. For each of the Outstanding Notes surrendered to us pursuant to the exchange offer, the Holder who surrendered such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on each Exchange Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange therefor, or (ii) if the Outstanding Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such Outstanding Note, from the Issue Date.

      Under existing interpretations of the SEC contained in several no-action letters to third parties, the Exchange Notes will be freely transferable by Holders thereof (other than our affiliates) after the exchange offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its Outstanding Notes for Exchange Notes will be required to represent (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement or consummation of the exchange offer it has no intention to engage in, nor any arrangement or understanding with any person to participate in, the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an “affiliate” (as defined in Rule 405 promulgated under Securities Act) of Holdings, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if such Holder is a broker-dealer (a “Participating Broker-Dealer”) and will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities, that Participating Broker-Dealer will deliver a prospectus in connection with any resale of such Exchange Notes. We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes.

      If (i) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, we are not permitted to effect the exchange offer, (ii) the exchange offer is not consummated within 285 days of the Issue Date, (iii) in certain circumstances, certain Holders of unregistered Exchange Notes so request, or (iv) in the case of any Holder that participates in the exchange offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as our affiliate within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the Holders and the Indenture trustee (the “Trustee”) written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Outstanding Notes (the “Shelf Registration Statement”), (b) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable Notes have been sold thereunder. We will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

      If we fail to meet the targets listed above, then additional interest (the “Additional Interest”) shall become payable in respect of the applicable Notes as follows:

(i) if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the SEC on or prior to 180 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the affected Notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(ii) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the SEC on or prior to 240 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the 60th day following the date such Shelf Registration Statement was filed, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the affected Outstanding Notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(iii) if (A) we have not exchanged Exchange Notes for all Outstanding Notes validly tendered in accordance with the terms of the exchange offer on or prior to the 45th day after the date on which the Exchange Offer Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the affected Notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 46th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Notes may not accrue under more than one of the foregoing clauses (i) – (iii) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 1.0% per annum; provided, further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), (3) upon the exchange of Exchange Notes for all Outstanding Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), or (4) upon the second anniversary of the Issue Date (in the case of a default related to a Shelf Registration Statement only under any of clauses (i) through (iii) above), Additional Interest on the

Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue. Under certain circumstances, we may delay filing or delay or temporarily cease to maintain the effectiveness of the Shelf Registration Statement. Any such delay or suspension shall not result in a registration default requiring payment of Additional Interest.

      All Additional Interest shall be payable in cash to Holders on each scheduled interest payment date.

      In the event the exchange offer is consummated, we will not be required to file a shelf registration statement relating to any Outstanding Notes other than those held by persons not eligible to participate in the exchange offer, and the interest rate on such Outstanding Notes will remain at its initial level of LIBOR (as defined) plus 3.00%. The exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) our having issued Exchange Notes for all Outstanding Notes (other than Outstanding Notes held by persons not eligible to participate in the exchange offer) pursuant to the exchange offer and (ii) our having exchanged, pursuant to the exchange offer, Exchange Notes for all Outstanding Notes that have been tendered and not withdrawn on the Expiration Date (defined below in “— Expiration Dates, Extensions, and Amendments”).

      Following the completion of the exchange offer, Holders of Outstanding Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See “Risk Factors — Your failure to exchange your Notes in the exchange offer will restrict your ability to resell them.”

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Outstanding Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Holders may tender some or all of their Outstanding Notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

      Based on no-action letters issued by the Staff of the SEC to third parties, we believe that the Exchange Notes issued pursuant to the exchange offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than (i) a broker-dealer who purchased such Outstanding Notes directly from us to resell or (ii) a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Holder is acquiring the Exchange Notes in its ordinary course of business, is not one of our affiliates and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Outstanding Notes wishing to accept the exchange offer must represent to us that such conditions have been met. If our belief is inaccurate, Holders who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may bear liability under the Securities Act. We do not assume or indemnify Holders against such liability.

      Each broker-dealer that receives Exchange Notes in exchange for Outstanding Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      As of the date of this prospectus, $200 million aggregate principal amount of the Outstanding Notes is outstanding. In connection with the issuance of the Outstanding Notes, we arranged for the Outstanding Notes initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through DTC.

      This prospectus, together with the accompanying letter of transmittal, is being sent to all registered Holders of the Outstanding Notes as of the close of business on                     , 2004, which is the record date for purposes of the exchange offer. We fixed the record date accordingly solely for reasons of administration.

      We shall be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given oral or written notice thereof to the exchange agent. See “— Exchange Agent.” The exchange agent will act as agent for the tendering Holders of Outstanding Notes for the purpose of receiving Exchange Notes from us and delivering Exchange Notes to such Holders.

      If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

      Holders of Outstanding Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “— Fees and Expenses.”

      The Holders of Outstanding Notes do not have any appraisal or dissenters’ rights under the General Corporation Law of Delaware or the Indenture governing the Notes.

Expiration Dates, Extensions, and Amendments

      The term “Expiration Date” shall mean                     , 2004 unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date to which the exchange offer is extended.

      In order to extend the Expiration Date, we will notify the exchange agent of any extension by oral or written notice and will mail to the record Holders of Outstanding Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the exchange offer for a specified period of time.

      We reserve the right (i) to delay acceptance of any Outstanding Notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept Outstanding Notes not previously accepted, if any of the conditions set forth in this prospectus under “— Termination” shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the exchange agent, and (ii) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the Holders of the Outstanding Notes. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the record Holders of the Outstanding Notes of such amendment and, if necessary, the Expiration Date will be extended.

      Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial service.

Procedure for Tendering

      To tender in the exchange offer, a Holder must complete, sign and date the letter of transmittal, or a facsimile of the letter, have the signature on it guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or facsimile of it, together with the Outstanding Notes (unless the tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent so that it is received by the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date.

      Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the Outstanding Notes by causing DTC to transfer those Outstanding Notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or ATOP. To tender in the exchange offer, the DTC participant must transmit its acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the exchange agent’s account at DTC. DTC will then send a computer-generated message, or Agent’s Message, to the exchange agent for its acceptance in which the DTC participant acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal as fully as if it had completed the information required by the letter of transmittal and executed and delivered the letter of transmittal to the exchange agent. Delivery of the Agent’s Message by DTC to the exchange agent will satisfy the terms of the exchange offer as to execution and delivery of a letter of transmittal and must occur prior to 5:00 p.m., New York City time, on the Expiration Date.

      The tender by a Holder of Outstanding Notes will constitute an agreement between that Holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      Delivery of all documents must be made to the exchange agent at its address set forth in this prospectus. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect the tender for those Holders.

      The method of delivery of Outstanding Notes and the letters of transmittal and all other required documents to the exchange agent is at the election and risk of the Holders. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or Outstanding Notes should be sent to us.

      Only a Holder of Outstanding Notes may tender those Outstanding Notes in the exchange offer. The term “Holder” with respect to the exchange offer means any person in whose name Outstanding Notes are registered on the books of the company or any other person who has obtained a properly completed bond power from the registered Holder, or any person whose Outstanding Notes are held of record by DTC who desires to deliver such Outstanding Notes by book-entry transfer at DTC.

      Any beneficial Holder whose Outstanding Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact that registered Holder promptly and instruct that registered Holder to tender on his behalf. If the beneficial Holder wishes to tender on his own behalf, that beneficial Holder must, prior to completing and executing the letter of transmittal and delivering his Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in the Holder’s name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (an “Eligible Guarantor Institution”) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (ii) for the account of an Eligible Guarantor Institution.

      If the letter of transmittal is signed by a person other than the registered Holder of any Outstanding Notes listed in that letter, those Outstanding Notes must be endorsed or accompanied by appropriate bond powers, which authorize that person to tender the Outstanding Notes on behalf of the registered Holder, in either case signed as the name of the registered Holder or Holders appears on the Outstanding Notes, and also must be accompanied by opinions of counsel, certifications and other information required by us.

Signatures on the Outstanding Notes or bond powers must be guaranteed by an Eligible Guarantor Institution.

      If the letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Outstanding Notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all Outstanding Notes not validly tendered or any Outstanding Notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering Holder of such Outstanding Notes unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

      In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any Outstanding Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under “— Termination,” to terminate the exchange offer and (b) to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

      By tendering, each Holder of Outstanding Notes will represent to us that, among other things, the Exchange Notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the Holder, that neither the Holder nor such other person intends to distribute or has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that neither the Holder nor such other person is our “affiliate” within the meaning of Rule 405 under the Securities Act.

Guaranteed Delivery Procedure

      Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, (ii) who cannot deliver their Outstanding Notes, the letter of transmittal, and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

(a) the tender is made through an Eligible Guarantor Institution;

(b) prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from such Eligible Guarantor Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Outstanding Notes, the certificate number or numbers of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

(c) such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent’s account at DTC of Outstanding Notes delivered electronically), and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the Expiration Date.

Withdrawal of Tenders

      Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

      To withdraw a tender of Outstanding Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the Expiration Date and prior to acceptance for exchange thereof by us. The notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the “Depositor”), (ii) identify the Outstanding Notes to be withdrawn (including the certificate number or numbers and principal amount of such Outstanding Notes or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) include a statement that the holder is withdrawing its election to have its Outstanding Notes exchanged, (iv) be signed by the Depositor in the same manner as the original signature on the letter of transmittal, including any required signature guarantees or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the Outstanding Notes to register the transfer of such Outstanding Notes into the name of the Depositor withdrawing the tender and (v) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly tendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as promptly as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be tendered by following one of the procedures described above under “— Procedure for Tendering” at any time prior to the Expiration Date.

Termination

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue Exchange Notes for, any Outstanding Notes not previously accepted for exchange, and may terminate or amend the exchange offer as provided herein before the acceptance of such Outstanding Notes if any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff of the SEC in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

      If we determine that we may terminate the exchange offer, as set forth above, we may (i) refuse to accept any Outstanding Notes and return any Outstanding Notes that have been tendered to the Holders thereof, (ii) extend the exchange offer and retain all Outstanding Notes that have been tendered prior to the expiration of the exchange offer, subject to the rights of the Holders of tendered Outstanding Notes to withdraw their tendered Outstanding Notes, or (iii) waive such termination event with respect to the exchange offer and accept all properly tendered Outstanding Notes that have not been withdrawn.

Consequences of Failure to Exchange

      Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes in the exchange offer will remain subject to the restrictions on transfer of such Outstanding Notes:

•	as set forth in the legend printed on the Outstanding Notes as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the Outstanding Notes.

      In general, you may not offer or sell the Outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their Holders, other than any such Holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holders acquired the Exchange Notes in the ordinary course of the Holders’ business and the Holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any Holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

      We will record the Exchange Notes in our accounting records at the same carrying value as the Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred. The costs of the exchange offer will be amortized over the term of the Exchange Notes.

Exchange Agent

      U.S. Bank National Association, the Trustee under the Indenture governing the Notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail or Hand Delivery:	U.S. Bank National Association
60 Livingston Avenue
Specialized Finance
St. Paul, Minnesota 55107
Facsimile Transmission: 651-495-8158
Confirm by Telephone: 800-934-6802

Fees and Expenses

      The expense of soliciting tenders pursuant to the exchange offer will be borne by us. We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.

      The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, will be paid by us.

      We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes pursuant to the exchange offer. If, however, certificates representing Exchange Notes or Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any other person other than the registered Holder of the Outstanding Notes tendered, or if tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

In General

      The following is a summary of material U.S. federal income tax (and, with respect to non-U.S. holders, estate tax) consequences to you of the ownership and disposition of the Exchange Notes, and where so indicated, the Outstanding Notes. This summary is subject to the following limitations and assumptions:

•	It is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department regulations, judicial decisions and administrative pronouncements, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

•	It assumes that you acquire the Exchange Notes pursuant to the exchange offer.

•	It assumes that you hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes).

•	It does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax) or that may be relevant to you because you are subject to special rules, such as rules applicable to financial institutions, tax-exempt entities, insurance companies, dealers in securities or foreign currencies, persons holding the Exchange Notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code.

•	Except as expressly provided below, it does not discuss the effect of any other federal tax laws (i.e., estate and gift tax), or any state, local or foreign laws.

•	It does not discuss tax consequences to an owner of Exchange Notes who is a partnership or other pass-through entity or who holds the Exchange Notes through a partnership or other pass-through entity.

•	It assumes that, for U.S. federal income tax purposes:

•	the Exchange Notes are properly characterized as debt; and

•	the Exchange Notes are not “contingent payment debt instruments” based on our view that certain payment contingencies with respect to the Notes are remote or incidental.

      Please consult your own tax advisor regarding the application of U.S. federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws, state, local and foreign laws and tax treaties.

      As used in this section, a U.S. holder of an Exchange Note means a beneficial owner of an Exchange Note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) a valid election is in place to treat the trust as a U.S. person.

      As used in this section, a non-U.S. holder means a beneficial owner of an Exchange Note that is a nonresident alien or a corporation, estate or trust that is not a U.S. holder.

Exchange Offer

      The exchange of Outstanding Notes for Exchange Notes will not be a taxable event. Instead, your adjusted tax basis in the Outstanding Notes will carry over to the Exchange Notes received and the holding period of the Exchange Notes will include the holding period of the Outstanding Notes surrendered. In general, your adjusted tax basis is the cost of the Outstanding Notes to you.

Tax Consequences to U.S. Holders

      This section applies to you if you are a U.S. holder.

Payments of Interest

      The Exchange Notes should constitute “variable rate debt instruments” and the interest payments on the Exchange Notes should be considered “qualified stated interest” under section 1.1275-5 of the Treasury Regulations. Accordingly, you are required to include such interest payments in income as interest either when you accrue or receive those payments, depending on your accounting method for U.S. federal income tax purposes.

Sale, Exchange or Retirement of the Exchange Notes

      Subject to the discussion below, on any sale, exchange (other than in the exchange offer) or retirement of the Exchange Notes:

•	You will generally have taxable gain or loss equal to the difference between the amount received by you (excluding amounts representing accrued and unpaid interest) and your adjusted tax basis in the Exchange Notes.

•	Your gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you held the Exchange Notes for more than one year. Long-term capital gain recognized by an individual or other non- corporate U.S. holder generally is subject to a reduced U.S. federal income tax rate. The deductibility of capital losses is subject to certain limitations.

•	If you sell the Exchange Notes between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the Exchange Notes but has not yet been paid by the sale date. That amount is treated as ordinary interest income (to the extent not previously taxed) and not as sale proceeds.

Market Discount and Bond Premium

      If you have purchased Outstanding Notes for an amount less than their face amount, the difference is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange or retirement of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including, in the case of an Exchange Note, any market discount accrued on the related Outstanding Note). You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method. In that case, your tax basis in your Exchange Notes will increase by such income inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by you during the taxable year of the election and thereafter, and may not be revoked without consent of the IRS. If you do not make such an election, in general, all or a portion of your interest expense on any indebtedness incurred or continued in order to purchase or carry your Exchange Notes may be deferred until the maturity of the Exchange Notes, or certain earlier dispositions. Unless you elect to accrue market discount under a constant yield method, any market discount will accrue ratably during the period from the date of acquisition of the related Outstanding Note to its maturity date.

      If you have purchased Outstanding Notes for an amount greater than their face value, you will have purchased the related Exchange Notes with amortizable bond premium. You generally may elect to amortize that premium from the purchase date to the maturity date of the Exchange Notes under the constant yield method. Amortizable premium generally may be deducted against interest income on such Exchange Notes and generally may not be deducted against other income. Your basis in an Exchange Note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by you during the taxable year of the election and thereafter, any may not be revoked without IRS consent.

      You are urged to consult your own tax adviser regarding the market discount and bond premium rules.

Information Reporting and Backup Withholding

      Under the tax rules concerning information reporting and backup withholding to the IRS:

•	If you hold the Exchange Notes through a broker or other securities intermediary, the intermediary must provide information to the Internal Revenue Service (“IRS”) and to you on IRS Form 1099 concerning certain payments of principal and interest paid on the Exchange Notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary or us with your Taxpayer Identification Number (“TIN”) for use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting, including a certification that you are not subject to backup withholding and that you are a U.S. person.

•	If you are subject to these requirements but do not comply, the intermediary must withhold a percentage of all amounts payable to you on the Notes, including principal payments. Under current law, this percentage will be 28% through 2010, and 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the TIN you provided is incorrect.

•	Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability (and you may be entitled to a refund) provided the required information is timely furnished to the IRS.

•	All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

      This section applies to you if you are a non-U.S. holder.

Interest

      Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the Exchange Notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that you satisfy one of two tests.

•	The first test (the “portfolio interest exception”) is satisfied if:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us,

•	you are not a bank receiving interest on the Exchange Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, and

•	you certify to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that you are not a U.S. person. If you hold the Exchange Notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent and your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

•	The second test is satisfied if you are entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you or your agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption).

      Payments of interest on the Exchange Notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding. However, if you have purchased Exchange Notes with acquisition premium please see your tax adviser regarding the application of the acquisition premium rules.

Sale, Exchange or Retirement of the Exchange Notes

      Subject to the discussion below concerning effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain realized on any other sale, exchange or retirement of the Note unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the Note, and other conditions are satisfied.

Effectively Connected Income

      The preceding discussion assumes that the interest and gain received by you is not effectively connected with the conduct by you of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in an Exchange Note is effectively connected with such trade or business:

•	You will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any interest and gain with respect to the Exchange Notes in the same manner as if you were a U.S. holder.

•	If you are a foreign corporation, you may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty.

•	If you are eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

U.S. Federal Estate Tax

      An Exchange Note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for U.S. estate tax purposes, provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and (ii) at the time of death, payments with respect to such Exchange Note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, the U.S. estate tax may not apply with respect to such Exchange Note under the terms of an applicable estate tax treaty.

Information Reporting and Backup Withholding

      U.S. rules concerning information reporting and backup withholding applicable to non-U.S. holders are as follows:

•	Interest payments you receive will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax under a tax treaty or the Code, or because the interest constitutes effectively connected income.

•	Sale proceeds you receive on a sale (including a redemption) of your Exchange Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the required certification. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

•	Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

      We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      The initial purchasers of the Outstanding Notes have advised us that following completion of the exchange offer they intend to make a market in the Exchange Notes to be issued in the exchange offer. However, the initial purchasers are under no obligation to do so and any market activities with respect to the Exchange Notes may be discontinued at any time.

LEGAL MATTERS

      The validity of the issuance of the Exchange Notes offered by this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Some partners of Ropes & Gray LLP are members of RGIP, LLC, which owns 5,434 shares of Class A common stock, $1.00 par value per share, of Holdings.

EXPERTS

      The consolidated financial statements of Nortek, Inc. and its subsidiaries as of December 31, 2003 and 2002, and for the periods from January 10, 2003 to December 31, 2003, the period January 1, 2003 to January 9, 2003 and for each of the two years in the period ended December 31, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the issuance of the Exchange Notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Exchange Notes, we refer you to the registration statement. You should be aware of the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements are qualified in their entirety by reference to the full and complete text of the related documents.

      We have agreed that, whether or not we are required to do so by the SEC, for so long as any of the Exchange Notes remain outstanding, we will furnish to the Holders of the Exchange Notes within the time periods specified in the rules and regulations of the SEC:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file these forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to the annual information only, a report thereon by our independent certified public accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file these reports.

      Any reports or documents we file with the SEC, including the registration statement, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at (800) 732-0330. In addition, the SEC maintains a web site that contains reports and other information that is filed through the SEC’s Electronic Data Gathering Analysis and Retrieval System. The web site can be accessed at http://www.sec.gov.

NORTEK, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No.

Consolidated Statement of Operations for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001	F-2
Consolidated Balance Sheet as of December 31, 2003 and 2002	F-3
Consolidated Statement of Cash Flows for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001	F-5
Consolidated Statement of Stockholders’ Investment for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001
F-7
Notes to Consolidated Financial Statements	F-11
Report of Independent Registered Public Accounting Firm	F-59
Unaudited Condensed Consolidated Statement of Operations for the three months ended April 3, 2004, the period from January 10, 2003 to April 5, 2003 and for the period from January 1, 2003 to January 9, 2003
F-60
Unaudited Condensed Consolidated Balance Sheet as of April 3, 2004 and December 31, 2003	F-61
Unaudited Condensed Consolidated Statement of Cash Flows for the three months ended April 3, 2004, the period from January 10, 2003 to April 5, 2003 and the period from January 1, 2003 to January 9, 2003
F-63
Unaudited Condensed Consolidated Statement of Stockholder’s Investment for the three months ended April 3, 2004, the period from January 10, 2003 to April 5, 2003 and the period from January 1, 2003 to April 9, 2003 to January 9, 2003
F-65
Notes to Unaudited Condensed Consolidated Financial Statements	F-68

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Net Sales	$1,490,073	$24,951	$1,384,125	$1,293,780

Costs and Expenses:
Cost of products sold	1,060,004	18,635	992,299	945,617
Selling, general and administrative expense	261,569	5,014	262,671	226,549
Amortization of goodwill and intangible assets	9,055	67	2,988	11,955
Expenses and charges arising from the Recapitalization	—	83,000	6,600	—

	1,330,628	106,716	1,264,558	1,184,121

Operating earnings (loss)	159,445	(81,765)	119,567	109,659
Interest expense	(53,996)	(1,054)	(52,410)	(51,748)
Loss from debt retirement	—	—	—	(5,500)
Investment income	1,351	119	5,943	8,189

Earnings (loss) from continuing operations before provision (benefit) for income taxes	106,800	(82,700)	73,100	60,600
Provision (benefit) for income taxes	42,500	(21,800)	29,500	27,800

Earnings (loss) from continuing operations	64,300	(60,900)	43,600	32,800
Earnings (loss) from discontinued operations	12,200	(1,000)	18,900	(24,800)

Net earnings (loss)	$76,500	$(61,900)	$62,500	$8,000

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	Post-	Pre-
	Recapitalization	Recapitalization

	December 31,

	2003	2002

	(Amounts in thousands)
ASSETS
Current Assets:
Unrestricted
Cash and cash equivalents	$182,349	$294,804
Restricted
Cash, investments and marketable securities at cost, which approximates fair value	1,223	2,808
Accounts receivable, less allowances of $5,880,000 and $6,003,000	214,267	179,780
Inventories:
Raw materials	54,144	51,245
Work in process	19,229	16,110
Finished goods	86,042	65,049

	159,415	132,404

Prepaid expenses	6,765	8,528
Other current assets	14,868	9,571
Prepaid income taxes	17,826	15,964
Assets of discontinued operations	494,851	567,457

Total current assets	1,091,564	1,211,316

Property and Equipment, at Cost:
Land	7,591	8,250
Buildings and improvements	67,814	85,909
Machinery and equipment	136,769	243,749

	212,174	337,908
Less accumulated depreciation	17,719	194,533

Total property and equipment, net	194,455	143,375

Other Assets:
Goodwill	678,063	287,164
Intangible assets, less accumulated amortization of $9,122,000 and $21,081,000.	94,645	43,205
Deferred income taxes	—	9,882
Deferred debt expense	2,788	19,494
Restricted investments and marketable securities held by pension trusts (including related party amounts — see Note 8)	1,123	76,503
Other	15,770	39,887

	792,389	476,135

	$2,078,408	$1,830,826

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET — (Continued)

	Post-	Pre-
	Recapitalization	Recapitalization

	December 31,

	2003	2002

	(Amounts in thousands)
LIABILITIES AND STOCKHOLDER’S INVESTMENT
Current Liabilities:
Notes payable and other short-term obligations	$8,120	$3,338
Current maturities of long-term debt	7,229	2,208
Accounts payable	112,764	109,073
Accrued expenses and taxes, net	142,135	133,569
Liabilities of discontinued operations	137,683	149,859

Total current liabilities	407,931	398,047

Other Liabilities:
Deferred income taxes	21,449	—
Other long-term liabilities	136,833	161,428

	158,282	161,428

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	971,710	953,846

Commitments and Contingencies (Note 9)
Stockholder’s Investment:
Common stock, $.01 par value, authorized 1,000 shares, 104 shares and 100 shares issued and outstanding at December 31, 2003 and 2002, respectively	—	—
Additional paid-in capital	444,548	119,621
Retained earnings	76,500	255,366
Accumulated other comprehensive income (loss)	19,437	(57,482)

Total stockholder’s investment	540,485	317,505

	$2,078,408	$1,830,826

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003-	Jan. 1, 2003	Jan. 1, 2002	Jan. 1, 2001
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Cash Flows from operating activities:
Earnings (loss) from continuing operations	$64,300	$(60,900)	$43,600	$32,800
Earnings (loss) from discontinued operations	12,200	(1,000)	18,900	(24,800)

Net earnings (loss)	76,500	(61,900)	62,500	8,000

Adjustments to reconcile net earnings (loss) provided by (used in)operating activities:
Depreciation and amortization expense, including amortization of purchase price allocated to inventory	31,962	653	29,118	37,121
Non-cash interest expense, net	2,759	125	3,827	3,565
Stock option and other stock compensation expense	2,071	—	—	—
(Gain) loss on sale of discontinued operations	—	—	(2,400)	34,000
Loss from debt retirement	—	—	—	5,500
Deferred federal income tax (credit) provision from continuing operations	(4,800)	5,900	(200)	(2,800)
Deferred federal income tax (credit) provision from discontinued operations	500	—	2,000	(2,000)
Effect of the Recapitalization, net	—	62,397	—	—
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	(18,390)	4,298	(8,782)	6,588
Inventories	(595)	(4,457)	8,426	7,356
Prepaids and other current assets	(2,145)	268	(2,742)	(1,727)
Net assets of discontinued operations	3,808	1,717	(53,143)	(11,261)
Accounts payable	(6,259)	(777)	(2,403)	7,112
Accrued expenses and taxes	56,551	(19,766)	(1,143)	20,724
Long-term assets, liabilities and other, net	(9,180)	5,837	16,218	(1,595)

Total adjustments to net earnings (loss)	56,282	56,195	(11,224)	102,583

Net cash provided by (used in) operating activities	132,782	(5,705)	51,276	110,583

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS — (Continued)

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003-	Jan. 1, 2003	Jan. 1, 2002	Jan. 1, 2001
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Cash Flows from investing activities:
Capital expenditures	$(17,150)	$(207)	$(19,095)	$(27,141)
Net cash paid for businesses acquired	(76,016)	—	—	(1,900)
Purchase of investments and marketable securities	(30,015)	—	(332,069)	(240,366)
Proceeds from the sale of investments and marketable securities	30,015	—	428,307	152,170
Proceeds from the sale of discontinued businesses	—	—	29,516	45,000
Change in restricted cash and investments	1,028	(49)	(2,867)	(34,194)
Other, net	(663)	109	(4,097)	1,822

Net cash provided by (used in) investing activities	$(92,801)	$(147)	$99,695	$(104,609)

Cash Flows from financing activities:
Sale of 9 7/8% Senior Subordinated Notes due 2011.	$—	$—	$—	$241,800
Redemption of 9 7/8% Senior Subordinated Notes due 2004.	—	—	—	(207,700)
Increase (decrease) in borrowings, net	2,658	(1,313)	(12,143)	(12,558)
Dividend and distributions paid to Nortek Holdings, Inc.	—	(147,900)	—	—
Contribution of capital from Nortek Holdings, Inc.	—	4,603	—	—
Sale of 4 shares of common stock	41,000	—	—	—
Cash distributions to stock option holders	(41,600)	—	—	—
Purchase of common and special common stock	—	—	(1)	(3)
Exercise of stock options	—	—	631	1,307
Other, net	7	(4,039)	(4,022)	48

Net cash provided by (used in) financing activities	2,065	(148,649)	(15,535)	22,894

Net increase (decrease) in unrestricted cash and cash equivalents	42,046	(154,501)	135,436	28,868
Unrestricted cash and cash equivalents at the beginning of the period	140,303	294,804	159,368	130,500

Unrestricted cash and cash equivalents at the end of the period	$182,349	$140,303	$294,804	$159,368

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT

	For the Year Ended December 31, 2001

						Accumulated
		Special	Additional			Other
	Common	Common	Paid-in	Retained	Treasury	Comprehensive	Comprehensive
	Stock	Stock	Capital	Earnings	Stock	Loss	Income (Loss)

	(Dollar amounts in thousands)
Balance, December 31, 2000	$18,753	$828	$208,813	$184,866	$(111,682)	$(19,367)	$—
Net earnings	—	—	—	8,000	—	—	8,000
Other comprehensive loss:
Currency translation adjustment	—	—	—	—	—	(4,444)	(4,444)
Minimum pension liability net of tax of $8,969	—	—	—	—	—	(15,823)	(15,823)
Unrealized decline in the fair value of marketable securities	—	—	—	—	—	(91)	(91)

Comprehensive loss							$(12,358)

13,721 shares of special common stock converted into 13,721 shares of common stock	14	(14)	—	—	—	—
62,504 shares of common stock issued upon exercise of stock options	62	—	1,401	—	—	—
130 shares of treasury stock acquired	—	—	—	—	(3)	—

Balance, December 31, 2001	$18,829	$814	$210,214	$192,866	$(111,685)	$(39,725)

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT

	For the Year Ended December 31, 2002

						Accumulated
		Special	Additional			Other
	Common	Common	Paid-in	Retained	Treasury	Comprehensive	Comprehensive
	Stock	Stock	Capital	Earnings	Stock	Loss	Income (Loss)

	(Dollar amounts in thousands)
Balance, December 31, 2001	$18,829	$814	$210,214	$192,866	$(111,685)	$(39,725)	$—
Net earnings	—	—	—	62,500	—	—	62,500
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	—	—	5,250	5,250
Minimum pension liability net of tax of $12,920	—	—	—	—	—	(22,701)	(22,701)
Unrealized decline in the fair value of marketable securities	—	—	—	—	—	(306)	(306)

Comprehensive income							$44,743

22,390 shares of special common stock converted into 22,390 shares of common stock	22	(22)	—	—	—	—
28,963 shares of common stock issued upon exercise of stock options	29	—	682	—	—	—
The effect of directors’ stock options	—	—	739	—	—	—
33 shares of treasury stock acquired	—	—	—	—	(1)	—
Nortek Holdings Reorganization (See Notes 1, 2 and 7)	(18,880)	(792)	(92,014)	—	111,686	—

Balance, December 31, 2002	$—	$—	$119,621	$255,366	$—	$(57,482)

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT

	For the Period from January 1, 2003 to January 9, 2003

				Accumulated
		Additional		Other
	Common	Paid in	Retained	Comprehensive	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Income (Loss)

	(Dollar amounts in thousands)
Balance, December 31, 2002	$—	$119,621	$255,366	$(57,482)	$—
Net loss	—	—	(61,900)	—	(61,900)
Other comprehensive income:
Currency translation adjustment	—	—	—	1,096	1,096
Minimum pension liability, net of tax of $9,906	—	—	—	18,398	18,398

Comprehensive loss					$(42,406)

Settlement of stock options held by employees, net of taxes of $1,710	—	(3,000)	—	—
Dividend to Nortek Holdings, Inc.	—	—	(120,000)	—
Contribution of capital from Nortek Holdings, Inc.	—	4,603	—	—

Subtotal	$—	$121,224	$73,466	$(37,988)
Effect of the Recapitalization	—	321,745	(73,466)	37,988

Balance, January 9, 2003	$—	$442,969	$—	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT

	For the Period from January 10, 2003 to December 31, 2003

				Accumulated
		Additional		Other
	Common	Paid in	Retained	Comprehensive	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Income (Loss)

	(Dollar amounts in thousands)
Balance, January 9, 2003	$—	$442,969	$—	$—	$—
Net earnings	—	—	76,500	—	76,500
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	19,501	19,501
Minimum pension liability, net of tax of $35	—	—	—	(64)	(64)

Comprehensive income					$95,937

Sale of 4 Shares of Nortek, Inc. stock	—	41,000	—	—

Stock option and other stock compensation expense	—	2,179	—	—

Cash distribution to stock option holders	—	(41,600)	—	—

Balance, December 31, 2003	$—	$444,548	$76,500	$19,437

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

1.	Summary of Significant Accounting Policies

      Nortek, Inc. and its continuing wholly-owned subsidiaries (individually and collectively, the “Company” or “Nortek”) are diversified manufacturers of residential and commercial building products, operating within two principal segments (see Note 10 for a discussion of discontinued operations related to the Company’s subsidiary , Ply Gem Industries, Inc. (“Ply Gem”) and Ply Gem’s current and former subsidiaries): the Residential Building Products Segment and the Air Conditioning and Heating Products Segment. Through these remaining principal segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing, and the do-it-yourself (“DIY”) and professional remodeling and renovation markets.

      On November 20, 2002, the Company reorganized into a holding company structure and each outstanding share of capital stock of the Company was converted into an identical share of capital stock of Nortek Holdings, Inc. (“Nortek Holdings”), a Delaware corporation formed in 2002, with Nortek Holdings becoming the successor public company and the Company becoming a wholly-owned subsidiary of Nortek Holdings (the “Nortek Holdings Reorganization”). On January 9, 2003, Nortek Holdings, the parent company of Nortek, was acquired by certain affiliates and designees of Kelso & Company L.P. (“Kelso”) and certain members of the Company’s management (the “Management Investors”) in accordance with the Agreement and Plan of Recapitalization by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (“K Holdings”) dated as of June 20, 2002, as amended, (the “Recapitalization Agreement”) in a transaction valued at approximately $1.6 billion, including all of the Company’s indebtedness (the “Recapitalization”) (see Notes 2 and 7).

      Beginning on January 9, 2003, the Company and Nortek Holdings accounted for the Recapitalization as a purchase in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”), which resulted in a new valuation for the assets and liabilities of Nortek Holdings and its subsidiaries based upon fair values as of the date of the Recapitalization. As allowed under SEC Staff Accounting Bulletin No. 54, “Push Down Basis of Accounting Required in Certain Limited Circumstances”, the Company has reflected all applicable purchase accounting adjustments recorded by Nortek Holdings in the Company’s consolidated financial statements for all SEC filings covering periods subsequent to the Recapitalization (“Push Down Accounting”). Push Down Accounting requires the Company to establish a new basis for its assets and liabilities based on the amount paid for its ownership at January 9, 2003. Accordingly, Nortek Holdings’ ownership basis (including the fair value of options rolled over by the Management Investors) is reflected in Nortek’s consolidated financial statements beginning upon completion of the Recapitalization. In order to apply Push Down Accounting, Nortek Holdings’ purchase price of approximately $470,869,000, including fees and expenses of approximately $27,900,000 (see Note 2), was allocated to the assets and liabilities based on their relative fair values and approximately $442,969,000 was reflected in the Company’s Stockholder’s Investment as the value of Nortek Holdings’ ownership in the Company upon completion of the Recapitalization. Immediately prior to the Recapitalization, the Company’s Stockholder’s Investment was approximately $156,702,000.

      The Company completed the final allocation of purchase price as of October 5, 2003, which reflects the excess purchase price over the net assets acquired in the Recapitalization. The following table shows a comparison of the initial allocation of purchase price reflected in the Company’s Form 10-Q for the quarter ended April 5, 2003 and the final allocation of purchase price included in the Company’s accompanying Consolidated Financial Statements for the year ended December 31, 2003, both of which

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

include amounts allocated to discontinued operations which were sold subsequent to January 9, 2003 (see Note 10):

	Initial	Final
	Allocation	Allocation

Inventories	$13,234,000	$12,908,000
Property, plant and equipment	102,474,000	38,035,000
Intangible assets	72,953,000	21,686,000
Indebtedness	(33,777,000)	(33,777,000)
Pension and post retirement health care benefits	(32,195,000)	(23,781,000)
Prepaid and deferred income taxes	(38,325,000)	(11,370,000)
Goodwill	227,671,000	310,240,000
Other	—	226,000

Total	$312,035,000	$314,167,000

      The following is a summary of the material adjustments made to the initial allocation of purchase price and the final allocation of purchase price:

•	Purchase price increased by $2,132,000 from $468,737,000 to $470,869,000 due to refinements made to the fair value of the options to purchase common stock of the Management Investors that were included in the purchase price as they were exchanged for fully vested options to purchase common stock of the new entity (see Note 2).

•	The change in the allocations to property, plant and equipment and intangible assets reflect adjustments recorded based upon the finalization of the Company’s asset appraisals for each of the Company’s significant locations in the fourth quarter of 2003.

•	The change in the allocations to pension and post retirement health benefits reflect adjustments recorded subsequent to April 5, 2003 based upon the finalization of the Company’s actuarial studies for significant pension and post retirement health benefit liabilities.

•	The change in the allocation to prepaid and deferred income taxes principally reflects the deferred tax consequences of the adjustments made to property, plant and equipment, intangible assets and pensions and post-retirement health benefits discussed above.

•	The increase in the allocation to goodwill principally reflects the net impact of the changes to property, plant and equipment, intangible assets, pensions and post-retirement health benefits and prepaid and deferred income taxes and the $2,132,000 of additional purchase price discussed above. Goodwill associated with the Recapitalization will not be deductible for federal, state or foreign income tax purposes.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The following table shows a comparison of the initial allocation of purchase price reflected in the quarter ended April 5, 2003 and the final allocation of purchase price for the year ended December 31, 2003 allocated to discontinued operations which were discontinued subsequent to January 9, 2003 (see Note 10):

	Initial	Final
	Allocation	Allocation

Fair Value Adjustments:
Inventories	$892,000	$892,000
Property, plant and equipment	30,429,000	3,026,000
Intangible assets	(2,429,000)	(18,429,000)
Prepaid and deferred income taxes	(12,972,000)	5,450,000
Goodwill	(11,513,000)	(40,567,000)
Other	90,000	542,000

Total	$4,497,000	$(49,086,000)

      The following table presents a summary of the activity in goodwill for continuing operations and discontinued operations for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001. Goodwill related to discontinued operations is included in assets of discontinued operations in the accompanying consolidated balance sheets as of December 31, 2003 and 2002.

	Continuing	Discontinued
	Operations	Operations	Total

	(Amounts in thousands)
Balance as of December 31, 2000	$302,899	$279,537	$582,436
Amortization of goodwill	(8,718)	(7,676)	(16,394)
Purchase accounting adjustments	(6,551)	(380)	(6,931)
Impact of foreign currency translation	(1,234)	72	(1,162)

Balance as of December 31, 2001	286,396	271,553	557,949
Purchase accounting adjustments	426	(3,401)	(2,975)
Allocated to subsidiary sold	—	(4,200)	(4,200)
Impact of foreign currency translation	342	46	388

Balance as of December 31, 2002	287,164	263,998	551,162
Impact of foreign currency translation	269	74	343

Balance as of January 9, 2003	287,433	264,072	551,505
Effect of Recapitalization	350,807	(40,567)	310,240
Acquisitions during the period from January 10, 2003 to December 31, 2003	46,248	—	46,248
Purchase accounting adjustments	(11,979)	(4,195)	(16,174)
Impact of foreign currency translation	5,554	667	6,221

Balance December 31, 2003	$678,063	$219,977	$898,040

      Goodwill associated with the Recapitalization will not be deductible for income tax purposes. Approximately $7,300,000 of the goodwill associated with acquisitions during the period from January 10,

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

2003 to December 31, 2003 will be deductible for income tax purposes. Purchase accounting adjustments relate principally to final revisions resulting from the completion of fair value adjustments and adjustments to deferred income taxes that impact goodwill.

      During the period from January 10, 2003 to December 31, 2003, the Company reflected amortization of purchase price allocated to inventory of approximately $4,600,000 in continuing operations in cost of sales related to inventory acquired as part of the Recapitalization. No similar amortization was required for such inventory in 2002 under the Company’s historical basis of accounting.

      In connection with both the initial and final allocations of purchase price to property, plant and equipment acquired as part of the Recapitalization, the Company assigned new useful lives based upon the initial estimate and then the final remaining useful lives adopted from the date of the Recapitalization, respectively, in order to determine depreciation expense for all periods subsequent to the Recapitalization. For the period from January 10, 2003 to December 31, 2003, the Company reflected approximately $8,057,000 of lower depreciation expense in continuing operations in cost of sales as compared to the Company’s historical basis of accounting prior to the Recapitalization. The lower depreciation expense reflects the favorable impact of approximately $12,212,000 related to revisions to the remaining useful lives, which was partially offset by the unfavorable impact of approximately $4,155,000 related to the increase in property, plant and equipment related to the allocation of purchase price. Depreciation expense related to property, plant and equipment acquired as part of the Recapitalization was recorded based upon the initial allocation of purchase price and initial estimated useful lives for the period from January 10, 2003 to October 4, 2003 and based upon the final allocation of purchase price and final useful lives adopted for the period from October 5, 2003 to December 31, 2003. Depreciation expense would have been approximately $3,633,000 higher for the period from January 10, 2003 to December 31, 2003 if the final allocation of purchase price and final remaining useful lives adopted had been used to record depreciation expense for the period from January 10, 2003 to October 4, 2003, primarily due to the final remaining useful lives adopted being shorter than the initial estimates, which was partially offset by the reduction in the final purchase price allocation.

      In connection with both the initial and final allocations of purchase price to intangible assets acquired as part of the Recapitalization, the Company assigned new useful lives based upon the initial estimated and then the final remaining useful lives adopted from the date of the Recapitalization, respectively, in order to determine amortization expense for all periods subsequent to the Recapitalization. For the period from January 10, 2003 to December 31, 2003, the Company reflected in continuing operations approximately $6,325,000 of higher amortization of intangible assets as compared to the Company’s historical basis of accounting prior to the Recapitalization. The higher amortization reflects the combination of the unfavorable impact of approximately $1,460,000 related to revisions to the remaining useful lives and the unfavorable impact of approximately $4,865,000 related to the increase in intangible assets as a result of the allocation of purchase price. Amortization expense related to intangible assets acquired as part of the Recapitalization was recorded based upon the initial allocation of purchase price and estimated useful lives for the period from January 10, 2003 to October 4, 2003 and based upon the final allocation of purchase price and final useful lives adopted for the period from October 5, 2003 to December 31, 2003. Amortization expense would have been approximately $1,839,000 higher for the period from January 10, 2003 to December 31, 2003 if the final allocation of purchase price and final remaining useful lives adopted had been used to record amortization expense for the period from January 10, 2003 to October 4, 2003, primarily due to the final remaining useful lives adopted being shorter than the initial estimates, which was partially offset by the reduction in the amount of the allocation of purchase price allocated to intangible assets other than goodwill.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      As a result of the allocation of purchase price to indebtedness, during the period from January 10, 2003 to December 31, 2003, the Company reflected approximately $5,700,000 of lower interest expense as compared to the Company’s historical basis of accounting prior to the Recapitalization.

Principles of Consolidation

      The Consolidated Financial Statements include the accounts of the Company and all of its continuing wholly-owned subsidiaries after elimination of intercompany accounts and transactions. Certain amounts in the prior years’ Consolidated Financial Statements have been reclassified to conform to the current year presentation.

Accounting Policies and Use of Estimates

      The preparation of these Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States involves estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expense during the reporting periods. Certain of the Company’s accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company periodically evaluates the judgments and estimates used for its critical accounting policies to ensure that such judgments and estimates are reasonable for its interim and year-end reporting requirements. These judgments and estimates are based on the Company’s historical experience, current trends and information available from other sources, as appropriate. If different conditions result from those assumptions used in the Company’s judgments, the results could be materially different from the Company’s estimates.

Recognition of Sales and Related Costs, Incentives and Allowances

      The Company recognizes sales upon the shipment of its products net of applicable provisions for discounts and allowances. Allowances for cash discounts, volume rebates and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed to with the Company’s various customers, which are typically earned by the customer over an annual period. The Company records periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements. For calendar year customer agreements, the Company is able to adjust its periodic estimates to actual amounts as of December 31 each year based upon the contractual provisions of the customer agreements. For those customers who have agreements that are not on a calendar year cycle, the Company records estimates at December 31 consistent with the above described methodology. Customer returns are recorded on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. The Company generally estimates customer returns based upon the time lag that historically occurs between the date of the sale and the date of the return while also factoring in any new business conditions that might impact the historical analysis such as new product introduction. The Company also provides for its estimate of warranty, bad debts and shipping costs at the time of sale. Shipping and warranty costs are included in cost of products sold. Bad debt provisions are included in selling, general and administrative expense. The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as new product introduction for warranty and bankruptcies of particular customers for bad debts.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

Cash, Investments and Marketable Securities

      Cash equivalents consist of short-term highly liquid investments with original maturities of three months or less which are readily convertible into cash.

      At December 31, 2003 and 2002, the Company did not have any marketable securities available for sale. During the fourth quarter of 2002, all marketable securities available for sale matured and the proceeds were invested in short-term investments.

      The Company has classified as restricted in the accompanying consolidated balance sheet certain investments and marketable securities that are not fully available for use in its operations. At December 31, 2003 and 2002, approximately $2,346,000 (of which $1,223,000 is included in current assets) and $79,311,000 (of which $2,808,000 is included in current assets), respectively, of cash, investments and marketable securities have been pledged as collateral or are held in pension trusts (including related party amounts) for insurance, employee benefits and other requirements (see Notes 2 and 8).

Disclosures About Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      Cash and Cash Equivalents — The carrying amount approximates fair value because of the short maturity of those instruments.

      Investments — The fair value of investments are based on quoted market prices. The fair value of investments was not materially different from their cost basis at December 31, 2003 or 2002.

      Long-Term Debt — At December 31, 2003, the fair value of long-term indebtedness was approximately $50,600,000 higher ($17,600,000 higher, before original issue discount, at December 31, 2002) than the amount on the Company’s consolidated balance sheet, before unamortized premium, based on market quotations (see Note 6).

Inventories

      Inventories in the accompanying consolidated balance sheet are valued at the lower of cost or market. At December 31, 2003 and 2002, approximately $91,099,000 and $78,909,000 of total inventories, respectively, were valued on the last-in, first-out method (“LIFO”). Under the first-in, first-out method (“FIFO”) of accounting, such inventories would have been approximately $7,755,000 lower and $840,000 higher at December 31, 2003 and 2002, respectively. All other inventories were valued under the FIFO method. In connection with both LIFO and FIFO inventories, the Company will record provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause the actual results to differ from the estimates at the time such inventory is disposed or sold.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

Depreciation and Amortization

      Depreciation and amortization of property and equipment is provided on a straight-line basis over their estimated useful lives, which are generally as follows:

Buildings and improvements	10-35 years
Machinery and equipment, including leases	3-15 years
Leasehold improvements	term of lease

      Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals and betterments are capitalized. When assets are sold, or otherwise disposed, the cost and related accumulated depreciation are eliminated and the resulting gain or loss is recognized.

      Purchase price allocated to the fair value of inventory is amortized over the estimated period in which the inventory will be sold.

Intangible Assets and Goodwill

      In the third quarter of 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets” (“SFAS No. 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets but does not apply to goodwill or intangible assets that are not being amortized and certain other long-lived assets and, as required by the standard, applied this accounting standard as of January 1, 2001. Adoption of this accounting standard did not result in any material changes in net earnings from accounting standards previously applied. Adoption of this standard did result in the accounting for the gain (loss) on the sale of certain businesses and their related operating results as discontinued operations. The presentation for all periods presented has been reclassified to conform to the new standard (see Note 10).

      Subsequent to June 30, 2001, the Company accounts for acquired goodwill and intangible assets in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). Prior to July 1, 2001, the Company accounted for acquired goodwill and intangible assets in accordance with APB No. 16, “Business Combinations” (“APB No. 16”). Purchase accounting required by SFAS No. 141 and APB No. 16 involves judgment with respect to the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill. The Company believes that the estimates that it has used to record prior acquisitions were reasonable and in accordance with SFAS No. 141 and APB No. 16 (see Note 3).

      On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). This statement applies to goodwill and intangible assets acquired after June 30, 2001, as well as goodwill and intangible assets previously acquired. Under this statement, goodwill and intangible assets determined to have an indefinite useful life are no longer amortized, instead these assets are evaluated for impairment on an annual basis and whenever events or business conditions warrant. All other intangible assets will continue to be amortized over their remaining estimated useful lives and are evaluated for impairment in accordance with the provisions of SFAS No. 144. The adoption of SFAS No. 142 did not result in any material changes to the Company’s accounting for intangible assets. The Company has evaluated the carrying value of goodwill and determined that no impairment exists and therefore no impairment loss was required to be recorded in the Company’s Consolidated Financial Statements as a result of adopting SFAS No. 142.

      In accordance with SFAS No. 144, the Company has evaluated the realizability of non-goodwill long-lived assets, which primarily consist of property, plant and equipment and intangible assets (the “SFAS No. 144 Long-Lived Assets”) based on expectations of non-discounted future cash flows for each subsidiary having a material amount of SFAS No. 144 Long-Lived Assets. If the sum of the expected

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

non-discounted future cash flows is less than the carrying amount of all assets including SFAS No. 144 Long-Lived Assets, the Company would recognize an impairment loss. The Company’s cash flow estimates are based upon historical cash flows, as well as future projected cash flows received from subsidiary management in connection with the annual Company wide planning process, and include a terminal valuation for the applicable subsidiary based upon a multiple of earnings before interest expense, net, depreciation and amortization expense and income taxes (“EBITDA”). The Company estimates the EBITDA multiple by reviewing comparable company information and other industry data. The Company believes that its procedures for estimating gross future cash flows, including the terminal valuation, are reasonable and consistent with current market conditions. Based on its most recent analysis, the Company believes that no material impairment of SFAS No. 144 Long-Lived Assets exists at December 31, 2003. Prior to the adoption of SFAS No. 144 and SFAS No. 142, the Company accounted for the impairment of long-lived assets, including goodwill, in accordance with the then existing accounting standards and did not result in any impairment losses in prior years.

      Intangible assets consist principally of patents, trademarks, customer relationships and non-compete agreements and are amortized on a straight-line basis over a weighted average estimated useful life of approximately 8.5 years. Amortization of intangible assets charged to operations amounted to approximately $9,055,000, $67,000, $2,988,000 and $3,237,000 for period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003, and the years ended December 31, 2002 and 2001, respectively. The table that follows presents the major components of intangible assets as of December 31, 2003 and 2002:

				Weighted
	Gross		Net	Average
	Carrying	Accumulated	Intangible	Remaining
	Amount	Amortization	Assets	Useful Lives

	(Amounts in thousands except for Useful Lives)
December 31, 2003:
Trademarks	$51,396	$(3,257)	$48,139	15.0
Patents	16,908	(680)	16,228	16.1
Customer relationships	29,965	(4,883)	25,082	4.6
Other	5,498	(302)	5,196	4.7

	$103,767	$(9,122)	$94,645	8.5

December 31, 2002:
Trademarks	$43,613	$(8,365)	$35,248
Patents	8,331	(1,658)	6,673
Other	12,342	(11,058)	1,284

	$64,286	$(21,081)	$43,205

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      As of December 31, 2003, the estimated annual intangible asset amortization expense for each of the succeeding five years aggregates approximately $54,100,000 as follows:

Annual Amortization Expense

(Amounts in thousands)
(Unaudited)
Year Ended December 31,
2004	$13,200
2005	13,200
2006	12,000
2007	10,200
2008	5,500

      The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over 40 years through December 31, 2001. Goodwill amortization related to continuing operations and discontinued operations was approximately $8,718,000 and $7,676,000, respectively, for 2001, as determined under the then applicable accounting principles generally accepted in the United States. See Note 11 for a rollforward of the activity in goodwill by operating segment for the years ended December 31, 2003 and 2002.

      The table that follows presents earnings from continuing operations and net earnings for the year ended December 31, 2001, as adjusted to reflect the elimination of goodwill amortization expense and the related income tax impact:

	For the Year Ended
	December 31, 2001

	Earnings from
	Continuing	Net
	Operations	Earnings

	(Amounts in thousands)

	(Unaudited)
As reported in the accompanying consolidated statement of operations	$32,800	$8,000
Eliminate goodwill amortization expense	8,718	16,394
Eliminate related tax impact	(118)	(294)

As adjusted	$41,400	$24,100

Pensions and Post Retirement Health Benefits

      The Company accounts for pensions, including supplemental executive retirement plans, and post retirement health benefit liabilities under SFAS No. 87 “Employers’ Accounting for Pensions” (“SFAS No. 87”) and SFAS No. 106, “Employers’ Accounting for Post Retirement Benefits Other Than Pensions” (“SFAS No. 106”). SFAS No. 87 and SFAS No. 106 require the estimating of such items as the long-term average return on plan assets, the discount rate, the rate of compensation increase and the assumed medical cost inflation rate. Such estimates require a significant amount of judgment.

Insurance Liabilities

      The Company records insurance liabilities and related expenses for health, workers compensation, product and general liability losses and other insurance reserves and expenses in accordance with either the contractual terms of its policies or, if self-insured, the total liabilities that are estimable and probable as of

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

the reporting date. Insurance liabilities are recorded as current liabilities to the extent they are expected to be paid in the succeeding year with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. The Company considers historical trends when determining the appropriate insurance reserves to record in the consolidated balance sheet for a substantial portion of its workers compensation and general and product liability losses. In certain cases where partial insurance coverage exists, the Company must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to the Company.

Income Taxes

      The Company accounts for income taxes using the liability method in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires that the deferred tax consequences of temporary differences between the amounts recorded in the Company’s Consolidated Financial Statements and the amounts included in the Company’s federal and state income tax returns be recognized in the balance sheet. As the Company generally does not file their income tax returns until well after the closing process for the December 31 financial statements is complete, the amounts recorded at December 31 reflect estimates of what the final amounts will be when the actual income tax returns are filed for that fiscal year. In addition, estimates are often required with respect to, among other things, the appropriate state income tax rates to use in the various states that the Company and its subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards for both federal and state income tax purposes and valuation allowances required, if any, for tax assets that may not be realizable in the future. SFAS No. 109 requires balance sheet classification of current and long-term deferred income tax assets and liabilities based upon the classification of the underlying asset or liability that gives rise to a temporary difference (see Note 5).

Interest Allocation to Dispositions

      The Company allocates interest to dispositions that qualify as a discontinued operation for debt instruments which are entered into specifically and solely with the entity disposed of and from debt which is settled with proceeds received from the disposition.

Stock-Based Compensation of Employees, Officers and Directors

      In the fourth quarter of 2003, the Company adopted the fair value method of accounting for stock-based employee compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and recorded pre-tax charges of approximately $1,400,000 in selling, general and administrative expense and $100,000 in earnings from discontinued operations in the accompanying consolidated statement of operations for the period January 10, 2003 to December 31, 2003 related to stock options issued during the period. No stock options were issued during the period from January 1, 2003 to January 9, 2003. The Company had previously accounted for stock-based employee compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), including related interpretations, and followed the disclosure only provisions of SFAS No. 123. The Company adopted SFAS No. 123 using the prospective method of transition in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). The prospective method under SFAS No. 148 required the Company to adopt SFAS No. 123 effective January 1, 2003 for all employee awards granted, modified, or settled after January 1, 2003. SFAS No. 148 did not require the Company to restate its quarterly reports on Form 10-Q; however, the quarterly amounts included in Note 15 are restated to reflect the adoption of

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

SFAS No. 123 and all future quarterly reports on Form 10-Q will be restated to reflect the adoption of SFAS No. 123. Of the $1,400,000 total charge, approximately $700,000, $200,000, $300,000 and $200,000 related to the period from January 10, 2003 to April 5, 2003 and the quarters ended July 5, 2003, October 4, 2003 and December 31, 2003, respectively. In addition, in the fourth quarter of 2003, the Company recorded a $600,000 compensation based charge related to the sale of certain capital stock.

      During the period from January 1, 2003 to January 9, 2003, the Company had previously recorded a pre-tax stock-based employee compensation charge of approximately $4,710,000 (approximately $3,000,000 net of tax) related to the cash settlement and cancellation of outstanding stock options that were tendered in connection with the Recapitalization in accordance with the provisions of APB 25. In connection with the adoption of SFAS No. 123, the compensation charge, net of tax, of approximately $3,000,000 was reclassified in accordance with the provisions of SFAS No. 123 to be reflected as an equity adjustment to additional paid-in capital in the accompanying consolidated statement of stockholder’s investment for the period from January 1, 2003 to January 9, 2003. SFAS No. 148 did not require the Company to restate its quarterly reports on Form 10-Q for the period from January 1, 2003 to January 9, 2003; however, the quarterly amounts included in Note 15 have been restated to exclude the approximately $4,710,000 compensation charge and all future quarterly reports on Form 10-Q will be restated to exclude such charge.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The following tables summarize the Company’s common and special common stock option transactions for stock options issued prior to the Recapitalization and Class A stock options issued subsequent to the Recapitalization, including options held by the Management Investors that were exchanged in connection with the Recapitalization. Options issued prior to the Nortek Holdings Reorganization on November 20, 2002 for the common and special common stock of the Company were converted to options to purchase the common and special common stock of Nortek Holdings in connection with the Nortek Holdings Reorganization (see Note 7).

Stock Options Issued:

			Weighted
			Average
	Number Of	Option Price	Exercise
	Shares	Per Share	Price

Options outstanding at December 31, 2000	2,040,663	$ 8.75-$33.06	$23.39
Granted	33,100	20.25- 27.65	24.30
Exercised	(65,954)	8.75- 22.94	21.45
Canceled	(24,000)	21.63- 27.65	23.07

Options outstanding at December 31, 2001	1,983,809	$ 8.75-$33.06	$23.47
Granted	133,300	26.33- 44.16	26.44
Exercised	(28,963)	20.44- 22.94	21.79
Canceled	(2,600)	21.63- 22.94	21.93

Options outstanding at December 31, 2002	2,085,546	$ 8.75-$44.16	$23.69
Exercised and tendered in connection with the Recapitalization	(217,226)	20.25- 44.16	24.81

Options canceled and exchanged for new Class A stock options in connection with the Recapitalization on January 9, 2003	1,868,320	$ 8.75-$33.06	$23.56
Granted	443,266	46.00- 46.00	46.00
Canceled	(2,333)	46.00- 46.00	46.00

Options outstanding at December 31, 2003	2,309,253	$10.50-$11.00	$10.62

      As of December 31, 2002 and 2001, 1,948,525 and 1,854,411, respectively, of options to acquire shares of common and special common stock were exercisable.

      As defined by the stock option plans, all options became fully vested upon the completion of the Recapitalization on January 9, 2003. Options to purchase 217,226 of common stock of Nortek Holdings were exercised and tendered in connection with the Recapitalization for a cash settlement of approximately $4,700,000. Options to purchase 1,868,320 shares of common stock and special common stock of Nortek Holdings, that were rolled-over by the Management Investors, were exchanged for fully vested stock options to purchase an equal number of shares of Class A Common Stock of Nortek Holdings at the same price per share (the “Rollover Options”). Such rolled-over options will expire on January 9, 2013 (see Note 2).

      In connection with a shareholder distribution made by Nortek Holdings in November 2003, option holders of the Rollover Options received a cash distribution of approximately $41,600,000 (see Note 7), which was treated as a charge to additional paid-in capital in the accompanying consolidated statement of stockholder’s investment in accordance with the provisions of SFAS No. 123. The distribution to each

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

individual option holder was equal to the number of shares held multiplied by the lesser of (i) $35 per share or (ii) $46 per share minus the amount per share the exercise price was reduced. In conjunction with this shareholder distribution, Nortek Holdings adjusted the exercise price of all of the Rollover Options to equal $10.50 per share and all of the other Class A stock options to equal $11.00 per share, which has been reflected in the above table.

      The Rollover Options are fully vested and the other Class A common stock options vest quarterly in equal installments over three years. As of December 31, 2003, 1,977,026 of Class A common stock options were exercisable. The weighted average remaining contractual life for all Class A stock options is approximately 9 years. As of December 31, 2003, there was approximately $2,500,000 of remaining unamortized stock-based employee compensation with respect to the Class A stock options, which will be amortized on a pro-rata basis over the remaining vesting period for the respective options.

      In 2003, Nortek Holdings issued 846,534 of Class B common stock options of which 841,867 remain outstanding at December 31, 2003 as 4,667 of Class B common stock options were cancelled during the year. The Class B stock options only vest in the event that certain performance-based criteria, as defined, are met. The weighted average remaining contractual life for all Class B stock options is approximately 9 years. No stock–based employee compensation charges have been recognized for the Class B common stock options under SFAS No. 123, as it is uncertain when, if ever, these options will vest. As of December 31, 2003, there was approximately $6,400,000 of unamortized stock-based employee compensation with respect to the Class B stock options, which will be amortized in the event that it becomes probable that the Class B options or any portion thereof will vest.

      The Company uses the Black-Scholes option pricing model to determine the fair value of stock options at the date of grant. The following table summarizes the weighted-average assumptions for the periods presented. The weighted-average assumptions for options granted subsequent to January 1, 2003 were used to calculate the stock-based employee compensation charge of approximately $1,400,000 for the period from January 10, 2003 to December 31, 2003 in connection with the Company’s adoption of SFAS No. 123. As Nortek Holdings was no longer a public company during this period, the weighted-average assumptions reflect the use of the minimum value calculations permitted under SFAS No. 123 for non-public companies, whereby a volatility assumption is excluded from the calculation. The weighted-average assumptions for options granted prior to January 1, 2003 included in the pro forma information for the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001 presented below include a volatility assumption as Nortek Holdings and, prior to the Nortek Holdings Reorganization, the Company’s common stock was publicly traded as of the end of these periods. The weighted average assumptions related to earnings (loss) from continuing operations exclude options issued to employees of Ply Gem, which has been treated as a discontinued operation for all periods presented.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

Assumptions for Earnings (Loss) from Continuing Operations:
Risk-free interest rate	Between 2.33%		Between 4.29%	Between 4.33%
	and 2.85%	N/A	and 4.54%	and 4.87%
Expected life	5 years	N/A	5 years	5 years
Expected volatility	N/A	N/A	38%	40%
Expected dividend yield	0%	N/A	0%	0%
Weighted average fair value at grant date of options granted	$8.03	N/A	$10.68	$8.54
Assumptions for Net Earnings (Loss):
Risk-free interest rate	Between 2.33%		Between 4.29%	Between 4.33%
	and 2.85%	N/A	and 4.54%	and 4.87%
Expected life	5 years	N/A	5 years	5 years
Expected volatility	N/A	N/A	38%	40%
Expected dividend yield	0%	N/A	0%	0%
Weighted average fair value at grant date of options granted	$7.93	N/A	$10.67	$8.98

      No pro-forma information for the period from January 10, 2003 to December 31, 2003 is required under SFAS No. 148 as all options issued prior to January 1, 2003 were fully vested as of January 9, 2003 and the consolidated statement of operations for the period includes the actual stock-based employee compensation for options issued subsequent to January 1, 2003.

      Pro forma information for the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001 has been determined as if the Company had been accounting for its employee stock options under the fair value method of SFAS No. 123 for all options issued prior to January 1, 2003 and subsequent to the initial effective date of SFAS No. 123. The pro forma stock-based employee compensation charge for the period from January 1, 2003 to January 9, 2003 reflects the pro forma impact of the accelerated vesting associated with the immediate vesting of all unvested options in connection with the Recapitalization. No historical stock-based employee compensation is reflected for the period from January 1, 2003 to January 9, 2003 as no options were issued. No historical stock-based employee compensation is reflected in the years ended December 31, 2002 and 2001, as all employee options granted under those plans had an intrinsic value of zero on the date of grant. The pro forma amounts with respect to earnings (loss) from continuing operations exclude the pro forma impact of options issued to employees of Ply Gem, which has been treated as a discontinued operation for all periods presented.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

	For the Periods
	Pre-Recapitalization

	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Earnings (loss) from continuing operations, as reported	$(60,900)	$43,600	$32,800
Less: Total stock-based employee compensation expense determined under the fair value method for awards issued prior to January 1, 2003, net of related tax effects	(500)	(1,000)	(700)

Pro forma (loss) earnings from continuing operations	$(61,400)	$42,600	$32,100

Net earnings (loss), as reported	$(61,900)	$62,500	$8,000
Less: Total stock-based employee compensation expense determined under the fair value method for awards issued prior to January 1, 2003, net of related tax effects	(600)	(1,200)	(1,000)

Pro forma net (loss) earnings	$(62,500)	$61,300	$7,000

Commitments and Contingencies

      The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued are estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes (see Note 9).

Comprehensive Income (Loss)

      Comprehensive income (loss) includes net earnings and unrealized gains and losses from currency translation, marketable securities available for sale and minimum pension liability adjustments, net of tax attributes. The components of the Company’s comprehensive income (loss) and the effect on earnings for the periods presented are detailed in the accompanying consolidated statement of stockholder’s investment.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The balances of each classification, net of tax attributes, within accumulated other comprehensive loss as of the periods presented are as follows:

		Unrealized		Total
		Gains	Minimum	Accumulated
	Foreign	(Losses) on	Pension	Other
	Currency	Marketable	Liability	Comprehensive
	Translation	Securities	Adjustment	Loss

	(Amounts in thousands)
Balance December 31, 2000	$(12,051)	$19	$(7,335)	$(19,367)
Change during the period	(4,444)	(91)	(15,823)	(20,358)

Balance December 31, 2001	(16,495)	(72)	(23,158)	(39,725)
Change during the period	5,250	(306)	(22,701)	(17,757)

Balance December 31, 2002	(11,245)	(378)	(45,859)	(57,482)
Change during the period	1,096	—	18,398	19,494

Balance January 9, 2003	(10,149)	(378)	(27,461)	(37,988)
Effect of the Recapitalization	10,149	378	27,461	37,988
Change during the period	19,501	—	(64)	19,437

Balance December 31, 2003	$19,501	$—	$(64)	$19,437

Foreign Currency Translation

      The financial statements of subsidiaries outside the United States are generally measured using the foreign subsidiaries’ local currency as the functional currency. The Company translates the assets and liabilities of its foreign subsidiaries at the exchange rates in effect at year-end. Net sales and expenses are translated using average exchange rates in effect during the year. Gains and losses from foreign currency translation are credited or charged to accumulated other comprehensive loss included in stockholder’s investment in the accompanying consolidated balance sheet. Transaction gains and losses are recorded in selling, general and administrative expense and have not been material during any of the periods from January 10, 2003 to December 31, 2003 and January 1, 2003 to January 9, 2003 and during any of the years ending December 31, 2002 and 2001.

Derivative Instruments and Hedging Activities

      The Company accounts for derivative instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, amended in 1999 by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of SFAS No. 133 — Amendment of SFAS No. 133” and amended in June 2000 by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment to SFAS No. 133” (combined “SFAS No. 133”). SFAS No. 133 requires that every derivative instrument (including certain derivative instruments embedded in other contracts) issued, acquired, or substantially modified after December 31, 1997 be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

Other New Accounting Pronouncements

      SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. The Company adopted SFAS No. 143 on January 1, 2003. Adoption of this accounting standard was not material to the Company’s consolidated financial statements.

      SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections” (“SFAS No. 145”), was issued in April 2002 and addresses the reporting of gains and losses resulting from the extinguishment of debt, accounting for sale-leaseback transactions and rescinds or amends other existing authoritative pronouncements. SFAS No. 145 requires that any gain or loss on extinguishment of debt that does not meet the criteria of APB 30 for classification as an extraordinary item shall not be classified as extraordinary and shall be included in earnings from continuing operations. The Company adopted SFAS No. 145 on January 1, 2003. Adoption of this accounting standard was not material to the results presented in the consolidated financial statements but did require reclassification of the Company’s $5,500,000 pre-tax extraordinary loss recorded in 2001 to earnings from continuing operations.

      Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which addresses the accounting and reporting for costs associated with exit or disposal activities, nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”) and substantially nullifies EITF Issue No. 88-10, “Costs Associated with Lease Modification or Termination” (“EITF 88-10”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the Company’s consolidated financial statements (see Note 13).

      In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). Along with new disclosure requirements, FIN 45 requires guarantors to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. This differs from the prior practice to record a liability only when a loss is probable and reasonably estimable. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company adopted the disclosure provisions of FIN 45 as of December 31, 2002 and adopted the entire interpretation on January 1, 2003. The adoption of FIN 45 on January 1, 2003 was not material to the Company’s consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

requirements on FIN 46 apply to the Company immediately for all variable interest entities created after December 31, 2003 and begin on January 1, 2005 for all variable interest entities created prior to January 1, 2004. The adoption of FIN 46 is not expected to have a material impact on the Company’s consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”), which clarifies the financial accounting and reporting proscribed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) for derivative instruments, including certain derivative instruments embedded in other contracts. Certain provisions of SFAS No. 149 related to implementation issues of SFAS No. 133 are already effective and other provisions related to forward purchases or sales are effective for both existing contracts and new contracts entered into after June 30, 2003. The Company has previously adopted SFAS No. 133, including the implementation issues addressed in SFAS No. 149, and the adoption of the new provisions of SFAS No. 149 on July 1, 2003 did not have an impact on the Company’s Consolidated Financial Statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”), which addresses the accounting and reporting for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and for all existing financial instruments beginning in the first interim period after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, which are subject to the provisions for the first fiscal period beginning after December 15, 2003. The Company adopted SFAS No. 150 on July 1, 2003. Adoption of this accounting standard did not have an impact on the Company’s consolidated financial statements.

      In December 2003, the FASB issued the revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132”) to require additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised SFAS No. 132 provides only for additional disclosures and does not change the accounting for pension and postretirement plans. The Company has previously adopted SFAS No. 132 and has provided the required new disclosures of the revised SFAS No. 132 in Note 8.

2.     Recapitalization Transaction

      On January 8, 2003, at a special meeting of stockholders of Nortek Holdings, the stockholders approved the following amendments to the certificate of incorporation (the “Stockholder Approval”), which were required in order to complete the Recapitalization:

•	A new class of common stock, Class A Common Stock, par value $1.00 per share, of Nortek Holdings was created consisting of 19,000,000 authorized shares.

•	At the time that the amendment to the certificate of incorporation became effective, each share of common stock, par value $1.00 per share and special common stock, par value $1.00 per share outstanding, was reclassified into one share of a new class of mandatorily redeemable common stock, Class B Common Stock, par value $1.00 per share, of Nortek Holdings consisting of 14,000,000 authorized shares.

•	Class B Common Stock was required to be immediately redeemed for $46 per share in cash upon completion of the Recapitalization.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

•	The authorized number of shares of Series B Preference Stock, par value $1.00 per share, was increased to 19,000,000 authorized shares.

      Following the Stockholder Approval, common stock and special common stock held by the Management Investors were exchanged for an equal number of newly created shares of Series B Preference Stock. In addition, certain options to purchase shares of common and special common stock held by the Management Investors were exchanged for fully vested options to purchase an equal number of shares of the newly created Class A Common Stock. The remaining outstanding options, including some held by Management Investors, were cancelled in exchange for the right to receive a single lump sum cash payment equal to the product of the number of shares of common stock or special common stock underlying the option and the amount by which the redemption price of $46 per share exceeded the per share exercise price of the option.

      On January 9, 2003, in connection with the Recapitalization, Kelso purchased newly issued shares of Series B Preference Stock for approximately $355,923,000 and purchased shares of Series B Preference Stock held by the Management Investors for approximately $18,077,000. Newly issued Class A Common Stock of approximately $3,262,000 was purchased by designated third parties. Shares of Series B Preference Stock held by the Management Investors that were not purchased by Kelso were converted into an equal number of shares of Class A Common Stock. In addition, the Company declared and distributed to Nortek Holdings a dividend of approximately $120,000,000 and distributed approximately $27,900,000 for reimbursement of fees and expenses of Kelso, which were paid out of the Company’s unrestricted cash and cash equivalents on hand and were permissible under the most restrictive covenants with respect to the indentures of the Company’s Existing Notes.

      Nortek Holdings used the proceeds from the purchase by Kelso and designated third parties of the newly issued Series B Preference Stock and Class A Common Stock and the dividend from Nortek to redeem Nortek Holdings’ Class B Common Stock and to cash out options to purchase common and special common stock totaling approximately $479,185,000. Kelso also purchased from certain Management Investors 392,978 shares of Series B Preference Stock for approximately $18,077,000.

      In connection with the Recapitalization, K Holdings received a bridge financing letter from a lender for a senior unsecured term loan facility not to exceed $955,000,000 (the “Bridge Facility”). The Bridge Facility was intended to be used to fund, if necessary, any change in control offers the Company might have made in connection with the Recapitalization. The Company did not use this Bridge Facility because the structure of the Recapitalization did not require the Company to make any change of control offers. The commitment letter expired on January 31, 2003. As a result, the Company’s consolidated interest expense for the period from January 10, 2003 to December 31, 2003 includes approximately $4,100,000 of interest expense from the amortization of the Bridge Facility commitment fees and related expenses.

      In January 2003, Nortek Holdings filed for the deregistration of its shares of common and special common stock under the Securities Exchange Act of 1934. Nortek Holdings’ shares of common and special common stock are no longer publicly traded. The Company will continue to file periodic reports with the SEC as required by the respective indentures of the Company’s Existing Notes.

      Under the terms of one of the Company’s supplemental executive retirement plans (“SERP”), the Company was required to make one-time cash payments to participants in such plan in satisfaction of obligations under that plan when the Recapitalization was completed. Accordingly, the Company made a distribution of approximately $75,100,000 to the participants in the plan from funds included in the Company’s Consolidated Balance Sheet at December 31, 2002 and classified in long-term assets in restricted investments and marketable securities held by pension trusts and transferred to one of the participants a life insurance policy with approximately $10,300,000 of cash surrender value to satisfy a

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

portion of the SERP’s obligation to such participant. The termination and settlement of the obligation of this SERP resulted in a curtailment loss on January 9, 2003 (see Notes 8 and 14).

      The total amount of transaction fees and related costs incurred by the Company and Kelso associated with the Recapitalization was approximately $47,300,000, including the $27,900,000 noted above, of which approximately $10,500,000 of advisory fees and expenses was paid to Kelso & Company L.P. A portion of these fees and expenses was recorded by the Company in selling, general and administrative expense, since they were obligations of the Company prior to the Recapitalization. Approximately $12,800,000 was recorded as expense on January 9, 2003 since these fees and expenses became obligations of the Company upon consummation of the Recapitalization (see Note 14). Approximately $6,600,000 of expense was previously recorded by the Company in the year ended December 31, 2002.

      The following reflects the unaudited pro forma effect of the Recapitalization on continuing operations for the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002:

	Pro Forma	Pro Forma
	For the Period	For the
	Jan. 1, 2003 -	Year Ended
	Jan. 9, 2003	Dec. 31, 2002

Net sales	$25,000	$1,384,100
Operating earnings	$300	$123,100
Net earnings (loss)	$(3,400)	$46,100

      The unaudited pro forma condensed consolidated summary of operations for the period from January 1, 2003 to January 9, 2003 presented above has been prepared by adjusting historical amounts for the period to give effect to the Recapitalization as if it had occurred on January 1, 2003. The pro forma adjustments to the historical results of operations for the period from January 1, 2003 to January 9, 2003 include the pro forma impact of the Pushdown Accounting for such period and the elimination of approximately $83,000,000 of expenses and charges of the Recapitalization recorded during such period as the unaudited pro forma condensed consolidated summary of operations assumes that the Recapitalization occurred on January 1, 2003 (see Note 1). The unaudited pro forma condensed consolidated summary of operations for the year ended December 31, 2002 presented above has been prepared by adjusting historical amounts for the year to give effect to the Recapitalization as if it occurred on January 1, 2002.

3.     Acquisitions

      Acquisitions are accounted for as purchases and, accordingly, have been included in the Company’s consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisitions is obtained (see Note 2).

      On January 17, 2003, the Company acquired Elan Home Systems L.L.C. (“Elan”), a manufacturer and seller of consumer electronic equipment that controls whole-house entertainment, communication and automation systems for new residential construction and retrofit markets. For the year ended December 31, 2002, Elan reported net sales of approximately $21,300,000 (unaudited).

      On July 11, 2003, the Company acquired SpeakerCraft, Inc. (“SPC”), a leading designer and supplier of architectural loudspeakers and audio products used in residential custom applications. For the year ended December 31, 2002, SPC reported net sales of approximately $34,800,000 (unaudited).

      Pro forma results related to the acquisitions of Elan and SPC have not been presented as the effect is not material. Operating earnings and depreciation and amortization expense for these acquisitions from January 1, 2003 to the date of their acquisition were approximately $4,600,000 (unaudited) and $200,000 (unaudited), respectively.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      On June 15, 2001, the Company acquired Senior Air Systems (“SAS”) from a wholly-owned subsidiary of Senior Plc. The acquired company is located in Stoke-on-Trent, England and manufactures and sells air conditioning equipment.

4.     Cash Flows

      Interest paid was $91,991,000, $95,352,000 and $102,406,000 for the period from January 10, 2003 to December 31, 2003 and the years ended December 31, 2002 and 2001, respectively. There was no interest paid for the period from January 1, 2003 to January 9, 2003.

      The fair value of the assets of the businesses acquired was approximately $95,000,000 and $1,950,000 in the period from January 10, 2003 to December 31, 2003 and the year ended December 31, 2001, respectively. Liabilities assumed or created from businesses acquired were approximately $17,184,000 and $50,000 in the period from January 10, 2003 to December 31, 2003 and the year ended December 31, 2001, respectively. Net cash paid for acquisitions was approximately $76,000,000 and $1,900,000 in the period from January 10, 2003 to December 31, 2003 and the year ended December 31, 2001, respectively. The Company had no acquisitions during the period from January 1, 2003 to January 9, 2003 or in 2002.

      Significant non-cash financing and investing activities excluded from the accompanying consolidated statement of cash flows include capitalized lease additions of approximately $7,589,000 in the period from January 10, 2003 to December 31, 2003 and a decline of approximately $306,000 and $91,000 in the fair market value of marketable securities available for sale for the years ended December 31, 2002 and 2001, respectively. There were no declines in the fair market value of marketable securities available for sale for the periods from January 10, 2003 to December 31, 2003 and from January 1, 2003 to January 9, 2003.

5.     Income Taxes

      The following is a summary of the components of earnings (loss) from continuing operations before provision (benefit) for income taxes:

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Domestic	$91,400	$(82,300)	$54,250	$48,300
Foreign	15,400	(400)	18,850	12,300

	$106,800	$(82,700)	$73,100	$60,600

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The following is a summary of the provision (benefit) for income taxes from continuing operations included in the accompanying consolidated statement of operations:

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Federal income taxes
Current	$35,300	$(27,800)	$21,500	$23,000
Deferred	(4,800)	5,900	(200)	(2,800)

	30,500	(21,900)	21,300	20,200
Foreign	8,700	100	6,800	6,800
State	3,300	—	1,400	800

	$42,500	$(21,800)	$29,500	$27,800

      Income tax payments, net of refunds, were approximately $11,690,000, $281,000, $49,879,000 and $4,500,000 in the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and for the years ended December 31, 2002 and 2001, respectively.

      Income tax benefits of approximately $14,600,000 related to a cash distribution of approximately $41,600,000 to option holders of Rollover Options in the period from January 10, 2003 to December 31, 2003 and were reflected as a reduction of goodwill. Income tax benefits of approximately $1,710,000 related to the settlement of certain stock options, were reflected as an equity adjustment to additional paid-in-capital in the period from January 1, 2003 to January 9, 2003.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The table that follows reconciles the federal statutory income tax rate of continuing operations to the effective tax rate of such earnings of approximately 39.8%, 26.4%, 40.4% and 45.9% in the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and for the years ended December 31, 2002 and 2001, respectively.

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

		(Amounts in thousands)
Income tax provision (benefit) from continuing operations at the federal statutory rate	$37,380	$(28,945)	$25,585	$21,210
Net change from statutory rate:
Amortization of goodwill not deductible for income tax purposes	—	—	—	2,991
State income tax provision, net of federal income tax effect	2,145	—	910	520
Non-deductible expenses, net	(311)	4,888	2,113	1,069
Tax effect resulting from foreign activities	3,286	242	545	1,256
Other, net	—	2,015	347	754

	$42,500	$(21,800)	$29,500	$27,800

Effective tax rate %:

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

Income tax provision (benefit) from continuing operations at the federal statutory rate	35.0%	(35.0)%	35.0%	35.0%
Net change from statutory rate:
Amortization of goodwill not deductible for income tax purposes	—	—	—	4.9
State income tax provision, net of federal income tax effect	2.0	—	1.2	0.9
Non-deductible expenses, net	(0.3)	5.9	2.9	1.8
Tax effect resulting from foreign activities	3.1	0.3	0.7	2.1
Other, net	—	2.4	0.6	1.2

	39.8%	(26.4)%	40.4%	45.9%

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The tax effect of temporary differences which give rise to significant portions of deferred income tax assets and liabilities for continuing operations as of December 31, 2003 and December 31, 2002 are as follows:

	December 31,

	2003	2002

	(Amounts in thousands)
Prepaid Income Tax Assets (classified current)
Arising From:
Accounts receivable	$1,616	$1,738
Inventories	(1,709)	400
Insurance reserves	6,525	6,430
Warranty accruals	4,239	4,287
Other reserves and assets, net	7,155	3,109

	$17,826	$15,964

Deferred Income Tax Assets (Liabilities)
(classified non-current)
Arising From:
Property and equipment, net	$(33,591)	$(22,544)
Intangible assets, net	(32,127)	(13,890)
Pension and other benefit accruals	18,312	40,046
Insurance reserves	6,073	4,415
Warranty accruals	5,006	4,148
Capital loss carryforward/net loss carryforward	3,174	3,549
Valuation allowances	(5,411)	(2,904)
Deferred debt expense/debt premium	11,822	—
Other reserves and assets, net	5,293	(2,938)

	$(21,449)	$9,882

      The Company has established valuation allowances related to certain reserves and foreign net operating loss carry-forwards. The Company has not provided United States income taxes or foreign withholding taxes on un-remitted foreign earnings, with the exception of its Hong Kong subsidiary, as they are considered permanently invested. In the fourth quarter of 2002, cumulative earnings of the Company’s Hong Kong subsidiary were permanently invested which resulted in a reduction in the tax provision of approximately $2,000,000 for previously provided United States income taxes no longer required. In addition, the Company has approximately $8,500,000 of foreign net operating loss carry-forwards that if utilized would offset future foreign tax payments.

      Included in the valuation allowances of $5,411,000 at December 31, 2003 are valuation allowances of approximately $3,963,000 which will reduce goodwill in the future should the tax assets they relate to be realized, as these tax assets existed at the date of the Recapitalization.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

6.     Notes, Mortgage Notes and Obligations Payable

      Short-term bank obligations for continuing operations at December 31, 2003 and 2002 consist of the following:

	December 31,

	2003	2002

	(Amounts in
	thousands)
Secured lines of credit and bank advances of the Company’s European subsidiaries	$8,120	$3,338

      These short-term bank obligations are secured by approximately $34,165,000 of accounts receivable, inventory and other assets, and have a weighted average interest rate of approximately 2.52% at December 31, 2003.

      Notes, mortgage notes and obligations payable for continuing operations, included in the accompanying consolidated balance sheet at December 31, 2003 and 2002, consist of the following:

	December 31,

	2003	2002

	(Amounts in thousands)
8 7/8% Senior Notes due 2008 (“8 7/8% Notes”), including unamortized premium of $2,698,000 and net of original issue discount of $501,000	$212,698	$209,499
9 1/4% Senior Notes due 2007 (“9 1/4% Notes”), including unamortized premium of $3,136,000 and net of original issue discount of $541,000	178,136	174,459
9 1/8% Senior Notes due 2007 (“9 1/8% Notes”), including unamortized premium of $4,456,000 and net of original issue discount of $1,450,000	314,456	308,550
9 7/8% Senior Subordinated Notes due 2011 (“9 7/8% Notes”), including unamortized premium of $577,000 and net of original issue discount of $2,461,000	250,577	247,539
Senior Secured Credit Facility	—	—
Mortgage notes payable	1,647	2,122
Other	21,425	13,885

	978,939	956,054
Less amounts included in current liabilities	7,229	2,208

	$971,710	$953,846

      The Company has a $175,000,000 Senior Secured Credit Facility, as amended, (the “Senior Secured Credit Facility”), which is syndicated among several banks. The Senior Secured Credit Facility is secured by substantially all of the Company’s accounts receivable and inventory, as well as certain intellectual property rights, and, as amended, permits borrowings up to the lesser of $175,000,000 or the total of 85% of eligible accounts receivable, as defined, and 50% of eligible inventory, as defined. The outstanding principal balances under the Senior Secured Credit Facility accrue interest at the Company’s option at either LIBOR plus a margin ranging from 2.0% to 2.5% or the banks’ prime rate plus a margin ranging from 0.5% to 1.0% depending upon the excess available borrowing base, as defined, and the timing of the borrowing as the margin rates will be adjusted quarterly. In addition, the Company pays an unused line fee of between 0.375% and 0.5% on the excess available borrowing capacity, as defined. The Senior Secured Credit Facility includes customary limitations and covenants, but does not require the Company to maintain any financial covenant unless the excess available borrowing base, as defined, is less than

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

$30,000,000 in which case the Company would be required to maintain, on a trailing four quarter basis, a minimum level of $155,000,000 of earnings before interest, taxes, depreciation and amortization, as defined. At December 31, 2003 there were no outstanding borrowings under the Senior Secured Credit Facility.

      The indentures and other agreements governing the Company and its subsidiaries’ indebtedness (including the indentures for the 8 7/8% Notes, the 9 1/8% Notes and the 9 1/4% Notes (collectively, the “Senior Notes”), 9 7/8% Notes and the Senior Secured Credit Facility) contain restrictive financial and operating covenants including covenants that restrict, among other things, the payment of cash dividends, repurchase of the Company’s capital stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the making of certain investments, mergers, consolidations and sale of assets (all as defined in the indentures and other agreements). Upon certain asset sales (as defined in the indentures), the Company will be required to offer to purchase, at 100% principal amount plus accrued interest to the date of purchase, Senior Notes in a principal amount equal to any net cash proceeds (as defined in the indentures) that are not invested in properties and assets used primarily in the same or related business to those owned and operated by the Company at the issue date of the Senior Notes or at the date of such asset sale and such net cash proceeds were not applied to permanently reduce Senior Indebtedness (as defined in the indentures).

      At March 26, 2004, approximately $91,100,000 was available for the payment of cash dividends, stock purchases or other restricted payments as defined under the terms of the Company’s most restrictive indenture based on the redemption and refinancing of certain of the Company’s Notes (see Notes 7 and 16).

      Mortgage notes payable of approximately $1,647,000 outstanding at December 31, 2003 include various mortgage notes and other related indebtedness payable in installments through 2009. These notes bear interest at rates ranging from approximately 3.25% to 6.25% and are collateralized by property and equipment with an aggregate net book value of approximately $6,847,000 at December 31, 2003.

      Other obligations of approximately $21,425,000 outstanding at December 31, 2003 include borrowings relating to equipment purchases, notes payable issued for acquisitions and other borrowings bearing interest at rates primarily ranging 3.25% to 10.5% and maturing at various dates through 2018. Approximately $13,700,000 of such indebtedness is collateralized by property and equipment with an aggregate net book value of approximately $14,039,000 at December 31, 2003.

      The table that follows is a summary of maturities of all of the Company’s debt obligations, excluding unamortized debt premium of approximately $10,867,000, due after December 31, 2004:

2005	$2,745,000
2006	1,331,000
2007	485,873,000
2008	210,934,000
Thereafter	259,960,000

      As of December 31, 2003, approximately $6,900,000 of letters of credit had been issued as additional security for certain of the Company’s insurance programs.

      A substantial portion of the Company’s fixed rate debt was called for redemption or refinanced with variable rate debt in the first quarter of 2004. The above table of maturities does not reflect the effect of these subsequent events (see Note 16).

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

7.	Common Stock, Special Common Stock, Stock Options and Deferred Compensation

      In connection with the Nortek Holdings Reorganization on November 20, 2002, the Company became a wholly-owned subsidiary of Nortek Holdings as each outstanding share of capital stock of the Company was converted into an identical share of capital stock of Nortek Holdings with Nortek Holdings receiving 100 shares of the Company’s common stock. As a result of the Nortek Holdings Reorganization, the Company’s previously outstanding common stock and treasury stock balances were reclassified to additional paid-in capital to reflect the Company’s new capital structure as shown in the accompanying consolidated statement of stockholder’s investment for the year ended December 31, 2002.

      In 2003, the Company increased the authorized number of shares from 100 to 1,000 and as of December 31, 2003, the Company is authorized to issue 1,000 shares of $0.01 par value common stock, of which 104 shares are issued and outstanding.

      On November 26, 2003, Nortek Holdings purchased 4 shares of common stock for $41,000,000, which is reflected in the accompanying statement of stockholder’s investment for the period from January 10, 2003 to December 31, 2003. The Company used the proceeds from the sale of stock to Nortek Holdings, along with existing cash on hand, to pay a distribution of approximately $41,600,000 to option holders of the Rollover Options (see Note 1).

      On January 9, 2003, the Company declared and distributed to Nortek Holdings a cash dividend of approximately $120,000,000 and distributed approximately $27,900,000 for reimbursement of fees and expenses of Kelso as contemplated by the Recapitalization (see Note 2).

      Prior to the Nortek Holdings Reorganization, each share of the Company’s special common stock had 10 votes on all matters submitted to a stockholder vote, except that the holders of common stock, voting separately as a class, had the right to elect 25% of the directors to be elected at a meeting, with the remaining 75% being elected by the combined vote of both classes. Shares of the Company’s special common stock were generally non-transferable, but were freely convertible on a share-for-share basis into shares of the Company’s common stock.

      Prior to the Nortek Holdings Reorganization, the Company had a shareholder rights plan which expired March 31, 2006. Each shareholder right entitled shareholders to buy 1/100 of a share of a new series of preference stock of Nortek at an exercise price of $72 per share, subject to adjustments for stock dividends, splits and similar events. The rights, which were never exercisable, were attached to each share of the Company’s common stock. Nortek Holdings assumed the shareholder rights plan in connection with the Nortek Holdings Reorganization.

      Prior to the Nortek Holdings Reorganization, the Company had several Equity and Cash Incentive Plans, which provided for the granting of options and other awards to certain officers, employees and non-employee directors of the Company. The Company also had a cash incentive program for certain key employees under the 1999 Equity and Cash Incentive Plan and the 1999 Equity Performance Plan based on the performance of the Company’s stock price. During 2002, approximately $4,400,000 was paid to the participants in the plan under this cash incentive program and is included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2002. No amounts were required to be paid under the cash incentive program in prior years. Options that were granted under the Equity and Cash Incentive Plans vested over periods ranging up to five years and expired ten years from the date of grant. As of the date of the Nortek Holdings Reorganization, Nortek Holdings assumed and was assigned each of the plans and the Company no longer has any stock-based compensation programs for the granting of options or other awards. Certain officers, employees, consultants and directors of the Company and its subsidiaries, however, are recipients of stock

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

option awards in the stock of the Company’s Parent, Nortek Holdings. See Note 1, Summary of Significant Accounting Policies, for a further discussion related to stock options.

8.	Pension, Profit Sharing and Other Post Retirement Benefits

      The Company and its subsidiaries have various pension, supplemental retirement plans for certain officers, profit sharing and other post retirement benefit plans requiring contributions to qualified trusts and union administered funds.

      Pension and profit sharing expense charged to operations aggregated approximately $14,400,000 for the period from January 10, 2003 to December 31, 2003, $950,000 for the period from January 1, 2003 to January 9, 2003, $19,300,000 in 2002 and $14,900,000 in 2001. The Company’s policy is to generally fund currently the maximum allowable annual contribution of its various qualified defined benefit plans. In 2004, the Company expects to contribute approximately $7,600,000 to its defined benefit pension plans.

      The Company uses a September 30 measurement date for its plans. The table that follows provides a reconciliation of benefit obligations, plan assets and funded status of the plans in the accompanying consolidated balance sheet at December 31, 2003 and 2002:

	Pension Benefits

	2003	2002

	(Amounts in thousands)
Change in benefit obligation:
Benefit obligation at October 1,	$238,910	$187,478
Service cost	2,035	2,833
Interest cost	9,655	12,399
Plan participant contributions	342	446
Amendments	690	302
Actuarial loss due to exchange rate	2,930	2,491
Actuarial (gain) loss excluding assumption changes	(2,460)	30,822
Actuarial loss due to assumption changes	2,692	15,703
Actuarial loss due to Recapitalization	1,548	—
Benefits and expenses paid	(94,643)	(13,564)

Benefit obligation at September 30,	$161,699	$238,910

Change in plan assets:
Fair value of plan assets at October 1,	$96,930	$104,583
Actual return (loss) on plan assets	15,385	(3,624)
Actuarial gain due to exchange rate	1,867	1,676
Employer contribution	88,671	7,413
Plan participant contributions	342	446
Benefits and expenses paid	(94,643)	(13,564)

Fair value of plan assets at September 30,	$108,552	$96,930

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

	Pension Benefits

	2003	2002

	(Amounts in thousands)
Funded status and statement of financial position:
Fair value of plan assets at September 30,	$108,552	$96,930
Benefit obligation at September 30,	(161,699)	(238,910)

Funded status	(53,147)	(141,980)
Amount contributed during fourth quarter	390	66
Unrecognized actuarial (gain) loss	(3,502)	88,645
Unrecognized prior service cost	378	22,914

Accrued benefit cost	$(55,881)	$(30,355)

Amount recognized in the statement of financial position consists of:
Accrued benefit liabilities	$(55,952)	$(111,531)
Intangible pension asset	—	15,981
Accumulated other comprehensive loss before tax benefit	71	65,195

Accrued benefit cost	$(55,881)	$(30,355)

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were approximately $161,699,000, $155,004,000 and $108,552,000, respectively, as of December 31, 2003 and $238,910,000, $208,470,000 and $96,930,000, respectively, as of December 31, 2002.

      As a result of the Recapitalization, purchase accounting adjustments were made for all defined benefit plans as of the January 9, 2003 transaction date. The purchase accounting adjustments reflect the immediate recognition of all unrecognized actuarial losses and unrecognized prior service costs as well as the reversal of the accumulated other comprehensive loss before tax benefit and the intangible pension asset. The actuarial loss excluding assumption changes decreased approximately $33,282,000 between December 31, 2002 and December 31, 2003 primarily due to the termination of one of the Company’s supplemental executive retirement plans as part of the Recapitalization as discussed below.

      Plan assets primarily consist of cash and cash equivalents, common stock (Including 283,063 shares of the Company’s common stock and special common stock with a fair market value of approximately $12,248,000 at September 30, 2002. There were no shares of the Company’s common stock held in plan assets at September 30, 2003.), U.S. Government securities, corporate debt and mutual funds, as well as other investments, and include certain commingled funds. At December 31, 2003 and 2002, the Company has recorded as long-term restricted investments and marketable securities held by pension trusts (including related party amounts), in the accompanying consolidated balance sheet, approximately $1,123,000 and $76,500,000, respectively, which have been contributed to trusts. These assets are not included in the amount of fair value of plan assets at December 31, 2003 and 2002 but are available to fund certain of the benefit obligations included in the table above relating to certain supplemental retirement plans, and in the period from January 1, 2003 to January 9, 2003 were used to fund the payment required upon the termination of one of the Company’s supplemental executive retirement plans and were the primary reason for the increase in employer contributions and benefits paid in the above table. Under the terms of one of the Company’s supplemental executive retirement plans, the Company was required to make one-time distributions to participants in such plan in satisfaction of obligations under that plan upon a change of control, as defined. Accordingly, upon completion of the Recapitalization, this

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

plan was terminated and the Company made distributions of approximately $75,100,000 to the participants in the plan and transferred to one of the participants a life insurance policy with approximately $10,300,000 of cash surrender value to satisfy a portion of such participant’s obligation. Assets of the related pension trust were used to pay the amounts due to plan participants, and these amounts are included in benefits and expenses paid and employer contributions in the above table. As a result of this plan termination and settlement of participant benefit obligations, the Company recorded in January 2003 a curtailment loss of approximately $65,800,000. During 2001 and 2000, this pension trust loaned funds to certain officers of the Company who had fully vested retirement benefits in such plans. At December 31, 2002, approximately $34,622,000 of notes receivable from these officers are included in restricted investments and marketable securities held by pension trusts in the Company’s accompanying consolidated balance sheet. The notes receivable from these officers were repaid in full on January 9, 2003 in connection with the Recapitalization.

      The weighted average rate assumptions used in determining pension, supplemental retirement plans and post retirement costs and the projected benefit obligation are as follows:

	For the Periods

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

Discount rate for projected benefit obligation	6.00%	6.25%	6.25%	7.00%
Discount rate for pension costs	6.25%	6.25%	7.00%	7.75%
Expected long-term average return on plan assets	7.75%	7.75%	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%

      The Company’s net periodic benefit cost for its defined benefit plans for the periods presented consist of the following components:

	For the Periods

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Service cost	$1,955	$80	$2,833	$2,294
Interest cost	9,270	385	12,399	11,621
Expected return on plan assets	(7,438)	(184)	(8,531)	(10,046)
Amortization of prior service cost	210	70	2,860	1,419
Recognized actuarial loss	29	210	1,828	1,471
Curtailment loss	123	65,766	—	1,921

Net periodic benefit cost	$4,149	$66,327	$11,389	$8,680

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The Company’s pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

	Plan Assets at
	December 31,

Asset Category	2003	2002

Cash and cash equivalents	3.4%	4.4%
Equity securities	56.9	64.9
Fixed income securities	39.2	30.2
Other	0.5	0.5

	100.0%	100.0%

      The Company’s domestic qualified defined benefit plans’ assets are invested to maximize returns without undue exposure to risk. The investment objectives are also to produce a total return exceeding the median of a universe of portfolios with similar average asset allocation and investment style objectives, and to earn a return, net of fees, greater or equal to the long-term rate of return used by the Company in determining pension expense.

      Risk is controlled by maintaining a portfolio of assets that is diversified across a variety of asset classes, investment styles and investment managers. The plans’ asset allocation policies are consistent with the established investment objectives and risk tolerances. The asset allocation policies are developed by examining the historical relationships of risk and return among asset classes, and are designed to provide the highest probability of meeting or exceeding the return objectives at the lowest possible risk. For 2004, the target allocation is 57% for equity securities, 41% for fixed income securities and 2% for cash.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The table that follows provides a reconciliation of the benefit obligations, plan assets and funded status of the Company’s post retirement health benefit plans included in the accompanying consolidated balance sheet at December 31, 2003 and 2002:

	Non-pension
	Post Retirement
	Health Benefits

	2003	2002

	(Amounts in
	thousands)
Change in benefit obligation:
Benefit obligation at October 1,	$40,174	$26,257
Service cost	994	352
Interest cost	2,237	2,148
Plan participant contributions	134	129
Amendments	(1,857)	2,686
Actuarial loss excluding assumption changes	(3,068)	3,735
Actuarial loss due to assumption changes	4,520	6,417
Actuarial gain due to Recapitalization	(33)	—
Benefits and expenses paid	(1,609)	(1,550)

Benefit obligation at September 30,	$41,492	$40,174

Change in plan assets:
Fair value of plan assets at October 1,	$—	$—
Employer contribution	1,474	1,421
Plan participant contributions	135	129
Benefits and expenses paid	(1,609)	(1,550)

Fair value of plan assets at September 30,	$—	$—

	Non-pension
	Post Retirement
	Health Benefits

	2003	2002

	(Amounts in thousands)
Funded status and statement of financial position:
Fair value of plan assets at September 30,	$—	$—
Benefit obligation at September 30,	(41,492)	(40,174)

Funded status	(41,492)	(40,174)
Amount contributed during fourth quarter	411	343
Unrecognized actuarial loss	3,888	18,607
Unrecognized prior service cost	—	2,633

Accrued benefit cost	$(37,193)	$(18,591)

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The Company’s net periodic benefit cost for its subsidiary’s Post Retirement Health Benefit Plan for the periods presented consists of the following components:

	For the Periods

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Service cost	$981	$13	$352	$285
Interest cost	2,175	62	2,148	1,509
Amortization of prior service cost	8	2	310	52
Recognized actuarial (gain) loss	(8)	35	760	149
Curtailment gain	—	(355)	—	—

Net periodic post retirement health benefit cost (income)	$3,156	$(243)	$3,570	$1,995

      For purposes of calculating the post retirement health benefit cost, a medical inflation rate of 12% was assumed for 2002. The rate was assumed to decrease gradually to an ultimate rate of 5.5% by 2010.

      Assumed health care cost trend rates have a significant effect on the amounts reported for the post retirement health benefit plan. A one-percentage-point change in assumed health care cost trend rate would have the following effect:

	Decrease Trend 1%	Increase Trend 1%

	(Amounts in thousands)
Effect on the total service and interest cost components	$(367)	$445
Effect on the post retirement benefit obligation	$(4,822)	$5,798

      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. The Company sponsors a retiree medical program for certain of its locations and the Company expects that this legislation will eventually reduce the Company’s cost for the program. At this point, the Company’s investigation into its response to the legislation is preliminary, as we await guidance from various governmental and regulatory agencies concerning the requirements that must be met to obtain these cost reductions as well as the manner in which such savings should be measured. Because of various uncertainties related to the Company’s response to this legislation and the appropriate accounting methodology for this event, the Company has elected to defer financial recognition of this legislation until the FASB issues final accounting guidance. When issued, that final guidance could require the Company to change previously reported information. This deferral election is permitted under FASB Staff Position No. FAS 106-1.

9.	Commitments and Contingencies

      The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

      At December 31, 2003, the Company and its subsidiaries are obligated under lease agreements for the rental of certain real estate and machinery and equipment used in its operations. Future minimum rental

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

obligations related to continuing operations aggregate approximately $69,849,000 at December 31, 2003. The obligations are payable as follows:

Year ended December 31,	Amount

2004	$12,018,000
2005	10,452,000
2006	8,674,000
2007	7,374,000
2008	4,928,000
Thereafter	26,403,000

      Certain of these lease agreements provide for increased payments based on changes in the consumer price index. Rental expense charged to continuing operations in the accompanying consolidated statement of operations was approximately $16,600,000, $400,000, $15,600,000 and $15,000,000 for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively. Under certain of these lease agreements, the Company or its subsidiaries are also obligated to pay insurance and taxes.

      Certain subsidiaries, which are classified as discontinued operations, have guaranteed approximately $27,700,000 of third party obligations relating to guarantees of rental payments through June 30, 2016 under a facility leased by SNE, which was sold on September 21, 2001. The Company has indemnified these guarantees in connection with the sale of Ply Gem on February 12, 2004 (see Note 10). The buyer of SNE has provided certain indemnifications and other rights to the subsidiary for any payments that it might be required to make pursuant to this guarantee. Should the buyer of SNE cease making payments then the Company may be required to make payments on its indemnification. The Company does not anticipate incurring any loss under this indemnification and accordingly has not recorded any liabilities at December 31, 2003 in the accompanying consolidated balance sheet in accordance with accounting principles generally accepted in the United States.

      The Company has guaranteed certain obligations of third parties of approximately $4,300,000 which relates to guarantees of the remaining principal and interest balances of mortgages of a third-party on certain buildings, one of which houses the Company’s corporate headquarters. These guarantees expire on December 31, 2020 and are payable in the event of non-payment of the mortgage. These guarantees are collateralized by the buildings to which the mortgages relate and any liability to the Company would first be reduced by the Company’s pro-rata share of proceeds received on the sale of the buildings. The Company does not anticipate incurring any loss under these guarantees and accordingly has not recorded any liabilities at December 31, 2003 in the accompanying consolidated balance sheet in accordance with accounting principles generally accepted in the United States.

      The Company has indemnified third parties for certain matters in a number of transactions involving dispositions of former subsidiaries. The Company has recorded liabilities in relation to these indemnifications of approximately $20,900,000 at December 31, 2003 and $27,100,000 at December 31, 2002. Approximately $18,200,000 and $24,200,000 of these liabilities are included in liabilities of discontinued operations at December 31, 2003 and 2002, respectively.

      The Company sells a number of products and offers a number of warranties including in some instances, extended warranties. The specific terms and conditions of these warranties vary depending on the product sold and country in which the product is sold. The Company estimates the costs that may be incurred under its warranties, with the exception of extended warranties, and records a liability for such costs at the time of sale. Proceeds received from extended warranties are amortized over the life of the

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

warranty and reviewed to ensure that the liability recorded is equal to or greater than estimated future costs. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Company periodically assesses the adequacy of its recorded warranty claims and adjusts the amounts as necessary. Changes in the Company’s combined short-term and long-term warranty liabilities (see Note 12) during the periods presented are as follows:

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Balance, beginning of period	$25,983	$26,007	$24,757
Warranties provided during period	16,259	234	12,375
Settlements made during period	(15,187)	(274)	(11,606)
Changes in liability estimate, including acquisitions	2,032	16	481

Balance, end of period	$29,087	$25,983	$26,007

      The Company is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which may include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned. The Company has used various substances in its products and manufacturing operations which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

      A former subsidiary of the Company is a defendant in a number of lawsuits alleging damage caused by alleged defects in certain pressure treated wood products. A subsidiary of the Company has indemnified the buyer of the former subsidiary for all known liabilities and future claims relating to such matters and retained the rights to all potential reimbursements related to insurance coverage. Many of the lawsuits have been resolved by dismissal or settlement with amounts being paid out of insurance proceeds or other recoveries. The Company and the former subsidiary continue to vigorously defend the remaining suits. Certain defense and indemnity costs are being paid out of insurance proceeds and proceeds from a settlement with suppliers of material used in the production of the treated wood products. The Company has recorded, within liabilities of discontinued operations, liabilities of approximately $6,602,000 at December 31, 2003 for the estimated costs to resolve these outstanding matters. The Company has also recorded, within assets of discontinued operations, receivables at December 31, 2003 of approximately $2,385,000 for the estimated recoveries which are deemed probable of collection related primarily to insurance litigation coverage claims. The Company has indemnified the buyer of Ply Gem for these liabilities in connection with the sale of Ply Gem on February 12, 2004 (see Note 10).

      While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, the Company believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operations of the Company. It is possible, however, that future

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

results of operations for any particular future period could be materially affected by changes in our assumptions or strategies related to these contingencies or changes out of the Company’s control.

10.	Discontinued Operations

      On February 12, 2004, the Company sold Ply Gem, to an affiliate of Caxton-Iseman Capital, Inc. in a transaction valued at approximately $560,000,000, including debt assumed by the buyer and expects to record a net after-tax gain upon the sale of between approximately $60,000,000 and $70,000,000 in the first quarter of 2004. Ply Gem, through its operating subsidiaries, is a manufacturer and distributor of a range of products for use in the residential new construction, do-it-yourself and professional renovation markets, including vinyl siding, windows, patio doors, fencing, railing, decking and accessories. The results of operations of the operating subsidiaries of Ply Gem comprised the Company’s entire Windows, Doors and Siding Products (“WDS”) reporting segment and the corporate expenses of Ply Gem were previously included in Unallocated other, net in the Company’s segment reporting (see Note 11).

      On November 22, 2002, Ply Gem sold the capital stock of its subsidiary Richwood Building Products, Inc. (“Richwood”) for approximately $8,500,000 of net cash proceeds and recorded a pre-tax loss of approximately $3,000,000 in the fourth quarter of 2002. Prior to the sale of Ply Gem, the operating results of Richwood were previously included in WDS in the Company’s segment reporting. As required by SFAS No. 142, the Company allocated $4,200,000 of goodwill to Richwood in connection with the determination of the loss on sale based upon the relative fair value of Richwood to the total fair value of the WDS operating segment. The related goodwill amortization prior to January 1, 2002 and goodwill have been included in the results of discontinued operations and assets of discontinued operations, respectively, for all periods presented below, as required.

      On April 2, 2002, Ply Gem sold the capital stock of its subsidiary Hoover Treated Wood Products, Inc. (“Hoover”) for approximately $20,000,000 of net cash proceeds and recorded a pre-tax gain of approximately $5,400,000 in the second quarter of 2002. Prior to the sale of Ply Gem, the operating results of Hoover were previously included in Other in the Company’s segment reporting. Approximately $8,500,000 of the cash proceeds was used to pay down outstanding debt under the Company’s Ply Gem credit facility in the second quarter of 2002.

      On September 21, 2001, Ply Gem sold the capital stock of Peachtree Doors and Windows, Inc. (“Peachtree”) and SNE Enterprises, Inc. (“SNE”) for approximately $45,000,000 in cash, and recorded a pre-tax loss on the sale of approximately $34,000,000 in the third quarter of 2001, including the write off of approximately $11,700,000 of unamortized intangible assets. Prior to the sale of Ply Gem, Peachtree and SNE were previously part of the WDS Segment. A portion of the cash proceeds was used to pay down approximately $20,500,000 of outstanding debt under the Company’s Ply Gem credit facility.

      Interest allocated to discontinued operations, included in interest expense, net in the table below, was approximately $23,600,000 (net of taxes of approximately $13,800,000), $800,000 (net of taxes of approximately $400,000), $26,300,000 (net of taxes of approximately $15,500,000) and $26,300,000 (net of taxes of approximately $15,500,000) for the periods from January 10, 2003 to December 31, 2003 and from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively.

      The sale of Ply Gem, Richwood, Hoover, SNE and Peachtree and the related operating results have been excluded from earnings (loss) from continuing operations and are classified as discontinued operations for all periods presented.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The table that follows presents a summary of the results of discontinued operations for the periods presented:

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Net sales	$522,600	$8,800	$529,700	$787,400

Operating earnings (loss) of discontinued operations*	$58,237	$(368)	$70,401	$43,188
Interest expense, net	(38,537)	(1,232)	(42,701)	(47,688)

Earnings (loss) before provision (benefit) for income taxes	19,700	(1,600)	27,700	(4,500)
Provision (benefit) for income taxes	7,500	(600)	10,600	300

Earnings (loss) from discontinued operations	$12,200	$(1,000)	$17,100	$(4,800)

Gain (loss) on sale of discontinued operations	$—	$—	$2,400	$(34,000)
Tax provision (benefit) on sale of discontinued operations	—	—	600	(14,000)

	$—	$—	$1,800	$(20,000)

Earnings (loss) from discontinued operations	$12,200	$(1,000)	$18,900	$(24,800)

Depreciation and amortization expense	$16,101	$315	$14,902	$26,291

*	Operating earnings (loss) of discontinued operations are net of Ply Gem corporate expenses previously included within Unallocated other, net in the Company’s segment reporting.

Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to December 31, 2003 include approximately $600,000 of severance and other costs associated with the closure of certain manufacturing facilities. Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to December 31, 2003 also include approximately $1,300,000 of costs and expenses for expanded distribution including new customers.

Operating earnings (loss) of discontinued operations for the year ended December 31, 2001 include approximately $600,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development and approximately $3,200,000 of net death benefit insurance proceeds related to life insurance maintained on former managers, both of which were previously included within Unallocated in the Company’s segment reporting. Operating earnings (loss) of discontinued operations for the year ended December 31, 2001 also include approximately $300,000 of manufacturing costs incurred in connection with the start-up of a vinyl fence and decking facility, which were previously included with the WDS Segment in the Company’s segment reporting.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The table that follows presents a breakdown of the major components of assets and liabilities of discontinued operations as of December 31, 2003 and 2002:

	December 31,

	2003	2002

	(Amounts in thousands)
Assets:
Accounts receivable, less allowances of $8,695,000 and $7,129,000	$45,236	$45,852
Inventories	44,136	43,481
Prepaid income taxes	8,392	11,100
Property and equipment, net	122,816	123,618
Goodwill	219,977	263,998
Intangible assets, less accumulated amortization of $3,849,000 and $12,929,000	44,363	66,710
Other assets	9,931	12,698

Total assets of discontinued operations	$494,851	$567,457

Liabilities:
Accounts payable	$18,876	$17,327
Accrued expenses	33,803	36,177
Notes, mortgage notes and obligations payable	29,562	31,027
Deferred income taxes	25,323	31,507
Other liabilities	30,119	33,821

Total liabilities of discontinued operations	$137,683	$149,859

11.	Operating Segment Information and Concentration of Credit Risk

      The Company is a diversified manufacturer of residential and commercial building products, which is organized within two principal operating segments: the Residential Building Products Segment; and the Air Conditioning and Heating Products Segment. Individual subsidiary companies are included in each of the Company’s two principal operating segments based on the way the chief operating decision maker manages the business and on the similarity of products, production processes, customers and expected long-term financial performance. In the tables below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense items not allocated to reportable segments.

      The Residential Building Products Segment manufactures and distributes built-in products primarily for the residential new construction, DIY and professional remodeling and renovation markets. The principal products sold by the segment include, kitchen range hoods, exhaust fans (such as bath fans and fan, heater and light combination units), indoor air quality products, bath cabinets, radio intercoms and central vacuum systems. The Air Conditioning and Heating Products Segment principally manufactures and sells heating, ventilating and air conditioning (“HVAC”) systems for custom-designed commercial applications and for manufactured and site-built residential housing.

      On February 12, 2004, the Company sold its Ply Gem subsidiary, which encompasses the WDS Segment and the corporate costs of Ply Gem that were formerly included in Unallocated other, net in the Company’s segment reporting. On November 22, 2002, the Company sold the capital stock of Richwood. On April 2, 2002, the Company sold the capital stock of Hoover. On September 21, 2001, the Company sold the capital stock of Peachtree and SNE. Accordingly, the results of Ply Gem which were previously

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

the WDS Segment, Hoover, which were previously part of the Other Segment, and Richwood, Peachtree and SNE, which were previously part of the WDS Segment prior to the sale of Ply Gem, have been excluded from earnings from continuing operations and classified separately as discontinued operations for all periods presented (see Notes 1 and 10). Accordingly the segment information presented below excludes the WDS Segment, Richwood, Hoover, Peachtree and SNE for all periods.

      The accounting policies of the segments are the same as those described in Note 1 Summary of Significant Accounting Policies. The Company evaluates segment performance based on operating earnings before allocations of corporate overhead costs. Intersegment net sales and intersegment eliminations are not material for any of the periods presented. The income statement impact of all purchase accounting adjustments, including goodwill and intangible assets amortization, is reflected in the operating earnings of the applicable operating segment. Unallocated assets consist primarily of cash and cash equivalents, marketable securities, prepaid and deferred income taxes, deferred debt expense and long-term restricted investments and marketable securities.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      Summarized financial information for the Company’s reportable segments is presented in the tables that follow for each of the periods presented:

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

		(Amounts in thousands)
Net Sales:
Residential Building Products	$814,770	$16,338	$729,566	$660,008
Air Conditioning and Heating Products	675,303	8,613	654,559	633,772

Consolidated net sales	$1,490,073	$24,951	$1,384,125	$1,293,780

Operating Earnings (loss):
Residential Building Products	$137,282	$2,731	$122,863	$93,708
Air Conditioning and Heating Products	58,408	(1,258)	61,461	53,801

Subtotal	195,690	1,473	184,324	147,509
Unallocated:
Expenses and charges arising from the Recapitalization	—	(83,000)	(6,600)	—
Re-audit fees and expenses	—	—	(2,100)	—
1999 equity performance plan incentive	—	—	(4,400)	—
Strategic sourcing software and systems development expense	(3,400)	(100)	(3,700)	(5,500)
Stock based compensation charges	(1,800)	—	(700)	—
Other, net	(31,045)	(138)	(47,257)	(32,350)

Consolidated operating earnings (loss)	159,445	(81,765)	119,567	109,659
Interest expense	(53,996)	(1,054)	(52,410)	(51,748)
Loss from debt retirement	—	—	—	(5,500)
Investment income	1,351	119	5,943	8,189

Earnings (loss) from continuing operations before provision (benefit) for income taxes	$106,800	$(82,700)	$73,100	$60,600

      See Notes 1, 2, 13 and 14 with respect to restructuring charges and certain other income (expense) items affecting segment earnings (loss).

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

	For the Periods

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -	Jan. 1, 2001 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002	Dec. 31, 2001

	(Amounts in thousands)
Segment Assets:
Residential Building Products	$863,400	$544,677	$543,701	$531,871
Air Conditioning and Heating Products	494,830	257,475	256,965	265,395

	1,358,230	802,152	800,666	797,266
Unallocated:
Cash, cash equivalents and marketable securities	183,572	143,114	297,612	258,455
Prepaid income taxes	17,826	53,747	15,964	22,303
Assets of discontinued operations	494,851	568,114	567,457	608,724
Other assets	23,929	70,793	149,127	133,166

Consolidated assets	$2,078,408	$1,637,920	$1,830,826	$1,819,914

Depreciation Expense:
Residential Building Products	$8,526	$295	$13,062	$12,751
Air Conditioning and Heating Products	8,407	276	12,674	12,003
Other	569	15	394	412

Consolidated depreciation expense	$17,502	$586	$26,130	$25,166

Amortization of goodwill, intangible assets and purchase price allocated to inventory:
Residential Building Products	$10,985	$53	$2,502	$10,160
Air Conditioning and Heating Products	3,475	14	486	1,795

Consolidated amortization expense and purchase price allocated to inventory	$14,460	$67	$2,988	$11,955

Amortization of Goodwill included in Amortization Expense:
Residential Building Products	$—	$—	$—	$7,401
Air Conditioning and Heating Products	—	—	—	1,317

Consolidated goodwill amortization expense	$—	$—	$—	$8,718

Capital Expenditures:
Residential Building Products	$10,556	$91	$9,551	$14,412
Air Conditioning and Heating Products	13,434	116	9,335	11,165
Other	749	—	209	1,564

Consolidated capital expenditures	$24,739	$207	$19,095	$27,141

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The following table presents a summary of the activity in goodwill for continuing operations by reporting segment for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001.

		Air
	Residential	Conditioning
	Building	and Heating	Consolidated
	Products	Products	Nortek

	(Amounts in thousands)
Balance as of December 31, 2000	$260,399	$42,500	$302,899
Amortization of goodwill	(7,401)	(1,317)	(8,718)
Purchase accounting adjustments	(184)	(6,367)	(6,551)
Impact of foreign currency translation	(916)	(318)	(1,234)

Balance as of December 31, 2001	251,898	34,498	286,396
Purchase accounting adjustments	403	23	426
Impact of foreign currency translation	(15)	357	342

Balance as of December 31, 2002	252,286	34,878	287,164
Impact of foreign currency translation	264	5	269

Balance as of January 9, 2003	252,550	34,883	287,433
Effect of the Recapitalization	163,395	187,412	350,807
Acquisitions during the period from January 10, 2003 to December 31, 2003	46,248	—	46,248
Purchase accounting adjustments	(7,807)	(4,172)	(11,979)
Impact of foreign currency translation	1,511	4,043	5,554

Balance December 31, 2003	$455,897	$222,166	$678,063

      In accordance with SFAS No. 141 and SFAS No. 142, the Company allocated the effect of the Recapitalization on goodwill to its reportable segments (see Note 1). Purchase accounting adjustments relate principally to fair value revisions resulting from the completion of the final valuation of assets and liabilities and adjustments to deferred income taxes that impact goodwill.

      Foreign net sales were approximately 20.3%, 21.5%, 19.4% and 18.1% of consolidated net sales for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively. Foreign Long-Lived Assets were approximately 9.2%, 15.3%, 15.2% and 14.4% of consolidated Long-Lived Assets for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively. Foreign net sales are attributed based on the location of the Company’s subsidiary responsible for the sale. As required, Long-Lived Assets exclude financial instruments and deferred income taxes.

      No single customer accounts for 10% or more of consolidated net sales or accounts receivable.

      The Company operates internationally and is exposed to market risks from changes in foreign exchange rates. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base and their

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

dispersion across many different geographical regions. At December 31, 2003, the Company had no significant concentrations of credit risk.

12.	Accrued Expenses and Taxes, Net

      Accrued expenses and taxes, net, included in current liabilities in the accompanying consolidated balance sheet, consist of the following at December 31, 2003 and 2002:

	December 31,

	2003	2002

	(Amounts in thousands)
Payroll, pension and employee benefits	$48,917	$37,771
Insurance and employee health benefit accruals	12,846	11,254
Interest	23,176	23,244
Product warranty	14,456	13,921
Sales and marketing	23,089	19,792
Employee termination and other costs	1,843	1,465
Other, net	17,808	26,122

	$142,135	$133,569

      Accrued expenses, included in other long-term liabilities in the accompanying consolidated balance sheet, consist of the following at December 31, 2003 and 2002:

	December 31,

	2003	2002

	(Amounts in thousands)
Employee pension retirement benefit obligations	$55,497	$110,474
Product warranty	14,631	12,086
Post retirement health benefit obligations	35,994	17,395
Insurance	17,350	14,348
Other, net	13,361	7,125

	$136,833	$161,428

      In January 2003, in connection with the Recapitalization, approximately $62,000,000 of the $110,474,000 of employee pension retirement benefit obligations noted in the table above at December 31, 2002 were settled (see Note 8).

13.	Restructuring Charges

      The Company records restructuring costs primarily in connection with operations acquired or facility closings which management plans to eliminate in order to improve future operating results of the Company. During the fourth quarter of 2002, the Company provided approximately $1,000,000 for liabilities related to restructuring and closing costs of certain subsidiaries within its Residential Building Products Segment. During the period from January 10, 2003 to December 31, 2003, the Company recognized restructuring charges primarily associated with plant closings in the Air Conditioning Segment.

      Within the Air Conditioning and Heating Products Segment, the Company, in the second quarter of 2003, initiated restructuring activities related to the closure of two facilities in St. Louis, Missouri, in order to relocate the operations to other facilities by the end of the first quarter of 2004. Approximately 293

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

employees have been terminated to date and approximately 159 additional employees are expected to be terminated during 2004. The facilities currently support manufacturing, warehousing and distribution activities of the segment’s residential HVAC products. During the year ended December 31, 2003, the Company provided approximately $5,800,000 in cost of goods sold related to liabilities incurred as a result of the restructuring and expects to provide an additional estimated $2,400,000 of costs through early 2004. The facilities to be closed are owned by the Company and are expected to be sold in 2004.

      The following table sets forth restructuring activity in the accompanying consolidated statement of operations for the periods presented. These costs are included in cost of goods sold and selling, general and administrative expenses in the accompanying consolidated statement of operations of the Company.

	Employee		Total
	Separation		Restructuring
	Expenses	Other	Costs

	(Amounts in thousands)
Balance at December 31, 2001	$710	$159	$869
Provision	524	486	1,010
Payments and asset write downs	(200)	—	(200)
Other adjustments	(214)	—	(214)

Balance at December 31, 2002	$820	$645	$1,465

Balance at December 31, 2002	$820	$645	$1,465
Other adjustments	(90)	(110)	(200)

Balance at January 9, 2003	730	535	1,265
Provision	3,629	2,128	5,757
Payments and asset write downs	(2,369)	(2,205)	(4,574)
Other adjustments	(352)	(253)	(605)

Balance at December 31, 2003	$1,638	$205	$1,843

      Employee separation expenses are comprised of severance, vacation, outplacement and retention bonus payments. Other restructuring costs include expenses associated with terminating other contractual arrangements, costs to prepare facilities for closure, costs to move equipment and products to other facilities and write-offs related to equipment sales and disposals attributable to a restructuring which occurred prior to December 31, 2002.

14.	Other Income and Expense

      For the nine days ended January 9, 2003, the Company incurred certain charges in connection with the Recapitalization. These charges were as follows:

Curtailment loss upon termination of a SERP	$70,142,000
Recapitalization fees, expenses and other	12,848,000
Other	10,000

$83,000,000

      During the period from January 10, 2003 to December 31, 2003, the Company recorded a pre-tax charge to continuing operations of approximately $1,400,000 for compensation expense related to stock options issued to employees, officers and Directors in accordance with SFAS No. 123 and recorded

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

compensation expense of approximately $600,000 in the fourth quarter of 2003 in connection with the issuance of common stock.

      The operating results of the Air Conditioning and Heating Products Segment for the period from January 10, 2003 to December 31, 2003 include approximately $5,800,000, of severance and other costs associated with the closure of certain manufacturing facilities (see Note 13). The operating results of the Air Conditioning and Heating Products Segment for the period from January 10, 2003 to December 31, 2003 also include approximately $1,100,000, of expenses associated with the start-up of a new manufacturing facility.

      During the fourth quarter of 2002, the Company provided approximately $1,000,000 for liabilities related to restructuring and closing costs of certain subsidiaries within its Residential Building Products Segment.

      In the second quarter of 2002, approximately $4,400,000 was charged to operating earnings and is included in selling, general and administrative expenses relating to an incentive earned by certain of the Company’s officers under the Company’s 1999 Equity Performance Plan. In addition, as discussed in Note 2, the Company has recorded expenses of approximately $6,600,000 in the year ended 2002 related to fees and expenses associated with the Recapitalization of the Company. In the third quarter of 2002, the Company incurred approximately $2,100,000 in connection with its re-audit of the Company’s Consolidated Financial Statements for each of the three years in the period ended December 31, 2001 (see Note 10). In the year ended December 31, 2002, the Company incurred approximately $3,700,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development which are recorded in Unallocated in the Company’s segment reporting.

      In 2001, the Company incurred approximately $5,500,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development which are recorded as unallocated expense. In 2001, the Company expensed approximately $2,700,000 of manufacturing costs incurred in connection with the start up of a residential air conditioning facility. In 2001, the Company also incurred certain duplicative net interest expense as discussed in Note 6. Also, in the third quarter of 2001, the Company recorded approximately $1,700,000 of interest income resulting from the favorable abatement of state income taxes. The abatement of state income taxes did not have a significant effect on the overall annual effective income tax rate in 2001.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

15.     Summarized Quarterly Financial Data (Unaudited)

      The tables that follow summarize unaudited quarterly financial data for the years ended December 31, 2003 and December 31, 2002:

	For the Quarters Ended

	April 5(1)	July 5	October 4	December 31

	(Amounts in thousands)
2003
Net sales	$361,028	$390,029	$398,553	$365,414
Gross profit	102,736	109,292	120,017	104,340
Selling, general and administrative expense	65,087	63,425	68,321	69,750
Recapitalization Fees and Expenses	83,000	—	—	—
Depreciation expense	4,350	3,939	4,006	5,793
Amortization of intangible assets and purchase price allocated to inventory	5,921	2,964	2,306	3,336
Operating earnings (loss)	(47,241)	43,847	49,713	31,361
Earnings (loss) from continuing operations	(49,900)	18,500	20,900	13,900
Earnings (loss) from discontinued operations	(6,500)	7,400	9,000	1,300
Net earnings (loss)	$(56,400)	$25,900	$29,900	$15,200

(1)	The first quarter ended April 5, 2003 represents the combined pre- and post-Recapitalization periods of January 1, 2003 to January 9, 2003 and January 10, 2003 to April 5, 2003, respectively.

	For the Quarters Ended

	March 30	June 29	September 28	December 31

	(Amounts in thousands)
2002
Net sales	$327,802	$374,134	$358,010	$324,179
Gross profit	91,777	108,474	98,926	92,649
Selling, general and administrative expense	58,994	68,530	67,187	67,960
Recapitalization Fees and Expenses	—	5,200	1,000	400
Depreciation expense	6,841	6,463	6,414	6,412
Amortization of intangible assets	729	712	683	864
Operating earnings	32,054	34,032	30,056	23,425
Earnings from continuing operations	12,700	13,100	8,700	9,100
Earnings (loss) from discontinued operations	(2,100)	14,600	8,000	(1,600)
Net earnings	$10,600	$27,700	$16,700	$7,500

      See Notes 1, 2, 3 and 13 and Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 7 of Part II of this report, regarding certain other quarterly transactions which impact the operating results in the above table including dispositions, financing activities, new accounting pronouncements, acquisitions, sales volume, material costs, rationalization and relocation of manufacturing operations, material procurement strategies and weakness in the manufactured housing industry.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

16.	Subsequent Events (Unaudited)

      From January 1, 2004 through February 3, 2004, the Company purchased approximately $14,800,000 of its 9 1/4% Senior Notes due 2007 (“9 1/4% Notes”) and approximately $10,700,000 of its 9 1/8% Senior Notes due 2007 (“9 1/8% Notes”) in open market transactions. These purchases resulted in a pre-tax loss of approximately $400,000, which will be recorded in the first quarter of 2004.

      On February 13, 2004, the Company called for redemption on March 15, 2004 all of the Company’s outstanding 9 1/4% Notes (approximately $160,200,000 in principal amount) and called for redemption on March 14, 2004 all of its outstanding 9 1/8% Notes (approximately $299,300,000 in principal amount). The 9 1/4% Notes and 9 1/8% Notes were called at a redemption price of 101.542% and 103.042%, respectively, of the principal amount thereof plus accrued and unpaid interest. The 9 1/4% Notes and 9 1/8% Notes ceased to accrue interest as of the respective redemption dates indicated above. The Company used the estimated net after tax proceeds from the sale of Ply Gem of approximately $450,000,000, together with existing cash on hand, to fund the redemption of the 9 1/4% Notes and 9 1/8% Notes. On February 13, 2004, the Company called for redemption on March 14, 2004 $60,000,000 of the Company’s outstanding 8 7/8% Senior Notes due 2008 (“8 7/8% Notes”). On March 1, 2004, the Company called for redemption on March 31, 2004 the remaining $150,000,000 of its outstanding 8 7/8% Notes (see below). The 8 7/8% Notes were called at a redemption price of 104.438% of the principal amount thereof plus accrued and unpaid interest.

      On March 1, 2004, the Company completed the sale of $200,000,000 of Senior Floating Rate Notes due 2010 (the “Floating Rate Notes”). The Floating Rate Notes will bear interest at a rate per annum equal to LIBOR, as defined, plus 3% (4.17% as of March 1, 2004). Interest on the Floating Rate Notes will be determined and payable semi-annually on June 30 and December 31 of each year commencing June 30, 2004. The Company incurred fees and expenses, including the initial purchaser’s discount, of approximately $4,000,000 in connection with the sale, which will be amortized over the life of the Floating Rate Notes. The Floating Rate Notes are unsecured obligations of the Company, which mature on December 31, 2010, and may be redeemed in whole or in part prior to December 31, 2010 at the redemption prices as defined in the indenture governing the Floating Rate Notes (the “Indenture”). The Indenture contains covenants that limit the Company’s ability to engage in certain transactions, including incurring additional indebtedness and paying dividends or distributions. The terms of the Floating Rate Notes require the Company to register notes having substantially identical terms (the “Exchange Notes”) with the SEC as part of an offer to exchange freely tradable Exchange Notes for the Floating Rate Notes (the “Exchange”). In the event the Company does not complete the Exchange in accordance with the timing requirements outlined in the Indenture, the Company may be required to pay a higher interest rate. The Company expects to complete the Exchange within the required time period.

      Approximately $60,000,000 principal amount of the 8 7/8% Notes ceased to accrue interest as of March 14, 2004 and approximately $150,000,000 principal amount of such Notes will cease to accrue interest as of March 31, 2004. The Company will use the net proceeds of approximately $196,000,000 from the sale of the Floating Rate Notes, together with existing cash on hand, to fund the redemption of the 8 7/8% Notes.

      The Company expects that the redemption of the 9 1/4% Notes, 9 1/8% Notes and 8 7/8% will result in a pre-tax loss of approximately $11,500,000, based upon the difference between the respective redemption prices indicated above and the estimated carrying values at the redemption dates of the 9 1/4% Notes, 9 1/8% Notes and 8 7/8% Notes, which include the principal amount to be redeemed and the estimated remaining unamortized premium recorded in connection with the Recapitalization. The Company will record such loss in the first quarter of 2004.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003

      The Company’s pro forma interest expense for the year ended December 31, 2003 would have been approximately $41,500,000, after adjusting the combined historical interest expense for the period from January 1, 2003 to January 9, 2003 and the period from January 10, 2003 to December 31, 2003 to give effect to the redemption of the 9 1/4% Notes, 9 1/8% Notes and 8 7/8% Notes and the sale of the Floating Rate Notes, as if they had occurred on January 1, 2003.

      The table that follows is a summary of maturities of the Company’s debt obligations, including the offerings and redemptions discussed in the previous paragraphs and excluding unamortized debt premiums:

2004	$710,300,000
2005	2,700,000
2006	1,300,000
2007	900,000
2008	900,000
Thereafter	460,100,000

      The Company expects to meet its cash flow requirements for debt payments and retirements through fiscal 2004 from net proceeds from the sale of Ply Gem in February 2004, net proceeds from the sale of the Floating Rate Notes in February 2004 and existing cash and cash equivalents.

      On March 9, 2004, the Company acquired OmniMount Systems, Inc. (“OmniMount”) for approximately $16,500,000 in cash. OmniMount is a manufacturer and designer of speaker mountings and other products to maximize the home theater experience. Net sales, operating earnings and depreciation and amortization were approximately $28,300,000, $3,500,000 and $231,000, respectively, for the year ended December 31, 2003.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Nortek, Inc.:

      We have audited the accompanying consolidated balance sheets of Nortek, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder’s investment, and cash flows for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nortek, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and for each of the two years in the period ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 1 to the consolidated financial statements, in 2003 the Company changed its method of accounting for stock-based compensation, pursuant to the adoption of Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure an Amendment of FASB statement No. 123. As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets, pursuant to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

ERNST & YOUNG, LLP

Boston, Massachusetts

March 26, 2004

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Periods

			Pre-
	Post-Recapitalization		Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)
	(Unaudited)
Net Sales	$407,443	$336,077	$24,951

Costs and Expenses:
Cost of products sold	288,672	239,657	18,635
Selling, general and administrative expense	73,947	60,073	5,014
Amortization of intangible assets	3,311	1,823	67
Expenses and charges arising from the Recapitalization	—	—	83,000

	365,930	301,553	106,716

Operating earnings (loss)	41,513	34,524	(81,765)
Interest expense	(16,577)	(16,791)	(1,054)
Loss from debt retirement	(11,958)	—	—
Investment income	922	367	119

Earnings (loss) from continuing operations before provision (benefit) for income taxes	13,900	18,100	(82,700)
Provision (benefit) for income taxes	5,500	7,100	(21,800)

Earnings (loss) from continuing operations	8,400	11,000	(60,900)
Earnings (loss) from discontinued operations	68,200	(5,500)	(1,000)

Net earnings (loss)	$76,600	$5,500	$(61,900)

The accompanying notes are an integral part of these

Unaudited Condensed Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	April 3,	December 31,
	2004	2003

	(Amounts in thousands)
	(Unaudited)
ASSETS
Current Assets:
Unrestricted:
Cash and cash equivalents	$150,742	$182,349
Restricted:
Cash, investments and marketable securities at cost, which approximates market	1,223	1,223
Accounts receivable, less allowances of $6,514,000 and $5,880,000	244,609	214,267
Inventories:
Raw materials	59,988	54,144
Work in process	18,042	19,229
Finished goods	103,519	86,042

	181,549	159,415

Prepaid expenses	8,604	6,765
Other current assets	12,379	14,868
Prepaid income taxes	19,830	17,826
Assets of discontinued operations	—	494,851

Total current assets	618,936	1,091,564

Property and Equipment, at Cost:
Land	12,451	12,578
Buildings and improvements	78,567	79,007
Machinery and equipment	122,465	120,589

	213,483	212,174
Less accumulated depreciation	21,181	17,719

Total property and equipment, net	192,302	194,455

Other Assets:
Goodwill	687,653	678,063
Intangible assets, less accumulated amortization of $12,513,000 and $9,122,000	92,165	94,645
Deferred debt expense	6,498	2,788
Other	19,272	16,893

	805,588	792,389

	$1,616,826	$2,078,408

The accompanying notes are an integral part of these
Unaudited Condensed Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Continued)

	April 3,	December 31,
	2004	2003

	(Amounts in thousands)
	(Unaudited)
LIABILITIES AND STOCKHOLDER’S INVESTMENT
Current Liabilities:
Notes payable and other short-term obligations	$8,580	$8,120
Current maturities of long-term debt	7,146	7,229
Accounts payable	149,332	112,764
Accrued expenses and taxes, net	195,299	142,135
Liabilities of discontinued operations	—	137,683

Total current liabilities	360,357	407,931

Other Liabilities:
Deferred income taxes	22,310	21,449
Other	154,284	136,833

	176,594	158,282

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	465,053	971,710

Stockholder’s Investment:
Common stock, $.01 par value; authorized 1,000 shares, 104 shares issued and outstanding	—	—
Additional paid-in capital	445,520	444,548
Retained earnings	153,100	76,500
Accumulated other comprehensive income	16,202	19,437

Total stockholder’s investment	614,822	540,485

	$1,616,826	$2,078,408

The accompanying notes are an integral part of these
Unaudited Condensed Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Periods

	Post-Recapitalization		Pre-Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)
	(Unaudited)
Cash Flows from operating activities:
Net earnings (loss) from continuing operations	$8,400	$11,000	$(60,900)
Earnings (loss) from discontinued operations	68,200	(5,500)	(1,000)

Net earnings (loss)	76,600	5,500	(61,900)

Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Depreciation and amortization expense, including amortization of purchase price allocated to inventory	9,282	9,618	653
Non-cash interest expense, net	(193)	3,832	125
Loss from debt retirement	11,958	—	—
Gain on the sale of discontinued operations	(122,700)	—	—
Deferred federal income tax provision from continuing operations	19,900	3,800	5,900
Deferred federal income tax credit from discontinued operations	(18,100)	—	—
Effect of the Recapitalization, net	—	—	62,397
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	(29,877)	(24,233)	4,298
Inventories	(17,591)	(21,070)	(4,457)
Prepaids and other current assets	9,890	860	268
Net assets of discontinued operations	(2,434)	(5,400)	1,717
Accounts payable	35,646	22,053	(777)
Accrued expenses and taxes	20,099	(16,999)	(19,766)
Long-term assets, liabilities and other, net	(649)	(11,425)	5,837

Total adjustments to net earnings (loss)	(84,769)	(38,964)	56,195

Net cash used in operating activities	$(8,169)	$(33,464)	$(5,705)

Cash Flows from investing activities:
Capital expenditures	(4,904)	(2,970)	(207)
Net cash paid for businesses acquired	(16,500)	(17,237)	—
Purchase of investments and marketable securities	—	(20,018)	—
Proceeds from the sale of discontinued businesses	519,153	—	—
Change in restricted cash and investments	(2)	(5)	(49)
Other, net	170	(605)	109

Net cash provided by (used in) investing activities	497,917	(40,835)	(147)

The accompanying notes are an integral part of these
Unaudited Condensed Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Continued)

	For the Periods

	Post-Recapitalization		Pre-Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)
	(Unaudited)
Cash Flows from financing activities:
Change in borrowings, net	(633)	4,193	(1,313)
Sale of Floating Rate Notes	196,000	—	—
Redemption of Senior Notes	(716,700)	—	—
Dividend and distributions paid to Nortek Holdings, Inc.	—	—	(147,900)
Contribution of capital from Nortek Holdings, Inc.	—	—	4,603
Other, net	(22)	(32)	(4,039)

Net cash (used in) provided by financing activities	(521,355)	4,161	(148,649)

Net decrease in unrestricted cash and cash equivalents	(31,607)	(70,138)	(154,501)
Unrestricted cash and cash equivalents at the beginning of the period	182,349	140,303	294,804

Unrestricted cash and cash equivalents at the end of the period	$150,742	$70,165	$140,303

Supplemental disclosure of cash flow information:
Interest paid	$31,867	$32,836	$—

Income taxes paid, net	$4,741	$2,478	$281

The accompanying notes are an integral part of these
Unaudited Condensed Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT

OF STOCKHOLDER’S INVESTMENT
For the Period from January 1, 2003 to January 9, 2003
(Dollar amounts in thousands)

				Accumulated
		Additional		Other
	Common	Paid in	Retained	Comprehensive	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Income (Loss)

	(Unaudited)
Balance, December 31, 2002	$—	$119,621	$255,366	$(57,482)	$—
Net loss	—	—	(61,900)	—	(61,900)
Other comprehensive income:
Currency translation adjustment	—	—	—	1,096	1,096
Minimum pension liability, net of tax of $9,906	—	—	—	18,398	18,398

Comprehensive loss					$(42,406)

Settlement of stock options held by employees, net of taxes of $1,710	—	(3,000)	—	—
Dividend to Nortek Holdings, Inc.	—	—	(120,000)	—
Contribution of capital from Nortek Holdings, Inc.	—	4,603	—	—

Subtotal	—	121,224	73,466	(37,988)
Effect of the Recapitalization	—	321,745	(73,466)	37,988

Balance, January 9, 2003	$—	$442,969	$—	$—

The accompanying notes are an integral part of these

Unaudited Condensed Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT

OF STOCKHOLDER’S INVESTMENT
For the Period January 10, 2003 - April 5, 2003
(Dollar amounts in thousands)

					Accumulated
		Additional			Other
	Common	Paid in	Retained	Treasury	Comprehensive	Comprehensive
	Stock	Capital	Earnings	Stock	Income	Income

	(Unaudited)
Balance, January 9, 2003	$—	$442,969	$—	$—	$—	$—
Net income	—	—	5,500	—	—	5,500
Other comprehensive income:
Currency translation adjustment	—	—	—	—	3,237	3,237
Unrealized appreciation in the fair value of marketable securities	—	—	—	—	30	30

Comprehensive income						$8,767

Stock based compensation	—	690	—	—	—

Balance, April 5, 2003	$—	$443,659	$5,500	$—	$3,267

The accompanying notes are an integral part of these

Unaudited Condensed Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT

OF STOCKHOLDER’S INVESTMENT
For the Three Months Ended April 3, 2004
(Dollar amounts in thousands)

				Accumulated
		Additional		Other
	Common	Paid in	Retained	Comprehensive	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Income (Loss)

	(Unaudited)
Balance, December 31, 2003	$—	$444,548	$76,500	$19,437	$—
Net earnings	—	—	76,600	—	76,600
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	(3,250)	(3,250)
Unrealized decline in the fair value of marketable securities	—	—	—	(3)	(3)
Minimum pension liability, net of tax of $10	—	—	—	18	18

Comprehensive income					$73,365

Stock based compensation	—	972	—	—

Balance, April 3, 2004	$—	$445,520	$153,100	$16,202

The accompanying notes are an integral part of these

Unaudited Condensed Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
APRIL 3, 2004 AND APRIL 5, 2003

      (A) The unaudited condensed consolidated financial statements (the “Unaudited Financial Statements”) presented have been prepared by Nortek, Inc. and include the accounts of Nortek, Inc., and all of its wholly-owned subsidiaries (individually and collectively, the “Company” or “Nortek”) after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, the Company believes that the disclosures included are adequate to make the information presented not misleading. Certain amounts in the prior year’s Unaudited Financial Statements have been reclassified to conform to the current year presentation. It is suggested that these Unaudited Financial Statements be read in conjunction with the consolidated financial statements and the notes included in the Company’s latest annual report on Form 10-K and its latest Current Reports on Form 8-K as filed with the Securities and Exchange Commission (“SEC”).

      On November 20, 2002, the Company reorganized into a holding company structure and each outstanding share of capital stock of the Company was converted into an identical share of capital stock of Nortek Holdings, Inc. (“Nortek Holdings”), a Delaware corporation formed in 2002, with Nortek Holdings becoming the successor public company and the Company becoming a wholly-owned subsidiary of Nortek Holdings (the “Nortek Holdings Reorganization”). On January 9, 2003, Nortek Holdings, the parent company of Nortek, was acquired by certain affiliates and designees of Kelso & Company L.P. (“Kelso”) and certain members of the Company’s management (the “Management Investors”) in accordance with the Agreement and Plan of Recapitalization by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (“K Holdings”) dated as of June 20, 2002, as amended, (the “Recapitalization Agreement”) in a transaction valued at approximately $1.6 billion, including all of the Company’s indebtedness (the “Recapitalization”) (see Note B).

      Beginning on January 9, 2003, the Company and Nortek Holdings accounted for the Recapitalization as a purchase in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”), which resulted in a new valuation for the assets and liabilities of Nortek Holdings and its subsidiaries based upon fair values as of the date of the Recapitalization. As allowed under SEC Staff Accounting Bulletin No. 54, “Push Down Basis of Accounting Required in Certain Limited Circumstances”, the Company has reflected all applicable purchase accounting adjustments recorded by Nortek Holdings in the Company’s consolidated financial statements for all SEC filings covering periods subsequent to the Recapitalization (“Push Down Accounting”). Push Down Accounting requires the Company to establish a new basis for its assets and liabilities based on the amount paid for its ownership at January 9, 2003. Accordingly, Nortek Holdings’ ownership basis (including the fair value of options rolled over by the Management Investors) is reflected in Nortek’s consolidated financial statements beginning upon completion of the Recapitalization. In order to apply Push Down Accounting, Nortek Holdings’ purchase price of approximately $470,869,000, including fees and expenses of approximately $27,900,000 (see Note B), was allocated to the assets and liabilities based on their relative fair values and approximately $442,969,000 was reflected in the Company’s Stockholder’s Investment as the value of Nortek Holdings’ ownership in the Company upon completion of the Recapitalization. Immediately prior to the Recapitalization, the Company’s Stockholder’s Investment was approximately $156,702,000.

      The Company completed the final allocation of purchase price as of October 5, 2003, which reflects the excess purchase price over the net assets acquired in the Recapitalization. The following table shows a comparison of the initial allocation of purchase price reflected in the Company’s Form 10-Q for the quarter ended April 5, 2003 and the final allocation of purchase price included in the Company’s

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

Consolidated Financial Statements for the year ended December 31, 2003, both of which include amounts allocated to discontinued operations which were sold subsequent to January 9, 2003 (see Note H):

	Initial	Final
	Allocation	Allocation

Inventories	$13,234,000	$12,908,000
Property, plant and equipment	102,474,000	38,035,000
Intangible assets	72,953,000	21,686,000
Indebtedness	(33,777,000)	(33,777,000)
Pension and post retirement health care benefits	(32,195,000)	(23,781,000)
Prepaid and deferred income taxes	(38,325,000)	(11,370,000)
Goodwill	227,671,000	310,240,000
Other	—	226,000

Total	$312,035,000	$314,167,000

      The following is a summary of the material adjustments made to the initial allocation of purchase price and the final allocation of purchase price:

•	Purchase price increased by $2,132,000 from $468,737,000 to $470,869,000 due to refinements made to the fair value of the options to purchase common stock of the Management Investors that were included in the purchase price as they were exchanged for fully vested options to purchase common stock of the new entity (see Note B).

•	The change in the allocations to property, plant and equipment and intangible assets reflect adjustments recorded based upon the finalization of the Company’s asset appraisals for each of the Company’s significant locations in the fourth quarter of 2003.

•	The change in the allocations to pension and post retirement health benefits reflect adjustments recorded subsequent to April 5, 2003 based upon the finalization of the Company’s actuarial studies for significant pension and post retirement health benefit liabilities.

•	The change in the allocation to prepaid and deferred income taxes principally reflects the deferred tax consequences of the adjustments made to property, plant and equipment, intangible assets and pensions and post-retirement health benefits discussed above.

•	The increase in the allocation to goodwill principally reflects the net impact of the changes to property, plant and equipment, intangible assets, pensions and post-retirement health benefits and prepaid and deferred income taxes and the $2,132,000 of additional purchase price discussed above. Goodwill associated with the Recapitalization will not be deductible for federal, state or foreign income tax purposes.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      The following table shows a comparison of the initial allocation of purchase price reflected in the quarter ended April 5, 2003 and the final allocation of purchase price as of October 5, 2003 allocated to discontinued operations which were discontinued subsequent to January 9, 2003 (see Note H):

	Initial	Final
	Allocation	Allocation

Fair Value Adjustments:
Inventories	$892,000	$892,000
Property, plant and equipment	30,429,000	3,026,000
Intangible assets	(2,429,000)	(18,429,000)
Prepaid and deferred income taxes	(12,972,000)	5,450,000
Goodwill	(11,513,000)	(40,567,000)
Other	90,000	542,000

Total	$4,497,000	$(49,086,000)

      The following table presents a summary of the activity in goodwill for continuing operations and discontinued operations for the first quarter of 2004, the period from January 10, 2003 to December 31, 2003 and the period from January 1, 2003 to January 9, 2003. Goodwill related to discontinued operations is included in assets of discontinued operations in the accompanying consolidated balance sheets as of December 31, 2003.

	Continuing	Discontinued
	Operations	Operations	Total

	(Amounts in thousands)
Balance as of December 31, 2002	$287,164	$263,998	$551,162
Impact of foreign currency translation	269	74	343

Balance as of January 9, 2003	287,433	264,072	551,505
Effect of Recapitalization	350,807	(40,567)	310,240
Acquisitions during the period from January 10, 2003 to December 31, 2003	46,248	—	46,248
Purchase accounting adjustments	(11,979)	(4,195)	(16,174)
Impact of foreign currency translation	5,554	667	6,221

Balance December 31, 2003	678,063	219,977	898,040
Acquisition of OmniMount Systems, Inc. (Note E)	9,130	—	9,130
Sale of Ply Gem (Note H)	—	(219,977)	(219,977)
Impact of foreign currency translation	460	—	460

Balance April 3, 2004	$687,653	$—	$687,653

      Goodwill associated with the Recapitalization and acquisitions above will not be deductible for income tax purposes, with the exception of approximately $7,300,000 of the goodwill associated with acquisitions during the period from January 10, 2003 to December 31, 2003 which will be deductible for income tax purposes. Purchase accounting adjustments relate principally to final revisions resulting from the completion of fair value adjustments and adjustments to deferred income taxes that impact goodwill.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      During the period from January 10, 2003 to April 5, 2003, the Company reflected amortization of purchase price allocated to inventory of approximately $3,800,000 in continuing operations in cost of sales related to inventory acquired as part of the Recapitalization.

      In the fourth quarter of 2003, the Company adopted the fair value method of accounting for stock-based employee compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and recorded pre-tax charges of approximately $1,400,000 in selling, general and administrative expense and $100,000 in earnings from discontinued operations in the Company’s consolidated statement of operations for the period January 10, 2003 to December 31, 2003 related to stock options issued during the period. No stock options were issued during the period from January 1, 2003 to January 9, 2003. The Company had previously accounted for stock-based employee compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), including related interpretations, and followed the disclosure only provisions of SFAS No. 123. The Company adopted SFAS No. 123 using the prospective method of transition in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). The prospective method under SFAS No. 148 required the Company to adopt SFAS No. 123 effective January 1, 2003 for all employee awards granted, modified, or settled after January 1, 2003.

      The Company recorded stock-based employee compensation charges of approximately $250,000 and $700,000 for the three months ended April 3, 2004 and the period from January 10, 2003 to April 5, 2003, respectively, in accordance with SFAS No. 123. No compensation expense was required to be recorded under SFAS No. 123 for the period from January 1, 2003 to January 9, 2003.

      SFAS No. 148 did not require the Company to restate its historical quarterly reports on Form 10-Q for the 2003 quarterly periods but did require restatement of all quarterly reports subsequent to adoption, including this quarterly report. Accordingly, the amounts for the periods from January 1, 2003 to January 9, 2003 and from January 10, 2003 to April 5, 2003 included in the accompanying unaudited condensed consolidated statement of operations have been restated to reflect the adoption of SFAS No. 123 as of January 1, 2003. The following table provides a reconciliation of net income (loss) as reported in the Company’s Form 10-Q for the quarterly period ended April 5, 2003 to the corresponding amounts included in the accompanying unaudited condensed consolidated statement of operations for the indicated periods:

	Post-	Pre-
	Recapitalization	Recapitalization
	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)

	(Unaudited)
Net income (loss) as reported in the Company’s Form 10-Q for the quarterly period ended April 5, 2003	$6,200	$(64,900)
Impact of the adoption of SFAS No. 123	(700)	3,000

Net income (loss) as reported in the accompanying unaudited condensed consolidated statement of operations	$5,500	$(61,900)

      The impact of the adoption of SFAS No. 123 for the period from January 10, 2003 to April 5, 2003 reflects the impact of recording stock-based employee compensation for all stock options issued after January 1, 2003. The impact of the adoption of SFAS No. 123 for the period from January 1, 2003 to January 9, 2003 relates to the fact that the Company had previously recorded a pre-tax stock-based employee compensation charge of approximately $4,710,000 (approximately $3,000,000 net of tax) related

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

to the cash settlement and cancellation of outstanding stock options that were tendered in connection with the Recapitalization in accordance with the provisions of APB 25. In connection with the adoption of SFAS No. 123, the compensation charge, net of tax, of approximately $3,000,000 was reclassified in accordance with the provisions of SFAS No. 123 to be reflected as an equity adjustment to additional paid-in capital in the accompanying unaudited condensed consolidated statement of stockholder’s investment for the period from January 1, 2003 to January 9, 2003.

      The Company uses the Black-Scholes option pricing model to determine the fair value of stock options at the date of grant. There were no stock options granted during the three months ended April 3, 2004 or during the period from January 1, 2003 to January 9, 2003. The following table summarizes the weighted-average assumptions for stock options issued during the period from January 10, 2003 to April 5, 2003. As Nortek Holdings was no longer a public company during this period, the weighted-average assumptions reflect the use of the minimum value calculations permitted under SFAS No. 123 for non-public companies, whereby a volatility assumption is excluded from the calculation. The weighted-average assumptions for options granted prior to January 1, 2003 included in the pro forma information for the period from January 1, 2003 to January 9, 2003 presented below include a volatility assumption as Nortek Holdings was a public company during this period. The weighted average assumptions related to earnings (loss) from continuing operations exclude options issued to employees of discontinued operations (see Note H).

Post-
Recapitalization
Jan. 10, 2003 -
April 5, 2003

Assumptions for Earnings (Loss) from Continuing Operations:
Risk-free interest rate	Between 2.75% and 3.23%
Expected life	5 years
Expected volatility	N/A
Expected dividend yield	0%
Weighted average fair value at grant date of options granted	$7.22
Assumptions for Net Earnings (Loss):
Risk-free interest rate	Between 2.75% and 3.23%
Expected life	5 years
Expected volatility	N/A
Expected dividend yield	0%
Weighted average fair value at grant date of options granted	$7.26

      No pro forma information for the three months ended April 3, 2004 and the period from January 10, 2003 to April 5, 2003 is required under SFAS No. 148 as the unaudited condensed consolidated statement of operations for those periods include the actual stock-based employee compensation for stock options required under SFAS No. 123 for those periods.

      Pro forma information for the period from January 1, 2003 to January 9, 2003 has been determined as if the Company had been accounting for its employee stock options under the fair value method of SFAS No. 123 for all stock options issued prior to January 1, 2003 and subsequent to the initial effective date of SFAS No. 123. The pro forma stock-based employee compensation charge for the period from January 1, 2003 to January 9, 2003 reflects the pro forma impact of the accelerated vesting associated with

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

the immediate vesting of all unvested stock options in connection with the Recapitalization. No historical stock-based employee compensation is reflected for the period from January 1, 2003 to January 9, 2003 as no stock options were issued during the period. The pro forma amounts with respect to earnings (loss) from continuing operations exclude the pro forma impact of stock options issued to employees of Ply Gem Industries, Inc. (“Ply Gem”), which has been treated as a discontinued operation for the period from January 1, 2003 to January 9, 2003.

Pre-Recapitalization
Jan. 1, 2003 -
Jan. 9, 2003

(Amounts in thousands)
Loss from continuing operations, as reported	$(60,900)
Less: Total stock-based employee compensation expense determined under the fair value method for awards issued prior to January 1, 2003, net of related tax effects	(500)

Pro forma loss from continuing operations	$(61,400)

Net loss, as reported	$(61,900)
Less: Total stock-based employee compensation expense determined under the fair value method for awards issued prior to January 1, 2003, net of related tax effects	(600)

Pro forma net loss	$(62,500)

      (B) On January 8, 2003, at a special meeting of stockholders of Nortek Holdings, the stockholders approved the following amendments to the certificate of incorporation (the “Stockholder Approval”), which were required in order to complete the Recapitalization:

•	A new class of common stock, Class A Common Stock, par value $1.00 per share, of Nortek Holdings was created consisting of 19,000,000 authorized shares.

•	At the time that the amendment to the certificate of incorporation became effective, each share of common stock, par value $1.00 per share and special common stock, par value $1.00 per share outstanding, was reclassified into one share of a new class of mandatorily redeemable common stock, Class B Common Stock, par value $1.00 per share, of Nortek Holdings consisting of 14,000,000 authorized shares.

•	Class B Common Stock was required to be immediately redeemed for $46 per share in cash upon completion of the Recapitalization.

•	The authorized number of shares of Series B Preference Stock, par value $1.00 per share, was increased to 19,000,000 authorized shares.

      Following the Stockholder Approval, common stock and special common stock held by the Management Investors were exchanged for an equal number of newly created shares of Series B Preference Stock. In addition, certain options to purchase shares of common and special common stock held by the Management Investors were exchanged for fully vested options to purchase an equal number of shares of the newly created Class A Common Stock. The remaining outstanding options, including some held by Management Investors, were cancelled in exchange for the right to receive a single lump sum cash payment equal to the product of the number of shares of common stock or special common stock underlying the option and the amount by which the redemption price of $46 per share exceeded the per share exercise price of the option.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      On January 9, 2003, in connection with the Recapitalization, Kelso purchased newly issued shares of Series B Preference Stock for approximately $355,923,000 and purchased shares of Series B Preference Stock held by the Management Investors for approximately $18,077,000. Newly issued Class A Common Stock of approximately $3,262,000 was purchased by designated third parties. Shares of Series B Preference Stock held by the Management Investors that were not purchased by Kelso were converted into an equal number of shares of Class A Common Stock. In addition, the Company declared and distributed to Nortek Holdings a dividend of approximately $120,000,000 and distributed approximately $27,900,000 for reimbursement of fees and expenses of Kelso, which were paid out of the Company’s unrestricted cash and cash equivalents on hand and were permissible under the most restrictive covenants with respect to the indentures of the Company’s 8 7/8% Senior Notes due 2008, 9 1/4% Senior Notes due 2007, 9 1/8% Senior Notes due 2007 and 9 7/8% Senior Subordinated Notes due 2011 (the “Existing Notes”).

      Nortek Holdings used the proceeds from the purchase by Kelso and designated third parties of the newly issued Series B Preference Stock and Class A Common Stock and the dividend from Nortek to redeem Nortek Holdings’ Class B Common Stock and to cash out options to purchase common and special common stock totaling approximately $479,185,000. Kelso also purchased from certain Management Investors 392,978 shares of Series B Preference Stock for approximately $18,077,000.

      In connection with the Recapitalization, K Holdings received a bridge financing letter from a lender for a senior unsecured term loan facility not to exceed $955,000,000 (the “Bridge Facility”). The Bridge Facility was intended to be used to fund, if necessary, any change in control offers the Company might have made in connection with the Recapitalization. The Company did not use this Bridge Facility because the structure of the Recapitalization did not require the Company to make any change of control offers. The commitment letter expired on January 31, 2003. As a result, the Company’s consolidated interest expense for the period from January 10, 2003 to April 5, 2003 includes approximately $4,100,000 of interest expense from the amortization of the Bridge Facility commitment fees and related expenses.

      In January 2003, Nortek Holdings filed for the deregistration of its shares of common and special common stock under the Securities Exchange Act of 1934. Nortek Holdings’ shares of common and special common stock are no longer publicly traded. The Company will continue to file periodic reports with the SEC as required by the respective indentures of the Company’s Existing Notes.

      Under the terms of one of the Company’s supplemental executive retirement plans (“SERP”), the Company was required to make one-time cash payments to participants in such plan in satisfaction of obligations under that plan when the Recapitalization was completed. Accordingly, the Company made a distribution of approximately $75,100,000 to the participants in the plan from funds included in the Company’s Consolidated Balance Sheet at December 31, 2002 and classified in long-term assets in restricted investments and marketable securities held by pension trusts and transferred to one of the participants a life insurance policy with approximately $10,300,000 of cash surrender value to satisfy a portion of the SERP’s obligation to such participant. The termination and settlement of the obligation of this SERP resulted in a curtailment loss on January 9, 2003 (see Note F).

      The total amount of transaction fees and related costs incurred by the Company and Kelso associated with the Recapitalization was approximately $47,300,000, including the $27,900,000 noted above, of which approximately $10,500,000 of advisory fees and expenses was paid to Kelso & Company L.P. A portion of these fees and expenses was recorded by the Company in selling, general and administrative expense, since they were obligations of the Company prior to the Recapitalization. Approximately $12,800,000 was recorded as expense on January 9, 2003 since these fees and expenses became obligations of the Company upon consummation of the Recapitalization (see Note F).

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      The following reflects the unaudited pro forma effect of the Recapitalization on continuing operations for the period from January 1, 2003 to January 9, 2003:

Pro Forma
For the Period
Jan. 1, 2003 -
Jan. 9, 2003

Net sales	$25,000
Operating earnings	$300
Net earnings (loss)	$(3,400)

      The unaudited pro forma condensed consolidated summary of operations for the period from January 1, 2003 to January 9, 2003 presented above has been prepared by adjusting historical amounts for the period to give effect to the Recapitalization as if it had occurred on January 1, 2003. The pro forma adjustments to the historical results of operations for the period from January 1, 2003 to January 9, 2003 include the pro forma impact of the Pushdown Accounting for such period and the elimination of approximately $83,000,000 of expenses and charges of the Recapitalization recorded during such period as the unaudited pro forma condensed consolidated summary of operations assumes that the Recapitalization occurred on January 1, 2003 (see Note A).

      (C) In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements on FIN 46 apply to the Company immediately for all variable interest entities created after December 31, 2003 and begin on January 1, 2005 for all variable interest entities created prior to January 1, 2004. The adoption of FIN 46 on January 1, 2004 did not have any impact on the Company’s consolidated financial statements and is not expected to have a material impact in the future.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”), which clarifies the financial accounting and reporting proscribed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) for derivative instruments, including certain derivative instruments embedded in other contracts. Certain provisions of SFAS No. 149 related to implementation issues of SFAS No. 133 are already effective and other provisions related to forward purchases or sales are effective for both existing contracts and new contracts entered into after June 30, 2003. The Company has previously adopted SFAS No. 133, including the implementation issues addressed in SFAS No. 149, and the adoption of the new provisions of SFAS No. 149 on July 1, 2003 did not have an impact on the Company’s consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”), which addresses the accounting and reporting for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and for all existing financial instruments beginning in the first interim period after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, which are subject to the provisions for the first fiscal period beginning after December 15, 2003. The Company adopted SFAS No. 150 on July 1, 2003. Adoption of this accounting standard did not have an impact on the Company’s consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      In December 2003, the FASB reissued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132”) to require additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised SFAS No. 132 provides only for additional disclosures and does not change the accounting for pension and postretirement plans. The Company has previously adopted SFAS No. 132 and has provided the required new disclosures of the revised SFAS No. 132 in Note M.

      (D) From January 1, 2004 through February 3, 2004, the Company purchased approximately $14,800,000 of its 9 1/4% Senior Notes due 2007 (“9 1/4% Notes”) and approximately $10,700,000 of its 9 1/8% Senior Notes due 2007 (“9 1/8% Notes”) in open market transactions. On March 15, 2004, the Company redeemed all of the Company’s outstanding 9 1/4% Notes (approximately $160,200,000 in principal amount) and on March 14, 2004 redeemed all of its outstanding 9 1/8% Notes (approximately $299,300,000 in principal amount). The 9 1/4% Notes and 9 1/8% Notes were redeemed at a redemption price of 101.542% and 103.042%, respectively, of the principal amount thereof plus accrued and unpaid interest. The 9 1/4% Notes and 9 1/8% Notes ceased to accrue interest as of the respective redemption dates indicated above. The Company used the net after tax proceeds from the sale of Ply Gem of approximately $450,000,000, together with existing cash on hand, to fund the redemption of the 9 1/4% Notes and 9 1/8% Notes. On March 14, 2004, the Company redeemed $60,000,000 of the Company’s outstanding 8 7/8% Senior Notes due 2008 (“8 7/8% Notes”). On March 31, 2004, the Company redeemed the remaining $150,000,000 of its outstanding 8 7/8% Notes (see below). The 8 7/8% Notes were called at a redemption price of 104.438% of the principal amount thereof plus accrued and unpaid interest.

      On March 1, 2004, the Company completed the sale of $200,000,000 of Senior Floating Rate Notes due 2010 (the “Floating Rate Notes”). The Floating Rate Notes bear interest at a rate per annum equal to LIBOR, as defined, plus 3% (4.17% as of April 3, 2004). Interest on the Floating Rate Notes will be determined and payable semi-annually on June 30 and December 31 of each year commencing June 30, 2004. The Company incurred fees and expenses, including the initial purchaser’s discount, of approximately $4,000,000 in connection with the sale, which will be amortized over the life of the Floating Rate Notes. The Floating Rate Notes are unsecured obligations of the Company, which mature on December 31, 2010, and may be redeemed in whole or in part prior to December 31, 2010 at the redemption prices as defined in the indenture governing the Floating Rate Notes (the “Indenture”). The Indenture contains covenants that limit the Company’s ability to engage in certain transactions, including incurring additional indebtedness and paying dividends or distributions. The terms of the Floating Rate Notes require the Company to register notes having substantially identical terms (the “Exchange Notes”) with the SEC as part of an offer to exchange freely tradable Exchange Notes for the Floating Rate Notes (the “Exchange”). In the event the Company does not complete the Exchange in accordance with the timing requirements outlined in the Indenture, the Company may be required to pay a higher interest rate. The Company expects to complete the Exchange within the required time period. Approximately $60,000,000 principal amount of the 8 7/8% Notes ceased to accrue interest as of March 14, 2004 and approximately $150,000,000 principal amount of such Notes ceased to accrue interest as of March 31, 2004. The Company used the net proceeds of approximately $196,000,000 from the sale of the Floating Rate Notes, together with existing cash on hand, to fund the redemption of the 8 7/8% Notes.

      The open market purchases and the redemption of the 9 1/4% Notes, 9 1/8% Notes and 8 7/8% Notes noted above resulted in a pre-tax loss of approximately $11,958,000 in the first quarter of 2004, based upon the difference between the respective redemption prices indicated above and the estimated carrying values at the redemption dates.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      Interest expense in the first quarter of 2004 includes duplicative interest arising during the waiting period from the call for redemption to the date of redemption of the 8 7/8% Senior Notes as during that period, the Floating Rate Notes, whose proceeds were used to refinance the 8 7/8% Notes, were also outstanding. The Company’s pro forma interest expense for the three months ended April 3, 2004 would have been approximately $9,700,000, after adjusting the historical interest expense for the three months ended April 3, 2004 to give effect to the redemption of the 9 1/4% Notes, 9 1/8% Notes and 8 7/8% Notes and the sale of the Floating Rate Notes as if they had occurred on January 1, 2004.

      The table that follows is a summary of maturities of the Company’s debt obligations, including the Floating Rate Notes and redemptions discussed in the previous paragraphs and excluding unamortized debt premiums:

Less than 1 year	$15,700,000
Between 1 & 2 years	2,700,000
Between 3 & 4 years	1,800,000
5 years or greater	460,000,000

      The period from January 10, 2003 to April 5, 2003 includes approximately $4,100,000 of interest expense from the amortization of the Bridge Facility commitment entered into as part of the Recapitalization (see Note B).

      (E) On March 9, 2004, the Company acquired OmniMount Systems, Inc. (“OmniMount”) for approximately $16,500,000 in cash and contingent consideration payable 90 days after fiscal 2006 if certain fiscal 2006 financial results, as defined by the stock purchase agreement, are met. OmniMount is a manufacturer and designer of speaker mountings and other products to maximize the home theater experience.

      On December 15, 2003, the Company acquired Operator Specialty Company, Inc. (“OSCO”), located in Casnovia, MI for approximately $2,500,000. OSCO is a manufacturer and designer of gate operators and access controls.

      On July 11, 2003, the Company acquired SpeakerCraft, Inc. (“SPC”) for approximately $58,100,000 in cash. SPC is a leading designer and supplier of architectural loudspeakers and audio products used in residential custom applications.

      On January 17, 2003, the Company acquired Elan Home Systems L.L.C. (“Elan”) for an aggregate purchase price of approximately $18,900,000 including a $1,500,000 note payable to the sellers. Elan manufactures and sells consumer electronic equipment that controls whole-house entertainment, communication and automation systems for new residential construction and retrofit markets.

      Acquisitions contributed approximately $15,400,000 to net sales for the three months ended April 3, 2004 and contributed approximately $1,900,000 to operating earnings for the three months ended April 3, 2004. OmniMount, OSCO, SPC and Elan are included in the Residential Building Products Segment in the Company’s segment reporting. Pro forma results related to these acquisitions have not been presented, as the effect is not significant to the Company’s consolidated operating results.

      Acquisitions are accounted for as purchases and, accordingly, have been included in the Company’s consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisitions is obtained.

      (F) The operating results of the Air Conditioning and Heating Products Segment for the three months ended April 3, 2004 include approximately $1,300,000 of costs associated with the closure of

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

certain manufacturing facilities (see Note L). There were no costs recorded in the periods from January 1, 2003 to January 9, 2003 or from January 10, 2003 to April 5, 2003 related to the closure of certain manufacturing facilities within the Air Conditioning and Heating Products Segment.

      Operating results for the three months ended April 3, 2004 included a non-cash foreign exchange loss of approximately $600,000 on certain intercompany debt between the Company’s subsidiaries. For the period from January 10, 2003 to April 5, 2003, operating results included a non-cash foreign exchange gain of approximately $100,000 on certain intercompany debt.

      During the three months ended April 3, 2004 and the period from January 10, 2003 to April 5, 2003, the Company recorded a pre-tax charge to continuing operations of approximately $250,000 and $700,000, respectively, for compensation expense related to stock options issued to employees, officers and directors in accordance with SFAS No. 123.

      In the periods from January 10, 2003 to April 5, 2003 and from January 1, 2003 to January 9, 2003, the Company incurred approximately $1,400,000 and $100,000, respectively, of direct expenses and fees associated with the Company’s strategic sourcing software and systems development which were recorded in Unallocated in the Company’s segment reporting.

      For the nine days ended January 9, 2003, the Company incurred certain charges in connection with the Recapitalization. These charges were as follows:

Curtailment loss upon termination of a SERP	$70,142,000
Recapitalization fees, expenses and other	12,848,000
Other	10,000

$83,000,000

      (G) At May 14, 2004, there was approximately $95,000,000 available for the payment of cash dividends, stock purchases or other restricted payments as defined under the terms of the Company’s most restrictive debt covenant related to such payments.

      (H) On February 12, 2004, the Company sold the capital stock of its wholly-owned subsidiary Ply Gem for net cash proceeds of approximately $506,700,000 after excluding approximately $21,400,000 of proceeds provided to fund liabilities of Ply Gem indemnified by the Company and recorded a net after-tax gain on the sale of approximately $72,300,000 in the first quarter of 2004. Ply Gem, through its operating subsidiaries, is a manufacturer and distributor of a range of products for use in the residential new construction, do-it-yourself and professional renovation markets, including vinyl siding, windows, patio doors, fencing, railing, decking and accessories. The results of operations of the operating subsidiaries of Ply Gem comprised the Company’s entire Windows, Doors and Siding Products (“WDS”) reporting segment and the corporate expenses of Ply Gem were previously included in Unallocated other, net in the Company’s segment reporting (see Note I).

      The Company allocates interest to dispositions that qualify as a discontinued operation for debt instruments which are entered into specifically and solely with the entity disposed of and from debt which is settled with proceeds received from the disposition. Interest allocated to discontinued operations, included in interest expense, net in the table below, was approximately $2,800,000 (net of taxes of approximately $1,600,000), $5,400,000 (net of taxes of approximately $3,100,000) and $800,000 (net of taxes of approximately $400,000) for the three months ended April 3, 2004 and the periods from January 10, 2003 to April 5, 2003 and from January 1, 2003 to January 9, 2003, respectively.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      The sale of Ply Gem and the related operating results have been excluded from earnings (loss) from continuing operations and are classified as discontinued operations for all periods presented.

      The table that follows presents a summary of the results of discontinued operations for the periods presented:

	For the Periods

			Pre-
	Post-Recapitalization		Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)
	(Unaudited)
Net sales	$40,600	$99,100	$8,800

Operating earnings (loss) of discontinued operations*	$(2,044)	$190	$(368)
Interest expense, net	(4,556)	(8,790)	(1,232)

Loss before income tax benefit	(6,600)	(8,600)	(1,600)
Income tax benefit	(2,500)	(3,100)	(600)

Loss from discontinued operations	(4,100)	(5,500)	(1,000)

Gain on sale of discontinued operations	122,700	—	—
Income tax provision on sale of discontinued operations	50,400	—	—

	72,300	—	—

Earnings (loss) from discontinued operations	$68,200	$(5,500)	$(1,000)

Depreciation and amortization expense	$1,359	$4,747	$315

*	Operating earnings (loss) of discontinued operations are net of Ply Gem corporate expenses previously included within Unallocated other, net in the Company’s segment reporting.

Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to April 5, 2003 include approximately $500,000 of severance and other costs associated with the closure of certain manufacturing facilities. Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to April 5, 2003 also include approximately $1,300,000 of costs and expenses for expanded distribution including new customers.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      The table that follows presents a breakdown of the major components of assets and liabilities of discontinued operations as of December 31, 2003:

December 31, 2003

(Amounts in thousands)
(Unaudited)
Assets:
Accounts receivable, less allowances of $8,695,000	$45,236
Inventories	44,136
Prepaid income taxes	8,392
Property and equipment, net	122,816
Goodwill	219,977
Intangible assets, less accumulated amortization of $3,849,000	44,363
Other assets	9,931

Total assets of discontinued operations	$494,851

Liabilities:
Accounts payable	$18,876
Accrued expenses	33,803
Notes, mortgage notes and obligations payable	29,562
Deferred income taxes	25,323
Other liabilities	30,119

Total liabilities of discontinued operations	$137,683

      (I) The Company has two reportable segments: the Residential Building Products Segment and the Air Conditioning and Heating Products Segment. In the tables below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense items not allocated to reportable segments.

      The Company evaluates segment performance based on operating earnings before allocations of corporate overhead costs. Intersegment net sales and intersegment eliminations were not material for any of the periods presented. The income statement impact of all purchase accounting adjustments, including goodwill and intangible asset amortization, is reflected in the operating earnings of the applicable operating segment.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      Net sales, operating earnings (loss) and pre-tax earnings (loss) from continuing operations for the Company’s segments for the periods presented below were as follows:

	For the Periods

			Pre-
	Post-Recapitalization		Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)

	(Unaudited)
Net sales:
Residential building products	$236,521	$184,533	$16,338
Air conditioning and heating products	170,922	151,544	8,613

Consolidated net sales	$407,443	$336,077	$24,951

Operating earnings (loss):
Residential building products	$40,008	$26,996	$2,731
Air conditioning and heating products*	9,072	16,476	(1,258)

Subtotal	49,080	43,472	1,473
Unallocated:
Expenses and charges arising from the Recapitalization	—	—	(83,000)
Strategic sourcing software and systems development expense	—	(1,400)	(100)
Stock based compensation charges	(200)	(600)	—
Other, net	(7,367)	(6,948)	(138)

Consolidated operating earnings (loss)	41,513	34,524	(81,765)
Interest expense	(16,577)	(16,791)	(1,054)
Loss from debt retirement	(11,958)	—	—
Investment income	922	367	119

Earnings (loss) before provision (benefit) for income taxes	$13,900	$18,100	$(82,700)

*	The operating results of the Air Conditioning and Heating Products Segment for the three months ended April 3, 2004 include approximately $1,300,000 of costs associated with the closure of certain manufacturing facilities (see Note L). There were no costs recorded in the periods from January 1, 2003 to January 9, 2003 or from January 10, 2003 to April 5, 2003 related to the closure of certain manufacturing facilities within the Air Conditioning and Heating Products Segment.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      Depreciation expense, amortization of intangible assets and purchase price allocated to inventory and capital expenditures from continuing operations for the Company’s segments for the periods presented below were as follows:

	For the Periods

			Pre-
	Post-Recapitalization		Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)

	(Unaudited)
Depreciation Expense:
Residential building products	$2,824	$1,843	$295
Air conditioning and heating products	2,902	1,811	276
Other	82	110	15

Consolidated depreciation expense	$5,808	$3,764	$586

Amortization of intangible assets and purchase price allocated to inventory*:
Residential building products	$2,650	$4,575	$53
Air conditioning and heating products	824	1,279	14

Consolidated amortization expense and purchase price allocated to inventory	$3,474	$5,854	$67

Capital Expenditures:
Residential building products	$2,429	$1,924	$91
Air conditioning and heating products	2,157	802	116
Other	318	244	—

Consolidated capital expenditures	$4,904	$2,970	$207

*	During the period from January 10, 2003 to April 5, 2003, the Company reflected approximately $4,000,000 of excess purchase price allocated to inventory as a non-cash charge to cost of products sold. Approximately $3,400,000 was allocated to the Residential Building Products Segment and approximately $600,000 was allocated to the Air Conditioning and Heating Products Segment.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      (J) The Company provides income taxes on an interim basis based upon the estimated annual effective income tax rate. The following reconciles the federal statutory income tax rate to the estimated effective tax rate of approximately 39.6%, 39.2% and 26.4% for the periods presented:

	For the Periods

	Post-Recapitalization		Pre-Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

Income tax provision (benefit) at the federal statutory rate	35.0%	35.0%	(35.0)%
Net change from federal statutory rate:
State income tax provision, net of federal income tax effect	1.8	1.3	—
Change in tax reserves, net	0.3	0.7	—
Tax effect resulting from foreign activities	1.7	1.4	—
Tax effect of the Recapitalization	—	—	8.3
Non-deductible expenses	0.3	0.6	—
Other, net	0.5	0.2	0.3

Income tax provision (benefit) at estimated effective rate	39.6%	39.2%	(26.4)%

      (K) As of April 3, 2004, the Company’s former subsidiary, Ply Gem, has guaranteed approximately $27,200,000 of third party obligations relating to rental payments through June 30, 2016 under a facility leased by SNE (a former subsidiary), which was sold on September 21, 2001. The Company has indemnified Ply Gem for these guarantees in connection with the sale of Ply Gem on February 12, 2004 and has recorded an estimated liability related to this indemnification of approximately $1,000,000 at April 3, 2004 in accordance with Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others “(“FIN 45”) (see Note H). The buyer of SNE has provided certain indemnifications and other rights to Ply Gem for any payments that it might be required to make pursuant to this guarantee. Should the buyer of SNE cease making payments then the Company may be required to make payments on its indemnification.

      A former subsidiary of the Company is a defendant in a number of lawsuits alleging damage caused by alleged defects in certain pressure treated wood products. A subsidiary of the Company has indemnified Ply Gem for all known liabilities and future claims relating to such matters and retained the rights to all potential reimbursements related to insurance coverage. Many of the lawsuits have been resolved by dismissal or settlement with amounts being paid out of insurance proceeds or other recoveries. The Company and the former subsidiary continue to vigorously defend the remaining suits. Certain defense and indemnity costs are being paid out of insurance proceeds and proceeds from a settlement with suppliers of material used in the production of the treated wood products. The Company has recorded liabilities of approximately $6,500,000 at April 3, 2004 for the indemnification of the estimated costs to resolve these outstanding matters. The Company has also recorded receivables at April 3, 2004 of approximately $2,500,000 for the estimated recoveries which are deemed probable of collection related primarily to insurance litigation coverage claims. The Company has indemnified the buyer of Ply Gem for these liabilities in connection with the sale of Ply Gem on February 12, 2004 (see Note H).

      The Company has indemnified third parties for certain matters in a number of transactions involving dispositions of former subsidiaries. The Company has recorded liabilities in relation to these

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

indemnifications, including the indemnified guarantee and litigation noted above, of approximately $25,800,000 at April 3, 2004 and $20,900,000 at December 31, 2003. Approximately $23,000,000 of these indemnifications as of April 3, 2004 relate to indemnifications provided to the buyer of Ply Gem in connection with the sale of Ply Gem. Accordingly, the Company has included approximately $5,900,000 of short-term liabilities from discontinued operations and approximately $17,100,000 of long-term liabilities from discontinued operations, respectively, in accrued expenses and other long-term liabilities in the accompanying unaudited condensed consolidated balance sheet. Approximately $18,200,000 of these indemnifications as of December 31, 2003 related to Ply Gem and were included in liabilities from discontinued operations in the accompanying unaudited condensed consolidated balance sheet prior to the sale of Ply Gem.

      The Company sells a number of products and offers a number of warranties including in some instances, extended warranties. The specific terms and conditions of these warranties vary depending on the product sold and country in which the product is sold. The Company estimates the costs that may be incurred under its warranties, with the exception of extended warranties, and records a liability for such costs at the time of sale. Proceeds received from extended warranties are amortized over the life of the warranty and reviewed to ensure that the liability recorded is equal to or greater than estimated future costs. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Company periodically assesses the adequacy of its recorded warranty claims and adjusts the amounts as necessary. Changes in the Company’s combined short-term and long-term warranty liabilities during the periods presented are as follows:

	For the Periods

	Post-Recapitalization		Pre-Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)
	(Unaudited)
Balance, beginning of period	$29,087	$25,983	$26,007
Warranties provided during period	4,195	4,227	234
Settlements made during period	(3,588)	(3,386)	(274)
Changes in liability estimate, including acquisitions	(316)	(81)	16

Balance, end of period	$29,378	$26,743	$25,983

      The Company is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which may include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned. The Company has used various substances in its products and manufacturing operations which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

      While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, the Company believes that the aggregate amount of such liabilities, if any, in

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operations of the Company. It is possible, however, that future results of operations for any particular future period could be materially affected by changes in the Company’s assumptions or strategies related to these contingencies or changes out of the Company’s control.

      (L) The Company records restructuring costs primarily in connection with operations acquired or facility closings which management plans to eliminate in order to improve future operating results of the Company. During the three months ended April 3, 2004, the Company recognized restructuring charges primarily associated with plant closings in the Air Conditioning and Heating Products Segment.

      In the second quarter of 2003, the Company initiated restructuring activities related to the closure of two facilities in St. Louis, Missouri, in order to relocate the operations to other facilities. Approximately 293 employees were terminated in 2003 and approximately 95 employees have been terminated in the first quarter of 2004. Approximately 63 additional employees are expected to be terminated during the remainder of 2004. The facilities currently support manufacturing, warehousing and distribution activities of the segment’s residential HVAC products. During the three months ended April 3, 2004, the Company provided approximately $1,300,000 in cost of goods sold related to liabilities incurred as a result of the restructuring and expects to provide an additional estimated $1,400,000 of costs through 2004. The facilities to be closed are owned by the Company and are expected to be sold in 2004.

      The following table sets forth restructuring activity in the accompanying unaudited condensed consolidated statement of operations for the periods presented. These costs are included in cost of goods sold and selling, general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations of the Company.

	Employee		Total
	Separation		Restructuring
	Expenses	Other	Costs

	(Amounts in thousands)
	(Unaudited)
Balance at December 31, 2002	$820	$645	$1,465
Other adjustments	(90)	(110)	(200)

Balance at January 9, 2003	730	535	1,265
Payments and asset write downs	(45)	(205)	(250)

Balance at April 5, 2003	$685	$330	$1,015

Balance at December 31, 2003	$1,638	$205	$1,843
Provision	71	1,219	1,290
Payments and asset write downs	(1,139)	(1,420)	(2,559)

Balance at April 3, 2004	$570	$4	$574

      Employee separation expenses are comprised of severance, vacation, outplacement and retention bonus payments. Other restructuring costs include expenses associated with terminating other contractual arrangements, costs to prepare facilities for closure, costs to move equipment and products to other facilities and write-offs related to equipment sales and disposals.

      (M) The Company and its subsidiaries have various pension, supplemental retirement plans for certain officers, profit sharing and other post retirement benefit plans requiring contributions to qualified trusts and union administered funds.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

      Pension and profit sharing expense charged to operations aggregated approximately $3,400,000, $3,500,000 and $950,000 for the three months ended April 3, 2004 and the periods from January 10, 2003 to April 5, 2003 and from January 1, 2003 to January 9, 2003, respectively. The Company’s policy is to generally fund currently the minimum allowable annual contribution of its various qualified defined benefit plans. As previously disclosed in the Company’s latest annual report on Form 10-K as filed with the SEC, the Company expects to contribute approximately $7,600,000 to its defined benefit pension plans in 2004. As of April 3, 2004, approximately $602,000 of contributions has been made.

      The Company’s net periodic benefit cost for its defined benefit plans for the periods presented consist of the following components:

	For the Periods

	Post-Recapitalization		Pre-Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)
	(Unaudited)
Service cost	$297	$472	$80
Interest cost	2,392	2,239	385
Expected return on plan assets	(2,066)	(1,797)	(184)
Amortization of prior service cost	49	51	70
Recognized actuarial loss	—	7	210
Curtailment loss	—	123	65,766

Net periodic benefit cost	$672	$1,095	$66,327

      The Company’s net periodic benefit cost for its subsidiary’s Post Retirement Health Benefit Plan for the periods presented consists of the following components:

	For the Periods

	Post-Recapitalization		Pre-Recapitalization

	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	April 3, 2004	April 5, 2003	Jan. 9, 2003

	(Amounts in thousands)
	(Unaudited)
Service cost	$157	$237	$13
Interest cost	173	525	62
Amortization of prior service cost	—	2	2
Recognized actuarial (gain) loss	(8)	(2)	35
Curtailment gain	—	—	(355)

Net periodic post retirement health benefit cost (income)	$322	$762	$(243)

      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. The Company sponsors a retiree medical program for certain of its locations and the Company expects that this legislation will eventually reduce the Company’s cost for the program. At this point, the Company’s investigation into its response to the legislation is preliminary, as the Company awaits guidance from various governmental and regulatory agencies concerning the requirements that must be met to obtain these cost reductions as well as the manner in which such savings

NORTEK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
APRIL 3, 2004 AND APRIL 5, 2003

should be measured. Because of various uncertainties related to the Company’s response to this legislation and the appropriate accounting methodology for this event, the Company has elected to defer financial recognition of this legislation until the FASB issues final accounting guidance. When issued, that final guidance could require the Company to change previously reported information. This deferral election is permitted under FASB Staff Position No. FAS 106-1.

$200,000,000

Nortek, Inc.

Offer to Exchange

Series B Senior Floating Rate Notes due 2010,
which have been registered under the Securities Act,
for any and all of our outstanding
Senior Floating Rate Notes due 2010

       Until                     , 2004 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification Under the Delaware General Corporation Law and the Certificate of Incorporation of Nortek, Inc.

      Nortek, Inc. is a corporation incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

      Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

      Nortek, Inc.’s certificate of incorporation provides that its directors shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. In addition, Nortek, Inc.’s certificate of incorporation provides that it shall indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred, and not otherwise recovered, by an indemnitee in connection with the investigation, defense (including the preparation to defend), settlement or resolution of any action, suit or proceeding brought or threatened to be brought against such indemnitee by virtue of his or her service as an officer or director of Nortek, Inc. or his or her service as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the request of Nortek, Inc. The certificate of incorporation also provides that the indemnification rights provided therein are not exclusive of any other indemnification or similar protection to which any indemnitee may be entitled under any by-law, agreement, vote of stockholders or directors or otherwise.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits:

      See Exhibit Index immediately following the Financial Statement Schedules included in this Registration Statement.

      (b) Financial Statement Schedules:

      The following financial statement schedules are included in Part II of the Registration Statement:

Schedule II — Valuation and Qualifying Accounts	S-1
Report of Independent Registered Public Accounting Firm	S-2

      All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22.     Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (f) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Providence, state of Rhode Island, on the 22nd day of June, 2004.

NORTEK, INC.

By:	/s/ KEVIN W. DONNELLY

Name:	Kevin W. Donnelly

Title:	Vice President,

General Counsel and Secretary

* * * *

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Richard L. Bready		Chairman of the Board, President, Chief Executive Officer and Director	June 22, 2004

* Almon C. Hall		Vice President, Chief Financial Officer and Principal Accounting Officer	June 22, 2004

* David B. Hiley		Director	June 22, 2004

* Phillip E. Berney		Director	June 22, 2004

* Jeffrey C. Bloomberg		Director	June 22, 2004

* Joseph M. Cianciolo		Director	June 22, 2004

*By:	/s/ KEVIN W. DONNELLY Kevin W. Donnelly Attorney-in-Fact

NORTEK, INC. AND SUBSIDIARIES

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to	Charged to		Deduction		Balance at
	Beginning	Cost and	Other		from		End of
Classification	of Year	Expense	Accounts		Reserves		Year

	(Amounts in thousands)
For the year-ended December 31, 2001:
Allowance for doubtful accounts and sales allowances	$4,069	$2,196	$(171	)(b)	$(1,331	)(a)	$4,763
For the year-ended December 31, 2002:
Allowance for doubtful accounts and sales allowances	$4,763	$3,035	$70	(b)	$(1,865	)(a)	$6,003
For the year-ended December 31, 2003:
Allowance for doubtful accounts and sales allowances	$6,003	$3,431	$711	(b)	$(4,265	)(a)	$5,880

(a)	Amounts written off, net of recoveries

(b)	Other including acquisitions

S-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We have audited the consolidated financial statements of Nortek, Inc. and subsidiaries as of December 31, 2003 and 2002, and for the period from January 10, 2003 to December 31, 2003, January 1, 2003 to January 9, 2003, and for each of the two years in the period ended December 31, 2002 and have issued our report thereon dated March 26, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21b of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

      In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG, LLP

March 26, 2004

Boston, Massachusetts

S-2

EXHIBIT LIST

      Exhibits marked with an asterisk are filed herewith. The remainder of the exhibits have theretofore been filed with the SEC and are incorporated herein by reference. Exhibits marked with a double asterisk identify each management contract or compensatory plan or arrangement.

No.	Exhibit

2.1	Agreement and Plan of Recapitalization, dated as of June 20, 2002, by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (Exhibit 2 to Form 8-K filed June 24, 2002).
2.2	Amendment No. 1 to Agreement and Plan of Recapitalization, dated as of September 16, 2002, by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (Exhibit 2 to Form 8-K filed September 16, 2002).
2.3	Agreement and Plan of Merger by and among Nortek, Inc. and Nortek Holdings, Inc. and Nortek Holdings Merger Sub, Inc., dated as of November 20, 2002. (Exhibit 2.1 to Form 8-K filed November 20, 2002).
2.4	Amendment No. 2 to Agreement and Plan of Recapitalization, dated November 20, 2002, by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (Exhibit (d)(13) to Amendment No. 3 to Schedule 13E-3 filed November 27, 2002).
2.5	Amendment No. 3 to Agreement and Plan of Recapitalization, dated December 4, 2002, by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (Exhibit (d)(15) to Nortek Holdings, Inc.’s Amendment No. 4 to Schedule 13E-3 filed December 4, 2002).
2.6	Stock Purchase Agreement among CI Investment Holdings, Inc., Nortek, Inc. and WDS LLC dated as of December 19, 2003 (Exhibit 2.1 to Form 8-K filed December 22, 2003).
3.1	Amended and Restated Certificate of Incorporation of Nortek, Inc. (Exhibit 3.1 to Form 10-Q filed May 19, 2003).
3.2	Amendment to Amended and Restated Certificate of Incorporation of Nortek, Inc., effective December 8, 2003 (Exhibit 3.2 to Form 10-K filed March 30, 2004).
3.3	Amended and Restated Bylaws of Nortek, Inc. (Exhibit 3.1 to Form 10-Q filed May 19, 2003).
4.1	Indenture dated as of March 1, 2004 by and between Nortek, Inc. and U.S. Bank National Association, as Trustee relating to the Senior Floating Rate Notes due 2010 (Exhibit 4.3 to Form 10-K filed March 30, 2004).
4.2	Form of Senior Floating Rate Note due 2010 (filed as an exhibit to Exhibit 4.3 to Form 10-K filed March 30, 2004).
4.3	Registration Rights Agreement dated as of March 1, 2004 by and among Nortek, Inc., Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc., Fleet Securities, Inc. and UBS Securities LLC (Exhibit 4.5 to Form 10-K filed March 30, 2004).
4.4	Indenture dated as of November 24, 2003 by and between Nortek Holdings, Inc. and U.S. Bank National Association, relating to the 10% Senior Discount Notes due 2001. (Exhibit 4.1 to Nortek Holdings, Inc.’s Form 10-K filed March 30, 2004).
4.5	Registration Rights Agreement dated as of November 24, 2003 by and among Nortek Holdings, Inc, Deutsche Bank Securities Inc., UBS Securities LLC, Credit Suisse First Boston LLC and Bear, Stearns & Co. Inc. (Exhibit 4.4 to Nortek Holdings, Inc.’s Form 10-K filed March 30, 2004).
4.6	Indenture dated as of June 12, 2001 between Nortek, Inc. and State Street Bank and Trust Company, as Trustee, relating to the 9 7/8% Senior Subordinated Notes due 2011 (Exhibit 4.1 to Registration Statement No. 333-64130 filed July 11, 2001).
4.7	Registration Rights Agreement, dated as of January 9, 2003, among Nortek Holdings, Inc., Nortek, Inc., Kelso Investment Associates VI, L.P., Kelso Nortek Investors, LLC, KEP VI, LLC, the Third Party Investors and the Management Stockholders (Exhibit 4.8 to (File No. 01-6112) Form 10-K filed March 27, 2003).
*5.1	Opinion of Ropes & Gray LLP.
9.1	Voting Agreement, dated as of June 20, 2002, by and among Nortek, Inc., K Holdings, Inc. and Richard L. Bready (Exhibit 9 to Form 8-K filed June 24, 2002, File No. 1-6112).

No.	Exhibit

**10.1	Change in Control Severance Benefit Plan for Key Employees adopted February 10, 1986, and form of agreement with employees (Exhibit 10.19 to Form 10-K filed March 31, 1986, File No. 1-6112).
**10.2	Change in Control Severance Benefit Plan for Key Employees as Amended and Restated June 12, 1997, and form of agreement with employees (Exhibit 10.1 to Form 10-Q filed August 8, 1997, file No. 1-6112).
**10.3	Form of Indemnification Agreement between Nortek, Inc. and its directors and certain officers (Appendix C to Proxy Statement dated March 23, 1987 for Annual Meeting of Nortek Stockholders, File No. 1-6112).
10.4	Split Dollar Agreement dated as of June 29, 1999 between Nortek, Inc. and Douglass N. Ellis, Jr. as trustee of The Richard L. Bready and Cheryl A. Bready 1998 Irrevocable Trust, together with appendix prepared by Nortek, Inc. (Exhibit 10.7 to Form 10-Q filed August 11, 2000, File No. 1-6112).
10.5	Split Dollar Agreement dated as of June 29, 1999 between Nortek, Inc. and Mark Richard Harris and Pamela Jean Harris as trustees of the Richard J. and Carole M. Harris 1999 Irrevocable Trust, together with appendix prepared by Nortek, Inc. (Exhibit 10.9 to Form 10-Q filed August 11, 2000, File No. 1-6112).
**10.6	Exchange Agreement, dated June 20, 2002, by and among Nortek, Inc., Nortek Holdings, Inc., K Holdings, Inc. and Richard L. Bready (Exhibit 5 to Schedule 13D filed by Richard L. Bready on June 24, 2002).
10.7	$200,000,000 Loan and Security Agreement, dated as of July 25, 2002, among Nortek, Inc., certain of its subsidiaries, certain banks, Fleet Capital Corporation, Individually and as Administrative Agent and Fleet Capital Canada Corporation, Individually and as Canadian Agent. (Exhibit 10.1 to Form 10-Q filed August 13, 2002, File No. 1-6112).
10.8	Amendment No. 1 to Exchange Agreement, dated September 16, 2002, by and among Nortek, Inc., Nortek Holdings, Inc., K Holdings, Inc. and Richard L. Bready (Exhibit 2 to Schedule 13D filed by Richard L. Bready on September 18, 2002).
**10.9	Nortek, Inc., Nortek Holdings, Inc. and Richard L. Bready Employment Agreement dated January 9, 2003 (Exhibit 10.13 to Form 10-K filed March 27, 2003, File No. 1-6112).
**10.10	Nortek, Inc., Nortek Holdings, Inc. and Kevin W. Donnelly Employment Agreement dated January 9, 2003 (Exhibit 10.14 to Form 10-K filed March 27, 2003, File No. 1-6112).
**10.11	Nortek, Inc., Nortek Holdings, Inc. and Almon C. Hall, III Employment Agreement dated January 9, 2003 (Exhibit 10.15 to Form 10-K filed March 27, 2003, File No. 1-6112).
**10.12	Amendment No. 2 to Exchange Agreement, dated January 9, 2003, by and among Nortek, Inc., Nortek Holdings, Inc., K Holdings, Inc. and Richard L. Bready (Exhibit 10.16 to Form 10-K filed March 27, 2003, File No. 1-6112).
10.13	Equity Subscription Agreement, dated January 9, 2003, between Nortek Holdings, Inc., Nortek, Inc. and RGIP, LLC (Exhibit 10.17 to Form 10-K filed March 27, 2003, File No. 1-6112).
10.14	Equity Subscription Agreement, dated January 9, 2003, between Nortek Holdings, Inc., Nortek, Inc. and Magnetitte Asset Investors III, LLC (Exhibit 10.18 to Form 10-K filed March 27, 2003, File No. 1-6112).
10.15	Equity Subscription Agreement, dated January 9, 2003, between Nortek Holdings, Inc., Nortek, Inc. and Daroth Investors LLC (Exhibit 10.19 to Form 10-K filed March 27, 2003, File No. 1-6112).
10.16	Stockholders Agreement, dated as of January 9, 2003 by and among Nortek Holdings, Inc., Nortek, Inc., Kelso Investment Associates VI, L.P., Kelso Nortek Investors, LLC, KEP VI, LLC, the Third Party Investors and the Management Stockholders (Exhibit 10.20 to Form 10-K filed March 27, 2003, File No. 1-6112).
10.17	Nortek Holdings, Inc. 2002 Stock Option Plan (Exhibit 10.9 to Form 10-Q filed May 19, 2003, File No. 1-6112).
10.18	Equity Subscription Agreement, dated October 31, 2003 among Nortek Holdings, Inc., Jeffrey C. Bloomberg and Jeffrey C. Bloomberg as Trustee of the Jeffrey C. Bloomberg Family Trust. (Exhibit 10.20 to Nortek Holdings, Inc.’s Form 10-K filed March 30, 2004).

No.	Exhibit

10.19	Equity Subscription Agreement, dated July 11, 2003, between Nortek Holdings, Inc. and Jeremy Burkhardt (Exhibit 10.19 to Nortek Holdings, Inc.’s Form 10-K filed March 30, 2004).
10.20	Amendment No. 1 to the Credit Agreement, dated as of February 12, 2004, by and among Nortek, Inc., certain of its subsidiaries, certain banks, Fleet Capital Corporate, individually and as Administrative Agent and Fleet Capital Canada Corporation, individually and as Canadian Agent (Exhibit 10.21 to Form 10-K filed March 30, 2004).
10.21	Amendment No. 2 to the Credit Agreement, dated as of February 20, 2004 by and among Nortek, Inc., certain of its subsidiaries, certain banks, Fleet Capital Corporate, individually and as Administrative Agent and Fleet Capital Canada Corporation, individually and as Canadian Agent (Exhibit 10.22 to Form 10-K filed March 30, 2004).
**10.22	Nortek, Inc. Supplement Executive Retirement Plan C, dated December 18, 2003 (Exhibit 10.23 to Form 10-K filed March 30, 2004).
12.1	Statement regarding Computation of Ratios. Previously filed.
16.1	Letter from Nortek, Inc.’s former independent accountant regarding its concurrence or disagreement with statements made by Nortek, Inc. in the current report concerning the resignation or dismissal as Nortek, Inc.’s principal accounts. (Exhibit 16 to Form 8-K filed June 28, 2002).
21.1	Subsidiaries of Nortek, Inc. Previously filed.
*23.1	Consent of Ernst & Young, LLP.
*23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of attorney pursuant to which amendments to this registration statement may be filed (included on the signature pages in Part II of the initial filing of this registration statement). Previously filed.
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association. Previously filed.
99.1	Form of Letter of Transmittal. Previously filed.
99.2	Form of Notice of Guaranteed Delivery. Previously filed.
99.3	Form of Exchange Agency Agreement. Previously filed.